UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

C1 Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF

C1 FINANCIAL, INC.

and

PROSPECTUS OF BANK OF THE OZARKS, INC.

To the Shareholders of C1 Financial, Inc.:

On November 9, 2015, Bank of the Ozarks, Inc., or “Ozarks,” and C1 Financial, Inc., or “C1,” and each of their respective wholly-owned bank subsidiaries entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, pursuant to which C1 will merge with and into Ozarks, with Ozarks surviving the merger, in an all-stock transaction.

Before we complete the merger, C1’s shareholders must approve the merger agreement. A special meeting of shareholders of C1 will be held on March 3, 2016 for that purpose. The C1 board of directors unanimously recommends that C1 shareholders vote “FOR” the approval of the merger agreement.

Pursuant to the merger agreement, C1 shareholders will receive shares of Ozarks common stock (plus cash in lieu of receiving any fractional shares) based on the aggregate purchase price of $402,525,000, or approximately $25.00 per share of C1 common stock, subject to possible adjustment. The aggregate purchase price will be adjusted downward, on a dollar-for-dollar basis, in the event that C1’s closing consolidated net book value, as defined in the merger agreement, is less than $174 million as of the business day that, subject to adjustment as set forth in the merger agreement, is closest to 10 calendar days prior to the closing date (the “determination date”), and is subject to an upward adjustment if certain loans (referred to as the “Brazilian loans”) of C1’s subsidiary, C1 Bank, are sold prior to the merger closing at a price above a specified amount, as set forth in the merger agreement.

The number of shares of Ozarks common stock to be delivered at closing in satisfaction of the purchase price will float based on the average closing price of Ozarks common stock for the 10 trading days ending on the second business day prior to closing, subject to a minimum and maximum price of $39.79 and $66.31, respectively (the “Ozarks average stock price”). C1 shareholders that would receive fewer than 10 whole shares of Ozarks common stock upon consummation of the merger (“de minimis holders”) will instead receive cash consideration in exchange for their shares of C1 common stock based upon the Ozarks average stock price.

The precise dollar value of the merger consideration and the number of shares of Ozarks common stock that will be issued per share of C1 common stock (the “exchange ratio”) depends upon the aggregate purchase price, which may be adjusted as described above, upon the market price of Ozarks common stock prior to closing as described above and upon the number of shares of C1 common stock outstanding at closing. Assuming that (i) C1’s consolidated net book value is at least $174 million on the determination date, (ii) there is no increase in the purchase price in connection with the disposition of the Brazilian loans prior to the merger closing, (iii) the Ozarks average stock price is $42.78, which was the closing price of Ozarks common stock on the NASDAQ Global Select Market (“NASDAQ”) on January 27, 2016, and (iv) there are 16,100,966 shares of C1 common stock outstanding at closing, the exchange ratio would be 0.5844, and an aggregate of approximately 9.4 million shares of Ozarks common stock would be issued to C1 shareholders upon completion of the merger. Assuming there is no increase in the purchase price as a result of the sale of certain Brazilian loans, the maximum number of shares that Ozarks could issue in connection with the merger is approximately 10 million shares, which assumes that the Ozarks average stock price is $39.79, the minimum price.

As of the latest practicable date before the date of first mailing of this proxy statement/prospectus, C1’s consolidated net book value exceeds $174 million, and C1 expects that in the ordinary course of business, which C1’s management believes will be the case, such consolidated net book value at the determination date will be at least $174 million, which would not result in any downward adjustment to the purchase price. However, in the event of an unusual set of circumstances which C1’s management does not currently expect, C1’s closing consolidated net book value could be significantly less than $174 million. In such unexpected circumstances, and assuming that Ozarks did not elect to exercise its termination rights under the merger agreement in the event a material adverse change, as defined in the merger agreement, in C1 had occurred, the per share merger consideration could be significantly lower than $25.00 per share. For additional information on the possibility of a downward adjustment in the purchase price, including a sensitivity analysis of potential adjustments to the per share merger consideration based on changes in C1’s closing consolidated net book value, see “The Merger Agreement—Merger Consideration, Purchase Price and Purchase Price Adjustments” beginning on page 68.

The purchase price is subject to adjustment as described in this proxy statement/prospectus, and the exchange ratio will not be determined until after the date of the special meeting. Therefore, at the time of the C1 special meeting, you will not know the precise value of the merger consideration you may receive on the date the merger is completed.

Ozarks common stock is listed on NASDAQ under the symbol “OZRK.” C1 common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BNK.” On November 6, 2015 (the trading date preceding public announcement of the merger), the closing sales price of Ozarks common stock was $53.05 and the closing sales price of C1 common stock was $20.70.

The merger cannot be completed unless the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of C1 common stock entitled to vote at the special meeting. Whether or not you plan to attend the special meeting, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed return envelope.

The C1 board of directors unanimously recommends that C1 shareholders vote “FOR” the approval of the merger agreement.

This proxy statement/prospectus gives you detailed information about the C1 special meeting of shareholders to be held on March 3, 2016, the merger agreement and other related matters. You should carefully read this entire document, including the appendices. Before making a decision on how to vote, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 32.

On behalf of the C1 board of directors, I thank you for your prompt attention to this important matter.

Trevor Burgess President and Chief Executive Officer C1 Financial, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated January 29, 2016 and is first being mailed to C1 shareholders on or about February 3, 2016.

WHERE YOU CAN FIND MORE INFORMATION

Ozarks and C1 file annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC” or the “Commission”). You may read and copy any materials that either Ozarks or C1 files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Ozarks and C1 file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Ozarks’ website at http://www.bankozarks.com by selecting the tab entitled “Investor Relations” and then the tab entitled “Current SEC Filings” or from C1 by accessing C1’s website at http://www. c1bank.com by selecting “About C1” at the top of the page, then selecting “Investor Relations” at the bottom of that page, and then selecting on the Investor Relations page, under “Financial Information” the tab “SEC Filings.” Ozarks has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the address set forth above. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement or the other documents filed by Ozarks and C1 with the SEC. This proxy statement/prospectus incorporates by reference documents that Ozarks and C1 have previously filed with the SEC and documents they may file with the SEC prior to the special meeting. Those documents contain important information about the companies and their financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference” beginning on page 108. Those documents are available without charge to you upon written or oral request to:

Bank of the Ozarks, Inc. 17901 Chenal Parkway Little Rock, Arkansas 72223 Attention: Susan Blair, Investor Relations Telephone: (501) 978-2217	C1 Financial, Inc. 100 5th Street South St. Petersburg, Florida 33701 Attention: Trevor R. Burgess Telephone: 727-892-3090

In order to ensure timely delivery of these documents, you must make your request by February 25, 2016, to receive them before the special meeting.

(i)

100 5th Street South

ST. PETERSBURG, FLORIDA 33701

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 3, 2016

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of C1 Financial, Inc. (“C1”) will be held at C1’s offices located at 100 5th Street South, St. Petersburg, Florida 33701 at 9:00 a.m., local time, on March 3, 2016, for the purpose of approving a proposal to adopt the Agreement and Plan of Merger dated as of November 9, 2015, by and among Bank of the Ozarks, Inc. (“Ozarks”) and its wholly-owned bank subsidiary, Bank of the Ozarks, and C1 and C1’s wholly-owned bank subsidiary, C1 Bank, and the transactions contemplated by such agreement, including the merger of C1 with and into Ozarks, which proposal is referred to as the C1 merger proposal.

C1 will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The C1 merger proposal is described in more detail in this proxy statement/prospectus, which you should read carefully in its entirety before voting. Only C1 shareholders of record as of the close of business on January 29, 2016 are entitled to notice of and to vote at the special meeting of shareholders or any adjournments or postponements of the special meeting.

Shareholders of C1 are not entitled to exercise appraisal rights under the Florida Business Corporation Act (“FBCA”) in connection with the merger.

Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs.

The C1 board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the C1 merger proposal.

By Order of the Board of Directors

Phillip L. Burghardt

C1 Financial, Inc.

Corporate Secretary

St. Petersburg, Florida

February 3, 2016

DO NOT SEND SHARE CERTIFICATES WITH THE PROXY CARD.

(continued)

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions you may have regarding the merger and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus, including the appendices, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Q:	What is the merger?

A:	Ozarks and its wholly-owned bank subsidiary, Bank of the Ozarks (“Ozarks Bank” or “Bank of the Ozarks”), have entered into a merger agreement with C1 and its wholly-owned bank subsidiary, C1 Bank (“C1 Bank”), pursuant to which C1 will be merged with and into Ozarks, which is referred to as the merger, and C1 Bank will be merged with and into Ozarks Bank, which is referred to as the bank merger. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. In order for us to complete the merger we need not only the approval of the C1 shareholders but also the approval of the merger and transactions contemplated by the merger agreement by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Arkansas State Bank Department.

Q:	Why am I receiving this proxy statement/prospectus?

A:	C1 is sending these materials to its shareholders to help them decide how to vote their shares of C1 common stock with respect to the merger agreement and other matters to be considered at the special meeting.

The merger cannot be completed unless the C1 shareholders approve the merger agreement. C1 is holding a special meeting of its shareholders to vote on the proposal necessary to complete the merger. Information about this special meeting, the merger and related matters to be considered by shareholders at the special meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of C1 and a prospectus of Ozarks. It is a proxy statement because the C1 board of directors is soliciting proxies from C1 shareholders using this document. It is a prospectus because Ozarks, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of C1 in the merger.

This proxy statement/prospectus contains important information about the C1 merger proposal being voted on at the meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What is the aggregate purchase price in the merger and is it subject to adjustment?

A:	The aggregate purchase price is $402,525,000, subject to possible adjustment as described below.

The aggregate purchase price will be adjusted downward, on a dollar-for-dollar basis, in the event and to the extent that C1’s closing consolidated net book value, as defined in the merger agreement and below, is less than $174 million as of the business day that, subject to adjustment as set forth in the merger agreement, is closest to 10 calendar days prior to the closing date (the “determination date”).

C1’s closing consolidated net book value will be calculated as C1’s unaudited consolidated net shareholders’ equity determined in accordance with GAAP as of the determination date, but without giving effect to the after-tax impact of the following items: (i) any negative provision for loan and lease losses for the period between June 30, 2015 and the determination date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from (A) the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of June 30, 2015 where the resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, or (B) recoveries or payoffs in excess of the carrying value of a loan, which carrying value is the amount the loan is recorded in the books and records of C1 Bank in accordance with GAAP, including any accrued but unpaid interest and excluding any allowance for loan and lease losses or other valuation accounts for such loan, shall be reflected in the closing consolidated net book value; provided, however, that such adjustment is limited to the lesser of (x) the actual amount of the reduction of such specific allowance determined in (A) above plus the recoveries or payoff in excess of the carrying value determined in (B) above, or (y) the actual negative provision recorded by C1 Bank, determined in accordance with GAAP, during the fiscal quarter in which such resolution or recovery occurs; (ii) any of the actions or changes taken only to comply with certain coordination procedures required by the merger agreement, which would otherwise not have been taken or required to be taken; (iii) increases in C1’s consolidated net shareholders’ equity resulting from the issuance of C1 common stock after June 30, 2015; or (iv) the amount paid by C1 prior to closing in the event C1 purchases a tail policy for directors’ and officers’ liability insurance on the terms described in the merger agreement (subject to the limits on expended premiums described therein) to the extent such amount is fully expensed prior to the effective time of the merger. For purposes of calculating the closing consolidated net book value, C1 shall include, without duplication, reductions for: (A) the after-tax amount of any fees and commissions payable by C1 or any C1 subsidiary to any broker, finder, financial advisor or investment banking firm in connection with the merger, the bank merger, the merger agreement and the transactions contemplated thereby; (B) the after-tax amount of any legal and accounting fees incurred by C1 or any C1 subsidiary in connection with the merger or the merger agreement, the bank merger and the transactions contemplated thereby and any related SEC and regulatory filings, including any printing expenses and SEC filing fees; (C) the after-tax amount of the costs expected to be incurred by Ozarks after the closing date related to certain environmental clean-up matters, as provided in the merger agreement; (D) the after-tax amount of any compensation, bonus, severance, or payments payable by C1 or any C1 subsidiary and triggered in connection with the change-of-control or merger or other similar payment payable by C1 or any C1 subsidiary; (E) the after-tax amount of the projected loss from the planned sale of certain loans of C1 Bank made to certain Brazilian borrowers, which we refer to as the Brazilian loans, calculated based on the projected net proceeds to be received pursuant to the applicable purchase agreement for such loans, subtracted from the net book value of the Brazilian loans (net book value shall include unpaid principal balance, net of any unamortized discounts, premiums or deferrals of costs or fees; accrued but uncollected interest; related contra account; and related allowance for loan and lease losses); and (F) the after-tax amounts resulting from the accruals of (1) $3.5 million of costs associated with the termination of certain data processing services and related vendor contracts, (2) $3.5 million of costs associated with real estate appraisals, changes of signage, and write offs of leasehold improvements, and (3) $2.5 million of costs associated with employee training and relocation. The closing consolidated net book value may be further adjusted upon the mutual written agreement of the parties.

While C1’s closing consolidated net book value will not be known until the determination date, C1 expects that in the ordinary course of business, which C1’s management believes will be the case, C1’s closing consolidated net book value at the determination date will be at least $174 million.

Further, the aggregate purchase price under the merger agreement will be adjusted upward if the Brazilian loans are sold prior to closing for an amount greater than that which would have been required to be paid for the Brazilian loans under the Brazilian standby purchase agreement. The aggregate purchase price under the merger agreement will be increased, on a dollar-for-dollar basis, by the amount, if any, of such excess multiplied by 0.61425.

For additional information on the possibility of adjustments to the purchase price, including a sensitivity analysis of potential adjustments to the per share merger consideration based on changes in C1’s closing consolidated net book value, see “The Merger Agreement — Merger Consideration, Purchase Price and Purchase Price Adjustments” beginning on page 68.

Q:	What will C1 shareholders receive in the merger?

A:

If the merger agreement is approved and the merger is subsequently completed, on the effective date of the merger, C1 shareholders will be entitled to receive their pro rata portion of the aggregate merger consideration. Assuming there is no downward adjustment to the aggregate purchase price due to the closing consolidated net book value of C1 or upward adjustment due to the disposition of the Brazilian loans prior to the merger closing, the per share merger consideration to be paid in exchange for shares of C1 common stock will be calculated by dividing (i) the aggregate purchase price of $402,525,000, by (ii) the number of shares of C1 common stock outstanding prior to the closing of the merger.

The precise dollar value of your merger consideration and the number of shares of Ozarks common stock that you will receive per share of C1 common stock based on the exchange ratio depends upon the market price of Ozarks common stock prior to closing, the number of shares of C1 common stock outstanding at closing and the aggregate purchase price, which are subject to the potential adjustments described above.

Assuming that C1’s closing consolidated net book value is at least $174 million on the determination date and there is no upward adjustment to the purchase price in connection with the disposition of the Brazilian loans, then the aggregate purchase price would be $402,525,000, or approximately $25.00 per share of C1 common stock, payable when the merger is completed in a number of shares of Ozarks common stock equal to approximately $25.00 divided by the average closing price of Ozarks common stock for the 10 trading days ending on the second business day prior to closing, subject to a minimum and maximum price equal to $39.79 and $66.31, respectively (the “Ozarks average stock price”). Assuming further that the Ozarks average stock price is $42.78, which was the closing price of Ozarks common stock on NASDAQ on January 27, 2016, the last practicable trading day before the date of this proxy statement/prospectus, the exchange ratio would be 0.5844, and in such case an aggregate of approximately 9.4 million shares of Ozarks common stock would be issued to C1 shareholders, which would represent approximately 10% of Ozarks outstanding shares as of the date of this proxy statement/prospectus. If the C1 merger and the pending merger (the “C&S Merger”) between Ozarks and Community & Southern Holdings, Inc. (“C&S”) are both completed, then former C1 shareholders would own approximately 8% and former C&S stockholders would own approximately 16% of Ozarks outstanding common stock upon completion of both mergers. See “Information About the Companies—Bank of the Ozarks, Inc.—Recent Developments—Pending C&S Merger” for more information regarding the C&S merger.

The value of the merger consideration may fluctuate between the special meeting and the completion of the merger based upon the market value of Ozarks common stock. Fluctuation in the market price of Ozarks common stock after the special meeting could change the value of the shares of Ozarks common stock that C1 shareholders will receive, depending on whether the Ozarks average stock price to be used in determining the exchange ratio is higher than $66.31 per share or lower than $39.79 per share. If such price is higher than $66.31, C1 shareholders will receive more shares of Ozarks common stock than they otherwise would if there were no cap on the average stock price used in determining the exchange ratio. Conversely, if the Ozarks average stock price is lower than $39.79 per share, C1 shareholders will receive fewer shares of Ozarks common stock than they otherwise would if there were no floor on the average price used in determining the exchange ratio.

Q:	Can a C1 shareholder elect the type of consideration they will receive in the merger?

A:	No. In accordance with the terms of the merger agreement, the merger consideration will be paid entirely in shares of Ozarks common stock; provided, however, C1 shareholders will receive cash in lieu of any fractional shares of Ozarks common stock. In addition, C1 shareholders that would receive fewer than 10 whole shares of Ozarks common stock upon consummation of the merger, which we refer to as de minimis holders, will instead receive cash consideration in exchange for their C1 shares based upon the Ozarks average stock price.

Q:	What are C1 shareholders being asked to vote on and why is this approval necessary?

A:	C1 shareholders are being asked to adopt the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, the merger and the other transactions contemplated by the merger agreement, which is referred to as the C1 merger proposal.

Shareholder approval of the C1 merger proposal is required for completion of the merger. C1 will transact no other business at the C1 special meeting, except for business properly brought before the C1 special meeting or any adjournment or postponement thereof.

Q:	Are there any voting agreements in relation to the merger?

A:	Certain C1 directors, executive officers and principal shareholders of C1 (which collectively hold approximately 33% of the outstanding C1 shares) have entered into voting agreements with Ozarks agreeing to, among other things, vote their shares of C1 common stock in favor of the merger agreement and the transactions contemplated thereby and restricting the transfer of the individual’s shares of C1 common stock during the period between signing of the merger agreement and the completion of the merger. The voting agreements were entered into by the C1 directors, executive officers and principal shareholders solely in their capacity as shareholders and such voting agreements will terminate automatically upon the termination of the merger agreement.

Q:	If my broker holds my shares in “street name” will my broker automatically vote my shares for me?

A:	No. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to C1 or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:	What if I fail to instruct my broker to vote my shares?

A:	If you fail to instruct your broker, bank or other nominee to vote your shares held in “street name” the broker, bank or other nominee may submit an unvoted proxy (a broker “non-vote”) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count as a vote with respect to the proposal, and will have the same effect as a vote “AGAINST” the C1 merger proposal.

Q:	How does the C1 board of directors recommend that C1 shareholders vote at the C1 special meeting?

A:	C1’s board of directors unanimously recommends that C1 shareholders vote “FOR” the C1 merger proposal.

Q:	What is the vote required to approve the proposal at the C1 special meeting?

A:	Approval of the C1 merger proposal requires the affirmative vote of a majority of the shares of C1 common stock outstanding on the record date for the C1 special meeting.

Q:	Will C1 be required to submit the proposal to approve the merger agreement to its shareholders even if C1’s board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the C1 special meeting, C1 is required to submit the proposal to approve the merger agreement to its shareholders even if C1’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus, including the information incorporated into this proxy statement/prospectus by reference, indicate on your proxy card how you want your shares to be voted. Then date, sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting whether or not you attend. You may still attend the special meeting and vote in person even after you return the proxy card. Information and applicable deadlines for voting by internet or by telephone are set forth in the enclosed proxy card instructions.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All C1 shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting whether or not they have previously executed a proxy card. If a broker holds your shares in street name, then you are not the shareholder of record, and you must ask your broker how you can vote your shares at the special meeting.

Q:	Can I change my vote?

A:	Yes. If you are the record holder of your C1 shares, you may revoke your proxy in any one of three ways: (1) providing written notice that you wish to revoke your proxy to the Corporate Secretary of C1 at 100 5th Street South, St. Petersburg, Florida 33701; (2) submitting a new signed and dated proxy card (any earlier proxy will be revoked automatically); or (3) attending the special meeting and voting in person (any earlier proxy will be revoked by your vote in person). However, simply attending the special meeting without voting will not revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Q:	Are C1 shareholders entitled to seek appraisal rights?

A:	No. Shareholders of C1 are not entitled to exercise appraisal rights under the Florida Business Corporation Act (“FBCA”) in connection with the merger.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The merger is intended to qualify as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, unless you are a de minimis holder, you generally will not recognize any gain or loss for U.S. federal income tax purposes with respect to the exchange of your shares of C1 common stock for shares of Ozarks common stock in the merger, except with respect to any cash received in lieu of a fractional share of Ozarks common stock. If you are a de minimis holder, you generally will recognize gain or loss with respect the exchange of your shares of C1 common stock for cash in the merger in an amount equal to the difference, if any, between the amount of cash received with respect to your shares of C1 common stock and your adjusted tax basis in such shares.

You should read “Material United States Federal Income Tax Consequences of the Merger” beginning on page 89 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation and could vary from the general consequences described above. We strongly recommend that you consult your tax advisor to fully understand the tax consequences of the merger to you.

Q:	How do I exchange my C1 shares for shares in Ozarks?

A:	Shortly after the merger closes, you will receive a form of letter of transmittal and instructions from the exchange agent regarding the conversion of your C1 shares into the merger consideration. If you hold shares in book entry form, you will need to complete and return the letter of transmittal to the exchange agent. If you have certificates evidencing your C1 shares, you will need to complete and return the letter of transmittal and follow the instructions in the letter of transmittal for delivery of the certificates with their completed forms to the exchange agent.

Q:	What if I have lost or cannot locate my C1 stock certificates?

A:	If you were issued C1 certificates that cannot be located, please follow the instructions in the letter of transmittal dealing with lost, stolen or destroyed certificates. You will then be provided with a form of affidavit of lost stock certificate(s) to complete and return to the exchange agent. The exchange agent will require you to provide a surety bond to protect C1, the exchange agent and Ozarks in the event the subject certificates are later presented to the exchange agent or Ozarks for conversion into the merger consideration.

Q:	Should I send in my C1 stock certificates now?

A:	No, please do not send your C1 stock certificates with your proxy card. Instructions will be sent to you later for surrendering your C1 stock certificates in exchange for the merger consideration.

Q:	When do you expect the merger to be completed?

A:	Ozarks and C1 currently expect to complete the merger late in the first quarter or in the second quarter of 2016, assuming all of the conditions to completion of the merger have been timely satisfied, although delays could occur.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, shares of Ozarks common stock will not be issued, and holders of C1 common stock will not receive any consideration for their shares, in connection with the merger. Instead, C1 will remain an independent company and its common stock will continue to be listed and traded on the NYSE. Under specified circumstances in connection with the termination of the merger agreement, C1 may be required to pay Ozarks a termination fee of $10 million. See “The Merger Agreement—Effect of Termination” beginning on page 82.

Q:	Will the shares of Ozarks common stock that I receive in the merger be freely tradable?

A:	Yes, in most cases. The shares of Ozarks common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and listed on NASDAQ. However, if there are any former shareholders of C1 who will be deemed to be “affiliates” of Ozarks under the Securities Act after the merger (generally, directors and executive officers of Ozarks and shareholders holding 10% or more of the outstanding shares of common stock of Ozarks), such persons must comply with certain transfer restrictions under the Securities Act.

Q:	Whom should I call with questions?

A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of C1 common stock, please contact Trevor Burgess, at the following address or telephone number: 100 5th Street South, St. Petersburg, Florida 33701 or 727-892-3090.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference herein, may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about, (a) the separate financial condition, results of operations and business of Ozarks and C1; (b) the benefits of the merger, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the merger; (c) the respective plans, objectives, expectations and intentions of Ozarks or C1 and other statements that are not historical facts; (d) the calculation of C1’s closing consolidated net book value and any adjustments to the purchase price; and (e) other statements identified by words such as “may,” “hopes,” “will,” “should,” “predicts,” “potential,” “continues,” “could,” “future” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or the negative of those terms or other words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the parties’ management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the parties’ control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, including the risks and uncertainties listed in “Risk Factors” beginning on page 32 of this proxy statement/prospectus, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	Ozarks’ and C1’s businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	higher than expected costs and expenses incurred in connection with the merger, or in connection with litigation relating to the merger;

•	dilution caused by Ozarks’ issuance of additional shares of its common stock in connection with the C1 merger and the pending C&S merger;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	disruptions to the businesses of Ozarks and C1 as a result of the announcement and pendency of the merger;

•	the diversion of management’s time on transaction related issues;

•	higher than expected charges that Ozarks incurs in connection with marking C1’s assets to fair value;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	regulatory approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with regulatory approvals of the merger;

•	other closing conditions may not be satisfied on the expected terms, schedule, or at all, including approval by C1’s shareholders, and other delays in closing the merger may occur;

•	adverse governmental or regulatory policies may be enacted;

•	the outcome of any pending legal proceedings or other legal proceedings that may be instituted against C1 or Ozarks;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	unexpected declines in real estate values within Ozarks’ and C1’s market areas;

•	other than temporary impairments or declines in value in Ozarks’ or C1’s investment portfolio;

•	higher than expected FDIC insurance assessments;

•	unanticipated reduction in Ozarks’ and C1’s deposit base;

•	Ozarks’ and C1’s inability to promptly adapt to technological changes;

•	Ozarks’ and C1’s internal controls and procedures may not be adequate to prevent losses;

•	material adverse changes in Ozarks’ or C1’s operations or earnings;

•	other unexpected material adverse changes in Ozarks’ or C1’s operations or earnings;

•	general competitive, economic, political and market conditions and fluctuations;

•	changes in the regulatory environment;

•	competition from other financial services companies in Ozarks’ markets; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause Ozarks’ and C1’s results to differ materially from those described in the forward-looking statements can be found in Ozarks’ and C1’s filings with the SEC, including their Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either Ozarks or C1 or any person acting on Ozarks’ or C1’s behalf are expressly qualified in their entirety by the cautionary statements above. Neither Ozarks nor C1 undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about Bank of the Ozarks, Inc. and C1 Financial, Inc. For a description of this information, please see “Incorporation of Certain Documents by Reference” beginning on page 108. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “Ozarks” refers to Bank of the Ozarks, Inc.; “Bank of the Ozarks” or “Ozarks Bank” refers to Ozarks’ wholly-owned bank subsidiary, Bank of the Ozarks; “C1” refers to C1, Financial, Inc.; and “C1 Bank” refers to C1’s wholly-owned bank subsidiary, C1 Bank. Also, we refer to the proposed merger of C1 with and into Ozarks as the “merger,” and the Agreement and Plan of Merger, dated November 9, 2015 by and among Ozarks, Ozarks Bank, C1 and C1 Bank as the “merger agreement.”

The Merger

The terms and conditions of the merger by which C1 will merge with and into Ozarks are contained in the merger agreement, a copy of which is attached to this document as Appendix A. We encourage you to read that agreement carefully.

Parties to the Merger

Bank of the Ozarks, Inc.; Bank of the Ozarks (page 102)

Bank of the Ozarks, Inc., an Arkansas corporation, is the parent bank holding company for Bank of the Ozarks, an Arkansas state banking corporation. Ozarks common stock trades on NASDAQ under the symbol “OZRK.” At December 31, 2015, Ozarks had consolidated total assets of approximately $9.88 billion, total deposits of approximately $7.97 billion and total common shareholders’ equity of approximately $1.46 billion.

The principal executive office of Bank of the Ozarks, Inc. is located at 17901 Chenal Parkway, Little Rock, Arkansas 72223, and the telephone number is (501) 978-2265.

C1 Financial, Inc.; C1 Bank (page 104)

C1 Financial, Inc. is a financial holding company that was incorporated under the laws of the State of Florida on July 2, 2013. C1 is the parent holding company for its wholly owned bank subsidiary, C1 Bank, a Florida state banking corporation. C1 Bank, headquartered in St. Petersburg, Florida, currently operates 33 Florida offices on the west coast of Florida and in Miami-Dade and Orange Counties. C1 is focused on serving the needs of entrepreneurs, tailoring a wide range of relationship banking services to entrepreneurs and their families, including commercial loans and a full line of depository products.

C1 common stock trades on the NYSE under the symbol “BNK.” At December 31, 2015, C1 had approximately $1.7 billion of total assets, $1.4 billion of loans and $1.3 billion of deposits. C1’s principal executive office is located at 100 5th Street South, St. Petersburg, Florida 33701 and the telephone number is (877) 266-2265.

What C1 Shareholders Will Receive in the Merger (page 68)

If the merger agreement is approved and the merger is subsequently completed, C1 shareholders will receive shares of Ozarks common stock based on the aggregate purchase price of $402,525,000, or approximately $25.00 per share of C1 common stock, subject to possible adjustment. The aggregate purchase price will be adjusted downward, on a dollar-for-dollar basis, in the event and to the extent that C1’s closing consolidated net book value, as defined in the merger agreement, is less than $174 million as of the determination date and is subject to an upward adjustment if the Brazilian loans are sold prior to the merger closing at a price above a specified amount, as described in the section titled “The Merger Agreement—Merger Consideration, Purchase Price and Purchase Price Adjustments” beginning on page 68. The number of shares of Ozarks common stock to be delivered at closing will float based on the Ozarks average stock price.

The precise dollar value of the merger consideration and the number of shares of Ozarks common stock that will be issued per share of C1 common stock (the “exchange ratio”) depends upon the aggregate purchase price, which may be adjusted as described above, upon the market price of Ozarks common stock prior to closing as described above, and upon the number of shares of C1 common stock outstanding at closing. Assuming that (i) C1’s consolidated net book value is at least $174 million on the determination date, (ii) there are no adjustments in the aggregate purchase price in connection with the disposition of the Brazilian loans, (iii) the Ozarks average stock price is $42.78, which was the closing price of Ozarks common stock on NASDAQ on January 27, 2016, and (iv) there are 16,100,966 shares of C1 common stock outstanding at closing, the exchange ratio would be 0.5844, and an aggregate of approximately 9.4 million shares of Ozarks common stock would be issued to C1 shareholders upon completion of the merger.

You will not receive any fractional shares in the merger. Instead, you will receive a cash payment, without interest and rounded up to the nearest whole cent, for the value of any fraction of a share of Ozarks common stock that you would otherwise be entitled to receive, based on the Ozarks average stock price. In addition, de minimis holders will instead receive cash consideration in exchange for their C1 shares, based on the Ozarks average stock price.

Recommendation of the C1 Board of Directors (page 48)

After careful consideration, the C1 board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of C1 and its shareholders and approved the merger agreement. The C1 board of directors recommends that you vote “FOR” the C1 merger proposal. For the factors considered by the C1 board of directors in reaching its decision to approve the merger agreement, see “The Merger—C1’s Reasons for the Merger; Recommendation of the C1 Board of Directors” beginning on page 48.

Opinion of C1’s Financial Advisor (page 51 and Appendix B)

In connection with the merger, the C1 board of directors received the written opinion of Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”), the financial advisor to C1, as to the fairness to the holders of C1 common stock, from a financial point of view, of the consideration to be received in the merger by such shareholders. The full text of the opinion of Sandler O’Neill dated November 9, 2015, is included in this document as Appendix B. C1 encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill. The opinion of Sandler O’Neill is directed to the C1 board of directors and does not constitute a recommendation to any C1 shareholder as to how to vote with respect to the merger agreement or any other matter relating to the proposed transaction. C1 has agreed to pay Sandler O’Neill a fee for its services, a portion of which has already been paid, see “The Merger—Opinion of C1’s Financial Advisor” under the subtitle “Sandler O’Neill’s Relationship” on page 64.

C1 Special Meeting of Shareholders (page 40)

C1 will hold a special meeting of its shareholders on March 3, 2016, at 9:00 a.m., local time, at 100 5th Street South, St. Petersburg, Florida 33701. At the special meeting, C1 shareholders will be asked to vote on a proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, referred to as the C1 merger proposal.

Shareholder approval of the C1 merger proposal is required to complete the merger. C1 will transact no business other than as listed above at the C1 special meeting, except for business properly brought before the C1 special meeting or any adjournment or postponement thereof.

You may vote at the special meeting of shareholders if you owned shares of C1 common stock at the close of business on the C1 record date, January 29, 2016. On that date, there will be 16,100,966 shares of C1 common stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of C1 common stock you owned on the C1 record date.

Approval of the C1 merger proposal requires the affirmative vote of the holders of a majority of the shares of C1 common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of C1 common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger. Even if you expect to attend the special meeting of shareholders, C1 recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Certain C1 directors, executive officers and principal shareholders (which collectively hold approximately 33% of the outstanding C1 shares) have entered into voting agreements with Ozarks agreeing to, among other things, vote their shares of C1 common stock in favor of the merger agreement and the transactions contemplated thereby and restricting the transfer of the individual’s shares of C1 common stock during the period between signing of the merger agreement and the completion of the merger. The voting agreements were entered into by the C1 directors, executive officers and principal shareholders solely in their capacity as shareholders and such voting agreements will terminate automatically upon the termination of the merger agreement. As of the C1 record date, C1 directors, executive officers and their affiliates will hold approximately 54.66% of the outstanding shares of C1 common stock entitled to vote at the C1 special meeting.

C1 is required to submit the proposal to approve the merger agreement to its shareholders even if C1’s board of directors has withdrawn, modified or qualified its recommendation.

C1 Shareholders Do Not Have Appraisal Rights (page 83)

Under the FBCA, the C1 shareholders do not have appraisal rights in connection with the merger.

Interests of C1 Executive Officers and Directors in the Merger (page 71)

In considering the recommendation of the C1 board of directors to approve the merger, you should be aware that the executive officers and directors of C1 have certain financial interests in the merger that are in addition to their interests as C1 shareholders. For example, C1’s President and Chief Executive Officer, Trevor Burgess, will receive a “change of control” payment in connection with the merger pursuant to a change of control agreement with C1. In addition, Mr. Burgess has entered into a retention and non-compete agreement with Ozarks Bank, to be effective upon closing of the merger, pursuant to which Mr. Burgess will serve as the Chief Innovation Officer for Ozarks and Ozarks Bank and as Ozarks Bank’s Florida Market President following the merger and will receive certain payments. In addition, it is currently expected that the boards of directors of Ozarks and Ozarks Bank will appoint Mr. Burgess to their respective boards after the merger closes; however, there is no binding agreement between any of the parties that provides for his appointment to the boards.

Ozarks has agreed to indemnify each present and former officer and director of C1 for six years following the effective date of the merger, to the fullest extent as presently provided under C1’s organizational documents, for any claim against any such present and former officer and director in their capacity as such, subject to applicable law. Additionally, officers and directors of C1 currently are covered by liability insurance for certain acts and omissions in their capacity as officers and/or directors of C1. This insurance coverage will be continued by Ozarks for a period of six years after the merger for acts and omissions of such persons in their capacity as officers and/or directors of C1 occurring before the merger. Other than Mr. Burgess, C1’s executive officers will be eligible to receive severance payments as described in “The Merger Agreement—Employee Matters” beginning on page 74. Additionally, the closing of the merger will constitute a vesting event for purposes of determining the ending of the clawback period for certain bonuses that were received by C1 directors and executive officers in connection with the initial public offering of shares of common stock of C1.

As an additional inducement for Ozarks to enter into the merger agreement, on December 21, 2015 an affiliate (which we refer to as the standby purchaser) of Marcelo Faria de Lima (a director of C1 and the general partner of a significant C1 shareholder of record), entered into a standby purchase agreement with Ozarks, which we refer to as the Brazilian standby purchase agreement, pursuant to which such affiliate agreed to purchase the Brazilian loans on a standby basis for an amount equal to 75.14% of the aggregate net book value, as defined in the Brazilian standby purchase agreement, of the Brazilian loans. At December 31, 2015, the Brazilian loans had a net book value, as defined in the Brazilian standby purchase agreement, of approximately $40.4 million. For further information on the Brazilian standby purchase agreement see the section entitled “The Brazilian Standby Purchase Agreement” beginning on page 86.

Certain C1 directors, executive officers and principal shareholders of C1 (which collectively own approximately 33% of the outstanding C1 shares) have entered into voting agreements with Ozarks agreeing to, among other things, vote their shares of C1 common stock in favor of the merger agreement and the transactions contemplated thereby and restricting the transfer of the individual’s shares of C1 common stock during the period between signing of the merger agreement and the completion of the merger. The voting agreements were entered into by the C1 directors, executive officers and principal shareholders solely in their capacity as shareholders and such voting agreements will terminate automatically upon the termination of the merger agreement.

The C1 board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

As of the date of the merger agreement, executive officers and directors of C1 and C1 Bank did not own any shares of Ozarks common stock.

Material U.S. Federal Income Tax Consequences of the Merger (page 89)

The merger is intended to qualify as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, unless you are a de minimis holder, you generally will not recognize any gain or loss for U.S. federal income tax purposes with respect to the exchange of your shares of C1 common stock for shares of Ozarks common stock in the merger, except with respect to any cash received in lieu of a fractional share of Ozarks common stock. If you are a de minimis holder, you generally will recognize gain or loss with respect the exchange of your shares of C1 common stock for cash in the merger in an amount equal to the difference, if any, between the amount of cash received with respect to your shares of C1 common stock and your adjusted tax basis in such shares.

Ozarks and C1 will not be required to complete the merger unless each of Ozarks and C1 has received an opinion from Kutak Rock LLP and Davis Polk & Wardwell LLP, respectively, in form and substance reasonably satisfactory to Ozarks and C1, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinions will not bind the Internal Revenue Service, which could take a different view.

You should read “Material United States Federal Income Tax Consequences of the Merger” beginning on page 89 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation and could vary from the general consequences described above. We strongly recommend that you consult your tax advisor to fully understand the tax consequences of the merger to you.

Regulatory Approvals Required for the Merger (page 83)

To complete the merger, the parties must receive the prior approvals of the FRB, the FDIC and the Arkansas State Bank Department. The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. The applications for approval of the mergers were filed with the Arkansas State Bank Department, the FRB and the FDIC on December 18, 2015.

Conditions to the Merger (page 78)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	approval of the merger agreement by C1 shareholders;

•	all regulatory approvals and consents required to consummate the merger and bank merger must have been obtained and remain in full force and effect, any necessary approvals shall not contain a material adverse non-standard term or condition, and all waiting periods required by law must have expired or been terminated;

•	no law shall have been enacted that prohibits or makes illegal the consummation of the merger and no temporary, preliminary or permanent restraining order preventing the consummation of the merger is in effect;

•	the registration statement of which this proxy statement/prospectus is a part, must have become effective under the Securities Act;

•	all necessary consents and approvals, including any applicable regulatory approvals, shall have been obtained to effect the sale of the Brazilian loans, including the assignment of all obligations thereunder, and either the third party purchaser(s) under the Brazilian purchase agreement(s) shall, prior to the closing, consummate the purchase of such loans, or Ozarks shall be reasonably satisfied that the standby purchaser will, immediately after the effective time of the merger and a dividend of the loans from Ozarks Bank to Ozarks, consummate the purchase of the Brazilian loans in accordance with the terms of the Brazilian standby purchase agreement;

•	the receipt by Ozarks of a report from a specified third party consultant to C1 to the effect that, on the basis of the facts, representations and assumptions set forth in such report, the amount payable as the service payment under the retention and non-compete agreement (as discussed in the section entitled “The Merger Agreement—Interests of C1 Executive Officers and Directors in the Merger” beginning on page 71) is reasonable and will not be deemed an “excess parachute payment” within the meaning of Section 280G of the Code;

•	Ozarks and C1, respectively, must have received opinions from Kutak Rock LLP and Davis Polk & Wardwell LLP, respectively, each dated as of the closing date, in form and substance reasonably satisfactory to Ozarks and C1, to the effect that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the shares of Ozarks common stock to be issued to holders of C1 common stock upon consummation of the merger must have been authorized for listing on NASDAQ;

•	the retention and non-compete agreement between Ozarks Bank and Trevor Burgess shall have been executed and delivered by Mr. Burgess and Ozarks Bank, to be effective at the closing; and

•	certain other conditions generally customary for agreements of this sort, such as the accuracy of representations and warranties subject to the materiality standards set forth in the merger agreement, the compliance in all material respects by the parties with their obligations under the merger agreement, and the non-existence of a material adverse effect (as such term is defined in the merger agreement).

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page 79)

C1 has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger with Ozarks is pending.

Termination of the Merger Agreement (page 82)

The merger agreement contains termination rights which may be exercised by Ozarks and/or C1 in specific circumstances, such as the following: a required regulatory approval has been denied by final, non-appealable action of a governmental entity or an application therefor shall have been withdrawn at the request of a governmental authority; the merger is not consummated by November 9, 2016; there has been a breach of a representation, warranty or covenant of the other party such that there is a failure of the related closing condition and the breach is not or cannot be cured within 30 days; C1 shareholders shall have failed to approve the merger; or prior to obtaining the requisite C1 shareholder approval of the merger, C1 is in material breach of its obligations not to solicit or encourage proposals from third parties for an alternative business combination transaction and the breach is not cured within five business days.

Termination Fee (page 82)

C1 will be required to pay a termination fee to Ozarks equal to $10.0 million, in the following circumstances:

•	Ozarks terminates the merger agreement because (i) C1 has breached its non-solicitation covenant, subject to a five-day cure period or (ii) the C1 board of directors has (a) withdrawn, modified or changed its recommendation to approve the merger in any manner adverse to Ozarks’ interest or has recommended for approval a different business combination, based on an acquisition proposal by a third party or (b) materially breached its obligation to call the C1 special meeting, subject to a five-day cure period; or

•	in the event that (1) a third party acquisition proposal had been made known to C1 or made directly to its shareholders and not withdrawn, and thereafter the merger agreement is terminated (x) by either party because the C1 shareholders fail to approve the merger agreement or because the merger is not consummated by November 9, 2016 without the C1 shareholders having approved the merger, or (y) by Ozarks because of a material uncured breach by C1 of its representations, warranties or covenants under the merger agreement and (2) within 12 months after the date of termination, C1 consummates an acquisition transaction, as defined in the merger agreement, or enters into a definitive agreement with respect to an acquisition transaction (using 50% rather than 20% in the term “acquisition transaction” for purposes of this termination fee provision).

C1 agreed to the termination fee in order to induce Ozarks to enter into the merger agreement. The termination fee requirement may discourage other companies from trying or proposing to combine with C1 before the merger is completed.

Additionally, if the merger agreement is terminated by Ozarks following C1’s uncured material breach of any of its representations, warranties, covenants or agreements in the merger agreement, then C1 will pay Ozarks $1 million as liquidated damages.

Brazilian Standby Purchase Agreement (page 86)

On December 21, 2015, an affiliate (which we refer to as the standby purchaser) of Marcelo Faria de Lima (a director of C1 and the general partner of a significant C1 shareholder of record), entered into a standby purchase agreement with Ozarks, which we refer to as the Brazilian standby purchase agreement, pursuant to which such affiliate agreed to purchase the Brazilian loans on a standby basis. For further information on the Brazilian standby purchase agreement see the section entitled “The Brazilian Standby Purchase Agreement” beginning on page 86.

Voting Agreements (page 88)

Certain C1 directors, executive officers and principal shareholders of C1 (which collectively own approximately 33% of the outstanding C1 shares) have entered into voting agreements with Ozarks agreeing to, among other things, vote their shares of C1 common stock in favor of the merger agreement and the transactions contemplated thereby and restricting the transfer of the individual’s shares of C1 common stock during the period between signing of the merger agreement and the completion of the merger. The voting agreements were entered into by the C1 directors, executive officers and principal shareholders solely in their capacity as shareholders and such voting agreements terminate automatically upon the termination of the merger agreement. As of the C1 record date, C1 directors, executive officers and their affiliates will hold approximately 54.66% of the outstanding shares of C1 common stock entitled to vote at the C1 special meeting.

Differences in Rights of Shareholders (page 92)

The rights of C1 shareholders after the merger who continue as shareholders of Ozarks will be governed by Arkansas law rather than Florida law. After the merger is completed, the articles of incorporation and bylaws of Ozarks, rather than the articles of incorporation and bylaws of C1, will govern your rights as a shareholder. Material differences between the rights of shareholders of C1 and shareholders of Ozarks include the classification of the board of directors under the articles of C1, the required vote for removing directors for cause, limitations of director liability, indemnification of officers, directors and employees, the ability of shareholders to act by written consent, shareholder proposals and advance notice requirements and the required vote for amendments to the articles of incorporation. The material differences between the organizational documents and the rights of shareholders of C1 and shareholders of Ozarks are explained in more detail under the section “Comparison of Shareholders’ Rights” beginning on page 92.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOR

BANK OF THE OZARKS, INC.

The following table presents selected consolidated financial information and other financial data for Bank of the Ozarks, Inc. The selected consolidated financial data presented below as of and for the nine months ended September 30, 2015 and 2014, is unaudited. The selected consolidated financial data as of and for the five years ended December 31, 2014 is derived from Ozarks’ audited historical consolidated financial statements. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period. The per common share data below has been restated to give retroactive effect to stock splits and stock dividends occurring during the periods presented.

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollar amounts in thousands except per share data)
Income statement data:
Interest income	$295,042	$206,902	$291,449	$212,153	$195,946	$199,169	$157,972
Interest expense	19,409	15,083	20,955	18,634	21,600	30,435	34,337
Net interest income	275,633	191,819	270,494	193,519	174,346	168,734	123,635
Provision for loan and lease losses	14,205	10,574	16,915	12,075	11,745	11,775	16,000
Non-interest income	74,475	56,996	84,883	76,039	62,860	117,083	70,322
Non-interest expense	139,336	117,856	166,015	126,069	114,462	122,531	87,419
Net income available to common stockholders	130,798	83,855	118,606	91,237	77,044	101,321	64,001
Common share and per common share data:
Earnings – diluted	$1.51	$1.08	$1.52	$1.26	$1.10	$1.47	$0.94
Book value	14.89	10.99	11.37	8.53	7.18	6.16	4.70
Dividends	0.405	0.345	0.47	0.36	0.25	0.19	0.15
Weighted-average diluted shares outstanding (000s)	86,838	77,469	78,060	72,402	69,776	68,964	68,180
End of period shares outstanding (000s)	88,265	79,705	79,924	73,712	70,544	68,928	68,214
Balance sheet data at period end:
Total assets	$9,329,216	$6,580,360	$6,766,499	$4,791,170	$4,040,207	$3,841,651	$3,273,271
Non-purchased loans and leases	5,447,278	3,639,142	3,979,870	2,632,565	2,115,834	1,880,483	1,851,113
Purchased loans(1)	1,959,502	1,279,790	1,147,947	724,514	637,773	811,721	494,784
Allowance for loan and lease losses	59,017	49,606	52,918	42,945	38,738	39,169	40,230
Foreclosed assets(1)	24,397	42,663	37,775	49,811	66,875	104,669	73,361
Investment securities AFS	796,373	859,876	839,321	669,384	494,266	438,910	398,698
Total deposits	7,606,790	5,139,705	5,496,382	3,717,027	3,101,055	2,943,919	2,540,753
Repurchase agreements with customers	80,040	73,942	65,578	53,103	29,550	32,810	43,324
Other borrowings	161,861	352,616	190,855	280,895	280,763	301,847	282,139
Subordinated debentures	117,544	64,950	64,950	64,950	64,950	64,950	64,950
Total common stockholders’ equity	1,314,517	875,578	908,390	629,060	507,664	424,551	320,355
Loan and lease (including purchased loans) to deposit ratio	97.37%	95.70%	93.29%	90.32%	88.80%	91.45%	92.33%
Average balance sheet data:
Total average assets	$8,273,066	$5,650,230	$5,913,807	$4,270,052	$3,779,831	$3,755,291	$2,998,850
Total average common stockholders’ equity	1,169,885	751,602	786,430	560,351	458,595	374,664	296,035
Average common equity to average assets	14.14%	13.30%	13.30%	13.12%	12.13%	9.98%	9.87%
Performance ratios:
Return on average assets(2)	2.11%	1.98%	2.01%	2.14%	2.04%	2.70%	2.13%
Return on average common stockholders’ equity(2)	14.95	14.92	15.08	16.28	16.80	27.04	21.62
Net interest margin – FTE (2)	5.28	5.52	5.52	5.63	5.91	5.84	5.18
Efficiency ratio	38.96	45.88	45.35	45.32	46.58	41.56	42.86
Common stock dividend payout ratio	26.21	31.20	30.46	29.55	22.44	12.50	15.89

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollar amounts in thousands except per share data)
Asset quality ratios:
Net charge-offs to average total loans and leases (2)(3)	0.17%	0.10%	0.12%	0.14%	0.30%	0.69%	0.81%
Nonperforming loans and leases to total loans and leases (4)	0.26	0.49	0.53	0.33	0.43	0.70	0.75
Nonperforming assets to total assets(5)(6)	0.41	0.92	0.87	1.22	1.88	3.07	2.67
Allowance for loan and lease losses as a % of:
Total loans and leases (4)	1.08%	1.36%	1.33%	1.63%	1.83%	2.08%	2.17%
Nonperforming loans and leases (4)	421%	276%	251%	492%	425%	297%	289%
Capital ratios at period end:
Tier 1 leverage	14.30%	12.97%	12.92%	14.19%	14.40%	12.06%	11.88%
Common equity tier 1	10.70	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 capital	11.64	12.28	11.74	16.15	18.11	17.67	16.13
Total capital	12.18	13.03	12.47	17.18	19.36	18.93	17.39

(1)	Prior periods have been adjusted to include loans and/or foreclosed assets previously covered by Federal Deposit Insurance Corporation (“FDIC”) loss share agreements.
(2)	Ratios for interim periods annualized based on actual days.
(3)	Excludes purchased loans and net charge-offs related to such loans.
(4)	Excludes purchased loans.
(5)	Excludes purchased loans, except for their inclusion in total assets.
(6)	Ratios for prior years have been recalculated to include foreclosed assets previously covered by FDIC loss share as nonperforming assets.
N/A	– Ratio not applicable for period indicated.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

FOR C1 FINANCIAL, INC.

The following table presents selected consolidated financial information and other financial data of C1 Financial, Inc. The selected consolidated financial data presented below as of and for the nine months ended September 30, 2015 and 2014, is unaudited. The selected consolidated financial information as of and for the five years ended December 31, 2014 has been derived from C1’s audited historical consolidated financial statements. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	As of and for Nine Months Ended September 30,		As of and for Years Ended December 31,
(Dollars in thousands, except per share data)	2015	2014	2014	2013	2012	2011	2010
Income Statement Data
Interest income	$57,430	$47,152	$64,310	$48,499	$38,201	$27,015	$11,220
Interest expense	7,004	6,387	8,626	6,650	6,127	5,815	4,976
Net interest income	50,426	40,765	55,684	41,849	32,074	21,200	6,244
Provision for loan losses	1,400	4,815	4,814	1,218	2,358	2,846	1,426
Total noninterest income	8,051	6,184	7,738	21,648	15,051	5,238	1,783
Total noninterest expense	35,652	33,227	47,232	42,637	33,963	18,027	7,915
Income before income taxes	21,425	8,907	11,376	19,642	10,804	5,565	(1,314)
Income tax expense (benefit)	8,503	3,525	4,652	7,652	(2,304)	—	—
Net income (loss)	12,922	5,382	6,724	11,990	13,108	5,565	(1,314)

Per Share Data
Net earnings (loss) per share	$0.80	$0.40	$0.48	$1.08	$1.29	$0.78	$(0.42)
Diluted net earnings (loss) per share	0.80	0.40	0.48	1.08	1.28	0.78	(0.42)
Book value per share	12.39	11.51	11.59	9.97	9.06	7.76	7.72
Tangible book value per share	12.33	11.43	11.51	9.83	9.00	7.71	7.72

Balance Sheet Data
Total loans(1)	$1,390,275	$1,134,351	$1,188,522	$1,053,029	$663,634	$549,081	$209,573
Loans originated by C1 Bank (Nonacquired)	1,095,247	757,529	840,275	614,613	301,858	169,227	66,038
Loans not originated by C1 Bank (Acquired)	295,028	376,822	348,247	438,416	361,776	379,854	143,535
Total assets	1,712,483	1,548,045	1,536,691	1,323,371	938,066	729,277	276,101
Total deposits	1,264,380	1,164,964	1,167,502	1,041,043	760,041	557,701	225,601
Borrowings	242,000	192,000	178,500	153,500	78,300	94,313	19,300
Total stockholders’ equity	199,560	185,296	186,638	121,814	96,447	74,593	30,076

Selected Performance Metrics
Return on average assets	1.06%	0.50%	0.46%	1.08%	1.50%	0.99%	(0.51)%
Return on average equity	8.94%	5.03%	4.36%	11.43%	15.63%	10.16%	(5.38)%
Net interest margin	4.68%	4.29%	4.28%	4.34%	4.06%	4.15%	2.70%
Efficiency ratio	61.0%	71.1%	74.8%	67.5%	77.0%	69.0%	102.3%
Average Equity/Average Assets	11.88%	9.99%	10.54%	9.47%	9.61%	9.79%	9.42%
Revenue per average number of employees	$360	$321	$319	$332	$282	$307	$296
Average assets per average number of employees	6,695	6,458	6,476	5,250	4,604	5,329	5,898

(1)	Total loans before the deduction of net deferred loan fees and the allowance for loan losses.

Reconciliation of Non-GAAP Financial Measures

Some of the financial measures included in C1’s selected consolidated financial data are not measures of financial performance recognized by GAAP. C1 believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to its financial condition and results of operations computed in accordance with GAAP; however, C1 acknowledges that its non-GAAP financial measures have a number of limitations. As such, shareholders should not view these disclosures as a substitute for results determined in accordance with GAAP, and these disclosures are not necessarily comparable to non-GAAP measures that other companies use. The below tables provide a more detailed analysis of these non-GAAP financial measures. All numbers below are in thousands, except per share and employee data.

“Efficiency ratio” is defined as total noninterest expense divided by the sum of taxable-equivalent net interest income and noninterest income. Noninterest income is adjusted for nonrecurring gains and losses on sales of securities. C1 believes that this ratio is important to investors looking for a measure of efficiency in C1’s productivity measured by the amount of revenue generated for each dollar spent. The following reconciliation table provides a more detailed analysis of efficiency ratio:

	As of and for Nine Months Ended September 30,		As of and for Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Efficiency ratio
Noninterest expense	$35,652	$33,227	$47,232	$42,637	$33,963	$18,027	$7,915

Taxable-equivalent net interest income	$50,426	$40,765	$55,684	$41,849	$32,074	$21,200	$6,244

Noninterest income	8,051	6,184	7,738	21,648	15,051	5,238	1,783
Gain on sale of securities	—	(241)	(241)	(305)	(3,035)	(294)	(292)

Adjusted noninterest income	$8,051	$5,943	$7,497	$21,343	$12,016	$4,944	$1,491

Efficiency ratio	61.0%	71.1%	74.8%	67.5%	77.0%	69.0%	102.3%

“Revenue per average number of employees” is defined as annualized total interest income and total noninterest income divided by the average number of employees during the period and measures C1’s productivity by calculating the average amount of revenue generated per employee. “Average assets per average number of employees” is defined as average assets divided by the average number of employees during the period and measures the average value of assets per employee. The following reconciliation table provides a more detailed analysis of revenue per average number of employees and average assets per average number of employees:

	As of and for Nine Months Ended September 30,		As of and for Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Revenue and average assets per average number of employees
Interest income	$57,430	$47,152	$64,310	$48,499	$38,201	$27,015	$11,220
Noninterest income	8,051	6,184	7,738	21,648	15,051	5,238	1,783

Total revenue	$65,481	$53,336	$72,048	$70,147	$53,252	$32,253	$13,003

Total revenue annualized	$87,548	$71,310	$72,048	$70,147	$53,252	$32,253	$13,003
Total average assets	$1,626,924	$1,433,567	$1,463,485	$1,107,798	$870,202	$559,522	$259,527
Average number of employees	243	222	226	211	189	105	44
Revenue per average number of employees	$360	$321	$319	$332	$282	$307	$296
Average assets per average number of employees	$6,695	$6,458	$6,476	$5,250	$4,604	$5,329	$5,898

“Tangible stockholders’ equity” is defined as total equity reduced by goodwill and other intangible assets. “Tangible book value per share” is defined as tangible stockholders’ equity divided by total common shares outstanding. C1 believes that this measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. C1 has not considered loan servicing rights as an intangible asset for purposes of this calculation. The following reconciliation table provides a more detailed analysis of tangible stockholders’ equity and tangible book value per share:

	As of and for Nine Months Ended September 30,		As of and for Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Tangible stockholders’ equity and Tangible book value per share
Total stockholders’ equity	$199,560	$185,296	$186,638	$121,814	$96,447	$74,593	$30,076
Less: Goodwill	(249)	(249)	(249)	(249)	(249)	—	—
Other intangible assets	(754)	(1,074)	(987)	(1,485)	(370)	(503)	—

Tangible stockholders’ equity	$198,557	$183,973	$185,402	$120,080	$95,828	$74,090	$30,076

Common shares outstanding	16,101	16,101	16,101	12,217	10,649	9,614	3,897
Book value per share	$12.39	$11.51	$11.59	$9.97	$9.06	$7.76	$7.72
Tangible book value per share	12.33	11.43	11.51	9.83	9.00	7.71	7.72

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information is based on the historical financial data of Ozarks and C1, and has been prepared to illustrate the effects of the proposed C1 merger. The unaudited pro forma combined consolidated financial information and explanatory notes are based upon the assumptions that (i) C1’s closing consolidated net book value is at least $174 million on the determination date, (ii) there is no increase in the purchase price in connection with the disposition of the Brazilian loans, (iii) the total number of shares of C1 common stock outstanding immediately prior to the effective time of the merger will be 16,100,966, and (iv) the Ozarks average stock price is $42.78 (which was the closing price of Ozarks common stock on January 27, 2016, the last practicable trading day before the date of this proxy statement/prospectus).

The following unaudited pro forma combined consolidated financial statements have been prepared using the acquisition method of accounting, giving effect to Ozarks’ completed acquisitions of Summit Bancorp, Inc. (“Summit”), which closed on May 16, 2014, and Intervest Bancshares Corporation (“Intervest”), which closed on February 10, 2015, the proposed acquisition of Community & Southern Holdings, Inc. (“C&S”), which Ozarks expects will close late in the first quarter or in the second quarter of 2016, and the proposed acquisition of C1, including pro forma assumptions and adjustments related to the Summit and Intervest acquisitions and the proposed acquisitions of C&S and C1. The accompanying notes to the unaudited pro forma combined consolidated financial statements describe the adjustments and assumptions related to the proposed acquisition of C1. The unaudited pro forma combined consolidated balance sheet combines the historical financial information of Ozarks, C&S and C1 as of September 30, 2015, and assumes the C&S merger and the C1 merger were completed on that date. This balance sheet includes the assets and liabilities of Summit and Intervest in Ozarks’ historical information because these acquisitions closed on May 16, 2014 and February 10, 2015, respectively. The unaudited pro forma combined consolidated statements of income for the nine months ended September 30, 2015 and the twelve months ended December 31, 2014 give effect to the Summit, Intervest, C&S and C1 acquisitions as if all of these transactions had been completed on January 1, 2014.

The following unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments require management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•	Ozarks’ separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in Ozarks’ Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein and C1’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in C1’s Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein;

•	Ozarks’ separate unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2015 included in Ozarks’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, incorporated by reference herein, and C1’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2015, included in C1’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, incorporated by reference herein; and

•	the other information pertaining to Ozarks and C1 contained in or incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page 108.

Please see the sections entitled “Selected Consolidated Financial and Other Data for Bank of the Ozarks, Inc.” and “Selected Consolidated Financial and Other Data for C1 Financial, Inc.” beginning on pages 16 and 18, respectively.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of September 30, 2015

	Ozarks Historical	Ozarks Pro Forma(1)			C1 Historical	C1 Pro Forma Adjustments			Pro forma Combined
	(Dollars in thousands)
Assets
Cash and due from banks	$279,111	$771,138			$175,289	$—			$946,427
Federal funds sold and interest earning assets	2,513	2,513			—	—			2,513

Cash and cash equivalents	281,624	773,651			175,289	—			948,940
Investment securities	796,373	1,399,264	(b	)	11,915	—			1,411,179
Non-purchased loans and leases	5,447,278	5,447,278			1,384,549	(1,384,549)	(B	)	5,447,278
Purchased loans	1,959,502	4,904,699	(c	)	—	1,384,549	(B	)	6,251,474
						(37,774)	(C	)
Allowance for loan and lease losses	(59,017)	(59,017)	(d	)	(7,932)	7,932	(D	)	(59,017)

Net loans	7,347,763	10,292,960			1,376,617	(29,842)			11,639,735
Premises and equipment, net	296,433	363,923	(e	)	63,613	(2,675)	(E	)	424,861
Foreclosed assets	24,397	30,040	(c	)	26,490	(2,279)	(C	)	54,251
Accrued interest receivable	28,095	37,046			4,269				41,315
Bank owned life insurance	283,016	367,371			43,018				410,389
Goodwill	128,132	565,368	(f	)	249	(249)	(F	)	791,444
						226,076	(F	)
Other intangible assets, net	28,624	70,529	(g	)	754	(754)	(G	)	96,147
						25,618	(G	)
Current and deferred income taxes	83,611	172,335	(h	)	661	11,752	(H	)	184,748
Other, net	31,148	72,268	(i	)	9,608	(1,756)	(I	)	80,120

Total assets	$9,329,216	$14,144,755			$1,712,483	$225,891			$16,083,129

Liabilities and Stockholders’ Equity
Deposits:
Demand non-interest bearing	$1,413,892	$1,919,646			$336,361				$2,256,007
Savings and interest bearing transaction	4,010,103	5,595,070			661,433				6,256,503
Time	2,182,795	3,817,116	(j	)	266,586	4,100	(J	)	4,087,802

Total deposits	7,606,790	11,331,832			1,264,380	4,100			12,600,312
Repurchase agreements	80,040	80,040			—				80,040
Other borrowings	161,861	379,579	(k	)	242,000	3,838	(K	)	625,417
Subordinated debentures	117,544	117,544			—				117,544
Accrued interest payable and other liabilities	45,307	118,491	(l	)	6,543	14,988	(L	)	140,022

Total liabilities	8,011,542	12,027,486			1,512,923	22,926			13,563,335

Stockholders’ equity:
Common stock	883	1,070	(a	)	16,101	94	(A	)	1,164
						(16,101)	(M	)
Additional paid-in capital	633,941	1,433,349	(a	)	148,122	402,431	(A	)	1,835,780
						(148,122)	(M	)
Retained earnings	667,972	667,972			35,337	(35,337)	(M	)	667,972
Accumulated other comprehensive income	11,721	11,721			—	—			11,721

Total stockholders’ equity before noncontrolling interest	1,314,517	2,114,112			199,560	202,965			2,516,637
Noncontrolling interest	3,157	3,157			—	—			3,157

Total stockholders’ equity	1,317,674	2,117,269			199,560	202,965			2,519,794

Total liabilities and stockholders’ equity	$9,329,216	$14,144,755			$1,712,483	$225,891			$16,083,129

Unaudited Pro Forma Combined Consolidated Income Statement

For the Nine Months Ended September 30, 2015

	Ozarks Historical	Ozarks Pro Forma(2)			C1 Historical	C1 Pro forma Adjustments			Pro forma Combined
	(Dollars in thousands, except per share data)
Interest income:
Loans and leases, including purchased loans	$271,634	$406,167	(m	)	$56,803	$3,529	(N	)	$466,499
Investment securities	23,373	33,468			9	—			33,477
Other	35	989			618	—			1,607

Total interest income	295,042	440,624			57,430	3,529			501,583
Interest expense:
Deposits	12,088	24,665	(n	)	4,143	(710)	(O	)	28,098
Repurchase agreements	56	56			—				56
Other borrowings	4,605	4,999	(o	)	2,861	(728)	(P	)	7,132
Subordinated debentures	2,660	2,901	(p	)	—	—			2,901

Total interest expense	19,409	32,621			7,004	(1,438)			38,187

Net interest income	275,633	408,003			50,426	4,967			463,396
Provision for loan and lease losses	14,205	25,611			1,400	—			27,011

Net interest income after provision	261,428	382,392			49,026	4,967			436,385

Non-interest income
Service charges on deposit accounts	21,140	29,803			1,750	—			31,553
Mortgage lending income	5,104	8,350			—	—			8,350
Trust income	4,395	4,395			—	—			4,395
Bank owned life insurance income	7,672	9,603			626	—			10,229
Other income from purchased loans	21,335	21,335			—	—			21,335
Net gains (losses) on investment securities	2,619	2,224			—	—			2,224
Gains (losses) on sales of other assets	7,290	7,426			4,056	—			11,482
Gain on merger and acquisition transaction	—	—			—	—			—
Other	4,920	7,546			1,619	—			9,165

Total non-interest income	74,475	90,682			8,051	—			98,733

Non-interest expense:
Salaries and employee benefits	66,450	106,898			15,722	—			122,620
Net occupancy and equipment	22,711	32,070			6,235	—			38,305
Other operating expenses	50,175	92,333	(r	)	13,695	3,200	(Q	)	109,228

Total non-interest expenses	139,336	231,301			35,652	3,200			270,153

Income before taxes	196,567	241,773			21,425	1,767			264,965
Provision for income taxes	65,714	81,520	(s	)	8,503	673	(R	)	90,696

Net income (loss)	130,853	160,253			12,922	1,094			174,269
Net income attributable to noncontrolling interest	(55)	(55)			—	—			(55)

Net income available to common stockholders	$130,798	$160,198			$12,922	$1,094			$174,214

Basic earnings per common share:
Earnings (loss) per share	$1.52	$1.51			$0.80				$1.51
Weighted average shares outstanding (thousands)	86,070	105,758			16,101				115,167
Diluted earnings per common share:
Earnings (loss) per share	$1.51	$1.50			$0.80				$1.50
Weighted average shares outstanding (thousands)	86,838	106,526			16,101				115,935

Unaudited Pro Forma Combined Consolidated Income Statement

For the Year Ended December 31, 2014

	Ozarks Historical	Ozarks Pro Forma(3)			C1 Historical	C1 Pro forma Adjustments			Pro forma Combined
	(Dollars in thousands, except per share data)
Interest income:
Loans and leases, including purchased non-covered loans	$260,779	$525,228	(m	)	$63,351	$9,595	(N	)	$598,174
Investment securities	30,614	50,789			62				50,851
Other	56	1,468			897				2,365

Total interest income	291,449	577,485			64,310	9,595			651,390
Interest expense:
Deposits	8,566	26,673	(n	)	5,963	(1,723)	(O	)	30,913
Repurchase agreements	54	65			—				65
Other borrowings	10,642	14,265	(o	)	2,663	(1,275)	(P	)	15,653
Subordinated debentures	1,693	3,831	(p	)	—	—			3,831

Total interest expense	20,955	44,834			8,626	(2,998)			50,462

Net interest income	270,494	532,651			55,684	12,593			600,928
Provision for loan and lease losses	16,915	23,369			4,814	—			28,183

Net interest income after provision	253,579	509,282			50,870	12,593			572,745

Non-interest income
Service charges on deposit accounts	26,609	39,568			2,240	—			41,808
Mortgage lending income	5,187	5,187			47	—			5,234
Trust income	5,592	5,743			—	—			5,743
Bank owned life insurance income	5,184	5,516			160	—			5,676
Accretion of FDIC loss share payable, net of amortization of FDIC clawback payable	(611)	(611)			—	—			(611)
Other income from purchased loans	14,803	14,803			—	—			14,803
Net gains (losses) on investment securities	144	2,134			241	—			2,375
Gains (losses) on sales of other assets	6,023	6,022			3,581	—			9,603
Gain on merger and acquisition transaction	4,667	6,945			48	—			6,993
Other	17,285	30,166			1,421	—			31,587

Total non-interest income	84,883	115,473			7,738	—			123,211

Non-interest expense:
Salaries and employee benefits	76,884	144,825			18,360	—			163,185
Net occupancy and equipment	24,102	39,560	(q	)	7,171	—			46,731
Other operating expenses	65,029	175,364	(r	)	21,701	4,267	(Q	)	201,332

Total non-interest expenses	166,015	359,749			47,232	4,267			411,248

Income before taxes	172,447	265,006			11,376	8,326			284,708
Provision for income taxes	53,859	86,773	(s	)	4,652	3,172	(R	)	94,597

Net income (loss)	118,588	178,233			6,724	5,154			190,111
Net income attributable to noncontrolling interest	18	18			—	—			18

Net income available to common stockholders	$118,606	$178,251			$6,724	$5,154			$190,129

Basic earnings per common share:
Earnings (loss) per share	$1.53	$1.70			$0.48				$1.66
Weighted average shares outstanding (thousands)	77,538	105,028			14,112				114,437
Diluted earnings per common share:
Earnings (loss) per share	$1.52	$1.69			$0.48				$1.65
Weighted average shares outstanding (thousands)	78,060	105,550			14,112				114,959

Notes to Unaudited Pro Forma Combined Consolidated Financial Information

As of and for the Nine Months Ended September 30, 2015

And for the Year Ended December 31, 2014

(A)	This represents the estimated C1 merger consideration of $402.5 million, consisting of 100% common stock. It is assumed that 9,409,186 shares of Ozarks common stock, par value $0.01 per share, are issued based on the closing price of $42.78 per share which was the closing price of Ozarks common stock on January 27, 2016, the latest practicable trading day before the date of this proxy statement/prospectus. The following table is a sensitivity analysis of the potential merger consideration based on changes in the price of Ozarks common stock for purposes of determining the exchange ratio for this transaction.

Change in Average Closing Price	Average Closing Price		Exchange Ratio		No. shares to be Issued		Approximate Transaction Value
40%	$59.89		0.4174		6,721,071		$402,525,000
30%	$55.61		0.4496		7,238,356		$402,525,000
20%	$51.34		0.4870		7,840,377		$402,525,000
10%	$47.06		0.5312		8,553,442		$402,525,000
0%	$42.78		0.5844		9,409,186		$402,525,000
-10%	$38.50	(1)	0.6283	(1)	10,116,235	(1)	$389,475,000	(1)
-20%	$34.22	(1)	0.6283	(1)	10,116,235	(1)	$346,178,000	(1)
-30%	$29.95	(1)	0.6283	(1)	10,116,235	(1)	$302,981,000	(1)
-40%	$25.67	(1)	0.6283	(1)	10,116,235	(1)	$259,684,000	(1)

(1)	The C1 merger agreement stipulates a minimum price of $39.79 per share and a maximum price of $66.31 per share to be used for purposes of calculating the exchange ratio. Accordingly, to the extent the average price of Ozarks common stock exceeds $66.31 per share, the total transaction value will increase although the aggregate number of shares issued will remain fixed, based on that average price. Conversely, to the extent the average price of Ozarks common stock is less than $39.79 per share, the total transaction value will decrease although the aggregate number of shares issued will remain fixed, based on that average price.

(B)	This adjustment is to reclassify the non-purchased loans and leases to purchased loans and leases.
(C)	This adjustment represents Ozarks’ estimate of the necessary write-down of C1’s loan portfolio and foreclosed assets to estimated fair value. The estimated purchase accounting adjustment for the acquired loan portfolio is comprised of approximately $15.9 million of non-accretable credit adjustments, approximately $33.5 million of accretable interest rate adjustments and partially offset by the elimination of $11.6 million of C1 discounts and net deferred fees. The estimated purchase accounting adjustment of approximately $2.3 million for the acquired foreclosed assets consists entirely of non-accretable adjustments. The purchase accounting adjustment for the acquired loan portfolio includes Ozarks’ estimate on the Brazilian loans. The aggregate purchase price is subject to an upward adjustment if the Brazilian loans are sold prior to the merger closing at a price above a specified amount, as described in more detail in the section titled “The Brazilian Standby Purchase Agreement” in this proxy statement/prospectus. Subsequent to the completion of the C1 merger transaction and subject to the sale of the Brazilian loans, Ozarks will finalize its determination of the fair values of the acquired loans and the acquired foreclosed assets which could significantly change both the amount and the composition of these estimated purchase accounting adjustments.
(D)	This adjustment represents the elimination of C1’s allowance for loan losses.
(E)	This adjustment represents the estimated fair value adjustment of C1’s premises and equipment, including the write-down of certain leasehold improvements. Prior to the completion of the C1 merger transaction, Ozarks will obtain independent third party appraisals of all significant premises and equipment owned by C1. Such appraisals could result in further adjustments to the carrying values of the acquired premises and equipment.

(F)	This adjustment represents the estimated purchase price allocation for C1, assuming the transaction closed on September 30, 2015, and is calculated as follows (in thousands):

Total purchase price	$402,525
Less: equity at book value	(199,560)
Elimination of allowance for loan losses	(7,932)
Current and deferred taxes	(11,752)
Estimated transaction costs and contract buyouts	14,988
Elimination of previously recorded core deposit intangible	754
Elimination of previously recorded goodwill	249
Allocated to:
Loans and foreclosed assets	40,053
Premises and equipment	2,675
Core deposit and other intangibles	(25,618)
Other assets	1,756
Time deposits	4,100
Other borrowings	3,838

Goodwill	$226,076

(G)	This adjustment represents Ozarks’ estimate of the core deposit and other intangible assets to be recorded, net of the elimination of previously recorded core deposit intangible. The actual amounts of such intangible assets will be determined at the completion of the C1 merger transaction.
(H)	This adjustment includes current and deferred income tax assets and liabilities recorded to reflect the differences in the carrying values of the acquired assets and the assumed liabilities for financial reporting purposes and the cost basis for federal income tax purposes.
(I)	This adjustment represents the write down of certain other assets to estimated fair value.
(J)	This adjustment represents the estimated write-up of assumed time deposits to reflect a current market rate of interest.
(K)	This adjustment represents the estimated write-up of assumed other borrowings to reflect a current market rate of interest.
(L)	This adjustment represents the accrual of certain costs and contract buyouts expected to be incurred in connection with the merger transaction. The details of such costs and contract buyouts are as follows (in thousands):

Financial advisor fee	$5,000
Estimated employment contract costs	3,400
Estimated contract termination costs	3,200
Estimated attorneys and accountants fees	2,000
Other transaction costs	1,388

Total costs	$14,988

(M)	This adjustment represents the elimination of the historical equity of C1.
(N)

Upon completion of the C1 merger transaction, Ozarks will evaluate the acquired loan portfolio to finalize the necessary credit and interest rate fair value adjustments. This adjustment includes Ozarks’ estimate of the expected accretion that would have been recorded in 2014 and the first nine months of 2015 assuming the C1 merger transaction closed on January 1, 2014 and using a weighted average maturity of approximately 7.3 years. The estimated accretion adjustments are approximately $9.6 million in year 1, approximately $4.7 million in year 2, approximately $3.5 million in year 3, approximately $2.3 million in year 4, approximately $1.7 million in year 5 and approximately $11.7 million thereafter. Subsequent to the closing of the C1 merger transaction, the amount and timing of the estimated accretion of this purchase accounting adjustment could be revised significantly.
(O)	Upon completion of the C1 merger transaction, Ozarks will evaluate the assumed time deposits to finalize the necessary fair value adjustment to reflect current interest rates for comparable deposits. This fair value adjustment will then be accreted into earnings as a reduction of the cost of such time deposits. This adjustment includes Ozarks’ estimate of the expected accretion that would have been recorded in 2014 and the first nine months of 2015 assuming the C1 merger transaction closed on January 1, 2014 and using a weighted-average maturity of approximately 1.7 years. The estimated accretion adjustments are approximately $1.7 million in year 1, approximately $0.9 million in year 2, approximately $0.6 million in year 3, approximately $0.4 million in year 4, and approximately $0.2 million in year 5 and $0.3 million thereafter. Subsequent to the closing of the C1 merger transaction, the amount and timing of the estimated accretion of this purchase accounting adjustment could be revised significantly.
(P)	This adjustment represents the amount of accretion on other borrowings assumed from C1 that would have been recorded in 2014 and the first nine months of 2015 assuming the transaction closed on January 1, 2014.
(Q)	This represents the expected amortization during 2014 and the first nine months of 2015 of the core deposit and other intangibles expected to be acquired in the C1 merger transaction, assuming the transaction closed on January 1, 2014. The estimated useful life of the core deposit intangible is estimated to be seven years and the estimated useful life of other intangibles is estimated to be four years.
(R)	This represents income tax expense on the pro forma adjustments at Ozarks’ statutory federal and state income tax rate of 38.1%.

(1)	Includes Ozarks historical balance sheet at September 30, 2015, the pro forma impact of the pending C&S merger transaction announced October 19, 2015 and the pro forma impact of C&S’ acquisition of certain CertusBank branches, cash, loans and deposits on October 9, 2015.
(2)	Includes Ozarks historical results of operations for the nine months ended September 30, 2015, the historical results of operations for Intervest for the period of January 1, 2015 through February 10, 2015 (the date the Intervest merger transaction closed) and the pro forma impact of Intervest and C&S assuming they closed on January 1, 2014.
(3)	Includes Ozarks historical results of operations for the year ended December 31, 2014, the historical results of operations for Intervest for the year ended December 31, 2014, the historical results of operations for Summit for the period of January 1, 2014 through May 16, 2014 (the date the Summit merger transaction closed) and the pro forma impact of Summit, Intervest and C&S assuming they closed on January 1, 2014.

(a)	Includes the estimated C&S merger consideration of $799.6 million, consisting of 100% common stock. It is assumed that 18,690,860 shares of Ozarks common stock are issued based on the closing price of $42.78 per share, which was the closing price of Ozarks common stock on January 27, 2016. Also includes the elimination of the historical equity of C&S.
(b)	Includes Ozarks’ estimate to adjust C&S’ held-to-maturity investment securities portfolio to estimated fair value.
(c)	Includes Ozarks’ estimate of the necessary write-down of C&S’ loan portfolio and foreclosed assets to estimated fair value. The estimated purchase accounting adjustment for the acquired loan portfolio is comprised of approximately $65.3 million of non-accretable credit adjustments, approximately $92.9 million of accretable interest rate adjustments and $68.1 million of reversals of C&S discounts and net deferred fees. The estimated purchase accounting adjustment of approximately $2.5 million for the acquired foreclosed assets consists entirely of non-accretable adjustments.
(d)	Includes the elimination of C&S’ allowance for loan losses.
(e)	Includes the estimated fair value adjustment of C&S’ premises and equipment, including the write-down of certain leasehold improvements.

(f)	Includes the estimated purchase price allocation for C&S, assuming the transaction closed on September 30, 2015.
(g)	Includes Ozarks’ estimate of the core deposit intangible asset to be recorded, net of the elimination of previously recorded core deposit intangible. The actual amount of such core deposit intangible asset will be determined at the completion of the C&S merger transaction.
(h)	Includes the estimated current and deferred income tax assets and liabilities recorded to reflect the differences in the carrying values of the acquired assets and the assumed liabilities for financial reporting purposes and the cost basis for federal income tax purposes in the C&S merger transaction.
(i)	Includes Ozarks’ estimate of the write-off of certain other assets to estimated fair value in the C&S merger transaction.
(j)	Includes the estimated write-up of assumed time deposits in the C&S merger transaction to reflect a current market rate of interest.
(k)	Includes the estimated write-up of assumed other borrowings in the C&S merger transaction to reflect a current market rate of interest.
(l)	Includes the accrual of certain costs and contract buyouts expected to be incurred in connection with the C&S merger transaction.
(m)	Includes Ozarks’ estimate of the accretion on the acquired loan portfolios of Summit, Intervest and C&S that would have been recorded during 2014 and the first nine months of 2015 assuming each of those merger transactions closed on January 1, 2014.
(n)	Includes Ozarks’ estimate of the accretion on the assumed time deposits from Summit, Intervest and C&S that would have been recorded during 2014 and the first nine months of 2015 assuming each of those merger transactions closed on January 1, 2014.
(o)	Includes the estimated amount of accretion on Federal Home Loan Bank advances assumed from Summit and C&S that would have been recorded in 2014 and the first nine months of 2015 assuming those merger transactions closed on January 1, 2014.
(p)	Includes the estimated amount of amortization on subordinated debentures assumed from Intervest that would have been recorded in 2014 and the first nine months of 2015 assuming the Intervest merger transaction closed on January 1, 2014.
(q)	Includes the estimated decrease in depreciation and amortization expense that would have been recorded during 2014 assuming the Summit merger transaction closed on January 1, 2014.
(r)	Includes the estimated amortization of the core deposit intangible assets during 2014 and the first nine months of 2015 assuming the Summit, Intervest and C&S merger transactions closed on January 1, 2014. The estimated useful lives of the acquired intangible assets are estimated to range from six to seven years.
(s)	Includes the estimated income tax expense on the pro forma adjustments at Ozarks’ statutory federal and state income tax rate of 38.1%.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA AND COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth for both Ozarks common stock and C1 common stock certain historical, pro forma and pro forma equivalent per share financial information. The historical per share data were derived from the financial statements of Ozarks and C1 that have been filed with the SEC, certain of which are incorporated by reference herein. See “Incorporation of Certain Documents by Reference” on page 108.

The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the date presented, in the case of book value data, and as if the transaction had been effective on January 1, 2014, in the case of the income and dividend data. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting.

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 21.

	Ozarks Historical	Ozarks Pro Forma(1)	C1 Historical	Pro Forma Combined(2)	C1 Equivalent Pro Forma(3)
Net Income Per Common Share:
Nine Months Ended September 30, 2015
Basic	$1.52	$1.51	$0.80	$1.51	$0.88
Diluted	$1.51	$1.50	$0.80	$1.50	$0.88
Year Ended December 31, 2014
Basic	$1.53	$1.70	$0.48	$1.66	$0.97
Diluted	$1.52	$1.69	$0.48	$1.65	$0.97
Dividends Declared Per Common Share:
Nine Months Ended September 30, 2015	$0.405	$0.345	$—	$0.345	$0.20
Year Ended December 31, 2014	$0.470	$0.360	$—	$0.360	$0.21
Period-End Book Value Per Common Share:
September 30, 2015	$14.89	$19.77	$12.39	$21.63	$12.64

(1)	The unaudited pro forma information for Ozarks gives effect to the acquisitions of Summit, Intervest, and C&S (adjusted to give effect, on a pro forma basis, of C&S’ acquisition of certain branches, cash, loans and deposits from CertusBank) as if those acquisitions had been effective on January 1, 2014 in the case of net income per common share and dividends declared per common share. Book value per common share includes the pro forma impact of the pending C&S acquisition as of September 30, 2015; because the Summit acquisition closed on May 16, 2014 and the Intervest acquisition closed on February 10, 2015, the impact of these acquisitions is included in book value per common share amounts at September 30, 2015.
(2)	Pro forma combined amounts are calculated by adding together Ozarks pro forma amounts together with the historical amounts as reported by C1, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the C1 merger and an estimated 9.4 million shares of Ozarks common stock to be issued pursuant to the terms of the C1 merger agreement.
(3)	The equivalent pro forma per share data for C1 is computed by multiplying Ozarks pro forma combined amounts by 0.5844.

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the dividend paid per share, of Ozarks common stock, which trades on the NASDAQ Global Select Market under the symbol “OZRK” and C1 common stock, which is listed on the NYSE under the symbol “BNK.” The prices for Ozarks common stock and dividends have been restated to give retroactive effect to all stock dividends and stock splits during the periods presented. Since its inception, C1 has not paid any dividends on shares of its common stock.

	Ozarks Common Stock			C1 Common Stock(1)
	High	Low	Dividends	High	Low
2013
First Quarter	$22.36	$16.30	$0.075	N/A	N/A
Second Quarter	$22.85	$19.72	$0.085	N/A	N/A
Third Quarter	$24.47	$21.62	$0.095	N/A	N/A
Fourth Quarter	$29.04	$22.70	$0.105	N/A	N/A
2014
First Quarter	$35.24	$27.76	$0.110	N/A	N/A
Second Quarter	$34.84	$27.51	$0.115	N/A	N/A
Third Quarter	$35.00	$30.52	$0.120	$18.77	$16.66
Fourth Quarter	$37.00	$29.14	$0.125	$19.70	$15.98
2015
First Quarter	$38.22	$32.35	$0.130	$19.10	$16.25
Second Quarter	$48.68	$39.36	$0.135	$19.84	$17.81
Third Quarter	$46.90	$37.96	$0.140	$19.77	$17.66
Fourth Quarter	$54.69	$43.52	$0.145	$24.49	$18.40
2016
First Quarter (through January 27, 2016)	$49.23	$40.62	$0.150	$24.25	$23.58

(1)	C1 common stock commenced trading on the NYSE on August 14, 2014.

As of December 31, 2015, there were 90,612,388 shares of Ozarks common stock issued and outstanding, which were held by approximately 1,110 shareholders of record and there were 16,100,966 shares of C1 common stock issued and outstanding, which were held by approximately 376 shareholders of record.

The following table sets forth the closing sale prices per share of Ozarks common stock and C1 common stock on November 6, 2015, the last trading day before the public announcement of the signing of the merger agreement, and on January 27, 2016, the latest practicable date before the date of this proxy statement/prospectus.

Date	Ozarks Common Stock	C1 Common Stock	C1 Equivalent Per Share Value(1)
November 6, 2015	$53.05	$20.70	$26.82
January 27, 2016	$42.78	$23.84	$25.00

(1)	Represents a hypothetical per share merger consideration value to a C1 shareholder as of November 6, 2015 and January 27, 2016, determined by multiplying the closing share price of Ozarks common stock on such dates by an assumed exchange ratio of 0.5844. The actual exchange ratio will be based on, among other things, the average closing price of Ozarks common stock for the 10 trading days ending on the second business day prior to closing, subject to a minimum and maximum price of $39.79 and $66.31, respectively.

We urge you to obtain current market quotations for Ozarks common stock and C1 common stock. Because trading prices fluctuate, C1 shareholders are not assured of receiving any specific market value of Ozarks common stock. The price of Ozarks common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this proxy statement/prospectus was mailed or when the C1 shareholders meet to vote on the merger.

RISK FACTORS

An investment in Ozarks common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors included in Ozarks’ Annual Report on Form 10-K for the year ended December 31, 2014, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. Please also refer to the section of this proxy statement/prospectus titled “Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Where You Can Find More Information” in the forepart of this document and “Incorporation Of Certain Documents By Reference” beginning on page 108.

The Amount of Merger Consideration May Decrease Following the C1 Shareholder Meeting.

Pursuant to the terms of the merger agreement, the aggregate purchase price is subject to a downward adjustment, on a dollar-for-dollar basis, in the event C1’s closing consolidated net book value is less than $174 million.

C1’s closing consolidated net book value will be calculated as C1’s unaudited consolidated net shareholders’ equity determined in accordance with GAAP as of the determination date, but without giving effect to the after-tax impact of the following items: (i) any negative provision for loan and lease losses for the period between June 30, 2015 and the determination date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from (A) the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of June 30, 2015 where the resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, or (B) recoveries or payoffs in excess of the carrying value of a loan, which carrying value is the amount the loan is recorded in the books and records of C1 Bank in accordance with GAAP, including any accrued but unpaid interest and excluding any allowance for loan and lease losses or other valuation accounts for such loan, shall be reflected in the closing consolidated net book value; provided, however, that such adjustment is limited to the lesser of (x) the actual amount of the reduction of such specific allowance determined in (A) above plus the recoveries or payoff in excess of the carrying value determined in (B) above, or (y) the actual negative provision recorded by C1 Bank, determined in accordance with GAAP, during the fiscal quarter in which such resolution or recovery occurs; (ii) any of the actions or changes taken only to comply with certain coordination procedures required by the merger agreement, which would otherwise not have been taken or required to be taken; (iii) increases in C1’s consolidated net shareholders’ equity resulting from the issuance of C1 common stock after June 30, 2015; or (iv) the amount paid by C1 prior to closing in the event C1 purchases a tail policy for directors’ and officers’ liability insurance on the terms described in the merger agreement (subject to the limits on expended premiums described therein) to the extent such amount is fully expensed prior to the effective time of the merger. For purposes of calculating the closing consolidated net book value, C1 shall include, without duplication, reductions for: (A) the after-tax amount of any fees and commissions payable by C1 or any C1 subsidiary to any broker, finder, financial advisor or investment banking firm in connection with the merger, the bank merger, the merger agreement and the transactions contemplated thereby; (B) the after-tax amount of any legal and accounting fees incurred by C1 or any C1 subsidiary in connection with the merger or the merger agreement, the bank merger and the transactions contemplated thereby and any related SEC and regulatory filings, including any printing expenses and SEC filing fees; (C) the after-tax amount of the costs expected to be incurred by Ozarks after the closing date related to certain environmental clean-up matters, as provided in the merger agreement; (D) the after-tax amount of any compensation, bonus, severance, or payments payable by C1 or any C1 subsidiary and triggered in connection with the change-of-control or merger or other similar payment payable by C1 or any C1 subsidiary; (E) the after-tax amount of the projected loss from the planned sale of the Brazilian loans, calculated based on the projected net proceeds to be received pursuant to the applicable purchase agreement for such loans, subtracted from the net book value of the

Brazilian loans (net book value shall include unpaid principal balance, net of any unamortized discounts, premiums or deferrals of costs or fees; accrued but uncollected interest; related contra account; and related allowance for loan and lease losses); and (F) the after-tax amounts resulting from the accruals of (1) $3.5 million of costs associated with the termination of certain data processing services and related vendor contracts, (2) $3.5 million of costs associated with real estate appraisals, changes of signage, and write offs of leasehold improvements, and (3) $2.5 million of costs associated with employee training and relocation. The closing consolidated net book value may be further adjusted upon the mutual written agreement of the parties.

While C1’s closing consolidated net book value will not be known until the determination date, C1 expects that in the ordinary course of business, which C1’s management believes will be the case, C1’s closing consolidated net book value at the determination date will be at least $174 million. As of the date of this proxy statement/prospectus, C1’s consolidated net book value, calculated in accordance with the above formula, continues to exceed $174 million, and if the closing of the merger were to occur on the date of this proxy statement/prospectus, no adjustment to the aggregate purchase price would be made based on this calculation. The calculation date for the closing consolidated net book value will occur subsequent to the date of the C1 special shareholders meeting, and if the closing consolidated net book value is less than $174 million on the determination date, the aggregate merger consideration to be received by the C1 shareholders will be adjusted downward on a dollar-for-dollar basis. There can be no assurance that there will not be a downward adjustment or that if there is a downward adjustment it will not be material. For additional information on the possibility of a downward adjustment in the aggregate purchase price, including a sensitivity analysis of potential adjustments to the per share merger consideration based on changes in C1’s closing consolidated net book value, see “The Merger Agreement—Merger Consideration, Purchase Price and Purchase Price Adjustments” beginning on page 68.

Because the Market Price of Ozarks Common Stock Will Fluctuate and as a Result of Other Factors, C1 Shareholders Cannot Be Sure of the Number of Shares or Exact Value of the Shares of Ozarks Common Stock They Will Receive.

Upon completion of the merger, each outstanding share of C1 common stock will be converted into the merger consideration payable in shares of Ozarks common stock as provided in the merger agreement. The number of shares that a C1 shareholder will receive for each share of C1 common stock will depend, in part, on the average closing price of Ozarks common stock for the 10 trading days ending on the second business day prior to closing, subject to a minimum and maximum price equal to $39.79 and $66.31, respectively, which we refer to as the Ozarks average stock price. The value of such shares of Ozarks common stock received for each share of C1 common stock will depend on the price per share of Ozarks common stock at the time the shares are actually received by a C1 shareholder. The closing price of Ozarks common stock on the date that the shareholder actually receives the shares of such stock after the merger is completed and the Ozarks average stock price may vary from each other, as well as from the closing price of Ozarks common stock on the date that Ozarks and C1 announced the merger, on the date of this proxy statement/prospectus, and on the date of the special meeting.

Fluctuation in the market price of Ozarks common stock after the special meeting could change the value of the shares of Ozarks common stock that C1 shareholders will receive, depending on whether the Ozarks average stock price to be used in determining the exchange ratio is higher than $66.31 per share or lower than $39.79 per share. If such price is higher than $66.31, C1 shareholders will receive more shares of Ozarks common stock than they otherwise would if there were no cap on the stock price used in determining the exchange ratio. Conversely, if the Ozarks average stock price is lower than $39.79 per share, C1 shareholders will receive fewer shares of Ozarks common stock than they otherwise would if there were no floor on the stock price used in determining the exchange ratio.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Ozarks’ business, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond Ozarks’ control. Accordingly, at the time of the special meeting of C1 shareholders, because of the above timing differences C1 shareholders will not be able to calculate the number of shares of Ozarks common stock they may receive upon completion of the merger or the exact value of Ozarks common stock they may receive upon completion of the merger.

The Merger is Subject to the Receipt of Consents and Approvals from Governmental Entities that May Impose Conditions that Could Have an Adverse Effect on Ozarks.

Before the merger may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Ozarks and C1 do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Ozarks following the merger, any of which might have a material adverse effect on Ozarks following the merger. Ozarks is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on C1 or Ozarks, as described more fully in “The Merger Agreement—Regulatory Approvals Required for the Merger” beginning on page 83.

Certain Officers and Directors of C1 Have Interests in the Merger Different From the Interests of Non-director or Non-management Shareholders.

Some of the officers and directors of C1 have interests in the merger that are in addition to their interests as shareholders of C1 generally. For example, C1’s President and Chief Executive Officer, Trevor Burgess, will receive a “change of control” payment in connection with the merger pursuant to a change of control agreement with C1, which we refer to as the “change of control agreement”. In addition, Mr. Burgess has entered into a retention and non-compete agreement, which we refer to as the “retention and non-compete agreement”, with Ozarks Bank, to be effective upon closing of the merger, pursuant to which Mr. Burgess will serve as the Chief Innovation Officer for Ozarks and Ozarks Bank and as Ozarks Bank’s Florida Market President following the merger and will receive certain payments. Furthermore, the standby purchaser (which is an affiliate of Marcelo Faria de Lima, a director of C1 and the general partner of a significant C1 shareholder of record) entered into a Brazilian standby purchase agreement with Ozarks pursuant to which such affiliate agreed to purchase the Brazilian loans on a standby basis for an amount equal to 75.14% of the aggregate net book value, as defined in the Brazilian standby purchase agreement, of the Brazilian loans. The Brazilian loans had a net book value, as defined in the Brazilian standby purchase agreement, at December 31, 2015 of approximately $40.4 million. In addition, in connection with the initial public offering of shares of common stock of C1, certain executive officers and directors of C1 received a one-time cash bonus payment in amounts ranging from $35,000 to $500,000. These amounts remain subject to a clawback until the earlier of (i) a specific date (with dates ranging from August 13, 2016 to August 13, 2019) or (ii) a vesting event. The closing of the merger will constitute a vesting event for this purpose.

These interests also include indemnification provisions contained in the merger agreement and Ozarks’ purchase of an officers’ and directors’ liability insurance policy for a limited time (at current levels) following the merger. Although the members of the respective boards of directors of each of Ozarks and C1 knew about these additional interests and considered them when they considered and approved the merger agreement and the merger, you should be aware of them. See “The Merger Agreement—Interests of C1 Executive Officers and Directors in the Merger” on page 71.

The Fairness Opinion Delivered By C1’s Financial Advisor Will Not Reflect Changes in Circumstances Between the Date of the Merger Agreement and the Completion of the Merger.

The fairness opinion obtained by the C1 board of directors from Sandler O’Neill, C1’s financial advisor, regarding the fairness, from a financial point of view, of the consideration to be received by common shareholders of C1 in connection with the merger is dated November 9, 2015. Such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Ozarks and C1, general market and economic conditions and other factors that may be beyond the control of Ozarks and C1, and on which the fairness opinion was based, may alter the value of Ozarks or C1 or the prices of shares of Ozarks common stock or C1 common stock by the time the merger is completed. The opinion does not speak as of the time the merger is completed or as of any date other than the date of the opinion. Management of Ozarks is not aware of any material changes in Ozarks’ operations or performance since the delivery of the Sandler O’Neill opinion or that are anticipated to occur before the special meeting takes place or before the merger is completed. Management of C1 is not aware of any material changes in C1’s operations or performance since the delivery of the Sandler O’Neill opinion or that are anticipated to occur before the special meeting takes place or by the time the merger is completed. Sandler O’Neill does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. A copy of the Sandler O’Neill opinion is included as Appendix B to this proxy statement/prospectus. For a description of the opinion that C1 received from its financial advisor, please refer to “The Merger—Opinion of C1’s Financial Advisor” beginning on page 51. For a description of the other factors considered by C1’s board of directors in determining to approve the merger, please refer to “The Merger—C1’s Reasons for the Merger; Recommendation of the C1 Board of Directors” beginning on page 48.

The Financial Projections Considered By C1 and C1’s Financial Advisor May Not Be Realized, Which May, Among Other Things, Adversely Affect the Market Price of Ozarks Shares Following the Merger.

In performing its financial analyses and rendering its opinion regarding the fairness, from a financial point of view, of the merger consideration set forth in the merger agreement to the holders of C1 common stock, the financial advisor to C1 independently reviewed and relied on, among other things, certain financial projections prepared by C1 management in early 2015 and certain financial projections prepared by C1 management in the summer of 2015 to reflect events that had occurred during 2015 and prior to the time of their preparation, each of which were provided in whole or in part to Ozarks and certain other potential counterparties that entered into confidentiality agreements with C1. In addition, at the direction of C1 management, in the case of C1, and following discussions with, and confirmation of reasonableness by, Ozarks management, in the case of Ozarks, the financial advisor to C1 independently reviewed and relied upon publicly available earnings per share estimates for C1 and Ozarks, respectively, and an estimated long-term earnings per share growth rate of 15% for C1 and Ozarks, respectively, and used such estimates and growth rate to prepare certain projections that were reviewed by the C1 board of directors. See the section titled “The Merger—Certain Financial Projections” beginning on page 65. The financial projections were not prepared with a view toward public disclosure or with a view toward complying with generally accepted accounting principles in the U.S. (“GAAP”), the published guidelines of the SEC regarding financial projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of financial projections. The financial projections have not generally been updated since the date they were prepared, are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus are cautioned not to rely on the financial projections. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. Accordingly, C1’s and/or Ozarks’ financial condition or results of operations may not be consistent with those set forth in such projections. Worse financial results could, among other things, have a material adverse effect on the market price of Ozarks common stock following the merger.

The Merger Will Not be Completed Unless Important Conditions are Satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Ozarks and C1 may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or, if permissible, waived before Ozarks and C1 are obligated to complete the merger:

•	the approval of the merger agreement and merger by the requisite vote of C1 shareholders;

•	the receipt of all regulatory approvals and consents required for consummation of the merger;

•	no law shall have been enacted that prohibits or makes illegal the consummation of the merger and no temporary, preliminary or permanent restraining order preventing the consummation of the merger shall be in effect;

•	the registration statement of which this proxy statement/prospectus is a part shall be effective under the Securities Act, and no stop order shall have been issued or proceedings for that purpose shall have been initiated or threatened by the SEC;

•	all necessary consents and approvals, including any applicable regulatory approvals, shall have been obtained to effect the sale of the Brazilian loans, including the assignment of all obligations thereunder, and either the third party purchaser(s) under the Brazilian purchase agreement(s) shall, prior to the closing, consummate the purchase of such loans, or Ozarks shall be reasonably satisfied that the standby purchaser will, immediately after the effective time of the merger and a dividend of the loans from Ozarks Bank to Ozarks, consummate the purchase of the Brazilian loans from Ozarks in accordance with the terms of the Brazilian standby purchase agreement;

•	the receipt by Ozarks of the report from a specified third party consultant to C1 to the effect that, on the basis of the facts, representations and assumptions set forth in such report, the amount payable as the service payment under the retention and non-compete agreement is reasonable and will not be deemed an “excess parachute payment” within the meaning of Section 280G of the Code;

•	the retention and non-compete agreement between Ozarks Bank and Trevor Burgess shall have been executed and delivered by Mr. Burgess and Ozarks Bank, to be effective at the closing;

•	the shares of Ozarks common stock to be issued to holders of C1 common stock upon consummation of the merger must have been authorized for listing on NASDAQ;

•	Ozarks and C1, respectively, must have received opinions from Kutak Rock LLP and Davis Polk & Wardwell LLP, respectively, each dated as of the closing date, in form and substance reasonably satisfactory to Ozarks and C1, to the effect that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	certain other conditions generally customary for agreements of this sort, such as the accuracy of representations and warranties subject to the materiality standards set forth in the merger agreement, the compliance in all material respects by the parties with their obligations under the merger agreement, and the non-existence of a material adverse effect (as such term is defined in the merger agreement).

Termination of the Merger Agreement Could Negatively Impact C1.

If the merger agreement is terminated before closing there may be various consequences. For example, C1’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, C1 will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the C1 board of directors seeks another merger or business combination, C1 shareholders cannot be certain that C1 will be able to find a party willing to pay the equivalent or greater consideration than that which Ozarks has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, C1 may be required to pay Ozarks a termination fee or liquidated damages. See “The Merger Agreement—Effect of Termination” beginning on page 82.

Ozarks and C1 Will Incur Significant, Non-Recurring Merger-Related Transaction and Integration Costs in Connection With the Merger, Which Could Adversely Affect Either Company’s Financial Condition and Results of Operations.

Ozarks and C1 each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, Ozarks and C1 expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including such non-recurring expenses as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although

Ozarks and C1 expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Ozarks following completion of the merger.

The Merger Agreement Contains Provisions That May Discourage Other Companies from Trying to Acquire C1 for Greater Merger Consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to C1 that might result in greater value to C1’s shareholders than the merger. These provisions include a general prohibition on C1 from soliciting or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. C1 may be required to pay Ozarks a termination fee of $10 million in the event the merger agreement is terminated under circumstances involving an acquisition proposal for a competing transaction. In addition, unless the merger agreement is terminated before the C1 special meeting, C1 is required to submit the proposal to approve the merger agreement to its shareholders even if C1’s board of directors has withdrawn, modified or qualified its recommendation. For further information, please see the sections entitled “The Merger Agreement —Agreement to Not Solicit Other Offers” and “The Merger Agreement—Effect of Termination” beginning on pages 79 and 82, respectively.

Ozarks and C1 Will be Subject to Business Uncertainties and C1 Will be Subject to Contractual Restrictions While the Merger is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on C1 and Ozarks. These uncertainties may impair the ability of Ozarks or C1 to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with C1 or Ozarks to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of C1 may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of C1 or Ozarks depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, C1’s business prior to the merger closing and Ozarks business after the merger closes, could be harmed. In addition, subject to certain exceptions, C1 has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 75 for a description of the restrictive covenants applicable to C1.

C1 Shareholders Will Have Less Influence as Shareholders of Ozarks Than As Shareholders of C1.

C1 shareholders currently have the right to vote in the election of the C1 board of directors and on other matters affecting C1. When the merger occurs, each shareholder that receives shares of Ozarks common stock will become a shareholder of Ozarks with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of C1. Assuming (1) the Ozarks average stock price is $42.78 (which was the closing price of Ozarks common stock on January 27, 2016), (2) there are no adjustments in the aggregate purchase price of $402,525,000 and (3) there is no change to the number of shares of C1 common stock outstanding since November 9, 2015, then we anticipate that an aggregate of approximately 9.4 million shares of Ozarks common stock would be issued to C1 shareholders upon completion of the merger, which would represent approximately 10% of the outstanding shares of Ozarks common stock as of the date of this proxy statement/prospectus. If the C1 merger and the pending C&S merger are both completed, then former C1 shareholders will own approximately 8% and former C&S stockholders will own approximately 16% of Ozarks outstanding common stock. Because of this, C1 shareholders will have less influence on the management and policies of Ozarks than they may now have on the management and policies of C1.

Shares of Ozarks Common Stock to be Received by C1 Shareholders in the Merger Will Have Rights Different From Shares of C1 Common Stock.

Upon completion of the merger, the rights of former C1 shareholders will be governed by the articles of incorporation and bylaws of Ozarks. Ozarks is organized under Arkansas law and C1 is organized under Florida law. Accordingly, certain rights associated with C1 common stock may differ from the rights associated with Ozarks common stock. Please see the section entitled “Comparison Of Shareholders’ Rights” beginning on page 92 for a discussion of the different rights associated with Ozarks common stock.

The Merger with C1 May Distract Ozarks’ Management From Its Other Responsibilities.

The acquisition of C1 could cause Ozarks’ management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Ozarks. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Ozarks.

Ozarks May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, Ozarks’ ability to combine the businesses of Ozarks and C1 and to combine the businesses of additional acquisitions, including the pending C&S merger. If Ozarks is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

Ozarks and C1 have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Ozarks or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of C1 could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Ozarks and C1 during the pre-merger period and for an undetermined time after the consummation of the merger.

The Unaudited Pro Forma Combined Consolidated Financial Statements Included In this Document Are Preliminary and the Actual Financial Condition and Results of Operations After the Merger May Differ Significantly.

The unaudited pro forma combined consolidated financial statements in this proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Ozarks’ actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined consolidated financial statements reflect adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which are based upon preliminary estimates, to record the C1 identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of C1 as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 21.

The Merger May Fail To Qualify as a Reorganization for Federal Tax Purposes, Resulting in Your Recognition of Taxable Gain or Loss in Respect of Your C1 Shares.

Ozarks and C1 intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Although the Internal Revenue Service, or IRS, will not provide a ruling on the matter, Ozarks and C1 will, as a condition to closing, obtain an opinion from Ozarks’ and C1’s respective legal counsel that the merger will constitute a reorganization under Code Section 368(a) for federal income tax purposes. These opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as such reorganization, a C1 shareholder generally would recognize gain or loss on each share of C1 common stock surrendered in an amount equal to the difference between such shareholder’s adjusted tax basis in that share and the fair market value of the merger consideration received in exchange for that share upon completion of the merger.

Litigation Filed Against C1 and its Board Of Directors and Ozarks Could Prevent Or Delay the Completion of the Merger Or Result in the Payment Of Damages Following Completion Of the Merger.

In connection with the merger, a putative class action lawsuit has been filed by a purported shareholder of C1 against C1 and its board of directors and Ozarks. Among other remedies, the plaintiff seeks court approval of the plaintiff as a proper class representative and certification of the lawsuit as a shareholders’ class action, and seeks to enjoin the merger. If a dismissal is not granted or a settlement is not reached and approved by the court, the lawsuit could prevent or delay completion of the merger and result in substantial costs to C1 and Ozarks, including any costs associated with indemnification. Additional lawsuits may be filed against C1, Ozarks, or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim seeking remedies against C1, its board of directors or Ozarks in connection with the merger transaction that remains unresolved at the effective time of the merger may adversely affect Ozarks’ business, financial condition, results of operations and cash flows. See “The Merger Agreement—Litigation Related to the Merger” on page 85 for a more complete discussion of the lawsuit. See also “The Merger Agreement—Interests of C1 Executive Officers and Directors in the Merger—Indemnification” on page 71 and “The Merger Agreement—Interests of C1 Executive Officers and Directors in the Merger—Officers’ and Directors’ Liability Insurance” on page 72.

C1 FINANCIAL, INC.
SPECIAL MEETING OF SHAREHOLDERS

C1 is mailing this proxy statement/prospectus to you, as a C1 shareholder, on or about February 3, 2016. With this document, C1 is sending you a notice of the C1 special meeting of shareholders and a form of proxy that is solicited by the C1 board of directors. The special meeting will be held on March 3, 2016 at 9:00 a.m., local time, at 100 5th Street South, St. Petersburg, Florida 33701.

Matters to be Considered

At the C1 special meeting, C1 is asking its shareholders to approve a proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, referred to as the C1 merger proposal.

Holders of C1 common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of C1 common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference.

The C1 board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of C1 and its shareholders, and has approved the merger agreement and the transactions contemplated by the merger agreement.

The C1 board of directors recommends a vote “FOR” the C1 merger proposal.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the C1 special meeting, regardless of whether you plan to attend. If you are a record holder you can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Corporate Secretary of C1 at 100 5th Street South, St. Petersburg, Florida 33701;

•	submitting a properly executed proxy bearing a later date before the C1 special meeting of shareholders; or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held by your broker in “street name,” you should follow the instructions you receive from your broker in order to direct your broker how to vote and you should also follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the C1 merger proposal. The C1 board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the C1 board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by C1. C1 will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of C1 may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on January 29, 2016 has been fixed as the record date for determining the C1 shareholders entitled to receive notice of and to vote at the C1 special meeting of shareholders. At that time, 16,100,966 shares of C1 common stock will be outstanding.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding common stock of C1 is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Approval of the C1 merger proposal requires the affirmative vote of the holders of a majority of the shares of C1 common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of C1 common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger.

Certain C1 directors, executive officers and principal shareholders of C1 (which collectively own approximately 33% of the outstanding C1 shares) have entered into voting agreements with Ozarks agreeing to, among other things, vote their shares of C1 common stock in favor of the merger agreement and the transactions contemplated thereby and restricting the transfer of the individual’s shares of C1 common stock during the period between signing of the merger agreement and the completion of the merger. The voting agreements were entered into by the C1 directors, executive officers and principal shareholders solely in their capacity as shareholders and such voting agreements will terminate automatically upon the termination of the merger agreement. As of the C1 record date, C1 directors, executive officers and their affiliates will hold approximately 54.66% of the outstanding shares of C1 common stock entitled to vote at the C1 special meeting.

Other Matters to Come Before the C1 Special Meeting

No other matters are intended to be brought before the C1 special meeting by C1, and C1 does not know of any matters to be brought before the C1 special meeting by others. If, however, any other matters properly come before the C1 special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

THE MERGER

Background of the Merger

C1 is the holding company of C1 Bank. In December 2009, four investors, including Mr. Trevor Burgess (C1’s President and CEO and a director) and Mr. Marcelo Faria de Lima (a director of C1) made a significant recapitalizing investment in C1 Bank, which was at the time a small, five-branch traditional community bank based in Bradenton, Florida named Community Bank of Manatee. These investors led the turnaround and transformation of the bank, which was renamed C1 Bank and which made successful strategic acquisitions of several challenged Florida banks. In July 2013, C1 was created as the holding company for C1 Bank. In August 2014, C1 completed an initial public offering at a price of $17.00 per share of C1 common stock.

The board of directors and senior management of C1 regularly review and assess C1’s operations, performance, prospects and strategic direction, as well as the market conditions in the financial services industry and in C1’s markets. As part of this review and assessment, C1’s board and management regularly consider potential strategic alternatives, including potential acquisitions and business combinations, to achieve C1’s strategic goals, strengthen C1’s business and maximize shareholder value. Although C1 has experienced substantial growth in its banking operations in recent years, C1’s board and management recently intensified their review and analysis of strategic options, including potential business combinations, in light of recent consolidations of competing financial institutions and market conditions both in the financial services industry in general and in C1’s markets in particular, including pressures and risks arising from competitive threats and ongoing legislative, regulatory and technological changes.

On August 7, 2015, the C1 board met and authorized the Executive Committee of the C1 board to assist the board and management in the foregoing review and analysis. At a meeting on August 17, 2015, the Executive Committee of the C1 board approved the engagement of Sandler O’Neill & Partners, L.P., which we refer to herein as Sandler O’Neill, to assist C1’s board and management in analyzing and exploring C1’s strategic alternatives, including potential business combinations, and on August 18, 2015, Sandler O’Neill was engaged by C1.

In late August and through September 2015, C1 and, at the direction of C1, Sandler O’Neill on behalf of C1, had preliminary discussions with over 35 financial institutions regarding a potential business combination. C1 and Sandler O’Neill did not have such discussions with financial sponsors because of the regulated nature of C1’s business and their belief that financial sponsors would not have the strategic interest or be able to generate the expected financial returns to make a proposal competitive with strategic acquirers. Discussions with potential counterparties ranged from general exploratory discussions to more detailed discussions and management presentations regarding a potential business combination. C1 entered into confidentiality agreements with, and provided non-public due diligence materials to, nine of these potential counterparties. One of the financial institutions contacted was Ozarks, which entered into a confidentiality agreement dated September 8, 2015. The other eight confidentiality agreements contained customary standstill provisions, but none of those provisions currently would restrict any of those parties from making an unsolicited offer for C1.

On September 16, 2015, representatives of C1 and Ozarks met to discuss C1 and its business, including its locations, branding, training, technology, loan structure and business plan. Over the following week, Ozarks conducted additional, preliminary due diligence on C1, including meetings with C1’s management. On September 21 and 22, 2015, Mr. Burgess met with members of Ozarks management in Little Rock, Arkansas to discuss C1’s business and the Florida market. During these meetings, the representatives of Ozarks expressed Ozarks’ view that its continued interest in pursuing a potential transaction depended, in part, on Mr. Burgess’ willingness to continue work at Ozarks following the closing of a transaction with Ozarks. This view was reiterated by representatives of Ozarks on a number of occasions.

The nine companies with whom C1 shared confidential due diligence were informed that written expressions of interest in a potential business combination transaction with C1 should be submitted on September 23, 2015. On that date, C1 received two written expressions of interest: one from Ozarks and one from a financial institution we refer to as Company A.

Ozarks’ September 23 proposal contemplated the acquisition of C1 by Ozarks in a stock-for-stock merger in which the aggregate consideration to be paid would, subject to the potential adjustment and “collar” arrangements described below, result in each C1 shareholder receiving shares of Ozarks common stock valued at approximately $25.00 per share of C1 common stock. The $25.00 per share price represented a premium of approximately 34% to the closing price of C1 common stock on that date. Ozarks proposed that for purposes of determining the number of Ozarks shares to be delivered, the Ozarks common stock would be valued based on the Ozarks common stock trading price at or near the closing of the transaction (meaning that the exchange ratio would be “floating” rather than “fixed”), but would be subject to a collar set at an amount equal to 25% above and 25% below the closing price of the Ozarks common stock the day before signing the definitive agreement. The collar mechanism would mean that if the per share value of the Ozarks common stock otherwise would have been above or below the 25% limit, then the price that would be used would be based on the applicable limit. Ozarks also proposed that the aggregate consideration payable would be subject to a dollar-for-dollar decrease by the amount, if any, that C1’s minimum net worth (calculated as specified in the expression of interest) immediately prior to the closing of the proposed transaction was less than $174 million. Ozarks noted in its expression of interest that Ozarks recognized the importance of retaining talented employees and that any full-time C1 employee that would not be retained and who was not already covered by an existing severance package would receive severance benefits equal to one week of salary for each year of service with C1, with a minimum severance payment of two weeks and a maximum severance payment of twelve weeks. Ozarks also stated that, as a condition of its willingness to proceed with its proposal, it required a 20-day period for exclusive negotiations with C1.

Company A’s September 23 proposal contemplated an acquisition of C1 by Company A in a stock-for-stock merger in which each C1 shareholder would receive shares of Company A with a value of $17.45 per share of C1 common stock. The $17.45 per share price represented a discount of approximately 7% to the closing price of C1 common stock on that date. Company A proposed that for purposes of determining the number of Company A shares to be delivered, the Company A common stock would be valued based on the Company A common stock trading price at or near the closing (meaning that the exchange ratio would be “floating” rather than “fixed”), but subject to a collar set at an amount equal to 10% above and 10% below the closing price of the Company A common stock on a date before signing the definitive agreement. Company A stated that its proposal was conditioned on C1 agreeing to a 90-day period for exclusive negotiations.

None of the other financial institutions that C1 and Sandler O’Neill had contacted submitted a written expression of interest on September 23, 2015 or thereafter. The reasons such institutions provided for not being interested in continuing discussions or making a proposal included, concern whether historic loan growth could be replicated/expanded, concern that a market premium could not be offered, concern about geographic fit and concern that Mr. Burgess was a “one-man show.”

On September 24, 2015, the C1 board held a special meeting to review the status of the discussions with potential counterparties regarding a potential strategic transaction generally and Ozarks’ and Company A’s expressions of interest in particular. At the invitation of the C1 board, representatives from Davis Polk & Wardwell LLP, which we refer to herein as Davis Polk, Sandler O’Neill and Shutts & Bowen LLP, which we refer to herein as Shutts, were present. Davis Polk reviewed with the C1 board the directors’ fiduciary duties and other legal matters relating to the consideration of a potential strategic transaction. Sandler O’Neill discussed, among other things, the financial terms of the expressions of interest from Ozarks and Company A. During the meeting, the C1 board reviewed with its advisors the discussions to date with third parties, industry trends and challenges, the challenges facing C1 as a stand alone company and C1’s business plan were it to remain independent. As part of this the C1 board also discussed certain management projections that had been provided to interested parties that had signed confidentiality agreements and noted that, although there were certain theoretical upside scenarios, such upside scenarios were limited, and, on the other hand, there were meaningful potential downside scenarios, including with respect to certain Brazilian loans that had been made to unaffiliated parties by C1 Bank (and are referred to as the Brazilian loans) and the possible slowing of loan growth. The C1 board discussed potential change of control/retention arrangements for Mr. Burgess which had been previously discussed by the C1 board. The C1 board and its advisors discussed the preliminary valuation of the Ozarks common stock, based on public information, and the proposed floating exchange ratio/collar arrangements and considered the fact that these arrangements could be beneficial in that they could provide C1 shareholders meaningful protection against the risk of a decrease in the price of Ozarks common stock before closing. The C1 board also determined that it would be helpful for the board and in the best interests of the shareholders, for at least one of the independent directors to be involved in the day-to-day negotiation process with Ozarks and for the independent directors to meet in executive session at the end of C1 board meetings at which the C1 board takes actions with respect to the potential transaction with Ozarks, to consider and, if they deem appropriate, approve those actions of the C1 board.

After discussing Ozarks’ and Company A’s September 23rd expressions of interests in detail, the C1 board determined that, although the board had not made a decision concerning the potential sale of C1, Ozarks’ proposal was attractive and that it would be in the best interest of C1’s shareholders and other constituencies to explore the proposed transaction further. The C1 board authorized Mr. Burgess, a C1 independent director and Sandler O’Neill to begin discussions with Ozarks to negotiate for, among other things, a higher price, a shortening of the exclusivity period and a four-week (rather than two-week) minimum severance payment for C1 employees, and seek clarification of and potential changes to the minimum net worth adjustment to the purchase price. The C1 independent directors then met in executive session and after discussion approved the actions taken by the C1 board.

Later that afternoon, Messrs. Burgess and Robert P. Glaser, an independent director, together with Sandler O’Neill, met with members of Ozarks’ senior management and delivered the messages authorized by the C1 board above. During the discussions, Mr. Dennis James, Executive Vice President and Director of Mergers and Acquisitions of Ozarks, advised Messrs. Burgess and Glaser that Ozarks’ best and final price was the $25.00 per share price, subject to the collar and net worth adjustment, as set forth in Ozarks’ September 23, 2015 expression of interest. Mr. James also indicated that Ozarks was not willing to agree to a shorter exclusivity period but would be willing to increase the minimum employee severance to four weeks.

On September 25, 2015, the C1 board held a special meeting to discuss the status of discussions with Ozarks and whether to enter into an exclusivity agreement with Ozarks. At the invitation of the C1 board, representatives from Davis Polk, Sandler O’Neill and Shutts were present. Davis Polk reviewed with the C1 board the directors’ fiduciary duties and other legal matters relating to the consideration of a possible strategic transaction. During the meeting, the C1 board discussed Ozarks’ proposal in detail and discussed that the proposed transaction would provide a significant premium to shareholders, that Ozarks was one of the most successful banks of its size in the country, that Ozarks’ proposal would provide any C1 employee who is terminated for any reason (other than cause) following the merger with four weeks’ minimum severance, and that the combined company would offer broader services than C1 currently offers, allowing C1’s clients and potential clients more choices and opportunities. The C1 board also discussed that Ozarks had provided for a purchase price adjustment in its previous transactions and that the $174 million minimum net worth amount provided a sufficient cushion such that an adjustment to the consideration payable to shareholders was unlikely. While the C1 board made no decision with respect to a potential sale of C1 to Ozarks, it authorized C1 to agree to a 20 day exclusivity period with Ozarks and for discussions with Ozarks to continue with respect to a potential transaction. The C1 independent directors then met in executive session and after discussion approved the actions taken by the C1 board. Thereafter, C1 agreed, as of September 25, 2015, to a 20-day exclusivity period with Ozarks.

During the weeks of September 25, October 5 and October 12 and thereafter, Ozarks, together with its legal advisors, intensified its business, legal and financial due diligence of C1.

On October 2, 2015, a news publication published a story stating that C1 was for sale.

On October 6, 2015, C1 and Ozarks entered into a confidentiality agreement with respect to Ozarks’ confidential information in order to facilitate reverse due diligence by C1. During the weeks of October 5 and

October 12 and thereafter, C1 conducted reverse business, legal and financial due diligence on Ozarks. C1’s board was regularly updated on the substance of such reverse due diligence.

On October 6, 2015 and October 7, 2015, the independent directors of the C1 board held special meetings with counsel to discuss a potential change of control/retention arrangement with Mr. Burgess, which arrangements had been previously discussed at C1 board meetings. The independent directors discussed the importance of retaining Mr. Burgess and Ozarks’ stated position that they would be unwilling to proceed with a transaction if Mr. Burgess were not retained. The independent directors discussed various approaches to ensure that Mr. Burgess would in fact be retained.

On October 13, 2015, Ozarks sent Davis Polk an initial draft of the merger agreement. The initial draft of the merger agreement was substantially similar to the form of merger agreement that Ozarks had entered into in previous transactions and included, among other things, provisions for certain shareholders (not identified in the draft) to enter into voting agreements to support the transaction, a “force the vote” provision pursuant to which C1 would be obligated to hold a shareholders meeting to consider the transaction (and the shareholders who had entered into the voting agreements would be required to vote in favor of the transaction) even if the C1 board changed its recommendation in favor of the transaction, and a termination fee payable by C1 in certain circumstances in the amount of $12 million, which represented approximately 3% of the proposed equity value of the proposed transaction. In addition, the merger agreement proposed a dollar-for-dollar decrease of the aggregate purchase price by the amount, if any, that C1’s consolidated net book value (as defined in the merger agreement) shortly before the closing of the transaction is less than $186 million (as opposed to the $174 million proposed in Ozarks’ expression of interest).

On October 14, 2015, Mr. James informed Mr. Burgess that Ozarks was concerned about the Brazilian loans, which had an outstanding balance at that time of approximately $42.78 million.

On October 15, 2015, Mr. James informed Mr. Burgess that Ozarks was not willing to proceed with a transaction with C1 unless the Brazilian loans were removed from C1 Bank. Mr. James and Mr. Burgess discussed several possible means of removing the loans. Recognizing that it would be difficult to arrange for the sale of the Brazilian loans under the circumstances on an expedited basis, Mr. Burgess approached Mr. Lima, a C1 director and a significant beneficial owner of C1 common stock, to inquire as to whether Mr. Lima might be willing to agree to acquire the Brazilian loans on a standby basis, i.e., that he would agree, or cause one of his affiliates to agree, to purchase the Brazilian loans at the time of the merger at an agreed price, but that if C1 Bank could find another purchaser that would agree to acquire the loans at a higher price, then C1 Bank would be permitted to sell the loans to such other purchaser at the higher price. After discussions, Mr. Lima agreed that such standby purchase arrangement at a roughly $10 million discount to the accrued amount of the loans at the time of the sale would be acceptable to him, in order to help facilitate a potential transaction with Ozarks and deliver the premium transaction to all of C1’s shareholders. Mr. Burgess then contacted Mr. James, described the proposed arrangements to him and proposed that if a third party purchased the loans at a price in excess of the standby price that was agreed to in principle by Mr. Lima, then the aggregate consideration that would be paid by Ozarks to the C1 shareholders would be increased dollar-for-dollar, by the amount of such excess on an after-tax basis. After discussions, Mr. James indicated that this arrangement would be acceptable to Ozarks, and the companies, Mr. Lima and their respective counsel worked to negotiate definitive documentation concerning such standby purchase agreement.

On October 15, 2015, Mr. James also informed Mr. Burgess that as a condition to Ozarks’ willingness to continue to pursue the transaction, C1 would need to extend the exclusivity period until November 2, 2015. Mr. Burgess stated that he would raise the issue with the C1 board.

On October 16, 2015, the C1 board held a special meeting to discuss the status of discussions with Ozarks. At the invitation of the C1 board, representatives from Davis Polk and Shutts were present. Davis Polk reviewed with the C1 board the directors’ fiduciary duties and other legal matters relating to the consideration of a possible strategic transaction. The C1 board and its advisors discussed that Ozarks was not willing to proceed with the proposed transaction unless C1 disposed of the Brazilian loans and that Mr. Lima was willing, in order to facilitate the proposed transaction, to agree or to cause one of his affiliates to agree to purchase the Brazilian loans on a standby basis as described above. The C1 board and its advisors discussed that, between signing and closing, a committee of independent directors would engage an independent broker and seek to find a buyer for the Brazilian loans who might be willing to pay more for them than the amount agreed to in principle by Mr. Lima. The C1 board and its advisors discussed the fact that Ozarks had agreed that if such loans were sold for an amount in excess of the standby purchase price, the aggregate purchase price for the proposed transaction would be increased on an after-tax, dollar-for dollar basis. While the C1 board made no decision with respect to the potential sale of C1 to Ozarks, it authorized Mr. Burgess to execute an extension of the exclusivity period until November 2, 2015 and authorized continuing discussions and negotiations with Ozarks. The C1 independent directors then met in executive session and after discussion approved the actions taken by the C1 board.

Following the C1 board meeting, C1 and Ozarks entered into an amendment extending the exclusivity period until November 2, 2015.

On October 19, 2015, Davis Polk sent Ozarks and Kutak Rock LLP, referred to herein as Kutak Rock, Ozarks’ outside legal counsel, a revised draft of the merger agreement, reflecting C1’s response to Ozarks’ initial draft. The draft provided that the termination fee payable by C1 in certain circumstances be reduced to $8 million (instead of the $12 million amount initially proposed by Ozarks), which represented approximately 2% of the proposed equity value of the proposed transaction. In addition, among other things, C1 proposed that the purchase price adjustment be with respect to net income (as opposed to the net book value calculation proposed by Ozarks).

Following delivery of the draft merger agreement on October 19, 2015, discussions and negotiations among C1, Ozarks, Davis Polk and Kutak Rock regarding the merger agreement (including the related ancillary documents such as the form of the voting agreement) continued until the signing of the merger agreement on November 9, 2015, and the parties exchanged numerous revised drafts of the merger agreement during this time. During the course of those discussions and negotiations, C1 and Ozarks agreed to a compromise of $10 million as the amount of the break-up fee but Ozarks was unwilling to agree to a request to eliminate the “force the vote” provision. C1 and Ozarks also agreed during this period that the purchase price adjustment would be based on consolidated net book value, that the minimum consolidated net book value would be $174 million for that purpose and as to the manner of calculating such amount.

On October 19, 2015, Ozarks announced that it had agreed to acquire Community & Southern Holdings, Inc., referred to herein as C&S, the holding company of Community & Southern Bank, in an all-stock transaction.

On October 22, 2015, the C1 board held a special meeting to discuss the status of discussions and negotiations with Ozarks. At the invitation of the C1 board, representatives from Davis Polk, Sandler O’Neill and Shutts were present. Davis Polk reviewed with the C1 board the directors’ fiduciary duties and other legal matters relating to the consideration of a possible strategic transaction. Sandler O’Neill reviewed with the C1 board its financial analysis of the proposed transaction, including such analysis in light of Ozarks’ announcement that it had agreed to acquire C&S. Sandler O’Neill also confirmed to the C1 board that it had not provided financial advisory services to Ozarks or any of its affiliates during the prior two year period.

On October 28, 2015, Mr. Burgess sent to the independent directors a draft change of control agreement. Also on October 28, 2015, Mr. Burgess sent to Ozarks a draft agreement that eventually became the retention and non-compete agreement. The parties and their respective legal counsel had numerous discussions and negotiations regarding the terms of these agreements both prior to them being provided to the independent directors and Ozarks, respectively, and thereafter. These agreements were executed on November 9, 2015.

On November 5, 2015, Kutak Rock sent Davis Polk an initial draft of the Brazilian standby purchase agreement. Following delivery of this draft, discussions and negotiations between Mr. Lima, C1, Ozarks, Davis Polk and Kutak Rock regarding the Brazilian standby purchase agreement continued until the signing of the merger agreement on November 9, 2015, and the parties exchanged numerous revised drafts of the Brazilian standby purchase agreement during this time.

On November 6, 2015, the C1 board held a special meeting to discuss the status of discussions and negotiations with Ozarks. At the invitation of the C1 board, representatives from Davis Polk, Sandler O’Neill and Shutts were present. Davis Polk reviewed with the C1 board the directors’ fiduciary duties and other legal matters relating to the consideration of a possible strategic transaction. Sandler O’Neill reviewed with the C1 board its financial analysis of the proposed transaction. Representatives of Davis Polk reviewed with the directors the terms of the merger agreement, including the representations and warranties, covenants, closing conditions, termination rights and associated termination fees, as well as the outstanding issues on the merger agreement and the Brazilian standby purchase agreement.

On November 8, 2015, the Executive Compensation Committee of the C1 board held a special meeting to discuss the proposed change of control agreement with Mr. Burgess. At the invitation of the committee, representatives of Davis Polk were present. Prior to the meeting, copies of the draft change of control agreement, a presentation by Davis Polk and proposed committee resolutions were made available to the directors. The members of the Executive Compensation Committee, with Mr. Burgess recusing himself, approved the execution of the change of control agreement, substantially in the form presented.

On November 9, 2015, the C1 board held a special meeting to review the terms of the proposed transaction with Ozarks. At the invitation of the C1 board, representatives from Davis Polk, Sandler O’Neill and Shutts were present. Prior to the meeting, among other things, copies of the draft merger agreement (including the related ancillary documents such as the form of the voting agreement and the draft Brazilian standby purchase agreement), presentations prepared by each of Davis Polk and Sandler O’Neill and proposed board resolutions were made available to the directors. Davis Polk reviewed with the directors their fiduciary duties with respect to the proposed transaction. Davis Polk reviewed with the directors the terms of the merger agreement (including the related ancillary documents), including the merger consideration provisions, covenants (including the board recommendation, non-solicitation and “force the vote” provisions), closing conditions, termination rights and associated termination fees. Sandler O’Neill reviewed with the C1 board its financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated November 9, 2015, to the C1 board to the effect that, as of such date and based on and subject to the matters set forth in its opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to the holders of C1 common stock.

The C1 board and its advisors discussed market conditions and certain challenges facing C1 within the industry. The C1 board also discussed the process it had employed, including contacting over 35 financial institutions, the fact that only one company other than Ozarks had made a preliminary proposal (and that that proposal offered a discount to the trading price of C1 shares), and that given the public reports of a potential sale process, credible and interested buyers had an opportunity to contact C1. The C1 board concluded that it was unlikely that any other counterparty would have the strategic interest and financial capability to offer value to C1’s shareholders in excess of that in the proposed transaction with Ozarks. The C1 board also concluded that the draft merger agreement would not preclude such a buyer, if any, from making a potentially superior proposal following the announcement of a transaction with Ozarks. In addition, the C1 board considered the benefits of the proposed transaction with Ozarks for the C1 shareholders and other constituencies such as employees, customers and communities. Following these discussions and a mid-meeting executive session of the independent directors at which they discussed and then approved the actions the C1 board was proposing the take, the directors unanimously determined that it was advisable, and in the best interests of, C1 and its shareholders to enter into the merger agreement, substantially in the form presented, and to consummate the merger and the other transactions contemplated thereby. The directors unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated thereby, directed that the merger agreement be submitted to C1’s shareholders for consideration and, subject to the terms of the merger agreement, resolved to recommend that C1’s shareholders approve and adopt the merger agreement and the merger. The C1 board also formed a special committee of independent directors, consisting of Mr. Phillip L. Burghardt, Neil D. Grossman and Adelaide Alexander Sink to oversee and manage the marketing process for the Brazilian loans.

Following the C1 board meeting, the C1 Bank board held a special meeting to review the terms of the proposed transaction with Ozarks. The directors of C1 Bank unanimously approved the merger agreement, an agreement providing for the merger of C1 Bank and Ozarks Bank, and the transactions contemplated by those agreements and directed that the bank merger agreement be submitted to C1 Bank’s sole shareholder, C1, for approval and adoption.

Following the C1 board meeting and the C1 Bank board meeting, C1, Ozarks and their respective counsel continued to finalize the terms of the Brazilian standby purchase agreement. Following the close of trading on NASDAQ and the NYSE, C1 and Ozarks entered into the merger agreement and issued a joint press release announcing the transaction. Concurrently with the execution of the merger agreement, certain officers and directors of C1 entered into voting agreements with Ozarks agreeing to support the transaction on the terms and conditions set forth in the voting agreements, Mr. Burgess entered into the change of control agreement with C1 and the retention and non-compete agreement with Ozarks Bank, which is conditioned on effectiveness of the merger.

On December 21, 2015, an affiliate of Mr. Lima entered into the Brazilian standby purchase agreement with Ozarks, and the affiliate’s obligations under the Brazilian standby purchase agreement were guaranteed pursuant to a guaranty agreement executed by another affiliate of Mr.  Lima that is a significant C1 shareholder of record.

C1’s Reasons for the Merger; Recommendation of the C1 Board of Directors

The C1 board of directors believes that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of C1 and its shareholders. Accordingly, the C1 board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that C1 shareholders vote “FOR” adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger.

As described above under “—Background of the Merger”, the C1 board of directors, prior to and in reaching its decision at its meeting on November 9, 2015 to approve the merger agreement and the transactions contemplated thereby and to recommend that C1 shareholders adopt and approve the merger agreement and the transactions contemplated thereby, consulted with C1’s management and financial and legal advisors and considered a variety of potential positive factors, potential risks and potential negative factors relating to the merger, including, without limitation or any particular order of importance, the following:

•	its knowledge of C1’s business, operations, financial condition, asset quality, earnings and prospects, and of Ozarks’ business, operations, financial condition, asset quality, earnings and prospects, taking into account input from C1 management and information provided by C1’s financial advisor;

•	its knowledge of the current and prospective business and economic environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, continued consolidation, the uncertainties in the regulatory climate for financial institutions, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing pressure and risks from competitive threats, legislative, regulatory and technological changes, the current environment for community banks, current financial market conditions and the likely effects of these factors on C1’s potential growth, development, productivity and strategic options;

•	its review and discussions with C1’s management and Sandler O’Neill concerning the due diligence examination of Ozarks and Ozarks Bank;

•	the historical and current market prices of C1 common stock and Ozarks common stock;

•	the financial terms of the merger, including:

•	the fact that, based upon Ozarks common stock closing price of $53.05 on November 6, 2015, an aggregate implied transaction value of $402.5 million and 16,100,966 C1 common shares outstanding, the merger consideration of approximately $25 per share of C1 common stock represents a market premium of approximately 34% based on the price of C1 common stock on October 1, 2015, the trading day immediately prior to the date of publication of an article implying a possible impending sale of C1, and a market premium of approximately 21% based on the price of C1 common stock on November 6, 2015, the last trading day prior to the date of the merger agreement;

•	the fact that the purchase price is subject to a downward adjustment if the closing consolidated net book value, as defined in the merger agreement, of C1 at the designated time shortly before the merger is less than $174 million, which, as of the date of the merger agreement and in the view of the C1 board of directors, provided a sufficient cushion such that an adjustment to the consideration payable to shareholders was unlikely; and

•	the fact that if the Brazilian loans were sold for an amount in excess of the standby purchase price, the aggregate purchase price for the proposed transaction would be increased on an effective after-tax, dollar-for-dollar basis.

•	the fact that the merger consideration consists solely of Ozarks common stock, which would allow C1 shareholders to benefit from the upside of the future performance of the combined company generally;

•	the fact that the valuation of the Ozarks common stock for purposes of calculating the number of shares to be delivered is subject to a “collar” of $39.79 and $66.31, which provides C1 shareholders meaningful protection against the risk of a decrease in the price of Ozarks common stock price before closing but also limits their potential upside with respect to any price increase in Ozarks common stock prior to closing;

•	the fact that certain C1 directors, officers and principal shareholders entered into voting agreements with Ozarks agreeing to, among other things, vote their shares of C1 common stock (which constitute approximately 33% of the outstanding shares of C1 common stock) in favor of the merger, thereby providing evidence as to the favorability of the merger proposal for all C1 shareholders, as such C1 directors, officers and principal shareholders are receiving the same merger consideration as other shareholders, and at no time did they show interest in pursuing greater or different consideration. For further information, see “The Voting Agreements”;

•	the C1 board of directors’ belief that the merger consideration exceeds C1’s likely value as a stand alone company, including its potential for future growth, which belief was based on a number of factors, including:

•	the risks and uncertainties associated with C1’s potential performance as a stand alone company;

•	the risks and uncertainties associated with the Brazilian loans and the possible slowing of loan growth;

•	the C1 board of directors’ analysis of other strategic alternatives available to C1; and

•	the analyses provided by Sandler O’Neill.

•	Ozarks’ successful track record, including, among other things, with respect to the integration of acquisitions;

•	its assessment of the likelihood that the merger would be completed in a timely manner and that the management team of Ozarks would be able to successfully integrate and operate the businesses of the combined company after the merger;

•	its assessment of the likelihood, and potential impact on Ozarks, of Ozarks’ pending acquisition of C&S, based in part on the analyses of Sandler O’Neill;

•	the financial analyses presented by Sandler O’Neill to the C1 board of directors, and the opinion delivered by Sandler O’Neill to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by the holders of common stock of C1 in connection with the merger was fair, from a financial point of view, to such shareholders;

•	the C1 board of directors’ belief that the merger consideration represented Ozarks’ best and final offer;

•	the extensive market check that had been completed with the assistance of Sandler O’Neill and the C1 board of directors’ belief, based in part on the advice of Sandler O’Neill, that all potential parties reasonably likely to have an interest in and the financial and regulatory capability to complete a strategic transaction with C1 had been contacted and that it was unlikely that any other party would be willing to acquire C1 at a price in excess of the merger consideration, even if C1 were to continue to solicit alternative acquisition proposals (and the risk of Ozarks withdrawing its offer in such an event);

•	the overall greater scale and liquidity that will be achieved by the merger, which the C1 board of directors believes will better position C1’s banking operations and the combined company for future growth, including offering broader services than C1 currently offers, allowing C1’s clients and potential clients more choices and opportunities;

•	the greater market capitalization and anticipated trading liquidity of Ozarks common stock after the transaction as compared to the current market capitalization and liquidity of the C1 common stock, and in the event C1 shareholders desire to sell the shares of Ozarks common stock to be received by them upon completion of the merger;

•	the expectation that the merger of C1 with and into Ozarks, with Ozarks continuing as the surviving entity, would qualify as a “reorganization” for United States federal income tax purposes;

•	the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger would be obtained without unacceptable conditions;

•	the fact that Ozarks is expected in 2016 to cross the $10 billion asset threshold, which would result in additional regulatory requirements, and the potential impact on Ozarks of such requirements;

•	the effect of the merger on C1’s employees, including the prospects for continued employment and the four weeks’ minimum severance and other benefits agreed to be provided by Ozarks to C1’s employees;

•	the effect of the merger on C1’s customers and the communities in which they conduct business;

•	the terms of the merger agreement, including the conditions to closing and the likelihood of those conditions being satisfied;

•	the risks associated with the operations of the combined company including the challenges both of integrating C1’s businesses, operations and employees with those of Ozarks and of achieving the anticipated cost savings;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and the potential risk of C1 incurring substantial transaction costs even if the merger is not consummated;

•

the deal protection measures in the merger agreement, including the “force the vote” provision, the termination fee of $10 million if the merger agreement is terminated under certain circumstances and the non-solicitation provision, and the fact that the voting agreements require the C1 shareholders that are parties thereto to vote in favor of approving the merger agreement even if the C1 board changes its recommendation in favor of such approval, and the potential impact of such measures on the willingness of other potential acquirers to propose alternative transactions, although the C1 board of directors believed that the market check undertaken by C1 with the assistance of Sandler O’Neill was a thorough process, that the termination fee was reasonable and customary and that neither the “force the vote” provision, the termination fee, the non-solicitation provision nor any other deal protection measures in the merger agreement or voting agreements would preclude a serious and financially capable potential acquirer from making a superior proposal to acquire C1 following the announcement of the merger in which case the C1 board of directors could withdraw its recommendation;

•	the fact that only one company other than Ozarks had made a preliminary proposal, which proposal offered a discount to the trading price of C1 common stock, and that given the public reports of a potential sale process, credible and interested buyers had an opportunity to contact C1;

•	the potential negative effect of the pendency of the merger on C1’s business and relationships with customers, vendors, business partners and employees, including the risk that key employees might not choose to remain employed with C1 prior to the completion of the merger, regardless of whether or not the merger is completed;

•	the fact that the merger may not be completed in a timely manner or at all, despite the parties’ efforts;

•	the fact that certain of C1’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of C1’s shareholders generally, including certain interests arising from the employment and compensation arrangements or the Brazilian standby purchase agreement, and the manner in which they would be affected by the merger and potential related transactions, as described in the section entitled “The Merger Agreement—Interests of C1 Executive Officers and Directors in the Merger”;

•	while the merger is pending, C1 will be subject to certain restrictions on the conduct of its business which may delay or prevent it from pursuing business opportunities that may arise or preclude it from taking actions that it might find desirable; and

•	the fact that because C1 currently does not anticipate asking Sandler O’Neil to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, to C1’s shareholders at the time the merger is completed.

The foregoing discussion of the factors considered by the C1 board of directors is not intended to be exhaustive, but rather a summary of the material factors considered by the C1 board of directors. In reaching its decision to approve and adopt the merger agreement, including the merger and the other transactions contemplated by the merger agreement, the C1 board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The C1 board of directors considered the various factors as a whole, including discussions with, and questioning of, C1 management and C1’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the C1 board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus.

Opinion of C1’s Financial Advisor

By letter dated August 14, 2015, C1 retained Sandler O’Neill, to act as financial advisor to the C1 board of directors in connection with a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. C1 selected Sandler O’Neill to act as the advisor in connection with a possible business combination based on its qualifications, expertise, reputation and experience in mergers and acquisitions involving financial institutions.

Sandler O’Neill acted as financial advisor to the C1 board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the November 9, 2015 meeting of the C1 board of directors, Sandler O’Neill delivered to the C1 board of directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of C1 common stock, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of C1 common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the C1 board of directors in connection with its consideration of the merger and is directed only to the fairness of the merger consideration to the holders of C1 common stock from a financial point of view. It does not address the underlying business decision of C1 to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for C1 or the effect of any other transaction in which C1 might engage and is not a recommendation to any holder of C1 common stock as to how such holder of C1 common stock should vote at the special meeting with respect to the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by C1’s officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other shareholders of C1. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	A draft of the merger agreement, dated November 7, 2015;

•	Certain publicly available financial statements and other historical financial information of C1 that Sandler O’Neill deemed relevant;

•	Certain publicly available financial statements and other historical financial information of Ozarks that Sandler O’Neill deemed relevant;

•	Publicly available earnings per share estimates for C1 for the years ending December 31, 2015 through December 31, 2017 and an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of C1;

•	Publicly available earnings estimates for Ozarks for the years ending December 31, 2015 through December 31, 2017 and an estimated long term earnings per share growth rate for the years 2018 and 2019, which were discussed with and confirmed as reasonable by the senior management of Ozarks;

•	The pro forma financial impact of the merger on Ozarks based on assumptions relating to the market price of Ozarks common stock, transaction expenses, certain accounting adjustments and cost savings, as well as assumptions relating to the sale of the Brazilian loans, which were discussed with and confirmed as reasonable by the senior management of Ozarks, as well as certain assumptions relating to Ozarks’ recently announced acquisition of C&S based upon the investor presentation provided by the senior management of Ozarks, dated October 19, 2015, and furnished to the SEC on October 19, 2015 as an attachment to Ozarks’ Current Report on Form 8-K;

•	The publicly reported historical price and trading activity for C1 and Ozarks common stock, including a comparison of certain stock market information for C1 and Ozarks and similar publicly available information for certain other similar companies the securities of which are publicly traded;

•	A comparison of certain financial information for C1 and Ozarks with similar institutions for which publicly available information is available;

•	The financial terms of certain recent business combinations in the commercial banking industry (on a regional and national basis), to the extent publicly available;

•	The current market environment generally and the banking environment in particular; and

•	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of C1 the business, financial condition, results of operations and prospects of C1 and held similar discussions with certain members of senior management of Ozarks regarding the business, financial condition, results of operations and prospects of Ozarks.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by C1 or Ozarks or their respective representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering their opinion without any independent verification or investigation. Sandler O’Neill relied, at the direction of C1, without independent verification or investigation, on the assessments of the management of C1 as to its existing and future relationships with key employees and partners, clients, products and services and Sandler O’Neill assumed, with the C1 board of directors’ consent, that there would be no developments with respect to any such matters that would affect Sandler O’Neill’s analyses or opinion. Sandler O’Neill further relied on the assurances of the respective managements of C1 and Ozarks that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of C1 or Ozarks or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of C1 or Ozarks. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of C1 or Ozarks, or the combined entity after the merger and Sandler O’Neill did not review any individual credit files relating to C1 or Ozarks.

In preparing its analyses, Sandler O’Neill used publicly available earnings per share estimates and an estimated long-term earnings per share growth rate, as provided by the senior management of C1, as well as publicly available earnings per share estimates and an estimated long term earnings per share growth rate, which were discussed with and confirmed as reasonable by the senior management of Ozarks. Sandler O’Neill also used in its analyses certain assumptions relating to the market price of Ozarks common stock, transaction expenses, certain accounting adjustments and cost savings, as well as assumptions relating to the sale of the Brazilian loans, which were discussed with and confirmed as reasonable by the senior management of Ozarks, as well as certain assumptions relating to Ozarks’ recently announced acquisition of C&S based upon the investor presentation provided by the senior management of Ozarks, dated October 19, 2015, and furnished to the SEC on October 19, 2015 as an attachment to Ozarks’ Current Report on Form 8-K. With respect to those estimates and judgments relating to C1, C1’s management confirmed to Sandler O’Neill that those estimates and judgments reflected (or, in the case of publicly available analyst earnings per share estimates referred to above, were consistent with) the best currently available estimates and judgments of C1’s management of the future financial performance of C1, and Sandler O’Neill assumed that such performance would be achieved. With respect to those estimates and judgments relating to Ozarks, Ozarks’ management confirmed to Sandler O’Neill that those estimates and judgments were reasonable, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such estimates or judgments, or the assumptions on which they are based. Sandler O’Neill also assumed that there was no material change in C1’s or Ozarks’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to Sandler O’Neill’s analysis that C1 and Ozarks would remain as going concerns for all periods relevant to Sandler O’Neill’s analyses.

Sandler O’Neill assumed, with C1’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on C1, Ozarks or the merger or any related transaction, (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements and (iv) the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger or any other transaction contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but it is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to C1 or Ozarks and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of C1 and Ozarks and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of C1, Ozarks and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to C1’s board of directors at its November 9, 2015 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of C1 common stock or the prices at which C1 common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by C1’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of C1’s board of directors or management with respect to the fairness of the merger.

Proposed Merger Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, upon the effective time of the merger, each share of C1 common stock shall be converted into the right to receive the number of shares of Ozarks common stock to be determined on the basis of the “Exchange Ratio.” The “Exchange Ratio” is the quotient of (i) the Company Stock Price (as defined in the merger agreement) divided by (ii) the average closing price of Ozarks common stock on NASDAQ for the ten consecutive trading days ending on the second business day prior to the closing date, provided that the average closing price of Ozarks common stock is subject to a cap of $66.31 and floor of $39.79. Based upon Ozarks common stock closing price of $53.05 on November 6, 2015, an aggregate implied transaction value of $402.5 million and 16,100,966 C1 common shares outstanding, Sandler O’Neill calculated an exchange ratio of 0.4713 and a transaction price per C1 common share of $25.00. Based upon financial information as of September 30, 2015, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price/LTM Earnings Per Share:	28.4x

Transaction Price/2015 Estimated Earnings Per Share (Diluted)[1]:	22.9x

Transaction Price/2016 Estimated Earnings Per Share (Diluted)[1]:	17.5x

Transaction Price/Tangible Book Value Per Share	203%

Tangible Book Value Premium/Core Deposits[2]	18.8%

Market Premium as of October 1, 2015[3]	34.0%

Market Premium as of November 6, 2015	20.8%

(1)	Consensus mean Wall Street analyst EPS estimates via Factset as of November 6, 2015.
(2)	Core deposits defined as total deposits less certificates of deposit greater than $100,000.
(3)	October 1, 2015 represents the trading day immediately prior to the publication of an article in the South Florida Business Journal implying a possible impending sale of C1.

Stock Trading History

Sandler O’Neill also reviewed the history of the publicly reported trading prices of C1 common stock for the one-year period ended November 6, 2015, and for the time since C1’s initial public offering on August 13, 2014 through November 6, 2015. Sandler O’Neill then compared the relationship between the movements in the price of C1 common stock against the movements in the prices of the C1 Peer Group (as described below), the NASDAQ Bank index and the S&P 500 index.

C1 One-Year Comparative Stock Performance
	Beginning Value November 6, 2014	Ending Value November 6, 2015
C1	100%	120.1%
C1 Peer Group	100%	118.9%
NASDAQ Bank Index	100%	114.7%
S&P 500 Index	100%	103.3%

C1 Comparative Stock Performance Since C1 IPO
	Beginning Value August 13, 2014	Ending Value November 6, 2015
C1	100%	121.8%
C1 Peer Group	100%	129.7%
NASDAQ Bank Index	100%	121.5%
S&P 500 Index	100%	107.8%

Sandler O’Neill also reviewed the history of the publicly reported trading prices of Ozarks common stock for the one-year period ended November 6, 2015, and for the three-year period ended November 6, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Ozarks common stock against the movements in the prices of the Ozarks Peer Group (as described below), the NASDAQ Bank index and the S&P 500 index.

Ozarks One-Year Comparative Stock Performance
	Beginning Value November 6, 2014	Ending Value November 6, 2015
OZRK	100%	147.1%
OZRK Peer Group	100%	119.2%
Nasdaq Bank Index	100%	114.7%
S&P 500 Index	100%	103.3%

Ozarks Three-Year Comparative Stock Performance
	Beginning Value November 6, 2012	Ending Value November 6, 2015
OZRK	100%	325.1%
OZRK Peer Group	100%	192.3%
Nasdaq Bank Index	100%	161.6%
S&P 500 Index	100%	147.0%

Comparable Companies Analysis

Sandler O’Neill used publicly available information to compare selected financial information for C1 and a group of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The peer group consisted of public Southeast U.S. banks with most recent quarter total assets between $1 billion and $4 billion traded on the NYSE, NYSE MKT or NASDAQ with LTM ROAA over 0.75% and NPAs/Assets under 3% (the “C1 Peer Group”). The C1 Peer Group excluded targets of announced mergers.

The C1 Peer Group consisted of the following companies:

CenterState Banks, Inc.	C&F Financial Corporation

City Holding Company	Carolina Financial Corporation

Fidelity Southern Corporation	Premier Financial Bancorp, Inc.

First Bancorp	Southern First Bancshares, Inc.

First Community Bancshares, Inc.	National Bankshares, Inc.

CommunityOne Bancorp	First Bancshares, Inc.

Stonegate Bank	Monarch Financial Holdings, Inc.

Franklin Financial Network, Inc.	Access National Corporation

Washington First Bankshares, Inc.	Peoples Bancorp of North Carolina, Inc.

American National Bankshares Inc.	Southern National Bancorp of Virginia, Inc.

Bear State Financial, Inc.	Live Oak Bancshares, Inc.

The analysis compared publicly available financial information for C1 with the corresponding data for the C1 Peer Group as of or for the twelve month period ended September 30, 2015 (unless otherwise noted) with pricing data as of November 6, 2015. The table below sets forth the data for C1 and the mean, median, high and low data for the C1 Peer Group.

	C1 (11/6/15) Pricing	C1 Peer Group (11/6/15 pricing)(2)
		High	Mean	Median	Low
Total Assets ($ in millions)	$1,712	$3,933	$1,849	$1,422	$1,013
TCE/TA (%)	11.60%	19.15%	9.92%	9.85%	6.23%
Leverage Ratio (%)	11.79%	19.07%	10.57%	9.92%	8.43%
Total RBC Ratio (%)	14.04%	25.21%	14.99%	14.20%	11.50%
LTM ROAA (%)	0.89%	2.16%	1.08%	0.94%	0.77%
LTM ROAE (%)	7.44%	16.14%	10.08%	9.17%	6.90%
Net Interest Margin (%)	4.57%	6.41%	3.95%	3.82%	2.98%
Efficiency Ratio (%)	62.1%	83.5%	64.6%	64.2%	45.9%
LRR/ Gross Loans (%)	0.57%	3.88%	1.22%	1.12%	0.78%
NPAs(1)/ Total Assets (%)	2.58%	2.47%	1.20%	1.27%	0.07%
NCOs/ Average Loans (%)	(0.09)%	1.74%	0.15%	0.07%	(0.31)%
Price/Tangible Book Value (%)	168%	257%	162%	154%	101%
Price/ LTM EPS (x)	23.5x	25.8x	15.7x	15.2x	10.4x
Price/ 2015 Estimated EPS (x)	21.5x	30.9x	17.0x	15.2x	10.1x
Price/ 2016 Estimated EPS (x)	14.7x	24.3x	14.9x	14.5x	10.0x
Current Dividend Yield (%)	0.0%	3.9%	1.7%	1.7%	0.0%
Market Value ($ in millions)	$333	$782	$295	$236	$90

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2)	Some prior quarter metrics shown for metrics unavailable at the current period for the companies with the following tickers: LION, FCBC, COB, AMNB, CFFI, CARO, PFBI, NKSH, FBMS, MNRK, ANCX, PEBK and SONA.

Sandler O’Neill used publicly available information to compare selected financial information for Ozarks and a group of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The peer group consisted of public U.S. banks with most recent quarter reported total assets between $5 billion and $15 billion traded on the NYSE, NYSE MKT or NASDAQ with LTM ROAA over 1%, LTM ROAE over 9%, and NPAs/Assets under 2% (the “Ozarks Peer Group”). The Ozarks Peer Group excluded targets of announced mergers.

The Ozarks Peer Group consisted of the following companies:

Western Alliance Bancorporation	BBCN Bancorp, Inc.

Cathay General Bancorp	Park National Corporation

Flagstar Bancorp, Inc.	First Financial Bankshares, Inc.

Hilltop Holdings Inc.	BancFirst Corporation

Glacier Bancorp, Inc.	BofI Holding, Inc.

First Interstate BancSystem, Inc.	S&T Bancorp, Inc.

Pinnacle Financial Partners, Inc.	First Merchants Corporation

Home BancShares, Inc.	Eagle Bancorp, Inc.

South State Corporation	Tompkins Financial Corporation

Community Bank System, Inc.	1st Source Corporation

First Financial Bancorp.	WSFS Financial Corporation

CVB Financial Corp.	Westamerica Bancorporation

The analysis compared publicly available financial information for Ozarks with the corresponding data for the Ozarks Peer Group as of or for the twelve months ended September 30, 2015 (unless otherwise noted) with pricing data as of November 6, 2015. The table below sets forth the data for Ozarks and the high, mean, median and low data for the Ozarks Peer Group.

	OZRK (11/6/15) Pricing	Ozarks Peer Group (11/6/15 pricing)(2)
		High	Mean	Median	Low
Total Assets ($ in millions)	$9,329	$13,956	$7,964	$7,605	$5,001
TCE/TA (%)	12.62%	11.65%	9.46%	9.16%	7.51%
Leverage Ratio (%)	14.30%	12.45%	10.37%	10.11%	8.06%
Total RBC Ratio (%)	12.18%	21.64%	15.11%	14.80%	11.40%
LTM ROAA (%)	2.10%	1.99%	1.30%	1.22%	1.01%
LTM ROAE (%)	15.02%	18.39%	11.09%	10.51%	9.00%
Net Interest Margin (%)	5.33%	5.06%	3.78%	3.69%	2.77%
Efficiency Ratio (%)	35.8%	82.2%	55.6%	56.5%	33.3%
LRR/ Gross Loans (%)	0.80%	2.66%	1.28%	1.08%	0.58%
NPAs(1)/ Total Assets (%)	0.41%	1.76%	0.90%	0.82%	0.27%
NCOs/ Average Loans (%)	0.08%	1.18%	0.16%	0.12%	(0.22)%
Price/Tangible Book Value (%)	404%	417%	243%	233%	105%
Price/ LTM EPS (x)	27.5x	24.0x	18.2x	17.8x	10.2x
Price/ 2015 Estimated EPS (x)	25.8x	22.8x	17.8x	17.4x	10.4x
Price/ 2016 Estimated EPS (x)	21.2x	21.3x	16.4x	16.1x	10.9x
Current Dividend Yield (%)	1.1%	3.9%	1.8%	1.9%	0.0%
Market Value ($ in millions)	$4,682	$3,917	$1,729	$1,543	$652

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2)	Some prior quarter or bank level metrics shown for metrics unavailable at the current period or stated level for the companies with the following tickers: CATY, GBCI, HOMB, SSB, CBU, CVBF, BANF, TMP, WSFS.

C1—Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the net present value per share of C1 common stock assuming that C1 performed in accordance with mean publicly available analyst earnings per share estimates for the years ending December 31, 2015 through December 31, 2017 and an estimated long term earnings growth rate for the years thereafter of 15%, as provided by the senior management of C1. This analysis resulted in financial projections for C1 for each of the years ending December 31, 2015 through December 31, 2019, which are referred to as the “Extrapolated Analyst Projections for C1”. The following table presents a summary of certain of the Extrapolated Analyst Projections for C1. C1 confirmed to Sandler O’Neill that the Extrapolated Analyst Projections for C1 represented a reasonable basis to assess the projected future financial performance of C1.

	Extrapolated Analyst Projections for C1 (Net income in thousands)
	As of and For Year Ended December 31,
	2015	2016	2017	2018	2019
Net Income	$17,591	$23,024	$29,157	$33,531	$38,561
Earnings Per Share	$1.09	$1.43	$1.81	$2.08	$2.39
Dividends Per Share	$0.00	$0.00	$0.00	$0.00	$0.00
Tangible Book Value Per Share	$12.64	$14.08	$15.90	$17.99	$20.39

To approximate the terminal value of C1 common stock at December 31, 2019, Sandler O’Neill applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 120% to 220%. Sandler O’Neill selected the price to earnings and tangible book value multiples based on Sandler O’Neill’s review of, among other matters, the trading multiples of the C1 Peer Group. The terminal values were then discounted to present values using different discount rates ranging from 10.94% to 15.94%, which were chosen to reflect different assumptions regarding required rates of return of holders of C1 common stock and were deviations up and down from a rate of 13.94%, which was calculated as described below.

As illustrated in the following tables, the analysis indicated an imputed range of values per share of C1 common stock of $12.77 to $30.81 when applying earnings multiples to the applicable amounts indicated in the C1 estimates and $13.05 to $28.86 when applying multiples of tangible book value to the applicable amounts indicated in the C1 estimates.

	Net Present Value Per Share Based on Price / Earnings: Net Present Value for the Period Ending 2019
		10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
Discount Rate	10.94%	$15.41	$18.49	$21.57	$24.65	$27.73	$30.81
	11.94%	$14.83	$17.79	$20.76	$23.73	$26.69	$29.66
	12.94%	$14.28	$17.13	$19.99	$22.85	$25.70	$28.56
	13.94%	$13.75	$16.50	$19.26	$22.01	$24.76	$27.51
	14.94%	$13.25	$15.90	$18.55	$21.20	$23.85	$26.50
	15.94%	$12.77	$15.33	$17.88	$20.44	$22.99	$25.55

	Net Present Value Per Share Based on Tangible Book Value: Net Present Value for the Period Ending 2019
		120%	140%	160%	180%	200%	220%
Discount Rate	10.94%	$15.74	$18.36	$20.99	$23.61	$26.23	$28.86
	11.94%	$15.15	$17.68	$20.20	$22.73	$25.25	$27.78
	12.94%	$14.59	$17.02	$19.45	$21.88	$24.32	$26.75
	13.94%	$14.05	$16.40	$18.74	$21.08	$23.42	$25.76
	14.94%	$13.54	$15.80	$18.05	$20.31	$22.57	$24.82
	15.94%	$13.05	$15.23	$17.40	$19.58	$21.75	$23.93

Sandler O’Neill also considered and discussed with the C1 board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming C1’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for C1 common stock, using the same price to earnings multiples of 10.0x to 20.0x and a discount rate of 13.94%:

	Net Present Value Per Share Based on Price / Earnings: Net Present Value for the Period Ending 2019 Using a 13.94% Discount Rate
		10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
Under Budget	(25.0)%	$10.32	$12.38	$14.44	$16.50	$18.57	$20.63
	(20.0)%	$11.00	$13.20	$15.40	$17.60	$19.81	$22.01
	(15.0)%	$11.69	$14.03	$16.37	$18.71	$21.04	$23.38
	(10.0)%	$12.38	$14.85	$17.33	$19.81	$22.28	$24.76
	(5.0)%	$13.07	$15.68	$18.29	$20.91	$23.52	$26.13
Match Budget	0.0%	$13.75	$16.50	$19.26	$22.01	$24.76	$27.51
	5.0%	$14.44	$17.33	$20.22	$23.11	$25.99	$28.88
	10.0%	$15.13	$18.15	$21.18	$24.21	$27.23	$30.26
Exceed Budget	15.0%	$15.82	$18.98	$22.14	$25.31	$28.47	$31.63
	20.0%	$16.50	$19.81	$23.11	$26.41	$29.71	$33.01
	25.0%	$17.19	$20.63	$24.07	$27.51	$30.95	$34.38

The following table describes the discount rate calculation for C1 common stock prepared by Sandler O’Neill. In its normal course of business, Sandler O’Neill employs the Duff & Phelps valuation handbook in determining an appropriate discount rate in which the discount rate equals the sum of the risk free rate, the equity risk premium, the size premium and the industry premium. Sandler O’Neill determined it was prudent to use a Duff & Phelps size premium in absence of a beta since C1 common stock was relatively illiquid.

Risk Free Rate	4.00%	Based on Normalized 20-Year US Treasury
Equity Risk Premium	5.00%	Per Duff & Phelps 2015 Valuation Handbook
Size Premium	3.74%	Per Duff & Phelps 2015 Valuation Handbook
Industry Premium	1.20%	Per Duff & Phelps 2015 Valuation Handbook

Discount Rate	13.94%

Ozarks—Net Present Value Analysis

Sandler O’Neill also performed an analysis that estimated the net present value per share of Ozarks common stock assuming that Ozarks performed in accordance with mean publicly available analyst earnings estimates for analysts who had updated their analyses for the pending C&S acquisition for the years ending December 31, 2015 through December 31, 2017, an estimated long term earnings per share growth rate for the years thereafter of 15%, as discussed with and confirmed as reasonable by the senior management of Ozarks, and certain other assumptions. This analysis resulted in financial projections for Ozarks for each of the years ending December 31, 2015 through December 31, 2019, which are referred to as the “Extrapolated Analyst Projections for Ozarks”. The following table presents a summary of certain of the Extrapolated Analyst Projections for Ozarks. Ozarks confirmed to Sandler O’Neill that the Extrapolated Analyst Projections for Ozarks represented a reasonable basis to assess the projected future financial performance of Ozarks.

	Extrapolated Analyst Projections for Ozarks (Net income in thousands)
	As of and For Year Ended December 31,
	2015	2016	2017	2018	2019
Net Income	$187,207	$260,254	$320,785	$368,823	$424,146
Earnings Per Share	$2.10	$2.54	$3.07	$3.53	$4.06
Dividends Per Share	$0.17	$0.65	$0.81	$0.93	$1.07
Tangible Book Value Per Share	$13.61	$17.42	$19.83	$22.57	$25.71

To approximate the terminal value of Ozarks common stock at December 31, 2019, Sandler O’Neill applied price to earnings multiples ranging from 15.0x to 22.5x and multiples of tangible book value ranging from 225% to 350%. Sandler O’Neill selected the price to earnings and tangible book value multiples based on Sandler O’Neill’s review of, among other matters, the trading multiples of the Ozarks Peer Group. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders of Ozarks common stock and were deviations up and down from a rate of 9.34%, which was calculated as described below.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Ozarks common stock of $40.18 to $68.66 when applying earnings multiples to the applicable amounts indicated in the Ozarks estimates and $38.36 to $67.78 when applying multiples of tangible book value to the applicable amounts indicated in the Ozarks estimates.

	Net Present Value Per Share Based on Price / Earnings: Net Present Value for the Period Ending 2019
		15.0x	16.5x	18.0x	19.5x	21.0x	22.5x
Discount Rate	8.00%	$46.73	$51.12	$55.50	$59.89	$64.28	$68.66
	9.00%	$44.97	$49.19	$53.41	$57.63	$61.85	$66.06
	10.00%	$43.30	$47.36	$51.42	$55.47	$59.53	$63.59
	11.00%	$41.70	$45.61	$49.51	$53.42	$57.32	$61.22
	12.00%	$40.18	$43.94	$47.70	$51.45	$55.21	$58.97

	Net Present Value Per Share Based on Tangible Book Value: Net Present Value for the Period Ending 2019
		225%	250%	275%	300%	325%	350%
Discount Rate	8.00%	$44.61	$49.24	$53.88	$58.51	$63.14	$67.78
	9.00%	$42.94	$47.39	$51.85	$56.30	$60.76	$65.21
	10.00%	$41.34	$45.63	$49.91	$54.20	$58.48	$62.77
	11.00%	$39.82	$43.94	$48.07	$52.19	$56.32	$60.44
	12.00%	$38.36	$42.34	$46.31	$50.28	$54.25	$58.22

Sandler O’Neill also considered and discussed with the C1 board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Ozarks’ net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Ozarks common stock, using the same price to earnings multiples of 15.0x to 22.5x and a discount rate of 9.34%:

	Net Present Value Per Share Based on Price / Earnings: Net Present Value for the Period Ending 2019 Using a 9.34% Discount Rate
		15.0x	16.5x	18.0x	19.5x	21.0x	22.5x
Under Budget	(25.0)%	$33.99	$37.11	$40.23	$43.36	$46.48	$49.60
	(20.0)%	$36.07	$39.40	$42.73	$46.06	$49.39	$52.72
	(15.0)%	$38.15	$41.69	$45.23	$48.77	$52.30	$55.84
	(10.0)%	$40.23	$43.98	$47.73	$51.47	$55.22	$58.96
	(5.0)%	$42.32	$46.27	$50.22	$54.18	$58.13	$62.09
Match Budget	0.0%	$44.40	$48.56	$52.72	$56.88	$61.05	$65.21
	5.0%	$46.48	$50.85	$55.22	$59.59	$63.96	$68.33
	10.0%	$48.56	$53.14	$57.72	$62.29	$66.87	$71.45
Exceed Budget	15.0%	$50.64	$55.43	$60.21	$65.00	$69.79	$74.57
	20.0%	$52.72	$57.72	$62.71	$67.70	$72.70	$77.69
	25.0%	$54.80	$60.00	$65.21	$70.41	$75.61	$80.82

The following table describes the discount rate calculation for Ozarks common stock prepared by Sandler O’Neill. In its normal course of business, Sandler O’Neill employs the Duff & Phelps valuation handbook in determining an appropriate discount rate in which the discount rate equals the risk free rate plus the product of the two year beta of the relevant company’s common stock and the equity risk premium.

Risk Free Rate	4.00%	Based on Normalized 20-Year US Treasury
2-Year Beta of Ozarks Common Stock	106.8%	Per Bloomberg
Equity Risk Premium	5.00%	Per Duff & Phelps 2015 Valuation Handbook

Discount Rate	9.34%

In connection with its analyses of C1 and Ozarks, Sandler O’Neill considered and discussed with the C1 board of directors how the net present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two groups of recent merger and acquisition transactions. The first group consisted of Southeastern U.S. Bank transactions announced between January 1, 2014 and November 6, 2015 with announced transaction values between $150 million and $1.0 billion and target NPAs/assets under 3.5% (the “Regional Precedent Transactions”). The second group consisted of nationwide transactions announced between January 1, 2013 and November 6, 2015 with announced transaction values between $300 million and $1.0 billion and target NPAs/assets under 3.5% (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions Group was composed of the following transactions:

Buyer		Target
Bank of the Ozarks, Inc.	/	Community & Southern Holdings, Inc.
Yadkin Financial Corporation	/	NewBridge Bancorp
Valley National Bancorp	/	CNLBancshares, Inc.
United Community Banks, Inc.	/	Palmetto Bancshares, Inc.
Pinnacle Financial Partners, Inc.	/	CapitalMark Bank & Trust
Atlantic Capital Bancshares, Inc.	/	First Security Group, Inc.
PacWest Bancorp	/	Square 1 Financial, Inc.
Renasant Corporation	/	Heritage Financial Group, Inc.
IBERIABANK Corporation	/	Georgia Commerce Bancshares, Inc.
IBERIABANK Corporation	/	Old Florida Bancshares, Inc.
Eagle Bancorp, Inc.	/	Virginia Heritage Bank
Valley National Bancorp	/	1st United Bancorp, Inc.
Simmons First National Corporation	/	Community First Bancshares, Inc.
Bank of the Ozarks, Inc.	/	Summit Bancorp, Inc.
CenterState Banks, Inc.	/	First Southern Bancorp, Inc.
Yadkin Financial Corporation	/	VantageSouth Bancshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months’ EPS, transaction price to estimated next year’s EPS, transaction price to tangible book value, tangible book value premium to core deposits and transaction price to market price of target’s stock two trading days before announcement. Sandler O’Neill then compared the indicated transaction metrics for the merger to the high, mean, median and low metrics for the Regional Precedent Transactions group. The results of these analyses are summarized in the following table:

	C1 Transaction	Precedent Regional Bank M&A Transactions
		High	Mean	Median	Low
Price/LTM EPS	28.4x	53.1x	28.1x	24.9x	11.9x
Price/Estimated EPS	22.9x	24.0x	21.4x	22.3x	16.9x
Price/Tangible Book Value	202.7%	262.5%	185.5%	178.2%	112.3%
Core Deposit Premium(1)	18.77%	21.03%	12.13%	11.27%	2.76%
2-Day Market Premium	20.8%(2)	72.1%	18.6%	19.8%	(15.4)%

(1)	Core deposits defined as total deposits less certificates of deposit greater than $100,000.
(2)	Market premium to C1’s closing price on October 1, 2015, the day prior to the date a news publication published a story stating that C1 was for sale.

The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer		Target
Bank of the Ozarks, Inc.	/	Community & Southern Holdings, Inc.
Yadkin Financial Corporation	/	NewBridge Bancorp
F.N.B. Corporation	/	Metro Bancorp, Inc.
Western Alliance Bancorporation	/	Bridge Capital Holdings
PacWest Bancorp	/	Square 1 Financial, Inc.
Sterling Bancorp	/	Hudson Valley Holding Corp.
Banner Corporation	/	Starbuck Bancshares, Inc.
BB&T Corporation	/	Bank of Kentucky Financial Corporation
Valley National Bancorp	/	1st United Bancorp, Inc.
Southside Bancshares, Inc.	/	OmniAmerican Bancorp, Inc.
ViewPoint Financial Group, Inc.	/	LegacyTexas Group, Inc.
Rockville Financial, Inc.	/	United Financial Bancorp, Inc.
MB Financial, Inc.	/	Taylor Capital Group, Inc.
Prosperity Bancshares, Inc.	/	FVNB Corp.
Union First Market Bankshares Corp.	/	StellarOne Corporation
Banco de Credito e Inversiones SA	/	CM Florida Holdings Inc.
Provident New York Bancorp	/	Sterling Bancorp
United Bankshares, Inc.	/	Virginia Commerce Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months’ EPS, transaction price to estimated next year’s EPS, transaction price to tangible book value, tangible book value premium to core deposits and transaction price to market price of target’s stock two trading days before announcement. Sandler O’Neill then compared the indicated transaction metrics for the merger to the high, mean, median and low metrics for the Nationwide Precedent Transactions group. The results of these analyses are summarized in the following table:

	C1 Transaction	Precedent Nationwide Bank M&A Transactions
		High	Mean	Median	Low

Price/LTM EPS	28.4x	48.5x	24.6x	21.8x	11.3x
Price/Estimated EPS	22.9x	44.0x	21.8x	19.5x	14.0x
Price/Tangible Book Value	202.7%	262.5%	190.1%	183.2%	140.3%
Core Deposit(1) Premium	18.77%	19.75%	11.69%	11.79%	5.97%
2-Day Market Premium	20.8%(2)	33.7%	19.7%	19.3%	(0.8)%

(1)	Core deposits defined as total deposits less certificates of deposit greater than $100,000.
(2)	Market premium to C1’s closing price on October 1, 2015, the day prior to the date a news publication published a story stating that C1 was for sale.

Pro Forma Merger Analysis

Sandler O’Neill analyzed the estimated pro forma effects of the merger, assuming the following, which were discussed with and confirmed as reasonable by the senior management of Ozarks: (i) the merger closes on March 31, 2016; (ii) per share merger consideration value of $25.00 with the exchange ratio based on Ozarks’ closing stock price on November 6, 2015 of $53.05; (iii) $30.5 million of Ozarks stock consideration will be immediately retired upon the receipt of the Brazilian loans by the stand-by purchaser; (iv) C1’s performance is consistent with publicly available mean analyst estimated earnings per share for the years ending December 31, 2015, 2016 and 2017, and an estimated long-term growth rate of 15% for the years thereafter; (v) Ozarks’ performance is consistent with publicly available mean analyst estimated earnings per share for the years ending December 31, 2015, 2016 and 2017, and an estimated long-term growth rate of 15% for the years thereafter;

(vi) Ozarks is able to achieve annualized cost savings of $7.5 million during 2016 and $13 million per year thereafter; (vii) one-time transaction costs of $16.3 million, with 100% of C1 transaction costs realized prior to closing and 100% of Ozarks transaction costs realized in year 1 post closing; (viii) a gross loan mark of $38.5 million at closing; (ix) miscellaneous expenses totaling approximately $5.7 million amortized over 4.0 years, inclusive of amortization of expense associated with non-compete agreements; (x) 1.5% mark on stated maturity deposits equating to $4.0 million amortized over 3.0 years; (xi) 1.6% prepayment penalty on FHLB advances equating to $3.8 million; (xii) pre-tax opportunity cost of cash of 2.00%; and (xiii) core deposit premium of 2.00% applied against estimated total core deposits assumed of $998 million amortized straight line over a seven year period; and (xiv) that Ozarks’ pending acquisition of C&S, announced on October 19, 2015, closes on March 31, 2016 with purchase accounting adjustments, pro forma capital ratios and other merger related impacts based upon the investor presentation provided by the senior management of Ozarks, dated October 19, 2015, and furnished to the SEC on October 19, 2015 as an attachment to Ozarks’ Current Report on Form 8-K.

Sandler O’Neill’s analysis indicated that the merger (excluding transaction expenses) would be 1.6% accretive to Ozarks’ earnings per share and 1.8% accretive to Ozarks’ tangible book value per share at the year ending December 31, 2016.

Review of Analyst Recommendations and Estimates

Sandler O’Neill reviewed publicly available research analyst estimates to identify the current analyst views of C1 common stock. The analysis compared published earnings per share estimates for C1 common stock for the years ending December 31, 2015 through December 31, 2017. The mean analyst earnings per share estimates for C1 common stock for the years ending December 31, 2015, December 31, 2016 and December 31, 2017 were $1.09, $1.43 and $1.81, respectively.

Sandler O’Neill reviewed publicly available research analyst estimates to identify the current analyst views of Ozarks common stock. The analysis compared published earnings per share for Ozarks common stock for the year ending December 31, 2015 through December 31, 2017. The mean analyst earnings per share estimates for Ozarks common stock for the years ending December 31, 2015, December 31, 2016 and December 31, 2017 were $2.10, $2.53 and $3.06, respectively.

Sandler O’Neill also provided to the C1 board for illustrative purposes, publicly available mean and median research analyst estimated price targets for Ozarks common stock, as of November 9, 2015, which were $52.08 and $53.00, respectively.

Sandler O’Neill’s Relationship

Sandler O’Neill is acting as the financial advisor to the C1 board of directors in connection with the merger and a significant portion of Sandler O’Neill’s fee is contingent upon closing of the merger. Specifically, if the merger is consummated, C1 has agreed to pay Sandler O’Neill a fee equal to 1.0% of the aggregate purchase price (which, based on an aggregate purchase price of $402.5 million, would result in a fee of $4.025 million), of which 25% of that fee was paid to Sandler O’Neill upon the signing of the merger agreement and the remainder of which is contingent on the completion of the merger. In addition, C1 may elect at its discretion to pay an additional fee to Sandler O’Neill equal to 0.25% of the aggregate merger consideration, but no decision has been made by C1 as to whether it will pay Sandler O’Neill such additional amount. Sandler O’Neill also received a fee of $350,000 when Sandler O’Neill rendered its fairness opinion to the C1 board of directors. C1 has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of the engagement and to reimburse Sandler O’Neill for certain of its reasonable out-of-pocket expenses incurred in connection with its engagement.

In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to C1 and Ozarks and their respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of C1 or Ozarks or their respective affiliates for its own account and for the accounts of its customers and, accordingly may at any time hold a long or short position in such securities. In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided no investment banking services for C1 or its affiliates, except as financial advisor in connection with the merger and except in connection with C1’s initial public offering of common stock which was completed on August 13, 2014 and for which Sandler O’Neill received a fee of $245,000. In the two years preceding the date of Sandler O’Neil’s opinion, Sandler O’Neill provided no investment banking services to Ozarks or to entities that were affiliates of Ozarks at the time the services were provided.

Certain Financial Projections

C1 management and Ozarks management do not as a matter of course make public projections as to future performance, earnings or other results due to, among other reasons, the significant unpredictability of the underlying assumptions and estimates. In connection with the process leading to the merger agreement, however, C1 management reviewed with the C1 board of directors and Sandler O’Neill, and provided to Ozarks and certain other potential counterparties that entered into confidentiality agreements with C1, certain financial projections prepared by C1 management in early 2015 and certain financial projections prepared by C1 management in the summer of 2015 to reflect events that had occurred during 2015 and prior to the time of their preparation. These projections are collectively referred to as the “C1 2015 Management Projections”.

In addition, the C1 board of directors reviewed certain financial projections for C1 prepared by Sandler O’Neill, C1’s financial advisor, at the direction of C1 management, as well as certain financial projections for Ozarks prepared by Sandler O’Neill, which were discussed with and the reasonableness of which was confirmed by Ozarks. These projections were prepared by Sandler O’Neill in connection with rendering the Sandler O’Neill opinion, and were prepared using mean publicly available analyst earnings per share estimates for the years ending December 31, 2015 through 2017 and an estimated long term earnings growth rate of 15% for the years thereafter. The Sandler O’Neill projections are referred to as the “Extrapolated Analyst Projections for C1” and the “Extrapolated Analyst Projections for Ozarks”, respectively, and are referred to collectively as the “Extrapolated Analyst Projections”. The Extrapolated Analyst Projects are discussed, and tables summarizing these respective analyst projections are provided, in the section titled “The Merger—Opinion of C1’s Financial Advisor” above.

The Extrapolated Analyst Projections and the C1 2015 Management Projections were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC regarding financial projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of financial projections. Sandler O’Neill has not updated the Extrapolated Analyst Projections and C1 has not updated the C1 2015 Management Projections, respectively, since the date they were prepared (except as described above with respect to the early 2015 version of the C1 2015 Management Projections), and such projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus are cautioned not to rely on these projections. A summary of certain significant elements of the Extrapolated Analyst Projections and the C1 2015 Management Projections are included in this proxy statement/prospectus only because the information was made available to the C1 board of directors, Ozarks and/or Sandler O’Neill.

Neither C1’s nor Ozarks’ independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to any of the Extrapolated Analyst Projections or the C1 2015 Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Extrapolated Analyst Projections and the C1 2015 Management Projections.

The following tables provide a summary of certain of the C1 2015 Management Projections.

	C1 2015 Management Projections Prepared in Early 2015 (Net income in thousands) As of and For Year Ended December 31,
	2015	2016	2017
Net Income	$15,959	$23,223	$32,114
Earnings Per Share	$0.991	$1.442	$1.995

	C1 2015 Management Projections Prepared in Summer 2015 (Net income in thousands) As of and For Year Ended December 31,
	2015	2016	2017
Net Income	$17,570	$22,768	$31,570
Earnings Per Share	$1.09	$1.41	$1.96
Tangible Book Value Per Share	$12.62	$14.05	$16.02

“Tangible book value per share,” which is defined as total stockholders’ equity reduced by intangible assets (including goodwill) divided by total common shares outstanding, is not a measure of financial performance recognized by GAAP. C1 does not consider loan-servicing rights as an intangible asset for this calculation.

C1 believes that tangible book value per share provides useful information to management and investors that is supplementary to C1’s financial condition, results of operations and cash flows computed in accordance with GAAP; however, C1 acknowledges that non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of tangible book value per share:

	C1 2015 Management Projections Prepared in Summer 2015 (Stockholders’ Equity and Shares Outstanding in thousands) As of and For Year Ended December 31,
	2015	2016	2017
C1 Total Stockholders’ Equity	$204,208	$226,977	$258,546
Less:
Intangible Assets (Including Goodwill)	$947	$748	$604
Tangible Stockholders’ Equity	$203,261	$226,229	$257,942
Shares Outstanding	16,101	16,101	16,101
Tangible Book Value Per Share	$12.62	$14.05	$16.02

The inclusion in this proxy statement/prospectus of the financial projections set forth or referred to above, should not be regarded as an indication that any of C1, Ozarks, or their affiliates, advisors or representatives considered or consider such financial projections to be predictive of actual future events, and these financial projections should not be relied upon as such. Although the above information is presented with numeric specificity, the estimates and assumptions underlying the Extrapolated Analyst Projections and the C1 2015 Management Projections are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties, many of which are beyond the control of C1 and Ozarks, that could cause actual results to differ materially from those contained in the Extrapolated Analyst Projections and the C1 2015 Management Projections, including, among other things, the following: C1’s and Ozarks’ ability to achieve strategic goals, objectives and targets over the applicable period; the inherent uncertainty of the business and economic conditions affecting the industry; and the other matters described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 7 of this proxy statement/prospectus and “Risk Factors” beginning on page 32 of this proxy statement/prospectus and in the reports filed by C1 with the SEC from time to time and the reports filed by Ozarks with the SEC from time to time. Accordingly, there can be no assurance that any of the financial projections included are indicative of the future performance of C1 or Ozarks, or that actual results will not differ materially from those presented in these financial projections. Inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that any person considered or now considers such financial projections to be a reliable predictor of future results and should not be regarded as a representation by any person that the results contained in those financial projections will be achieved.

Except as described above with respect to the early 2015 version of the C1 2015 Management Projections, Sandler O’Neill has not updated or revised the Extrapolated Analyst Projections and C1 has not updated or revised the C1 2015 Management Projections, respectively, since the date they were prepared, and neither C1 nor Sandler O’Neill intends to update or otherwise revise, such projections to reflect circumstances existing since their preparation, changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

The financial projections are not included in this proxy statement/prospectus in order to induce any C1 shareholder to vote in favor of the merger agreement.

Ozarks’ Reasons for the Merger

The Ozarks board of directors reviewed and discussed the proposed merger with management and its advisers. In reaching its conclusion to approve the merger agreement, the Ozarks board of directors considered a number of factors, including the following:

•	each of Ozarks’ and C1’s business, operations, financial condition, asset quality, earnings and prospects;

•	the combined market footprint for Ozarks in Florida that the acquisition would provide, including the expansion of Ozarks Bank’s presence in the Tampa, St. Petersburg and Clearwater metropolitan area, and new presences in the Orlando, Kissimmee and Sanford metropolitan area, the Cape Coral, Fort Myers metropolitan area and the Miami, Fort Lauderdale, West Palm Beach metropolitan area;

•	the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings, book value and tangible book value per share;

•	the addition of Trevor Burgess, C1’s President and Chief Executive Officer, as Ozarks’ Chief Innovation Officer and the benefits from the addition and utilization of his C1 Labs team (C1 Bank’s internal technology development and operational innovation group);

•	C1 Bank’s historical performance in Florida in terms of growing meaningful loans and deposits and the impact the proposed transaction would have in improving the skill sets and the resulting profitability of Ozarks Bank’s Florida banking enterprise;

•	its review and discussions with Ozarks’ management concerning the due diligence examination of C1 and C1 Bank;

•	the potential market acceptance and approval of a transaction of this size and quality;

•	the financial and other terms of the merger agreement, including merger consideration, and deal protection and termination fee provisions; and

•	the potential risk of diverting management attention and resources from the operation of Ozarks’ business and towards the completion of the merger and the integration of the two companies.

The foregoing discussion of the information and factors considered by the Ozarks board of directors is not intended to be exhaustive, but includes the material factors considered by the Ozarks board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Ozarks board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

THE MERGER AGREEMENT

The description of the merger and the merger agreement contained in this proxy statement/prospectus describes what we believe are the material terms of the merger agreement. This summary description, however, is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference.

General

The merger agreement provides for the merger of C1 with and into Ozarks, with Ozarks being the surviving company. If C1’s shareholders approve and adopt the merger agreement at its special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived (to the extent permitted by law), we anticipate that the merger will be completed late in the first quarter or in the second quarter of 2016, although delays could occur. As a result of the merger, holders of C1 common stock will be entitled to receive the merger consideration consisting of shares of Ozarks common stock, plus cash in lieu of any fractional share interest, and such holders will no longer be owners of C1 common stock. C1 shareholders that would receive fewer than 10 whole shares of Ozarks common stock upon consummation of the merger, which we refer to as de minimis holders, will receive cash consideration in exchange for their C1 shares based upon the average closing price of Ozarks common stock for the 10 trading days ending on the second business day prior to closing, subject to a minimum and maximum price of $39.79 and $66.31, respectively, which we refer to as the “Ozarks average stock price”. If the merger is effected, certificates for C1 common stock and shares in book entry form will represent only the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

Merger Consideration, Purchase Price and Purchase Price Adjustments

If the merger agreement is approved and adopted and the merger is subsequently completed, on and after the effective time of the merger, C1 shareholders will be entitled to receive their pro rata portion of the aggregate merger consideration, which is based on the aggregate purchase price of $402,525,000, or approximately $25.00 per share of C1 common stock, subject to possible adjustment as described herein. The aggregate purchase price will be adjusted downward, on a dollar-for-dollar basis, in the event and to the extent that C1’s closing consolidated net book value, as defined in the merger agreement, is less than $174 million as of the business day that, subject to adjustment as set forth in the merger agreement, is closest to 10 calendar days prior to the closing date, which we refer to as the “determination date”, and is subject to an upward adjustment if the Brazilian loans are sold prior to the merger closing at a price above a specified amount, as described below.

The precise dollar value of your merger consideration and the number of shares of Ozarks common stock that you will receive per share of C1 common stock, depends upon the market price of Ozarks common stock prior to closing, the number of shares of C1 common stock outstanding at closing and the aggregate purchase price.

When the merger is completed, and assuming that (i) C1’s closing consolidated net book value is at least $174 million on the determination date, (ii) there is no increase to the purchase price in connection with the disposition of the Brazilian loans, (iii) the Ozarks average stock price is $42.78, which was the closing price of Ozarks common stock on NASDAQ on January 27, 2016, and (iv) there are 16,100,966 shares of C1 common stock outstanding at closing, then the aggregate purchase price would be $402,525,000, or approximately $25.00 per share of C1 common stock, the exchange ratio would be 0.5844, and an aggregate of approximately 9.4 million shares of Ozarks common stock would be issued to C1 shareholders upon completion of the merger. Assuming there is no increase in the purchase price as a result of the sale of certain loans of C1 Bank made to certain Brazilian borrowers, which we refer to as the Brazilian loans, the maximum number of shares that Ozarks could issue in connection with the merger is approximately 10 million shares, which assumes that the Ozarks average stock price is $39.79, the minimum price.

C1’s closing consolidated net book value will be calculated as C1’s unaudited consolidated net shareholders’ equity determined in accordance with GAAP as of the determination date, but without giving effect to the after-tax impact of the following items: (i) any negative provision for loan and lease losses for the period between June 30, 2015 and the determination date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from (A) the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of June 30, 2015 where the resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, or (B) recoveries or payoffs in excess of the carrying value of a loan, which carrying value is the amount the loan is recorded in the books and records of C1 Bank in accordance with GAAP, including any accrued but unpaid interest and excluding any allowance for loan and lease losses or other valuation accounts for such loan, shall be reflected in the closing consolidated net book value; provided, however, that such adjustment is limited to the lesser of (x) the actual amount of the reduction of such specific allowance determined in (A) above plus the recoveries or payoff in excess of the carrying value determined in (B) above, or (y) the actual negative provision recorded by C1 Bank, determined in accordance with GAAP, during the fiscal quarter in which such resolution or recovery occurs; (ii) any of the actions or changes taken only to comply with certain coordination procedures required by the merger agreement, which would otherwise not have been taken or required to be taken; (iii) increases in C1’s consolidated net shareholders’ equity resulting from the issuance of C1 common stock after June 30, 2015; or (iv) the amount paid by C1 prior to closing in the event C1 purchases a tail policy for directors’ and officers’ liability insurance on the terms described in the merger agreement (subject to the limits on expended premiums described therein) to the extent such amount is fully expensed prior to the effective time of the merger. For purposes of calculating the closing consolidated net book value, C1 shall include, without duplication, reductions for: (A) the after-tax amount of any fees and commissions payable by C1 or any C1 subsidiary to any broker, finder, financial advisor or investment banking firm in connection with the merger, the bank merger, the merger agreement and the transactions contemplated thereby; (B) the after-tax amount of any legal and accounting fees incurred by C1 or any C1 subsidiary in connection with the merger or the merger agreement, the bank merger and the transactions contemplated thereby and any related SEC and regulatory filings, including any printing expenses and SEC filing fees; (C) the after-tax amount of the costs expected to be incurred by Ozarks after the closing date related to certain environmental clean-up matters, as provided in the merger agreement; (D) the after-tax amount of any compensation, bonus, severance, or payments payable by C1 or any C1 subsidiary and triggered in connection with the change-of-control or merger or other similar payment payable by C1 or any C1 subsidiary; (E) the after-tax amount of the projected loss from the planned sale of the Brazilian loans, calculated based on the projected net proceeds to be received pursuant to the applicable purchase agreement for such loans, subtracted from the net book value of the Brazilian loans (net book value shall include unpaid principal balance, net of any unamortized discounts, premiums or deferrals of costs or fees; accrued but uncollected interest; related contra account; and related allowance for loan and lease losses); and (F) the after-tax amounts resulting from the accruals of (1) $3.5 million of costs associated with the termination of certain data processing services and related vendor contracts, (2) $3.5 million of costs associated with real estate appraisals, changes of signage, and write offs of leasehold improvements, and (3) $2.5 million of costs associated with employee training and relocation. The closing consolidated net book value may be further adjusted upon the mutual written agreement of the parties. C1 estimates that, as of the date of this proxy statement/prospectus, the aggregate amount of items (A)-(F) is $21.5 million. There can be no assurance that this amount will not change and that the change will not be material.

The calculation date for the closing consolidated net book value will occur subsequent to the date of the C1 special meeting of shareholders, and if the closing consolidated net book value is less than $174 million on the determination date, the aggregate merger consideration to be received by the C1 shareholders will be adjusted downward. As of the date of this proxy statement/prospectus, C1’s consolidated net book value, calculated in accordance with the above formula, continues to exceed $174 million, and if the closing of the merger were to occur on the date of this proxy statement/prospectus, no downward adjustment to the purchase price would be made.

The following table provides a sensitivity analysis of potential adjustments to the merger consideration based on changes in C1’s closing consolidated net book value.

C1’s Closing Consolidated Net Book Value on the Determination Date (Dollars in thousands, except for per share amounts)
	$124,000	$134,000	$144,000	$154,000	$164,000	$174,000	$184,000
Aggregate Purchase Price(1)	$302,525	$322,525	$342,525	$362,525	$382,525	$402,525	$402,525
Per Share Merger Consideration(1)(2)	$18.79	$20.03	$21.27	$22.52	$23.76	$25.00	$25.00

(1)	Assumes there is no increase to the aggregate purchase price in connection with the disposition of the Brazilian loans prior to the merger closing.
(2)	Assumes there are 16,100,966 shares of C1 common stock issued and outstanding immediately prior to the merger closing.

C1 expects that in the ordinary course of business, which C1’s management believes will be the case, C1’s closing consolidated net book value at the determination date will be at least $174 million, which would not result in any downward adjustment to the purchase price. However, in the event of an unusual set of circumstances which C1’s management does not currently expect, C1’s closing consolidated net book value could be significantly less than $174 million. In such unexpected circumstances, and assuming that Ozarks did not elect to exercise its termination rights under the merger agreement in the event a material adverse change, as defined in the merger agreement, in C1 had occurred, the per share merger consideration to C1 shareholders could be significantly lower than $25.00 per share, and if the closing consolidated net book value were to drop to as low as negative $228 million, then C1 shareholders could receive zero for their C1 common stock.

The value of Ozarks common stock paid as consideration in the merger could cause the aggregate merger consideration to be higher or lower than the purchase price, depending on whether the Ozarks average stock price used in determining the exchange ratio is higher than $66.31 per share or lower than $39.79 per share. If such price is higher than $66.31, C1 shareholders will receive more shares of Ozarks common stock than they otherwise would if there were no cap on the stock price used in determining the exchange ratio. Conversely, if the Ozarks average stock price is lower than $39.79 per share, C1 shareholders will receive fewer shares of Ozarks common stock than they otherwise would if there were no floor on the stock price used in determining the exchange ratio.

Further, the aggregate purchase price will be adjusted upward if the Brazilian loans are sold prior to the merger closing for an amount greater than that which would have been required to be paid for the Brazilian loans under the Brazilian standby purchase agreement. The aggregate purchase price will be increased, on a dollar-for-dollar basis, by the amount, if any, of such excess multiplied by 0.61425. For further information on the Brazilian standby purchase agreement see the section entitled “The Brazilian Standby Purchase Agreement” beginning on page 86.

Procedure for Exchanging Certificates

At or prior to the effective time of the merger, Ozarks will deposit with the exchange agent, Bank of the Ozarks Trust and Wealth Management Division, certificates representing the shares of Ozarks common stock sufficient to deliver the aggregate merger consideration and the estimated amount of cash to be paid in lieu of fractional shares of Ozarks common stock.

As promptly as practicable after the effective time of the merger, but in no event later than five business days after the closing date, provided that C1 has delivered to the exchange agent all information necessary for the exchange agent to perform its obligations, the exchange agent will mail a letter of transmittal to each holder of C1 common stock that will include detailed instructions on how such holder may exchange such holder’s shares of C1 common stock for shares of Ozarks common stock to be received in the merger pursuant to the terms of the merger agreement. Prior to the effective time of the merger, Ozarks will instruct the exchange agent to timely pay such merger consideration upon receipt of a properly completed letter of transmittal.

Upon surrender of C1 stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the letter of transmittal, you will be entitled to receive your pro rata portion of the aggregate merger consideration, as described above. All shares of Ozarks common stock to be delivered in exchange for your C1 shares will be certificated, regardless of whether you currently hold your C1 shares in certificated or book-entry form. You will not receive any fractional shares of Ozarks common stock in connection with the merger. Instead, you will be paid cash in an amount equal to the fraction of a share of Ozarks common stock otherwise issuable upon conversion, multiplied by the Ozarks average stock price, determined as indicated above. In addition, C1 shareholders that would receive fewer than 10 whole shares of Ozarks common stock upon consummation of the merger, which we refer to as de minimis holders, will instead receive cash consideration in exchange for their C1 shares based upon the Ozarks average stock price. No interest will be paid on any merger consideration that any such holder shall be entitled to receive.

At and after the effective time of the merger, each certificate or book-entry representing shares of C1 common stock, until so surrendered and exchanged, will evidence only the right to receive, without interest, the merger consideration, including any dividend or other distribution with respect to Ozarks common stock with a record date after the effective time of the merger. The stock transfer books of C1 will be closed immediately at the effective time of the merger and after the effective time there will be no transfers on the stock transfer records of C1 of any shares of C1 common stock. Ozarks will be entitled to rely on C1’s stock transfer books to establish the identity of those persons entitled to receive the merger consideration. If a certificate for C1 common stock has been lost, stolen, or destroyed, the exchange agent will issue shares of Ozarks common stock under the merger agreement upon receipt of an affidavit of that fact by the claimant, an indemnity agreement and the posting by such person of a bond in such amount as Ozarks determines is reasonably required as indemnity. If a transfer of ownership of a certificate or book-entry shares for C1 common stock that is not registered in the stock transfer records has occurred, the merger consideration will be paid upon surrender by such person of the other person in whose name the certificate or book-entry share is registered if such certificate or book-entry share is formally endorsed or otherwise in proper form for transfer and the person requesting the merger consideration pays any transfer or other similar taxes required or establishes to the reasonable satisfaction of Ozarks that the tax has been paid or is not applicable, and the person requesting payment has complied with the provisions of the letter of transmittal.

Each of Ozarks and the exchange agent will be entitled to deduct and withhold from the cash payable to any holder of C1 common stock pursuant to the merger, the amounts it is required to deduct and withhold under any federal, state, local or non-U.S. tax law. If Ozarks or the exchange agent withholds any amounts upon remittance of those amounts to the appropriate governmental authority, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Interests of C1 Executive Officers and Directors in the Merger

Certain of C1’s officers and directors have financial and other interests in the merger as individuals in addition to, or different from, their interests as shareholders of C1, as described in more detail below. The C1 board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

Indemnification

Pursuant to the merger agreement, Ozarks and C1 agreed that from and after the effective time of the merger, Ozarks will, for a period of six years, indemnify, defend and hold harmless each present and former officer and director of C1 or C1 Bank to the fullest extent currently provided under the certificate of incorporation and/or bylaws of C1 and C1 Bank, to the extent permitted by applicable law, if such claim pertains to any matter arising, existing or occurring at or before the effective time of the merger, regardless of whether such claim is asserted or claimed before or after the effective time of the merger.

In the event of any claim, Ozarks has the right to assume the defense of the claim, and is not liable to such indemnified parties for any legal expenses or other counsel or any other expenses subsequently incurred by such indemnified parties in connection with the defense thereof, unless such indemnified party is advised in writing by its counsel that the defense of such indemnified party by Ozarks would create an actual or potential conflict of interest.

Officers’ and Directors’ Liability Insurance

Ozarks and C1 have agreed that for a period of six years after the effective time of the merger Ozarks will use its commercially reasonable efforts to maintain an officers’ and directors’ liability insurance policy for present and former officers and directors of C1 or its subsidiaries, providing substantially similar coverage to that offered under C1’s existing officers’ and directors’ liability insurance policy. However, if Ozarks is unable to obtain the insurance required by the merger agreement, Ozarks will provide as much comparable insurance as is reasonably available. Ozarks is not required to expend for such tail insurance a premium amount in excess of 200% of the annual premium paid by C1 for directors’ and officers’ insurance in effect as of the date of the agreement (referred to as the “maximum D&O tail premium”). If the aggregate cost of such tail insurance exceeds the maximum D&O tail premium, Ozarks will obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an aggregate cost not exceeding the maximum D&O tail premium for, in the case of a tail insurance policy, the aggregate maximum D&O tail premium for the six-year period. At the option of C1, prior to the effective time of the merger and in lieu of the foregoing insurance coverage, C1 may purchase a tail policy for directors’ and officers’ liability insurance (including subject to the aggregate maximum D&O tail premium, except if one or more directors elect to pay for any excess over such amount) and fully pay for such six-year policy prior to the effective time of the merger, in which event Ozarks’ obligations would be fully satisfied. If such prepaid tail policy has been obtained by C1 prior to the effective time of the merger, Ozarks will not, and will not permit any of its affiliates to, take any action that would reasonably be expected to result in the cancellation or modification of such policy.

C1 Change of Control Agreement

On November 9, 2015, C1 entered into a change of control agreement with Trevor Burgess, C1’s President and Chief Executive Officer, which became effective as of the date of signing. The change of control agreement was approved by C1’s Executive Compensation Committee on November 8, 2015. Pursuant to the change of control agreement and in connection with a “change of control” (as defined in the change of control agreement), C1 agreed to pay Mr. Burgess a total cash payment of $3,300,000 (the “transaction payment”) as follows:

•	Promptly following the execution of the merger agreement, Mr. Burgess received a lump-sum cash payment of $800,000. Mr. Burgess will reimburse to C1 the after-tax amount of such cash payment on the later of (x) the termination of the merger agreement and (y) the good faith determination by C1’s board of directors that it is not possible for a change of control to occur.

•	Subject to Mr. Burgess’ continued employment with C1 through the effective date of a change of control and his execution and delivery to C1 of a release of claims, C1 will pay to Mr. Burgess a lump-sum cash payment of $2,500,000 within 20 days of such effective date.

C1 also agreed to pay Mr. Burgess the transaction payment within 20 days of the effective date of a change of control if Mr. Burgess’ employment terminates prior to a change of control due to either a termination by C1 without “cause” (as defined in the change of control agreement) or a termination by Mr. Burgess for “good reason” (as defined in the change of control agreement) (in either case, a “qualifying termination”). Mr. Burgess’ receipt of the transaction payment in the case of a qualifying termination is conditioned on his execution and delivery to C1 of a release of claims. The consummation of the merger would constitute a change of control under the change of control agreement.

C1 also agreed that if any transaction payment received by Mr. Burgess pursuant to the change of control agreement (or any payments that he would receive from C1 or otherwise in connection with a change of control) is subject to the excise tax imposed by Section 4999 of the Code, then Mr. Burgess will be entitled to receive a gross-up payment. C1 does not anticipate that an excise tax will be imposed.

Ozarks Retention and Non-Compete Agreement; Potential Board Appointment

On November 9, 2015, the date of execution of the merger agreement between Ozarks and C1, Ozarks Bank entered into a retention and non-compete agreement with Mr. Burgess, to be effective only if the merger between

Ozarks and C1 is consummated. Under the retention and non-compete agreement, Mr. Burgess will serve as the Chief Innovation Officer for Ozarks and Ozarks Bank and as Ozarks Bank’s Florida Market President. Also pursuant to the retention and non-compete agreement, Ozarks Bank has agreed to pay Mr. Burgess $5.7 million (which we refer to as the “service payment”) as consideration for (i) Mr. Burgess’ agreement to be employed by Ozarks Bank for a period of one year following consummation of the merger (which we refer to as the “retention period”) and (ii) his agreement during his employment and for a three year period commencing upon Mr. Burgess’ termination of employment to maintain confidentiality with respect to Ozarks Bank’s confidential information and trade secrets, to not compete with Ozarks, Ozarks Bank or their affiliates in the State of Florida, to not solicit employees or customers of Ozarks Bank or C1 or seek to induce their termination of relationship with Ozarks Bank or C1, and not to disparage Ozarks, Ozarks Bank or their affiliates. The payment to Mr. Burgess is to vest and be paid in equal quarterly installments without interest beginning three months after consummation of the merger and ending on the fourth anniversary of the merger.

Subject to the clawback described in the following sentence, Mr. Burgess would be eligible to receive the service payment upon a termination of his service relationship with Ozarks Bank for any reason during the retention period. The retention and non-compete agreement provides for the clawback of the service payment if at any time Mr. Burgess is in material breach of the covenants not to compete during the three years following the termination of his service relationship with Ozarks Bank.

In the event of Mr. Burgess’ involuntary termination by Ozarks Bank without “cause” or his voluntary termination for “good reason” (each as defined in the retention and non-compete agreement) following the merger but during the retention period, Mr. Burgess would be entitled to receive a severance benefit equal to the unpaid base salary that would have been paid under the terms of the retention and non-compete agreement if he had remained employed for the remaining portion of the retention period. Mr. Burgess will be required to enter into a general release of claims in favor of Ozarks Bank to receive any such severance payment under the retention and non-compete agreement.

Ozarks Bank also agreed that if any service payment received by Mr. Burgess pursuant to the retention and non-compete agreement is subject to the excise tax imposed by Section 4999 of the Code, then Mr. Burgess will be entitled to receive an additional payment. Ozarks Bank does not anticipate that an excise tax will be imposed.

In addition, it is currently expected that the boards of directors of Ozarks and Ozarks Bank will appoint Mr. Burgess to their respective boards after the merger closes; however, there is no binding agreement between any of the parties that provides for his appointment to the boards.

Employee Severance Rights

Other than Mr. Burgess, each of C1’s executive officers will be eligible to receive the severance payments described in this section under “—Employee Matters.”

IPO Bonuses

In connection with the initial public offering of shares of common stock of C1 (the “IPO”), Mr. Burgess received a one-time cash bonus payment in the amount of $500,000, and each of the following executive officers, Cristian A. Melej, Marcio de Oliveira, Alan Randolph and James Steiner, received a one-time cash bonus payment of $100,000. These amounts remain subject to a clawback until the earlier of (i) August 13, 2019 (in the case of Mr. Burgess) or August 13, 2017 (in the case of the other executive officers) or (ii) a vesting event. The closing of the merger will constitute a vesting event.

In connection with the IPO, the directors of C1 also received cash bonus payments. William H. Sedgeman received a one-time cash bonus of $100,000, Adelaide Alexander Sink received a one-time cash bonus of $70,000 and each of Brian D. Burghardt, Phillip L. Burghardt, Robert P. Glaser, Neil D. Grossman, Duane L. Moore and Ryan L. Snyder received a one-time cash bonus payment of $35,000. These amounts remain subject to a clawback until the earlier of (i) August 13, 2017 (in the case of Mr. Sedgeman) or August 13, 2016 (in the case of the other directors) or (ii) a vesting event. The closing of the merger will constitute a vesting event.

Brazilian Standby Purchase Agreement

As an additional inducement for Ozarks to enter into the merger agreement, on December 21, 2015 an affiliate of Marcelo Faria de Lima (a director of C1 and the general partner of a significant C1 shareholder of record) entered into the Brazilian standby purchase agreement with Ozarks pursuant to which such affiliate agreed to purchase the Brazilian loans on a standby basis for an amount equal to 75.14% of the aggregate net book value, as defined in the Brazilian standby purchase agreement, of the Brazilian loans. At December 31, 2015, the net book value, as defined in the Brazilian standby purchase agreement, of the Brazilian loans was approximately $40.4 million. For further information on the Brazilian standby purchase agreement see the section entitled “The Brazilian Standby Purchase Agreement” beginning on page 86.

Employee Matters

Each individual who is an employee of C1 or C1 Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an “at-will” employee of Ozarks or Bank of the Ozarks.

All C1 employees who become employees of Ozarks or Bank of the Ozarks at the effective time of the merger will be entitled to participate in Ozarks’ benefit plans to the same extent as similarly situated Ozarks employees and, to the extent allowable, will be given credit for their service at C1 or C1 Bank (as well as service with any predecessor employer). Ozarks will also use commercially reasonable efforts to cause each such Ozarks benefit plan to waive any waiting periods, evidence of insurability requirements and the application of any pre- existing condition limitations. Any employee of C1 who is terminated without cause within 180 days after the effective time of the merger and who does not receive a severance payment in connection with the merger will receive a severance payment equal to one week of base weekly pay for each year of completed employment service with C1 (or its predecessor), with a minimum severance payment equal to four weeks of base pay and a maximum severance payment equal to twelve weeks of base pay, subject to execution by the employee of any required general release and waiver of all claims.

Management and Operations After the Merger

Upon closing of the merger between C1 and Ozarks, the separate existence of C1 will cease. The directors and officers of Ozarks and Ozarks Bank immediately prior to the merger will continue as directors and officers of Ozarks and Ozarks Bank, respectively, after the merger.

While there is no binding agreement between any of the parties to the merger that provides for Trevor Burgess’ appointment to the boards of directors of Ozarks or Ozarks Bank, the Nominating and Governance Committee of the Ozarks board of directors has previously discussed Mr. Burgess’ qualifications and eligibility as a director. The Nominating and Governance Committee believes he would provide significant value to Ozarks and Ozarks Bank as a board member and anticipates that Mr. Burgess will be appointed to the boards of directors after the merger is consummated.

Under the terms of the merger agreement, the articles of incorporation and bylaws of Ozarks will be the articles of incorporation and bylaws of the combined entity which will retain the name of Bank of the Ozarks, Inc. Ozarks, as the resulting entity, will continue to operate under its policies, practices and procedures currently in place. Upon completion of the merger, all assets and property owned by C1 will be the property of Ozarks.

Representations and Warranties

The merger agreement includes various representations and warranties of Ozarks and C1 relating to their respective businesses. The representations and warranties of each of Ozarks and C1 have been made solely for the benefit of the other party. Shareholders are not third-party beneficiaries under the merger agreement. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules delivered in connection with signing the merger agreement — the information contained in those schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate; and

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you.

The representations and warranties by Ozarks and/or C1, as applicable, include, among other things:

•	the organization, existence, and corporate power and authority of such party;

•	the capitalization of such party;

•	the status of subsidiaries of C1;

•	the corporate power and authority of such party to consummate the merger;

•	the regulatory approvals required for such party to consummate the merger;

•	absence of defaults under governing documents, and applicable laws and court orders for such party;

•	compliance with SEC regulations, the Sarbanes Oxley Act and stock exchange rules for such party;

•	the absence of conflicts with and violations of law by such party;

•	the absence of any undisclosed liabilities of such party;

•	the absence of adverse material litigation of such party;

•	agreements with regulatory agencies of such party;

•	brokers for such party;

•	accuracy of information in such party’s financial statements;

•	the existence, performance and legal effect of certain contracts and insurance policies of C1;

•	the filing of tax returns, payment of taxes and other tax matters by such party;

•	labor and employee benefit matters and transactions with affiliates of C1;

•	compliance with applicable environmental laws by C1;

•	the status of tangible property, intellectual property and certain loans and non-performing and classified assets of C1; and

•	investment management and related activities, derivative transactions and regulatory capitalization of C1.

Conduct of Business Pending the Merger

C1’s Business. The merger agreement contains various restrictions on the operations of C1 before the effective time of the merger. In general, the merger agreement obligates C1 and C1 Bank to conduct its business in the ordinary course of business consistent with past practice. In addition, C1 and C1 Bank have agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of Ozarks (which consent will not be unreasonably withheld or delayed), neither will, among other things:

•	Issue, sell, pledge, or otherwise dispose of any shares of its capital stock, any substantial part of its assets or earning power, or any asset other than in the ordinary course of business;

•	Declare or pay any dividends or make other distributions in respect of its capital stock, other than payments from C1 Bank or any C1 subsidiary to C1;

•	Amend any existing employment, severance or similar contract, or enter into any new such contract except as contemplated by the merger agreement;

•	Grant any increase in compensation or benefits to its officers or other employees or pay any bonus except as contemplated by the merger agreement;

•	Hire any new employee, except for at-will employees with an annual salary not in excess of $85,000 to fill vacancies that may arise from time to time in the ordinary course of business;

•	Adopt any new employee benefit plan or make any material change to any existing employee benefit plan, except as contemplated by the merger agreement or as may be required by law or that is made to satisfy contractual obligations;

•	Enter into transactions with officers, directors or affiliates of C1 other than compensation or business expense reimbursement in the ordinary course of business or as otherwise contemplated in the merger agreement;

•	Sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any assets, deposits, business or properties or release any indebtedness owed to C1 or any of its subsidiaries, except in the ordinary course of business;

•	Acquire all or any portion of the assets, business, deposits or properties of any other entity, other than in connection with, among other things, good faith foreclosures in the ordinary course of business, or except as specifically approved by Ozarks;

•	Make any capital expenditures in amounts exceeding $75,000 individually or $400,000 in the aggregate;

•	Amend its amended and restated articles of incorporation or bylaws;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law, GAAP or regulatory requirements;

•	Enter into, amend, modify, terminate or waive any material provision of any material contract, lease or insurance policy, other than normal renewals without material adverse changes of terms;

•	Other than settlement of foreclosure actions in the ordinary course of business, settle any action, suit, claim or proceeding that involves payment by C1 in excess of $100,000 individually, or that would impose any material restriction on the business of C1 or any of its subsidiaries, or waive any material rights or consent to any injunction, decree, order or judgment materially restricting or affecting the business or operations of C1;

•	Enter into any new material line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements, or change in any material respect its lending, investment, underwriting, risk and asset liability management except as required by applicable law, regulation guidance or policies imposed by any governmental authority, or make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, or in its hedging practices and policies;

•	Enter into any derivative transaction;

•	Incur, modify extend or renegotiate any indebtedness of C1 or C1 Bank or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person (other than creation of deposit liabilities, purchases of federal funds, Federal Home Loan Bank borrowings and sales of certificates of deposit which are in the ordinary course of its business);

•	Acquire, sell or otherwise dispose of any investment securities, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, sell any debt security or equity investment or any certificates of deposit issued by other banks, or change the classification method for any investment securities;

•	make any increases in deposit pricing except for increases regarding certificates of deposit with maturities less than 181 days, or increases in deposit pricings less than 26 basis points, or immaterial changes on an individual customer basis consistent with past practices;

•	Except as is contemplated in the merger agreement, make, renew, renegotiate, increase, extend or modify any unsecured loan in excess of $100,000 (taking into account any other outstanding unsecured loans to such borrower or its affiliates), any loan secured by other than a first lien in excess of $200,000, any loan in excess of regulatory loan-to-value ratios, any secured loan over $5,000,000, any loan that would result in the outstanding credit to any borrower being over $8,000,000, or any loan that is not made in conformity with C1’s ordinary course lending policies and guidelines in effect as of the merger agreement date, sell any pool of loans in excess of $1,000,000 in principal amount or sale price, or sell or otherwise transfer any loan where C1 retains any servicing rights, except for small business administration loans;

•	Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof, or make any investment or commitment or otherwise take any actions to develop any real estate owned by C1 or its subsidiaries, except for loans or extensions of credit made in compliance with the merger agreement;

•	Except as required by law, make, in any manner different from C1’s prior custom and practice, or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to $50,000 or more in taxes or $150,000 or more of taxable income, or knowingly take any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	Commit any act or omission which constitutes a material breach or default by C1 or any of its subsidiaries under any agreement with any governmental authority or under any material contract, that would result in one of the conditions to the parties’ obligations to consummate the merger not being satisfied on the closing date;

•	Foreclose on or take a deed or title to any real estate, that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as “OREO” (other than single-family 1-4 units residential properties) without first conducting a Phase I Environmental Site Assessment of the property or foreclose on or take deed or title to any real estate (other than single-family 1-4 units residential properties) if such environmental assessment indicates the presence or likely presences of any hazardous substance;

•	Except as is contemplated in the merger agreement, repurchase or acquire any shares of its capital stock or any securities convertible into or exercisable for such capital stock;

•	Except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of, or open, relocate or close any branch office, loan production or servicing facility;

•	Merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries; and

•	Agree or make any commitment to take or adopt any resolution of its board of directors in support of any of the actions prohibited by the merger agreement.

C1 has also agreed to take all action necessary to convene a special meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the merger agreement and the transactions contemplated thereby, and shall, subject to certain exceptions in the merger agreement, use its commercially reasonable efforts to solicit such approval by its shareholders.

In addition to the foregoing covenants, C1 has also agreed to use commercially reasonable efforts to hire a broker and conduct a marketing process to solicit offers for the purchase for cash of the Brazilian loans, for aggregate consideration equal to or in excess of the purchase price set forth in the Brazilian standby purchase agreement (i.e., 75.14% of the aggregate net book value, as defined in the Brazilian standby purchase agreement, of the Brazilian loans), and, with certain limited exceptions, on terms and conditions no less favorable to C1, C1 Bank (or Ozarks and Ozarks Bank, as successor in interest) than the terms of the Brazilian standby purchase agreement. Ozarks agrees that if prior to merger closing one or more persons other than the standby purchaser, and reasonably acceptable to Ozarks and C1, agree to purchase the Brazilian loans for an aggregate purchase price equal to or in excess of the purchase price set forth in the Brazilian standby purchase agreement (and, with certain limited exceptions, on terms and conditions no less favorable), C1 Bank shall promptly enter into one or more purchase agreements with such purchaser(s). If such third party purchaser(s) for any reason fails to consummate the purchase of the Brazilian loans as contemplated by the merger agreement, the standby purchaser will continue to be obligated under the Brazilian standby purchase agreement to purchase the Brazilian loans from Ozarks pursuant to the terms and conditions of the Brazilian standby purchase agreement.

Ozarks’ Business. The merger agreement contains various covenants of Ozarks to be observed until the effective time of the merger, including provisions obligating Ozarks to carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable laws. In addition, Ozarks has agreed during such time, without the prior written consent of C1 (which consent will not be unreasonably withheld or delayed), Ozarks will not, and will cause its subsidiaries not to:

•	Adopt or propose to adopt a plan of complete or partial liquidation or dissolution of Ozarks;

•	Take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or reasonably likely to prevent, delay or impair Ozarks’ ability to consummate the merger or the other transactions contemplated by the merger agreement, or prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

•	Agree or make any commitment to take or adopt any resolutions in support of its board of directors in support of any of the actions prohibited by the merger agreement.

In addition to the foregoing, the merger agreement contains various other covenants, including, among other things, access to information and each party’s agreement to use its commercially reasonable efforts to obtain all required consents.

Conditions to the Merger

The respective obligations of Ozarks and C1 to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the materiality standards set forth in the merger agreement;

•	the performance, in all material respects, of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

•	the delivery of certain certificates of the appropriate officers of C1 and Ozarks;

•	approval of the merger agreement by C1 shareholders;

•	the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any non-standard condition that would prohibit or materially limit the ownership or operation of the business of C1 by Ozarks or Ozarks Bank or would compel Ozarks or Ozarks Bank to dispose of any material portion of the business or assets of C1, C1 Bank, Ozarks or Ozarks Bank;

•	no law shall have been enacted that prohibits or makes illegal the consummation of the merger and no temporary, preliminary or permanent restraining order preventing the consummation of the merger is in effect;

•	the registration statement of Ozarks of which this proxy statement/prospectus is a part must have become effective under the Securities Act and no “stop order” shall have been entered by the SEC and be continuing in effect;

•	neither C1 nor Ozarks shall have suffered a “material adverse effect”;

•	Ozarks and C1, respectively, must have received opinions from Kutak Rock LLP and Davis Polk & Wardwell LLP, respectively, each dated as of the closing date, in form and substance reasonably satisfactory to Ozarks and C1, to the effect that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the retention and non-compete agreement between Ozarks Bank and Trevor Burgess shall have been executed and delivered by Mr. Burgess and Ozarks Bank, to be effective at the closing;

•	the receipt by Ozarks of a report from a specified third party consultant to C1 to the effect that, on the basis of the facts, representations and assumptions set forth in such report, the amount payable as the service payment under the retention and non-compete agreement is reasonable and will not be deemed an “excess parachute payment” within the meaning of Section 280G of the Code;

•	all necessary consents and approvals, including any applicable regulatory approvals, shall have been obtained to effect the sale of the Brazilian loans, including the assignment of all obligations thereunder, and either the third party purchaser(s) under the Brazilian purchase agreement(s) shall, prior to the closing, consummate the purchase of such loans, or Ozarks shall be reasonably satisfied that the standby purchaser will, immediately after the effective time of the merger and a dividend of the loans from Ozarks Bank to Ozarks, consummate the purchase of the Brazilian loans in accordance with the terms of the Brazilian standby purchase agreement; and

•	the number of shares of Ozarks common stock to be issued to C1’s shareholders upon consummation of the merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

The parties may waive conditions to their obligations, if permissible. Shareholder approval and regulatory approvals may not be legally waived.

Agreement to Not Solicit Other Offers

C1 has agreed that neither it nor its representatives will, directly or indirectly:

•	initiate, solicit, or knowingly induce, encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, including entering into any agreement in principle or letter of intent with respect to any acquisition proposal or resolve to approve any acquisition proposal; or

•	participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than C1’s officers, directors, employees and advisers or Ozarks) any information or data with respect to C1 or any of its subsidiaries or in connection with an acquisition proposal;

In addition, C1 has agreed not to release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which C1 is a party, except in the event that the C1 board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. In connection with the process leading to the merger agreement, as discussed in the section entitled “The Merger—Background of the Merger” beginning on page 42, C1 entered into confidentiality agreements with nine potential counterparties, including Ozarks. None of the confidentiality agreements contain standstill provisions that would currently restrict any of these parties from making an unsolicited offer for C1.

Under the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Ozarks), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving C1 or any of its subsidiaries that in any such case results in any person (including the shareholders of such person in certain circumstances) acquiring 20% or more of any class of equity of C1 or C1 Bank;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the consolidated assets of C1 or C1 Bank;

•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of C1 or C1 Bank;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of C1 or C1 Bank; or

•	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

If C1 receives a bona fide unsolicited written acquisition proposal that did not result from a breach of the non-solicitation provisions in the merger agreement as discussed above, the C1 board of directors may, among other things, participate in discussions or negotiations regarding the unsolicited acquisition proposal if the C1 board of directors determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that such acquisition proposal is or could reasonably be expected to lead to a superior proposal, and the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. In addition, C1 must have received a confidentiality agreement with the third party containing terms no less favorable to C1 than those contained in the confidentiality agreement with Ozarks prior to furnishing or affording access to any information or data with respect to C1 or any of its subsidiaries or otherwise relating to an acquisition proposal. C1 must provide Ozarks with any non-public information provided to any other person which was not previously provided to Ozarks, no later than the date of provision of such information to such other party.

A “superior proposal” means a bona fide, unsolicited acquisition proposal that:

•	if consummated, would result in a third party (or in the case of a direct merger between such third party and C1, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding C1 common stock or more than 50% of the assets of C1 and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, and

•	the C1 board of directors reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (1) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (2) taking into account any changes to the merger agreement proposed by Ozarks in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of C1 from a financial point of view than the merger with Ozarks.

C1 has agreed to promptly, and in any event within 24 hours, notify Ozarks in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, C1 or any of its representatives, in each case in connection with any acquisition proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers, and in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including emails or other electronic communications), except to the extent that such materials constitute confidential information of the person making such offer or proposal under the confidentiality agreement, and to keep Ozarks informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

In addition, under the merger agreement, C1 agreed that its board of directors, or any committee of the board, will not, prior to the date of the special meeting of shareholders:

•	withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interests of Ozarks in connection with the transactions contemplated by the merger agreement (including the merger) or take any other action or make any other public statement inconsistent with, its recommendation that C1 shareholders vote to approve the merger agreement (including failing to reaffirm its recommendation if requested by Ozarks within five business days following such request);

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal; or

•	enter into any letter of intent, or other agreement related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the non-solicitation provisions of the merger agreement) or requiring C1 to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

unless, the C1 board of directors reasonably determines in good faith, after the fifth business day following receipt by Ozarks from C1 of a notice advising that the C1 board of directors has decided that a bona fide unsolicited written acquisition proposal that it received, that did not result from a breach of the merger agreement, constitutes a superior proposal, but only if the C1 board of directors has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. In the event that the C1 board of directors makes this determination, C1 must provide five business days’ prior written notice to Ozarks that its board has made such determination. During the five business days after Ozarks’ receipt of such notice, C1 and C1’s board of directors must cooperate and negotiate in good faith with Ozarks to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable C1 to proceed with its board of directors’ original recommendation with respect to the merger agreement. At the end of the five business day period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by Ozarks during that period, the C1 board of directors must again determine in good faith, that after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law and that such acquisition proposal constitutes a superior proposal.

In the event of any material revisions to the superior proposal, C1 must provide a new notice of such superior proposal to Ozarks. During the three business day period following receipt of such new written notice, C1 and its board of directors must cooperate and negotiate in good faith with Ozarks to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable C1 to proceed with its board of directors’ original recommendation with respect to the merger agreement without requiring C1 to withdraw, qualify, amend or modify its board of directors’ recommendation with respect to the merger agreement.

Termination; Amendment

The merger agreement may be terminated prior to the closing, before or after approval by C1 shareholders for various reasons, including the following:

•	by mutual consent of the boards of directors of Ozarks and C1;

•	by either party if any of the regulatory approvals required for consummation of the merger has been denied and such denial is final and non-appealable or an application for regulatory approval has been withdrawn at the request of a governmental authority;

•	by either party if C1 shareholders do not approve the merger agreement;

•	by a party who is not in material breach of the agreement if the other party is in breach of a representation, warranty or covenant such that there is a failure of the related closing condition and the breach is not or cannot be cured within 30 days;

•	by either party if the merger is not consummated by November 9, 2016, and no consent to extend the date of consummation of the merger beyond such date has been granted by the party seeking to terminate, unless the failure of the closing to occur by such date shall be due to a material breach of the merger agreement by the party seeking to terminate the merger agreement; or

•	by Ozarks, prior to the C1 shareholders approving the merger agreement, if the C1 board of directors (1) materially breaches its non-solicitation obligations provided in the merger agreement, subject to a five-day cure period, (2) fails to recommend, or withdraws its previous recommendation of, the merger and the merger agreement, (3) recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than Ozarks, (4) materially breaches its obligations to convene the special meeting, subject to a five day cure period, or (5) fails to publicly reconfirm its recommendation of the merger or the merger agreement within five business days after being asked to do so by Ozarks.

The merger agreement may be amended or modified at any time, before or after its approval by C1’s shareholders, by mutual agreement, except that no amendment shall be made after the special meeting without obtaining shareholder approval if such amendment, by law, would require further approval by C1 shareholders.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the agreement will survive, provided, however, if C1 is required by the terms of the merger agreement, and does pay, either the termination fee or liquidated damages described in the following paragraph, then C1 will have no further obligations under the merger agreement. In addition, nothing contained in the merger agreement limits either party’s right to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

C1 will be required to pay a termination fee to Ozarks equal to $10 million, in the following circumstances:

•	Ozarks terminates the merger agreement because C1 (1) materially breaches its non-solicitation obligations provided in the merger agreement, subject to a five-day cure period, (2) fails to recommend, or withdraws its previous recommendation of, the merger and the merger agreement, (3) recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than Ozarks, (4) materially breaches its obligations to convene the C1 special meeting, subject to a five-day cure period, or (5) fails to publicly reconfirm its recommendation of the merger or the merger agreement after being asked to do so by Ozarks; or

•

in the event that (1) a third party acquisition proposal had been made known to C1 or made directly to its shareholders and not withdrawn, and thereafter the merger agreement is terminated (x) by either party because the C1 shareholders fail to approve the merger agreement or because the merger is not consummated by November 9, 2016 without the C1 shareholders having approved the merger, or (y) by Ozarks because of a material uncured breach by C1 of its representations, warranties or covenants under the merger agreement and (2) within twelve months after the date of termination, C1 consummates an acquisition transaction or enters into a definitive agreement with respect to an acquisition transaction (using 50% rather than 20% in the term “acquisition transaction” for purposes of this termination fee provision).

If the merger agreement is terminated by Ozarks following C1’s uncured material breach of any of its representations, warranties, covenants or agreements in the merger agreement, then C1 will pay Ozarks $1 million as liquidated damages.

Effective Time of the Merger

The parties expect that the merger will be effective late in the first quarter or in the second quarter of 2016, or as soon as possible after the receipt of all regulatory and shareholder approvals, all regulatory waiting periods expire and all other conditions to the completion of the merger have been satisfied or waived. The merger will be legally completed by the filing of the articles of merger with the Arkansas Secretary of State and the Florida Secretary of State.

Fees and Expenses

Ozarks and C1 will each pay its own costs and expenses in connection with the merger and the transactions contemplated thereby except as described above.

No Appraisal Rights

Under the FBCA, the C1 shareholders do not have appraisal rights in connection with the merger.

Regulatory Approvals Required for the Merger

General

C1 and Ozarks have agreed to use commercially reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the merger. This includes the approval of the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Arkansas State Bank Department. The applications seeking such respective approvals from the FRB, the FDIC and the Arkansas State Bank Department by Ozarks, Bank of the Ozarks, C1 and C1 Bank were submitted for filing with the requisite banking regulatory agencies on December 18, 2015. Such approvals require the observance by the parties of certain waiting periods following the agencies’ approvals before the merger may be consummated. Ozarks cannot assure that there will not be any litigation challenging the approvals or waivers. Ozarks also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

Ozarks and C1 are not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. Ozarks and C1 presently contemplate that they will seek any additional governmental approvals or actions that may be required; however, they cannot assure that they will obtain any such additional approvals or actions.

FRB

Pursuant to the Bank Holding Company Act of 1956, the merger is subject to the prior approval of the FRB, which may not approve a merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•

the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the FRB is required to consider the financial and managerial resources and future prospects of the companies and banks concerned, the convenience and needs of the communities to be served, and the effectiveness of each company involved in the proposed transaction in combatting money-laundering activities. In addition, the FRB must consider the extent to which the proposed merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Under the Community Reinvestment Act of 1977, the FRB also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries.

Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the FRB may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the FRB and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

FDIC

The Bank Merger Act requires the prior written approval of the FDIC before any insured depository institution may merge or consolidate with another insured depository institution if the resulting institution is to be a state non-member bank.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the FDIC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the risk to the stability of the U.S. banking or financial system. In addition, the FDIC must consider the effectiveness of each insured depository institution involved in the proposed merger transaction in combatting money-laundering activities, including in overseas branches. Under the Community Reinvestment Act of 1977, the FDIC also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank.

Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing. Any merger approved by the FDIC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the FDIC and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Arkansas State Bank Department

The merger is subject to the approval of the Bank Commissioner and the State Banking Board and after a public hearing following notice as prescribed by the Arkansas Banking Code.

The Bank Commissioner shall approve the application if at the hearing both the Bank Commissioner and the State Banking Board find that:

•	The proposed merger provides adequate capital structure;

•	The terms of the merger agreement are fair;

•	The merger is not contrary to the public interest;

•	The proposed merger adequately provides for dissenters’ rights, if applicable; and

•	The requirements of all applicable state and federal laws have been complied with.

Litigation Related to the Merger

Following the announcement of the merger, a putative class action complaint challenging the merger was filed in the Circuit Court of the Sixth Judicial Circuit In and For Pinellas County, Florida. The complaint is captioned Mariani v. C1 Financial et al., Case No. 15-007726. The complaint names C1, Ozarks, and the individual members of the C1 board as defendants. The complaint generally alleges, among other things, that members of the C1 board breached their fiduciary duties to C1’s shareholders by agreeing to sell C1 for an inadequate price and agreeing to inappropriate deal protection provisions in the merger agreement that may preclude C1 from soliciting any potential acquirers and limit the ability of the C1 board to act with respect to investigating and pursuing superior proposals and alternatives. The complaint also alleges that C1 and Ozarks have aided and abetted the C1 board members’ breaches of their fiduciary duties. The complaint seeks certification by the court as a shareholders’ class action, approval of the plaintiff as a proper plaintiff class representative, injunctive relief enjoining the companies from consummating the merger at the agreed upon price unless and/or until the defendants cure their breaches of fiduciary duty (or, in the event the merger is consummated, rescinding the merger or awarding rescissory damages). The complaint also seeks to recover costs and disbursement from the defendants, including attorneys’ fees and experts’ fees. On January 22, 2016, the plaintiff in the Mariani action filed an amended complaint adding, among other things, details about the merger sales process and proposed transaction and allegations of material misrepresentations and omissions concerning the content of the preliminary Registration Statement on Form S-4 filed by Ozarks on January 5, 2016.

The defendants believe these allegations are without merit and intend to defend vigorously against these allegations.

Accounting Treatment

Ozarks will account for the merger using the acquisition method of accounting. Under this accounting method, Ozarks will record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of C1 over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed will be recorded as goodwill. Ozarks’ reported income will include the operations of C1 after the merger. Financial statements of Ozarks after completion of the merger will reflect the impact of the acquisition of C1. Financial statements of Ozarks issued before completion of the merger will not be restated retroactively to reflect C1’s historical financial position or results of operation.

Resale of Bank of the Ozarks, Inc. Common Stock

The shares of Ozarks common stock to be issued to shareholders of C1 under the merger agreement will be freely tradable by such shareholders without restriction, except that if any former C1 shareholder is deemed to be an affiliate of Ozarks they must comply with certain transfer restrictions under the Securities Act.

THE BRAZILIAN STANDBY PURCHASE AGREEMENT

The description of the Brazilian standby purchase agreement contained in this proxy statement/prospectus describes what we believe are the material terms of the Brazilian standby purchase agreement. This summary description, however, is qualified in its entirety by reference to the Brazilian standby purchase agreement, which is being filed as Exhibit 2.3 to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and is incorporated herein by reference.

On December 21, 2015, and in accordance with the merger agreement, Ozarks and the standby purchaser, entered into a standby purchase agreement, pursuant to which such standby purchaser agreed to purchase the Brazilian loans on a standby basis, which we refer to as the Brazilian standby purchase agreement. The standby purchaser is a limited partnership owned 100% by CBM Holdings Qualified Family, L.P. (“CBM Holdings”), an entity controlled by Marcelo Faria de Lima (a director of C1 and the general partner of CBM Holdings). As of November 9, 2015, CBM Holdings owned approximately 21% of C1’s outstanding shares.

Pursuant to the Brazilian standby purchase agreement, the standby purchaser has agreed to purchase the Brazilian loans from Ozarks immediately following the merger closing for an amount equal to 75.14% of the aggregate net book value of the Brazilian loans. Net book value is defined as the net active principal balance of the Brazilian loans, net of any unamortized, discounts, premiums or deferrals of costs or fees; accrued but uncollected interest; related contra account; and related allowance for loan and lease losses, but excluding any changes to the allowance for loan losses and any charge offs, in each case between the date of the merger agreement and the date the merger closes. At December 31, 2015, the aggregate net book value of the Brazilian loans was approximately $40.4 million. The standby purchaser’s obligations under the Brazilian standby purchase agreement are guaranteed by CBM Holdings pursuant to a guaranty agreement executed by such entity on December 21, 2015. In accordance with the Brazilian standby purchase agreement, Ozarks will be entitled to withhold the number of shares of Ozarks common stock payable to CBM Holdings under the merger agreement equal to the aggregate standby purchase price on the basis of the average Ozarks common stock price for the 10 trading days ending on the second business day prior to the closing of the merger, subject to a minimum and maximum price of $39.79 and $66.31, respectively, in satisfaction of the purchase price of the Brazilian loans.

In accordance with the merger agreement, C1 has also agreed to use commercially reasonable efforts to hire a broker and conduct a marketing process to solicit offers for the purchase of the Brazilian loans for cash prior to the closing of the merger, for aggregate consideration equal to or in excess of the purchase price set forth in the Brazilian standby purchase agreement, and, with certain limited exceptions, on terms and conditions no less favorable to C1, C1 Bank (or Ozarks and Ozarks Bank, as successor in interest) than the terms of the Brazilian standby purchase agreement. C1 has engaged a broker and is currently conducting a marketing process to solicit offers for the purchase of the Brazilian loans. This marketing process is expected to be completed by mid-March 2016. The marketing process is being overseen and managed by a special committee of independent directors of C1 consisting of Phillip L. Burghardt, Neil D. Grossman and Adelaide Alexander Sink. There can be no assurance that the marketing process will result in the sale of the Brazilian loans for a price in excess of the price to be paid under the Brazilian standby purchase agreement.

If prior to the merger closing, one or more persons (other than the standby purchaser), and reasonably acceptable to Ozarks and C1, have agreed to purchase the Brazilian loans for an amount equal to or in excess of the purchase price set forth in the Brazilian standby purchase agreement (and, with certain limited exceptions, on terms and conditions no less favorable than the Brazilian standby purchase agreement), C1 Bank will promptly enter into a purchase agreement with such purchaser, the closing under such purchase agreement to occur prior to the merger closing.

The conditions to Ozarks’ obligation to complete the sale of the Brazilian loans to the standby purchaser include that certain third party consents and applicable regulatory approvals (including the consent of the FRB under certain foreign national commitments made by C1, C1 Bank and certain of its principal shareholders to the FRB) are obtained and certain additional customary conditions. There can be no assurance that the conditions will be satisfied or waived. The purchase price under the Brazilian standby purchase agreement is equal to 75.14% of the aggregate net book value of the Brazilian loans, as defined in the Brazilian standby purchase agreement. There is no other adjustment to the purchase price, and there is no closing condition in the Brazilian standby purchase agreement, related to the value or condition of the Brazilian loans.

The foregoing description of the Brazilian standby purchase agreement is only a summary, and shareholders are urged to read the Brazilian standby purchase agreement, which is being filed as Exhibit 2.3 to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and is incorporated herein by reference.

THE VOTING AGREEMENTS

The description of the voting agreements contained in this proxy statement/prospectus describes what we believe are the material terms of the voting agreements. This summary description, however, is qualified in its entirety by reference to the form of voting agreement which is attached as Exhibit A to the merger agreement included as Appendix A to this proxy statement/prospectus, which is incorporated herein by reference.

Certain C1 directors, executive officers and principal shareholders of C1 (which collectively hold approximately 33% of the outstanding C1 shares), in their capacities as shareholders of C1, have separately entered into voting agreements with Ozarks in which they have agreed, among other things, to vote all shares of C1 common stock that they own and have the power to vote in favor of the merger proposal, subject in each case to certain limited exceptions. These shareholders also agreed to vote against (i) any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of C1 contained in the merger agreement or of the shareholder contained in the voting agreement and (ii) against any acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with or materially and adversely affect consummation of the transactions contemplated by the merger agreement or the voting agreement, subject to certain limited exceptions.

Additionally, these shareholders agreed not to solicit an alternative transaction or participate in discussions or negotiations regarding an alternative transaction and not to participate in any litigation against Ozarks, Ozarks Bank, C1 or C1 Bank relating to the merger agreement. In addition, each shareholder who executed a voting agreement agreed not to directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such shareholder’s C1 common stock, subject in each case to certain limited exceptions.

Each voting agreement terminates automatically upon the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms and (iii) the amendment of the merger agreement in any manner materially adverse to the relevant shareholder.

The foregoing description of the voting agreements is only a summary, and shareholders are urged to read the form of voting agreement which is attached as Exhibit A to the merger agreement included as Appendix A to this proxy statement/prospectus, which is incorporated herein by reference.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of C1 common stock. The following discussion is based upon the Internal Revenue Code of 1986, as amended, (the “Code”), its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to C1 or Ozarks of the merger, nor does it address U.S. federal taxes other than income taxes (such as gift or estate tax liability or the alternative minimum tax), state, local or non-U.S. taxes or the Medicare tax on “net investment income.” This discussion does not address the tax consequences of the merger to a holder of C1 common stock that exchanges Ozarks common stock received or deemed received in the merger for other property pursuant to the Brazilian standby purchase agreement.

The merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Ozarks has received an opinion from Kutak Rock LLP, and C1 has received an opinion from Davis Polk & Wardwell LLP, each to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Based on certain representations, covenants and assumptions described below, it is the opinion of each of Kutak Rock LLP and Davis Polk & Wardwell LLP that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that the material U.S. federal income tax consequences applicable to U.S. holders (as defined below) who exchange their shares of C1 common stock for (i) shares of Ozarks common stock, (ii) cash in lieu of fractional shares or (iii) cash, in the case of certain de minimis holders, are as described in this section. The opinions of Kutak Rock LLP and Davis Polk & Wardwell LLP are based, in part, on representation letters provided by Ozarks and C1 with respect to certain factual matters and on customary factual assumptions. These tax opinions are filed as exhibits to this registration statement. If any of the factual representations or assumptions on which the opinions described above are based are inaccurate as of the effective time of the merger, the tax consequences to U.S. holders could differ materially from those described below.

It is a condition to the parties’ respective obligations to complete the merger that Ozarks receive an opinion from Kutak Rock LLP, and that C1 receive an opinion from Davis Polk & Wardwell LLP, each dated as of the closing date of the merger, in form and substance reasonably satisfactory to Ozarks and C1, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based, in part, on representation letters provided by Ozarks and C1 with respect to certain factual matters and on customary factual assumptions. Although the merger agreement allows Ozarks or C1 to waive these conditions, neither C1 nor Ozarks currently anticipates doing so.

The opinions described above will not be binding on the IRS or any court. Ozarks and C1 have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of C1 common stock that hold their C1 common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income-tax consequences that may be relevant to particular holders of C1 common stock in light of their individual circumstances or to holders of C1 common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold C1 common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of C1 common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for U.S. federal income tax purposes) holds C1 common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships that hold C1 common stock should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of Ozarks or C1. You should consult your tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming such tax treatment and subject to the limitations and qualifications described herein, the material U.S. federal income tax consequences of the merger to a U.S. holder of C1 common stock will be as follows:

•	no gain or loss will be recognized by a U.S. holder of C1 common stock on the receipt of Ozarks common stock in exchange for C1 common stock pursuant to the merger (except with respect to cash received in lieu of a fractional share of Ozarks common stock, as discussed below under “—Cash Received in Lieu of a Fractional Share of Ozarks Common Stock”);

•	the aggregate basis of Ozarks common stock received by a U.S. holder of C1 common stock in the merger (including fractional shares of Ozarks common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the C1 common stock for which it is exchanged;

•	the holding period of Ozarks common stock received in exchange for shares of C1 common stock (including fractional shares of Ozarks common stock deemed received and redeemed as described below) will include the holding period of the C1 common stock for which it is exchanged; and

•	a U.S. holder of C1 common stock who receives cash in the merger as a de minimis holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her C1 common stock.

If a U.S. holder of C1 common stock acquired different blocks of C1 common stock at different times or at different prices, such U.S. holder’s basis and holding period in the Ozarks common stock received in the merger will be determined separately with respect to each block of C1 common stock held, and the shares of Ozarks common stock received will be allocated pro rata to each such block of stock. A block generally consists of shares acquired at the same cost in a single transaction. U.S. holders should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Ozarks common stock received in the merger.

Cash Received in Lieu of a Fractional Share of Ozarks Common Stock

A U.S. holder of C1 common stock who receives cash in lieu of a fractional share of Ozarks common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Ozarks. As a result, such U.S. holder of C1 common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share, determined as set forth above.

Character and Treatment of Recognized Gain or Loss

Any gain or loss recognized by a U.S. holder described above will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the closing date of the merger, the holder’s holding period for the relevant shares is greater than one year. For U.S. holders of C1 common stock that are noncorporate U.S. holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of C1 common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that U.S. federal income tax returns are timely filed with the Internal Revenue Service.

A U.S. holder of C1 common stock who receives Ozarks common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of C1 common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Ozarks common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the C1 common stock surrendered and the fair market value of Ozarks common stock and cash received in the merger. A “significant holder” is a holder of C1 common stock who, immediately before the merger, owned at least 5% of the outstanding stock of C1.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any non-U.S., state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or non-U.S. income or other tax consequences to you of the merger.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

The rights of C1 shareholders are governed by Florida law, and, in particular, the FBCA, and the articles of incorporation and bylaws of C1. The rights of Ozarks shareholders are governed by ABCA, and by the articles of incorporation and bylaws of Ozarks. Accordingly, upon consummation of the merger, the rights of Ozarks shareholders and of C1 shareholders who become Ozarks shareholders following the merger will be governed by Arkansas law and Ozarks’ articles of incorporation and bylaws. The following is a summary of the principal differences between the current rights of C1 shareholders and those of Ozarks shareholders.

The following is not intended to be complete and is qualified by reference to Arkansas law, Florida law, Ozarks’ articles of incorporation and bylaws and C1’s articles of incorporation and bylaws. Copies of all of these documents will be sent to holders of shares of C1 common stock upon request.

Authorized Capital Stock

Bank of the Ozarks, Inc. Ozarks’ articles of incorporation authorize the issuance of 125,000,000 shares of common stock, $0.01 par value, of which 90,612,388 shares were issued and outstanding as of December 31, 2015, and 1,000,000 shares of preferred stock, $0.01 par value, none of which are issued or outstanding.

Holders of Ozarks common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the ABCA and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution.

Ozarks’ board of directors may authorize the issuance of authorized but unissued shares of Ozarks common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations or requirements of any national securities exchange on which Ozarks common stock is traded. The authorized but unissued shares of Ozarks common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. These shares could be used to dilute the stock ownership of persons seeking to obtain control of Ozarks. In addition, the sale of a substantial number of shares of Ozarks common stock to persons who have an understanding with Ozarks concerning the voting of such shares, or the distribution or declaration of a common stock dividend to Ozarks shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Ozarks.

Holders of Ozarks common stock do not have any preemptive, conversion or redemption rights. The outstanding shares of Ozarks common stock are fully paid and nonassessable.

As permitted under Arkansas law, Ozarks’ articles of incorporation allow the board of directors to issue preferred stock from time to time in one or more series with such designations, powers, preferences and rights as Ozarks’ board of directors may from time to time determine. Ozarks’ board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the common stock and may assist management in impeding an unfriendly takeover or attempted takeover. The board of directors of Ozarks has no present plan or understanding to issue any preferred stock.

C1 Financial, Inc. C1’s articles of incorporation authorize the issuance of (i) 100,000,000 shares of voting common stock, par value $1.00 per share, of which 16,100,966 shares were issued and outstanding as of December 31, 2015, and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding. Holders of C1 common stock do not have any preemptive, conversion or redemption rights. The outstanding shares of C1 common stock are fully paid and nonassessable. Holders of C1 common stock are entitled to one vote for each share held of record on all matters submitted to a vote of C1’s common shareholders.

As permitted under Florida law, C1’s articles of incorporation authorize C1’s board of directors, without any action or vote by C1’s shareholders (except as may otherwise be provided by the terms of any class or series of preferred stock then outstanding), to authorize the issuance of one or more classes or series of preferred stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of preferred stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the FBCA.

Therefore, without approval of the holders of C1 common stock or preferred stock (except as may be required under the terms of any outstanding C1 preferred stock or by the FBCA), C1’s board of directors may authorize the issuance of preferred stock with voting, dividend and liquidation preferences over the common stock and any other outstanding preferred stock, and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of C1’s outstanding common stock and other preferred stock. The ability of C1’s board of directors without shareholder approval, to issue preferred stock with voting, dividend, liquidation and conversion rights may also assist management in impeding an unfriendly takeover or attempted takeover.

Subject to preferences to which holders of any shares of C1 preferred stock may be entitled, holders of C1 common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. The FBCA prohibits the payment of a dividend if, after giving it effect, a Florida corporation such as C1 would not be able to pay its debts as they become due in the usual course of business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any preferred shareholders.

Directors and Absence of Cumulative Voting

Bank of the Ozarks, Inc. Under Arkansas law, the number of directors may be fixed or changed by the shareholders or by the directors if so authorized by the articles of incorporation or bylaws. The ABCA provides that shareholders do not have the right to cumulate their votes unless provided for in the articles of incorporation.

Ozarks’ articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors and shall not be less than three (3) nor more than twenty (20). As of the date of this proxy statement/prospectus, the number of directors was fixed at sixteen (16).

The articles of incorporation authorize the board, by resolution, to divide the directors into two or three classes, with the members of each class to be elected for staggered two- or three -year terms, as applicable. Despite this authorization, the board of directors has not resolved to classify the board of directors and presently, all directors are elected annually for one -year terms.

There is no cumulative voting for directors provided for in Ozarks’ articles of incorporation. With cumulative voting, a shareholder would have the right to cast a number of votes equal to the total number of such holder’s shares multiplied by the number of directors to be elected. The shareholder would have the right to cast all of such holder’s votes in favor of one candidate or to distribute such holder’s votes in any manner among any number of candidates, and directors would be elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it might be possible for minority shareholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of Ozarks common stock generally would have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a shareholder who holds less than a majority of the shares of common stock to obtain representation on Ozarks’ board of directors.

Directors are elected by a plurality of the votes cast by the holders of shares of capital stock of Ozarks entitled to vote in the election of directors at a meeting at which a quorum is present. A “plurality” means the individuals who receive the greatest number of votes cast “FOR” are elected as directors. However, under Ozarks bylaws, any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election must tender to the Ozarks board of directors his or her resignation as a director, which will become effective upon acceptance by the Ozarks board of directors. Within 90 days following the certification of the election results, the Ozarks board of directors must publicly disclose its decision to either accept or reject the tendered resignation and, if rejected, its reasons for doing so.

The articles of incorporation of Ozarks provide generally that vacancies on the board of directors (including any vacancy resulting from an increase in the number of directors) shall be filled by the affirmative vote of a majority of the remaining directors for the unexpired term.

C1 Financial, Inc. Under Florida law, a board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws of the corporation. The number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or the bylaws of the corporation. Under the FBCA, shareholders of a corporation cannot elect directors by cumulative voting unless the corporation’s articles of incorporation so provide. C1’s articles of incorporation do not provide for cumulative voting.

C1’s bylaws provide that the board of directors shall consist of not less than five nor more than fifteen directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the directors. The number of directors is presently fixed at eleven (11) directors.

C1’s articles of incorporation and bylaws provide that the directors are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be practicable, of one-third of the total number of directors constituting the entire board of directors. Each director serves for a term ending on the date of the third annual meeting of shareholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors will serve for a term ending on the date of the 2015 annual meeting, directors initially designated as Class II directors will serve for a term ending on the date of the 2016 annual meeting, and directors initially designated as Class III directors will serve for a term ending on the date of the 2017 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the C1 Board will apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

Directors are elected by a plurality of the votes cast by the holders of shares of capital stock of C1 entitled to vote in the election of directors at a meeting at which a quorum is present.

C1’s bylaws provide that vacancies on the board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by the FBCA, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. If there are no directors in office, then an election of directors may be held in accordance with the FBCA.

Removal of Directors

Bank of the Ozarks, Inc. Ozarks’ articles of incorporation provide that a director may be removed only for cause, and then only by the affirmative vote of shareholders holding two-thirds of the outstanding shares entitled to vote in the election of such director, at a special meeting of shareholders called for such purpose.

C1 Financial, Inc. C1’s articles provide that no director may be removed from office by the shareholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of C1 generally entitled to vote in the election of directors, voting together as a single class.

Limitations on Director Liability

Bank of the Ozarks, Inc. Ozarks’ articles of incorporation provide that a director of Ozarks will not be personally liable for monetary damages arising from his or her breach of fiduciary duty as a director of Ozarks. This provision, however, does not eliminate or limit the liability of Ozarks’ directors for (1) any breach of the director’s duty of loyalty to Ozarks or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under the ABCA for unlawful distributions, (4) any transaction from which the director received an improper personal benefit, or (5) any action, omission, transaction or breach of a director’s duty creating any third-party liability to any person or entity other than Ozarks or its shareholders.

C1 Financial, Inc. C1’s articles of incorporation provide that, to the fullest extent permitted by the FBCA (as it exists or may hereafter be amended), no person who is serving or who served as a director of C1 shall be personally liable to C1 or any of its shareholders or otherwise for monetary damages for breach of fiduciary duty as a director. Under the FBCA, this provision does not eliminate or limit the liability of C1’s directors for (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit; (iii) an unlawful distribution; (iv) conscious disregard for the best interest of the corporation, or willful misconduct in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder; or (v) recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in a proceeding by or in the right of someone other than the corporation or a shareholder.

Indemnification

Bank of the Ozarks, Inc. The ABCA permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Additionally, the ABCA permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits regarding any such action, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) a majority vote of a quorum consisting of directors who were not party to such suit, (2) if such quorum is unobtainable and the board of directors so directs, by special legal counsel, or (3) by the shareholders.

Ozarks’ articles of incorporation provide that Ozarks shall indemnify any person who is or was serving as a director, officer, employee or agent of Ozarks (or who was serving in such capacity for another corporation or entity at the request of Ozarks) to the full extent permitted by the ABCA.

The rights of indemnification provided in the articles of incorporation are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the articles of incorporation authorize Ozarks to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Ozarks, whether or not Ozarks would have the power to provide indemnification to such person. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable Ozarks to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Ozarks pursuant to the foregoing provisions, Ozarks has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

C1 Financial, Inc. Under Florida law, a Florida corporation may indemnify its directors and officers against liability if the director or officer acted in good faith and with a reasonable belief that his actions were in the best interests of the corporation, or not opposed to the corporation’s best interests, and, in a criminal proceeding, if the individual had no reasonable cause to believe that the conduct in question was unlawful. Under Florida law, a Florida corporation may not indemnify an officer or director against liability in connection with a claim by, or in the right of, the corporation in which such officer or director was adjudged liable to the corporation or in connection with any other proceeding in which the officer or director was adjudged liable for receiving an improper personal benefit. However, a Florida corporation may indemnify against the reasonable expenses associated with such proceeding and amounts paid in settlement not exceeding the estimated expenses of litigating the proceeding to conclusion. A corporation may not indemnify against breaches of the duty of loyalty. Florida law provides for mandatory indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened, regardless of whether such claim was by or in the right of the corporation, unless limited by the corporation’s articles of incorporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Unless otherwise stated in the articles of incorporation, officers of a Florida corporation are also entitled to the benefit of the above statutory provisions.

C1’s articles of incorporation provide that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of C1 or is or was serving at the request of C1 as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by C1 to the fullest extent permitted by Florida law; provided that such indemnification will not be provided for any director or officer if a judgment or final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (ii) a transaction in which the director or officer derived an improper personal benefit, (iii) in the case of a director, liability for unlawful distributions, or (iv) willful misconduct or a conscious disregard for the best interests of C1 in a proceeding by or in the right of C1 to procure a judgment in its favor.

The right of any director or officer of C1 to indemnification conferred in the articles of incorporation shall also include the right to be paid by C1 the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Florida law.

Under Florida law, a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the FBCA to indemnify such party. C1 has purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify C1 and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by Florida law, C1’s articles of incorporation limit the personal liability of its directors for monetary damages for any breach of fiduciary duty as a director. This limitation of liability is subject to the statutory limitations described in the section entitled “Limitations on Director Liability—C1 Financial, Inc.” above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to C1 directors, officers and controlling persons under the provisions discussed above or otherwise, C1 has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Special Meetings of Shareholders

Bank of the Ozarks, Inc. Special meetings of the shareholders may be called only by the chairman of the board of directors, the chief executive officer, the board of directors, or by a duly designated committee of the board of directors. At the request of holders of at least ten percent (10%) of the shares entitled to vote, the chairman or the chief executive officer shall call a special meeting of the shareholders.

C1 Financial, Inc. Special meetings of the shareholders may be called only by the president of C1 or by C1’s board of directors. The president must call such meeting whenever requested to do so by the shareholders owning, in the aggregate, not less than twenty percent (20%) of the common stock of C1. The board of directors must act pursuant to a resolution adopted by a majority of the board of directors. Notwithstanding the foregoing, whenever holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of preferred stock, special meetings of holders of such preferred stock.

Shareholder Action by Written Consent

Bank of the Ozarks, Inc. Shareholder action on a proposal to increase the capital stock or bond indebtedness of Ozarks may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the shareholders of Ozarks. Any other action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

C1 Financial, Inc. Under the FBCA, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted.

Shareholder Proposals and Advance Notice Requirement

Bank of the Ozarks, Inc. Ozarks’ bylaws provide that the only matters that may be transacted at an annual meeting of shareholders are those matters that are specified in the notice of the meeting, otherwise properly brought before the meeting by Ozarks’ board of directors, or otherwise brought before the annual meeting by a shareholder of Ozarks (i) who was a shareholder of record at the time of giving notice and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) who complies with the notice procedures in Ozarks’ bylaws.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by an Ozarks shareholder, such shareholder must have given timely notice of the matter in proper written form to Ozarks’ Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at Ozarks’ principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by Ozarks no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

To be in proper written form, a shareholder’s notice to Ozarks’ Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of Ozarks capital stock which are owned beneficially or of record by such shareholder, and (iv) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

C1 Financial, Inc. C1’s bylaws provide that nominations of candidates for election as directors and the proposal of other business to be transacted at an annual meeting of shareholders may be made only (i) pursuant to C1’s notice of the meeting, (ii) at the direction of C1’s directors, (iii) as may be provided in the certificate of designations for any class or series of preferred stock, or (iv) by any shareholder of C1 who is a shareholder of record at the time of giving of notice required under the bylaws and at the time of the meeting and who complies with the procedural requirements set forth in the bylaws. C1’s bylaws provide that shareholder nominations of candidates for election as directors at a special meeting of shareholders may be made only by a shareholder of C1 who is a shareholder of record at the time of giving of notice required under the bylaws and at the time of the meeting and who complies with the procedural requirements set forth in the bylaws.

Under the procedural requirements, in order to bring a proposal before a meeting of shareholders, a shareholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to C1’s corporate secretary along with the following: (i) a description of the business or nomination to be brought before the meeting and, in the case of business, the reasons for conducting such business at the meeting; (ii) the shareholder’s name and address; (iii) any material interest of the shareholder in the proposal; (iv) the number of shares beneficially owned by the shareholder and evidence of such ownership; and (v) the names and addresses of all persons with whom the shareholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a shareholder must generally deliver notice in connection with an annual meeting of shareholders, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely such notice must be received by C1 no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by C1.

To be timely, a shareholder must generally deliver notice in connection with the election of a director at a special meeting of shareholders, not earlier than 150 days prior to the date of the special meeting or later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made by C1.

In order to submit a nomination for our board of directors, a shareholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as certain other information. If a shareholder fails to follow the required procedures, the shareholder’s proposal or nominee will be ineligible and will not be voted on by C1’s shareholders.

Amendment of Corporate Charter and Bylaws

Bank of the Ozarks, Inc. Under the ABCA, the board of directors may amend the articles of incorporation to extend the corporation’s duration, change the name of the corporation to include words required by the ABCA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the articles of incorporation must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of all shares voting thereon (assuming the presence of a quorum), voting together as a single class, as well as any such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof. The affirmative vote of the holders of at least two-thirds of the shares entitled to vote on the matter, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof, is required to amend charter provisions relating to the number, election and removal of directors.

The bylaws of Ozarks may be amended by the board of directors or the shareholders. Amendment of the bylaws by the board of directors requires the affirmative vote of a majority of the directors then in office. Shareholders of Ozarks can amend the bylaws at a regular or special meeting of the shareholders at which a quorum is present. A shareholder amendment of the bylaws requires the affirmative vote of a majority of the shares voted thereon.

C1 Financial, Inc. In most instances, Florida law requires that for an amendment to a corporation’s articles of incorporation to be approved, such proposed amendment must be adopted by the board of directors, recommended by the board that shareholders approve the amendment, and then approved by the shareholders at a properly convened meeting of shareholders. If the proposed amendment would create appraisal rights under the FBCA, then for the amendment to be adopted by shareholders it must be approved by a majority of the votes entitled to be cast on the amendment by the voting group with respect to which the amendment would create appraisal rights. If the amendment would not create appraisal rights, then a proposed amendment will be approved if the votes cast favoring the action exceed the votes cast opposing the action. In order to approve an amendment, a corporation, through its articles of incorporation, a bylaw adopted by shareholders, or the action of its board of directors, may also require a greater vote than may otherwise be required by applicable law or the approval by one or more voting groups whose approval is not otherwise required by applicable law. Finally, certain amendments may be made to a Florida corporation’s articles of incorporation by simple board of directors approval, without the necessity that the amendment be approved by shareholders. Such amendments to the articles include: certain changes to the corporation’s name; if the corporation has only one class of shares outstanding, changing each issued and unissued authorized share of the class into a greater number of whole shares of the class or increasing the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; and certain changes to reflect a reduction in authorized shares or to delete a class of shares from the articles when there are no remaining shares of the class.

Certain provisions of C1’s articles of incorporation may be amended only by the affirmative vote of holders of at least 75% of the voting power of C1’s outstanding shares of voting stock, voting together as a single class. These provisions relate to: (i) the voting rights of the holders of common stock and preferred stock; (ii) the adoption, amendment and repeal of bylaws; (iii) the election and removal of directors; and (iv) the annual and special meetings of shareholders. The affirmative vote of holders of at least a majority of the voting power of C1’s outstanding shares of stock will generally be required to amend other provisions of C1’s articles of incorporation.

C1’s bylaws may be amended or repealed and additional bylaws added or adopted by a majority vote of the entire board of directors if the proposed action is consistent with any bylaw that may have been adopted at any shareholders meeting by a vote of the majority of the issued and outstanding voting stock of C1. The bylaws may be amended or repealed at any shareholders’ meeting by a vote of the majority of the issued and outstanding voting stock of C1.

Takeover Protection Statutes

Bank of the Ozarks, Inc. Arkansas does not have a corporate takeover protection statute.

C1 Financial, Inc. As a public corporation, C1 is subject, to the extent applicable, to the provisions of the FBCA that apply to control share acquisitions and affiliated transactions.

Control Share Acquisitions. Under FBCA Section 607.0902, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the disinterested shareholders of the issuing corporation entitled to vote on the matter, subject to certain exceptions. The merger with Ozarks does not implicate the control share acquisition provisions of the FBCA.

Affiliated Transactions. FBCA Section 607.0901 provides that, unless a specified exception is met (including approval by a majority of the corporation’s disinterested directors), an interested shareholder (i.e., a person beneficially owning 10% or more of a corporation’s outstanding voting stock) and its affiliates and associates may not engage in an affiliated transaction (including a merger or other specified significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested shareholder. The merger with Ozarks does not implicate the affiliated transaction provisions of the FBCA.

Shareholders’ Rights to Examine Books and Records

Bank of the Ozarks, Inc. Arkansas law provides a shareholder and his, her or its agent or attorney with a right to inspect (beginning two (2) business days after notice of a meeting is given) and copy the corporation’s shareholder list. Arkansas law also permits any shareholder, on at least five (5) business days advance written demand to the corporation, to inspect (1) the articles of incorporation and bylaws of the corporation and all amendments thereto that are in effect, (2) board resolutions of the corporation relating to the creation or fixing the rights, preferences and limitations of any class of shares that are still outstanding, (3) minutes of shareholder meetings, records of actions taken by shareholders without a meeting and all written communications to shareholders, including financial statements furnished to shareholders, for the past three years, (4) the names and business addresses of the current directors and officers and (5) the most recent annual franchise tax report delivered to the Arkansas Secretary of State. In addition, a shareholder satisfying specified conditions is entitled to inspect (a) excerpts of minutes of any meeting of the board of directors and records of any actions of any committee of the board of directors and of actions taken by the board of directors without a meeting, (b) accounting records, (c) the record of shareholders, and (d) the shareholder list as described above, in each case if the demand is made in good faith and for a proper purpose, describes the purpose of the inspection and the desired records with reasonable particularity, and the desired records are directly connected to the purpose of such inspection.

C1 Financial, Inc. Under the FBCA, a Florida corporation must make a shareholders’ list available for inspection by any shareholder for a period of 10 days prior to the meeting or such shorter time as exists between the record date and the meeting and continuing through the meeting at the corporation’s principal office, at a place identified in the meeting notice in the city where the meeting will be held, or at the office of the corporation’s transfer agent or registrar.

Florida law permits a shareholder on at least five (5) business days advance written demand to the corporation, to inspect (i) its articles or restated articles of incorporation and all amendments to them currently in effect; (ii) its bylaws or restated bylaws and all amendments to them currently in effect; (iii) resolutions adopted by its board of directors creating one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding; (iv) the minutes of all shareholders’ meetings and records of all action taken by shareholders without a meeting for the past three years; (v) written communications to all shareholders generally or all shareholders of a class or series within the past three years; (vi) a list of the names and business street addresses of its current directors and officers; and (vii) its most recent annual report delivered to the Florida Department of State.

In addition, a shareholder satisfying specified conditions is entitled to inspect (i) excerpts of minutes of any meeting of the board of directors and records of any actions of any committee of the board of directors and of actions taken by the board of directors without a meeting, (ii) accounting records, (iii) the record of shareholders, and (iv) any other books and records, in each case if the demand is made in good faith and for a proper purpose, describes the purpose of the inspection and the desired records with reasonable particularity, and the desired records are directly connected to the purpose of such inspection.

Shareholder Rights Plan

Neither Ozarks nor C1 currently has a shareholder rights plan in effect.

INFORMATION ABOUT THE COMPANIES

Bank of the Ozarks, Inc.

General

Bank of the Ozarks, Inc. is a registered bank holding company subject to supervision and regulation by the Federal Reserve Bank and is a corporation organized under the laws of the State of Arkansas. Its main office is located at 17901 Chenal Parkway, Little Rock, Arkansas 72223 (telephone number: (501) 978-2265).

Ozarks is the parent holding company for its wholly owned bank subsidiary, Bank of the Ozarks, an Arkansas state banking corporation. Ozarks and Bank of the Ozarks are both headquartered in Little Rock, Arkansas. The principal business of Ozarks is conducted through Bank of the Ozarks, which conducts operations through 174 offices in Arkansas, Georgia, Texas, North Carolina, Florida, Alabama, South Carolina, New York and California. Bank of the Ozarks provides a variety of financial services to individuals and businesses throughout its service area. Primary deposit products are checking, savings and certificate of deposit accounts and primary lending products are consumer, commercial and mortgage loans.

Ozarks common stock trades on NASDAQ under the symbol “OZRK.” At December 31, 2015, Ozarks had consolidated total assets of approximately $9.88 billion, total deposits of approximately $7.97 billion and total common shareholders’ equity of approximately $1.46 billion.

Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Ozarks is included in documents incorporated by reference in this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page 108.

Recent Developments

Pending C&S Merger. On October 19, 2015, Ozarks and Ozarks Bank entered into a definitive agreement and plan of merger, or the C&S merger agreement, with Community & Southern Holdings, Inc., or C&S, and its wholly-owned bank subsidiary, Community & Southern Bank, or C&S Bank. C&S Bank is a Georgia state-chartered bank that provides traditional credit and depository banking services to its retail and commercial customers through 47 branches in northern and central Georgia, including metropolitan Atlanta, as well as Jacksonville, Florida. At September 30, 2015, C&S had consolidated total assets of approximately $3.8 billion, total deposits of approximately $3.1 billion and total common stockholders’ equity of approximately $456.9 million.

The C&S merger agreement provides that, upon the terms and subject to the conditions set forth therein, (i) C&S will merge with and into Ozarks, with Ozarks continuing as the surviving corporation, or the C&S merger, and (ii) C&S Bank will merge with and into Ozarks Bank, with Ozarks Bank continuing as the surviving bank, or the C&S bank merger. The C&S merger is expected to be completed late in the first quarter or in the second quarter of 2016, subject to receipt of required regulatory and other approvals and satisfaction of closing conditions.

Subject to the terms and conditions of the C&S merger agreement, at the effective time of the C&S merger, each share of issued and outstanding C&S common stock and each outstanding C&S stock option, warrant, restricted stock unit and deferred stock unit will be converted into the right to receive shares of Ozarks common stock (plus cash in lieu of any fractional shares) based on the aggregate purchase price of approximately $799.6 million, or approximately $20.50 per fully diluted C&S share, subject to certain purchase price adjustments set forth in the C&S merger agreement. The number of shares of Ozarks common stock to be delivered at closing in satisfaction of the purchase price will be based on a floating exchange ratio based upon the volume weighted average price of Ozarks common stock for the 15 trading days ending on the second business day prior to closing, subject to a minimum and maximum price of $34.10 and $56.84, respectively (the “Ozarks average stock price”).

Assuming that (i) C&S’ consolidated net book value, as defined in the C&S merger agreement, is at least $437 million on the determination date provided for in the C&S merger agreement and (ii) the Ozarks average stock price under the C&S merger agreement is $42.78, which was the closing price of Ozarks common stock on the NASDAQ on January 27, 2016, the exchange ratio under the C&S merger agreement would be 0.4792, and in such case we would anticipate that an aggregate of approximately 18.7 million shares of Ozarks common stock would be issued to C&S stockholders and holders of outstanding C&S stock options, warrants, restricted stock units and deferred stock units upon completion of the C&S merger. The maximum number of shares that Ozarks could issue in connection with the C&S merger is approximately 23 million shares, which assumes that the Ozarks average stock price is $34.10, the minimum price that can be used under the C&S merger agreement to calculate the number of shares of Ozarks common stock to be delivered thereunder.

The C&S merger agreement contains various customary representations, warranties and covenants by Ozarks and C&S. Pursuant to the C&S merger agreement, C&S and Ozarks have each agreed to convene and hold a special meeting of their respective shareholders to consider and vote upon the C&S merger. Additionally, C&S agreed that it will not solicit or encourage proposals for an alternative business combination transaction or, subject to certain exceptions, enter into discussions or furnish information in connection with any proposals for alternative business combination transactions. The C&S merger agreement was approved by Ozarks shareholders and C&S stockholders at their respective shareholder meetings held January 22, 2016.

In connection with the C&S merger agreement, each of the directors and certain officers and principal shareholders of C&S entered into voting agreements with Ozarks and Ozarks’ Chairman and Chief Executive Officer entered into a voting agreement with C&S, each agreeing to, among other things, vote their C&S shares and Ozarks shares, respectively, in favor of the C&S merger.

The C&S merger agreement contains termination rights which may be exercised by C&S or Ozarks in specific circumstances, such as the following: a required regulatory approval has been denied by final, non-appealable action of a governmental entity; the parties are unable to complete the C&S merger by June 30, 2016 (provided that this date shall automatically extend to August 31, 2016 if the only outstanding condition to closing is the receipt of regulatory approvals); the other party has committed a breach of a representation, warranty or covenant and the breach is not or cannot be cured within 30 days; or C&S is in breach of its obligations not to solicit or encourage proposals from third parties for an alternative business combination transaction. If the C&S merger agreement is terminated under certain circumstances, C&S has agreed to pay Ozarks a termination fee of $23.9 million.

The C&S merger agreement has been approved by the boards of directors of each of Ozarks and C&S and their respective shareholders. The C&S merger will not be completed unless a number of closing conditions are met, including, among others: the effective registration of the issuance of Ozarks common stock under the Securities Act; receipt of required regulatory and other approvals and the expiration of applicable statutory waiting periods; the accuracy of specified representations and warranties of each party; each of the parties shall have performed and complied with all of their respective obligations under the C&S merger agreement; receipt of favorable tax opinions from each party’s respective tax counsel; and the absence of any injunctions or other legal restraints.

The foregoing summary of the C&S merger agreement and the voting agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of those agreements. As such, C1 shareholders are encouraged to review the C&S merger agreement in its entirety and the form of voting agreements referred to above, which documents are attached as exhibits to the Ozarks report on the transaction filed with the SEC on Form 8-K dated October 19, 2015, and incorporated by reference herein, as set forth under the caption “Incorporation of Certain Documents by Reference” on page 108.

Registered Direct Offering. On December 7, 2015, Ozarks entered into a securities purchase agreement with certain institutional investors pursuant to which it agreed to sell an aggregate of 2,098,436 shares of its common stock to such investors at a purchase price of $52.42 per share. The shares were offered directly to the investors in a registered direct offering conducted without an underwriter or placement agent. The total gross proceeds from the offering were $110,000,015, before deducting estimated expenses of approximately $25,000. The offering closed on December 8, 2015. Ozarks intends to use the net proceeds from the offering for general corporate purposes, including a capital contribution to Ozarks’ wholly-owned bank subsidiary to support its expected growth in non-purchased loans and leases.

C1 Financial, Inc.

General Overview

C1 Financial, Inc. is a registered bank holding company subject to supervision and regulation by the Federal Reserve Bank and is a corporation organized under the laws of the State of Florida. C1’s principal executive office is located at 100 5th Street South, St. Petersburg, Florida 33701 and the telephone number is (877) 266-2265.

C1 is the parent holding company for its wholly owned bank subsidiary, C1 Bank, a Florida state banking corporation. C1 Bank, headquartered in St. Petersburg, Florida, currently operates 33 Florida offices on the west coast of Florida and in Miami-Dade and Orange Counties. C1 is focused on serving the needs of entrepreneurs, tailoring a wide range of relationship banking services to entrepreneurs and their families, including commercial loans and a full line of depository products.

C1 common stock trades on the NYSE under the symbol “BNK.” At December 31, 2015, C1 had approximately $1.7 billion of total assets, $1.4 billion of loans and $1.3 billion of deposits.

C1 Bank offers a variety of banking services to individuals and businesses within its markets. Its product lines include loans to businesses, residential and commercial construction and development loans, commercial real estate loans, residential mortgage loans, home equity loans, consumer loans (including automobiles, yachts and recreational vehicles), and a variety of commercial and consumer demand, savings and time deposit products. C1 Bank also offers online banking and bill payment services, online cash management, safe deposit box rentals, debit card services and the availability of a network of ATMs for its customers.

In addition to C1’s investments in information technology (IT) infrastructure, C1 started an innovation lab, or C1 Labs, in 2012 with the goal of accelerating the development and implementation of cutting-edge banking technologies to help increase productivity and improve C1 Bank’s client relationships. The C1 Labs team currently consists of five engineers, including C1’s Chief Information Officer who leads the team. C1 Labs has filed ten applications for financial technology-related patents with other potential applications in various stages of development.

Beneficial Ownership of Significant C1 Shareholders, Executive Officers and Directors

The following table sets forth, for each (i) C1 shareholder that beneficially owns more than 5% of C1 common stock, (ii) C1 executive officer, and (iii) C1 director, the total number of shares of C1 common stock owned by such shareholder, executive officer or director, directly or indirectly, as of November 9, 2015. Unless otherwise stated, the beneficial owner has sole voting and investment power over the common stock, or shares such power with his or her spouse and is based on 16,100,966 shares outstanding at November 9, 2015.

	Total No. shares	%
Affiliates
Jerry Allen	734	0.00%
Trevor R. Burgess	1,266,179	7.86	%(3)
Brian D. Burghardt	94,452	0.59	%(1)
Phillip L. Burghardt	183,079	1.14	%(1)
Marcelo Faria de Lima	3,447,948	21.41	%(2)
Robert P. Glaser	30,629	0.19%
Neil D. Grossman	136,700	0.85%
Rita L. Lowman	123,871	0.77	%(4)
Cristian A. Melej	80,294	0.50%
Duane L. Moore	51,893	0.32%
Diane Morton	2,000	0.01%
Marcio de Oliveira	17,770	0.11%
Alan Randolph	17,479	0.11%
William H. Sedgeman, Jr.	8,608	0.05%
Adelaide Alexander Sink	9,348	0.06%
Ryan L. Snyder	20,975	0.13%
James Steiner	12,036	0.07%
Dustin Symes	4,200	0.03%
Marcio Camargo	1,479,025	9.19	%(5)
Erwin Russel	1,875,616	11.65	%(6)

Total shares	8,800,126	54.66%

(1)	Shares held by Mr. Brian Burghardt and Mr. Phil Burghardt include 62,710 shares held indirectly through PDG Electric.
(2)	Shares beneficially owned by Marcelo Faria de Lima are held by CBM Holdings Qualified Family, L.P.
(3)	Shares held by Mr. Burgess include 2,181 shares held by his spouse, Gary Hess.
(4)	Shares held by Ms. Lowman include 12,987 shares held by her spouse, William G. Lowman.
(5)	Shares beneficially owned by Marcio Camargo are held by Oakland Investment LLC.
(6)	Shares beneficially owned by Erwin Russel are held by Amazonite Limited Family Partnership.

EXPERTS

The consolidated financial statements of Ozarks as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and the effectiveness of Ozarks’ internal control over financial reporting as of December 31, 2014 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their reports appearing in Ozarks’ Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Summit Bancorp, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2013 have been audited by BKD, LLP, independent certified public accountants, as stated in their report, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Intervest Bancshares Corporation (“Intervest”) as of December 31, 2014 and December 31, 2013 and the related consolidated statements of earnings and changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2014 have been audited by Hacker, Johnson & Smith, P.A., P.C., an independent registered public accounting firm, as set forth in their report, which has been incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Community & Southern Holdings, Inc. as of December 31, 2014 and December 31, 2013 and for each of the two years in the period ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2014, and the financial statements as of December 31, 2013 and December 31, 2012 and for each of the two years in the period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2013 have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports, which has been incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of C1 Financial, Inc., formerly known as CBM Florida Holding Company, and its subsidiaries as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report appearing in C1 Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated in this proxy statement /prospectus by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Bank of the Ozarks, Inc. common stock to be issued in the merger will be passed upon by Kutak Rock LLP, Little Rock, Arkansas, counsel to Bank of the Ozarks, Inc.

The U.S. federal income tax consequences of the merger transaction will be passed upon by Kutak Rock LLP, Little Rock, Arkansas, counsel to Bank of the Ozarks, Inc., and Davis Polk & Wardwell LLP, counsel to C1 Financial, Inc.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Because Ozarks and C1 anticipate that the merger will be completed late in the first quarter or in the second quarter of 2016, C1 does not intend to hold a 2016 annual meeting of shareholders. However, if the merger is not completed within that time period and C1 does hold a 2016 annual meeting of shareholders, C1 shareholders may submit proposals on matters appropriate for shareholder action at that meeting in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”). Shareholders wishing to include proposals in the proxy materials in relation to C1’s 2016 Annual Meeting of Shareholders must submit the same in writing, by mail, first-class postage pre-paid, to Corporate Secretary, C1 Financial, Inc., 100 5th Street South, St. Petersburg, Florida 33701, which must have been received at C1’s executive office on or before November 11, 2015 (120 days before the date of mailing based on the prior year’s proxy statement date). Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals. C1 will only include in its proxy materials those shareholder proposals that C1 receives before the deadline and that are proper for shareholder action.

Although information received after such date will not be included in C1’s proxy materials sent to shareholders, a shareholder proposal may still be presented at the C1 annual meeting (if it is held) if such proposal complies with C1’s bylaws. In accordance with C1’s bylaws, shareholder proposals may be brought before an annual meeting only if such proposal is made pursuant to written notice timely given to the C1’s Corporate Secretary accompanied by certain information. To be timely, a shareholders’ written notice must be received at C1’s registered office no earlier than 150 days and no later than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely such notice must be received by C1 no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by C1. For shareholder proposals for the 2016 annual meeting of shareholders, written notice must have been received between November 25, 2015 and December 25, 2015. The proposal must be sent to: Corporate Secretary, C1 Financial, Inc., 100 5th Street South, St. Petersburg, Florida 33701 and have complied with the SEC’s rules and regulations.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Ozarks has filed with the SEC a registration statement under the Securities Act that registers the shares of Ozarks common stock to be issued to C1 shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the stock of Ozarks and C1.

Ozarks and C1 file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information, and the information incorporated by reference into this proxy statement/prospectus, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like Ozarks and C1, that file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Ozarks with the SEC are also available at Ozarks’ website. The address of this site is www.bankozarks.com. The reports and other information filed by C1 with the SEC are also available at C1’s website. The address of this site is www.c1bank.com. We have included the web addresses of the SEC, Ozarks and C1 as inactive textual references only. The information located on, or accessible from, these websites is not, and shall not be deemed to be, a part of this proxy statement/prospectus or incorporated into any other filings that we make with the SEC.

The SEC allows Ozarks and C1 to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about Ozarks and C1, and you should read this document together with any other documents incorporated by reference in this proxy statement/prospectus.

This document incorporates by reference the following documents that have previously been filed with the SEC by Ozarks (Commission File No. 000-22759):

•	Annual Report on Form 10-K for the year ended December 31, 2014 (including specific portions of Ozarks’ definitive Proxy Statement for the 2015 Annual Meeting of Shareholders incorporated therein by reference);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	The audited consolidated financial statements of Summit Bancorp, Inc. and Subsidiary as of December 31, 2013 and 2012 and for each of the years in the three years ended December 31, 2013 contained in pages F-1 through F-42 of Amendment No. 1 to Ozarks’ Registration Statement on Form S-4 (Registration No. 333-194722) (the “Summit Registration Statement”) filed with the SEC on April 2, 2014;

•	Current Reports on Form 8-K filed on January 22, 2016, January 15, 2016, December 8, 2015, December 4, 2015, November 10, 2015, November 9, 2015 (only Item 8.01 information), November 9, 2015, May 18, 2015, May 6, 2015, March 20, 2015, February 10, 2015, January 16, 2015, January 15, 2015 (only Item 8.01 information), and January 2, 2015, in each case except to the extent furnished but not filed; and

•	The description of Ozarks common stock set forth in the registration statement on Form 8-A filed on June 26, 1997, pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

In addition, Ozarks is incorporating by reference any documents Ozarks may file with the SEC under the Exchange Act, after the date of this document and through the date of the special meeting of C1 shareholders, except to the extent such information is deemed furnished (but not filed).

This document also incorporates by reference the following documents that have previously been filed with the SEC by C1 (Commission File No. 001-36595):

•	Annual Report on Form 10-K for the year ended December 31, 2014 (including specific portions of C1’s definitive Proxy Statement for the 2015 Annual Meeting of Shareholders incorporated therein by reference);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	Current Reports on Form 8-K filed on January 21, 2016, November 12, 2015, November 9, 2015, October 16, 2015 (only Item 8.01 information), September 14, 2015, August 17, 2015, July 24, 2015, July 1, 2015, April 28, 2015, April 17, 2015 (only Item 8.01 information) and January 29, 2015 (only Item 8.01 information), in each case except to the extent furnished but not filed; and

•	The description of C1 common stock set forth in the registration statement on Form 8-A filed on August 11, 2014, pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

In addition, C1 is incorporating by reference any documents C1 may file with the SEC under the Exchange Act after the date of this document and through the date of the special meeting of C1 shareholders, except to the extent such information is deemed furnished (but not filed).

Ozarks has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Ozarks, and C1 has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to C1.

Neither Ozarks nor C1 has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

We urge you to sign the enclosed proxy and return it at once in the enclosed envelope.

Appendix A

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 9, 2015

BY AND AMONG

BANK OF THE OZARKS, INC.,

BANK OF THE OZARKS,

C1 FINANCIAL, INC.

AND

C1 BANK

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 9, 2015, by and among Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”), Bank of the Ozarks, an Arkansas state banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Bank”), C1 Financial, Inc., a Florida corporation (“Company”), and C1 Bank, a Florida state bank and wholly-owned subsidiary of Company (“Company Bank”).

W I T N E S S E T H

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;

WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and immediately thereafter (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and certain officers and principal holders of the Company Common Stock have entered into a voting agreement with Buyer dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of Company Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Company’s Chief Executive Officer is entering into a retention and non-compete arrangement with Buyer Bank, the form of which is attached hereto as Exhibit B (the “Retention and Non-Compete Agreement”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, promptly after the execution and delivery of this Agreement, the Brazilian Standby Purchaser is entering into a Brazilian Standby Purchase Agreement, the form of which is attached hereto as Exhibit D, with Buyer pursuant to which the Brazilian Standby Purchaser is agreeing, on the terms and subject to the conditions set forth therein, to purchase the Brazilian Loans on a standby basis;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE MERGER

Section 1.01. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the FBCA and the ABCA. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the laws of the ABCA (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03. Directors and Officers of Surviving Entity. The directors and officers of the Surviving Entity immediately after the Effective Time of the Merger shall be the directors and officers of Buyer in office immediately prior to the Effective Time. Each of the directors and officers of the Surviving Entity immediately after the Effective Time of the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

Section 1.04. Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter, Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Bank Merger, substantially in the form attached hereto as Exhibit C.

Section 1.05. Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger that shall be filed with the Florida Secretary of State and the Arkansas Secretary of State on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which Effective Time shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.

(b) The Bank Merger shall become effective as set forth in the articles of merger providing for the Bank Merger (the “Articles of Bank Merger”) that shall be filed with the Arkansas State Bank Department and, if applicable, the Florida Office of Financial Regulation, at the later of immediately following the Effective Time or as promptly as practicable thereafter.

(c) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place beginning immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of Kutak Rock LLP, 124 W. Capitol Ave., Suite 2000, Little Rock, AR 72201, or such other place as the parties may mutually agree. At the Closing, there shall be delivered to Buyer and Company the Articles of Merger, the Articles of Bank Merger and such other certificates and other documents required to be delivered under Article 6 hereof.

Section 1.06. Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company, Company Bank and their respective Subsidiaries shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Bank, as applicable, are authorized in the name of Company, Company Bank and their respective Subsidiaries to take any and all such action.

Section 1.07. Reservation of Right to Revise Structure. Buyer may at any time and without the approval of Company change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to any holder of Company Common Stock as Merger Consideration, (ii) impede or delay consummation of the Merger, (iii) adversely or alter or change the federal income tax treatment of holders of Company Common Stock in connection with the Merger from what such treatment would have been absent such change, (iv) require submission to or approval of Company’s shareholders after the plan of merger set forth in this Agreement has been approved by Company’s shareholders, or (v) otherwise adversely affect Company, Company Bank or any shareholder of Company. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock owned directly by Buyer, Company or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b) above) shall automatically and without any further action on the part of the holder thereof be converted into the right to receive the Merger Consideration (and cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2.

Section 2.02. Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of Company Common Stock, when converted in accordance with Section 2.01(c) above, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.03. Fractional and De Minimis Shares.

(a) Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay or cause to be paid to each holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the Buyer Average Stock Price.

(b) Notwithstanding any other provision in this Agreement to the contrary, a holder who will receive aggregate Merger Consideration consisting of less than ten (10) whole shares of Buyer Common Stock shall instead receive an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the Buyer Common Stock to which such holder would otherwise be entitled (including any fraction thereof as if Section 2.03(a) was not applicable) by the Buyer Average Stock Price.

Section 2.04. Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong community-based commercial banking franchise. From and after the date of this Agreement and until the Closing, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.05. Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably required under the terms of the Exchange Agent Agreement, the Exchange Agent shall mail or otherwise cause to be delivered to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (“Holder”) appropriate and customary transmittal materials in a form reasonably satisfactory to Company and the Exchange Agent, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss and/or bonds in such amounts as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 as provided for in this Agreement (the “Letter of Transmittal”). Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of the Holders of shares of Company Common Stock, which books shall be conclusive with respect thereto.

Section 2.06. Deposit of Merger Consideration.

(a) At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of Buyer Common Stock sufficient to deliver the aggregate Merger Consideration payable under the terms hereof (together with, to the extent then determinable any cash payable in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.06 and Section 2.07(a) shall thereafter look only to Buyer for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 deliverable in respect of each share of Company Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Holder represented by any Certificate or Book-Entry Share for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.07. Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal timely delivered to the Exchange Agent, a Holder will be entitled to receive as promptly as practicable thereafter the aggregate Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 to be issued or paid in respect of the shares of Company Common Stock represented by such Holder’s Certificates or Book-Entry Shares. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Company Common Stock for exchange as provided in this Article 2, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by Buyer or the Exchange Agent.

(b) In the event of a transfer of ownership of a Certificate or Book-Entry Shares for Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered if the Certificate or Book-Entry Share formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Buyer that the tax has been paid or is not applicable, and the person requesting payment for such Certificate or Book-Entry Share shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate or Book-Entry Share, Buyer and Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c) All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate) or Book-Entry Share is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as applicable.

Section 2.08. Anti-Dilution Provisions. In the event that on or after the first trading day used in determining the Buyer Average Stock Price and before the Effective Time (i) Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Buyer Common Stock, or (ii) in the event that during the Measurement Period Buyer declares or pays a special dividend on the outstanding Buyer Common Stock, the Exchange Ratio shall be equitably adjusted; provided, that in the case of clause (ii) such adjustment shall be made only in the event and to the extent that the closing prices of Buyer Common Stock used in determining the Buyer Average Stock Price do not reflect or take into account the effect on such closing prices of any such special dividend; provided further, that for the avoidance of doubt, no such adjustment under clause (i) above shall be made with regard to the Buyer Common Stock if (x) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (y) Buyer issues employee or director stock options, restricted stock awards, grants or similar equity awards or Buyer issues Buyer Common Stock upon exercise or vesting of any such options, grants or awards. For purposes of this Section 2.08, the term “special dividend” shall mean any dividend paid or payable in cash or other property that is in excess of the regular quarterly dividend payable on Buyer Common Stock by more than a de minimis amount, in the ordinary course of Buyer’s business, consistent with past practice.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01. Making of Representations and Warranties.

(a) On or prior to the date hereof, Company and Company Bank have delivered to Buyer and Buyer Bank a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 3 or to one or more of its covenants contained in Article 5; provided, however, that nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and summarizes the relevant facts giving rise to the inclusion of such item in the particular section of the Company Disclosure Schedule.

(b) Except as set forth in (i) any of the Company SEC Documents filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risk set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) or (ii) the Company Disclosure Schedule (subject to Section 9.12), Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer as follows:

Section 3.02. Organization, Standing and Authority.

(a) Company is a Florida corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company.

(b) Company Bank is a Florida state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of Florida. Company Bank has full corporate power and authority to own, lease and operate its properties and to engage in the business and activities now conducted by it. Company Bank is duly licensed or qualified to do business in Florida and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company. Company Bank is a member of the Federal Home Loan Bank of Atlanta.

Section 3.03. Capital Stock.

(a) The authorized capital stock of Company consists solely of (i) 100,000,000 shares of Company Common Stock, of which, 16,100,966 shares are issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding. There are no shares of Company Common Stock held by any of Company’s Subsidiaries. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Company shareholder. All shares of Company’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(b) Except as set forth in Section 3.03(a), there are no outstanding shares of capital stock of any class of Company, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries. Other than Company Common Stock acquired in the Ordinary Course of Business in connection with debt previously contracted or foreclosure proceeding, there are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. Other than the Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Company’s capital stock to which Company or any of its Subsidiaries is a party and to the Knowledge of Company as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act.

(c) All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, other than restrictions on transfers under applicable securities Laws. Neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.04. Subsidiaries.

(a) Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Company and Company Bank, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to do business. Except as set forth in Company Disclosure Schedule 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Company or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b) In the case of Company, except for its ownership of Company Bank, it does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Neither Company nor any of Company’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, except as set forth in Company Disclosure Schedule 3.04(b).

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company. A complete and accurate list of all such jurisdictions is set forth in Company Disclosure Schedule 3.04(a).

Section 3.05. Corporate Power.

(a) Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals, the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval.

(b) Company has made available to Buyer a complete and correct copy of its Certificate of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of Company and each of its Subsidiaries, the minute books of Company and each of its Subsidiaries, and the stock ledgers and stock transfer books of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the terms of its Certificate of Incorporation, Bylaws or equivalent organizational documents. The minute books of Company and each of its Subsidiaries contain records of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Company and each of its Subsidiaries, subject to any pending transfers of Company Common Stock.

Section 3.06. Corporate Authority. Subject only to the receipt of the Requisite Company Shareholder Approval at the Company Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s respective boards of directors on or prior to the date hereof. Immediately following the execution of this Agreement, in accordance with Section 5.26, Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Company Bank Shareholder Approval”). Company Board has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the FBCA and Company’s Certificate of Incorporation and Bylaws and the receipt of the Company Bank Shareholder Approval, no other vote of the shareholders of Company or Company Bank is required by Law, any applicable exchange listing requirements, the Certificate of Incorporation of Company and Company Bank, the Bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07. Regulatory Approvals; No Defaults.

(a) Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company and Company Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Arkansas State Bank Department, the Florida Office of Financial Regulation, the filing of the Articles of Merger with the Arkansas Secretary of State and the Florida Secretary of State, respectively, the filing of the Articles of Bank Merger with the Arkansas State Bank Department, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, compliance with the applicable requirements of the Exchange Act, and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Company Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, the Certificate of Incorporation, Bylaws or similar governing documents of Company, Company Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank.

(b) As of the date hereof, Company has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08. SEC Reports; Financial Statements.

(a) The Company has filed (or furnished, as applicable) all reports, registration statements, definitive proxy statements or documents required to be filed by the Company with the SEC or furnished by the Company to the

SEC since January 1, 2014 by the Company or any of its Subsidiaries under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed with the SEC or to pay such fees and assessments would not be material. All of such Company SEC Documents in the form filed, at the time of filing thereof (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing or, in the case of filings under the Securities Act, at the time the relevant document was declared effective), (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Company SEC Documents. The consolidated financial statements of Company (including any related notes and schedules thereto) included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present in all material respects the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows, as the case may be, of such companies as of the dates and for the periods shown, subject, in the case of unaudited statements, only to year-end audit adjustments not material in nature and amount, and to the absence of footnote disclosure. Except for those liabilities to the extent reflected or reserved against in the most recent audited consolidated balance sheet of Company and its Subsidiaries contained in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Company 2014 Form 10-K”) and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the Ordinary Course of Business consistent with past practices or in connection with this Agreement, since December 31, 2014, and except where any such liabilities or obligations have not had, and would not reasonably be expected to have, a Material Adverse Effect on Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Company and each of its Subsidiaries, officers and directors are in compliance in all material respects with, and have complied in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Except as has not been and would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, Company (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

(c) Since January 1, 2012, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of

Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.09. Regulatory Reports. Since January 1, 2012, Company and its Subsidiaries have duly filed with the FRB, the FDIC, and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2012 that would reasonably be expected to be material. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. There have been no material formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2012.

Section 3.10. Absence of Certain Changes or Events. Except as set forth in Company Disclosure Schedule 3.10, or as otherwise expressly contemplated by this Agreement, (a) since December 31, 2014, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Company Bank and to Company’s Knowledge as of the date hereof, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company or Company Bank in the future; (b) since December 31, 2014 to the date hereof there has not been (i) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (iii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (iv) any material election or material changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than Company Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (vii) any lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

Section 3.11. Legal Proceedings. Except as set forth in Company Disclosure Schedule 3.11:

(a) There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenges the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12. Compliance With Laws.

(a) Company and each of its Subsidiaries is, and have been since January 1, 2012, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither Company nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) Company and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank.

(c) Except as set forth in Company Disclosure Schedule 3.12(c), and except as would not be reasonably expected to be material, neither Company nor Company Bank has received, since January 1, 2012 to the date hereof, written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 3.13. Company Material Contracts; Defaults.

(a) Except as set forth in Company Disclosure Schedule 3.13(a), and, for the avoidance of doubt, except for any Loan or Loan related agreement, as of the date hereof, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements;

(ii) which would entitle any present or former director, officer or employee of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries; (iii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such person upon a change-of-control; (iv) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any of its Subsidiaries; (vi) related to the borrowing by Company or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or between the Company and any of its Subsidiaries and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (vii) relating to the lease of personal property having a value in excess of $50,000; (viii) except in respect of debts previously contracted, relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third parties or which limits payments of dividends; (ix) which relates to capital expenditures and involves future payments by Company or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate, (x) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xi) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (xii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company, Company Bank or any of their respective Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right with respect to material assets of Company or any of its Subsidiaries or that limits or purports to limit the ability of Company or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xiii) pursuant to which Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; or (xiv) that transfers any Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from Company or any of its Subsidiaries and that is material (for the avoidance of doubt, any Patents shall be deemed material). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Company Disclosure Schedule 3.13(a), and is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b) (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had a Material Adverse Effect on Company or Company Bank; and (ii) neither Company nor any of its Subsidiaries is in default under any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect on Company or Company Bank. No material power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.

(c) Company Disclosure Schedule 3.13(c) sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.14. Agreements with Regulatory Agencies. Except as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) that, in any such case, (a) currently restricts in any material respect the conduct of Company’s or any of its Subsidiaries’ business or in any material manner relates to their capital adequacy, their ability to pay dividends, their credit, risk management or compliance policies, their internal controls, their management or their business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Company’s or Company Bank’s operations, and, to the Knowledge of Company, since January 1, 2012, Company has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15. Brokers; Fairness Opinion. Neither Company, Company Bank nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to Sandler O’Neill & Partners, L.P. (“Company Financial Advisor”), in accordance with the terms of a letter agreement between Company Financial Advisor and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer. Company has received the opinion of the Company Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to Buyer) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.16. Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Company, any of its Subsidiaries or any of Company’s related organizations described in Code Sections 414(b), (c) or (m) (“Controlled Group Members”) (such current and former employees collectively, the “Company Employees”), (ii) covering current or former directors of Company, any of its Subsidiaries, or Controlled Group Members or (iii) with respect to which Company, any of its Subsidiaries, or any Controlled Group Members has any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA (all such plans, contracts, policies or arrangements in (i)-(iii) hereof are collectively referred to as the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). Neither Company nor any of its Subsidiaries or Controlled Group Members has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any Company Benefit Plan (except to the extent required by Law).

(b) Company has provided Buyer with true and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the most recently completed plan year) and the most recent IRS determination, opinion, notification and advisory letters, with respect thereto. In addition, any annual and periodic accounting and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to Buyer.

(c) Each Company Benefit Plan is in compliance in all material respects with its terms and in operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and neither Company nor Company Bank has Knowledge of any circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Company 401(a) Plan under Section 401(a) of the Code, and, to Company’s Knowledge, nothing has occurred that would be expected to result in the Company 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. In all material respects, all Company Benefits Plans have been administered in accordance with their terms. There is no pending or, to Company’s Knowledge, threatened litigation or regulatory action relating to the Company Benefit Plans (other than routine claims for benefits or matters that are not material). Neither Company nor any of its Subsidiaries or any Controlled Group Member has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan that could subject Company, any of its Subsidiaries or any Controlled Group Member to a material tax or material penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. There are no material audits, investigations, inquiries or proceedings pending or, to Company’s Knowledge, threatened by the IRS or the Department of Labor with respect to any Company Benefit Plan.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or Controlled Group Members with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries, Controlled Group Members or any entity which is considered one employer with Company, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company, Company Bank nor any ERISA Affiliate (or their predecessor) has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of Company, Company Bank, or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time and neither Company, any of its Subsidiaries or Controlled Group Members has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company to the extent required to be reflected under applicable accounting principles.

(f) Except as set forth in Company Disclosure Schedule 3.16(f), no Company Benefit Plan provides and neither Company nor Company Bank has proposed or promised any arrangement that provides for any liability to provide life insurance, medical or other employee welfare benefits to any Company Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

(g) All Company Benefit Plans that are group health plans have been operated in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code. Company may amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder for future benefits coverage at any time after such termination.

(h) Except as set forth in Company Disclosure Schedule 3.16(h) or otherwise provided for in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans for which a deduction would be disallowed by reason of Section 280G of the Code.

(i) Each Company Benefit Plan that is a deferred compensation plan or arrangement is in material compliance with, and has been operated in material compliance with, Section 409A of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries or Controlled Group Members has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j) Company Disclosure Schedule 3.16(j) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of Company, any of its Subsidiaries or Controlled Group Members who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(k) Except for failures that have not had and would not reasonably be expected to have, a Material Adverse Effect on Company, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company, any of its Subsidiaries or Controlled Group Members for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

Section 3.17. Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18. Environmental Matters.

(a) Except as has not been and would not reasonably be expected to be material and except as set forth in Company Disclosure Schedule 3.18(a), to Company’s Knowledge there has been no release of Hazardous Substances at, on, or under any Company Loan Property, real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures) or formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries.

(b) Except as has not been and would not reasonably be expected to be material and except as set forth in Company Disclosure Schedule 3.18(b), to Company’s Knowledge neither Company nor any of its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c) Except as has not been and would not reasonably be expected to be material and except as set forth in Company Disclosure Schedule 3.18(c), to Company’s Knowledge neither Company nor any of its Subsidiaries has previously been nor is any of them now in violation of or noncompliant with applicable Environmental Law.

(d) Except as has not been and would not reasonably be expected to be material and except to Company’s Knowledge neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) Neither Company nor any of its Subsidiaries has received notice of any Lien or encumbrance having been imposed on any Company Loan Property or any property owned, operated or leased by Company or its Subsidiaries in connection with any liability or potential liability arising from or related to Environmental Law, and there is no action, proceeding, writ, injunction or claim pending or, to Company’s Knowledge, threatened which could result in the imposition or any such Lien or encumbrance on any Company Loan Property or property owned, operated or leased by Company or any of its Subsidiaries.

(g) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h) Except as has not been and would not reasonably be expected to be material and except as set forth in Company Disclosure Schedule 3.18(h), to Company’s Knowledge there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, or any currently or, to Company’s Knowledge, formerly owned, operated or leased property, or any Company Loan Property that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to Company or Company Bank and in their possession or reasonably available to them relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned, operated or leased by Company or any of its Subsidiaries. Company Disclosure Schedule 3.18(i) includes a list of the environmental reports and other information provided.

(j) There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k) To Company’s Knowledge there are no underground storage tanks on, in or under any property currently owned, operated or leased by Company or any of its Subsidiaries.

Section 3.19. Tax Matters.

(a) Each of Company and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Company Disclosure Schedule 3.19(a), all material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Except as set forth in Company Disclosure Schedule 3.19(a), Company is not currently the beneficiary of any extension of time within which to file any Tax Return and neither Company nor any of its Subsidiaries currently has any open tax years. Except as set forth in Company Disclosure Schedule 3.19(a), since January 1, 2012, no written claim has been made by any Governmental Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b) Company and each of its Subsidiaries, as applicable, have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2014, 2013 and 2012. Company has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company with respect to income Taxes filed for the years ended December 31, 2014, 2013 and 2012. Company has timely and properly taken such actions in response to and in compliance with written notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.

(e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.

(f) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Except as set forth in Company Disclosure Schedule 3.19(f), neither Company nor Company Bank is a party to or bound by any Tax allocation or sharing agreement. Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Company (i) did not, as of December 31, 2014, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent financial statements included in the Company SEC Documents (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Except as set forth in Company Disclosure Schedule 3.19(g), since January 1, 2012, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the execution of this Agreement, Company shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) give rise to an additional Tax under Section 409A of the Code, or (ii) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 3.20. Investment Securities. Company Disclosure Schedule 3.20 sets forth as of September 30, 2015, the Company Investment Securities, as well as any purchases or sales of Company Investment Securities between September 30, 2015 to and including the date hereof reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any Company Investment Securities sold during such time period after September 30, 2015. Neither Company nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Company Bank.

Section 3.21. Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in all material respects in accordance with applicable Laws and regulatory policies of any Governmental Authority, and in all material respects in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and in all material respects were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Each Derivative Transaction outstanding as of the date of this Agreement is listed in Company Disclosure Schedule 3.21(b), and the financial position of Company or Company Bank under or with respect to each has been reflected in the books and records of Company or Company Bank in accordance with GAAP, and as of the date of this Agreement no open exposure of Company or Company Bank with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in Company Disclosure Schedule 3.21(b).

(c) No Derivative Transaction outstanding as of the date of this Agreement, were it to be treated as a Loan held by Company or any of its Subsidiaries, would as of the date hereof be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

Section 3.22. Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Florida Office of Financial Regulation. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.23. Loans; Nonperforming and Classified Assets.

(a) Company Disclosure Schedule 3.23(a) identifies, as of September 30, 2015 and as of the date hereof, any written or oral loan, loan agreement, note or borrowing arrangement and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee (collectively, “Loans”), under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest as of such date.

(b) Company Disclosure Schedule 3.23(b) identifies, as of September 30, 2015 and as of the date hereof, each Loan that was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(c) Company Disclosure Schedule 3.23(c) identifies each asset of Company or any of its Subsidiaries that as of September 30, 2015 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2015 and any sales of OREO between September 30, 2015 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d) Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) to Company’s and Company Bank’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) All currently outstanding Company Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination of such Company Loans, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Atlanta). No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of an adverse determination to Company Bank. Except as set forth in Company Disclosure Schedule 3.23(e), no Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

(f) Except as would not reasonably be expected to be material, neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries, and none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g) Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.24. Allowance for Loan and Lease Losses. Company’s allowance for loan and lease losses as reflected in each of (a) the latest balance sheet included in the Company 2014 Form 10-K and (b) in the latest balance sheet included in the Company SEC Documents, were, in the opinion of management, as of the applicable dates thereof, in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25. Trust Business; Administration of Fiduciary Accounts. Neither Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26. Investment Management and Related Activities. None of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any of its Subsidiaries, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27. Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28. Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened.

Section 3.29. Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely impact or interfere with Company or Company Bank’s operations, neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither Company nor any of its Subsidiaries has Knowledge of any facts or circumstances that would cause Company or Company Bank: (a) to be deemed not to be in compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30. Transactions with Affiliates. Except (a) as set forth in Company Disclosure Schedule 3.30, or (b) for transactions, agreements, arrangements or understandings between Company and any Subsidiary of Company or between Subsidiaries of Company, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to any director, executive officer, five percent (5%) or greater shareholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates or other Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Company Disclosure Schedule 3.30 and for transactions, agreements, arrangements or understandings between Company and any Subsidiary of Company or between Subsidiaries of Company, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates other than part of the terms of an individual’s employment or service as a director and other than deposits held by Company Bank in the Ordinary Course of Business. All agreements between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, in all material respects with Regulation W of the FRB.

Section 3.31. Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.31(a) sets forth a true, correct and complete list of all real property owned as of the date of this Agreement by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.31(a), Company or its Subsidiaries has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens for taxes and other governmental charges and assessments, which are not yet due and payable or which are being contested in good faith, (iii) Liens, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable. Except as set forth on Company Disclosure Schedule 3.31(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in Company Disclosure Schedule 3.31(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Buyer.

(b) Company Disclosure Schedule 3.31(b) sets forth a true, correct and complete schedule as of the date of this Agreement of all material leases, subleases, licenses and other agreements under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank, each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank, there has not occurred any event and no condition exists that would constitute a termination event or a breach by Company or any of its Subsidiaries of, or default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To Company’s and Company Bank’s Knowledge, no lessor under a Lease is in breach or default in the performance of any material covenant, agreement or condition contained in such Lease, except where such breach or default has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company, Company and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. Copies that are true and complete in all material respects of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in Company Disclosure Schedule 3.31(b), have been furnished or made available to Buyer.

(c) Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries as currently conducted.

Section 3.32. Intellectual Property. Company Disclosure Schedule 3.32 sets forth a true, complete and correct list of all registered and, to Company’s Knowledge, unregistered material Company Intellectual Property.

(a) The Company or its Subsidiaries own all right, title and interest in and to, or has a valid license to use all material Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates). Each item of material Company Intellectual Property will be owned or available for use, and may be used, by Company on identical terms and conditions immediately subsequent to the Closing, and Company will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of any other Person as a result of the ownership or use of such Company Intellectual Property in a manner consistent with the past ownership and use thereof, or as a result of any other activities by the Company consistent with the past activities of the business. To the Company’s Knowledge, the owners of the Company Intellectual Property used by Company pursuant to license, sublicense, agreement or permission have taken all necessary actions to maintain, protect and/or permit the use of such Company Intellectual Property by Company.

(b) Except as set for on Company Disclosure Schedule 3.32, the material Company Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Company and its Subsidiaries as currently conducted. The Company is the owner or licensee of all right, title and interest in and to each of the items of Company Intellectual Property, free and clear of all Liens, and have the right to use without payment to any other Person all of the Company Intellectual Property other than in respect of licenses listed in Company Disclosure Schedule 3.32.

(c) The material Company Intellectual Property owned by the Company or its Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any such Company Intellectual Property.

(d) None of Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Company of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software and neither Company nor any of its Subsidiaries has received notice challenging Company’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any material Company Intellectual Property.

(e) Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise conflicted with any material Intellectual Property rights of any other Person, and Company or any of its Subsidiaries have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). No other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any material Company Intellectual Property rights owned by, or licensed to, Company or any of its Subsidiaries.

(f) Set forth on Company Disclosure Schedule 3.32 is a complete and accurate list and summary description, including any royalties paid or received by the Company or its Subsidiaries, and Company has delivered to Buyer accurate and complete copies, of all contracts relating to the material Company Intellectual Property (other than non-exclusive licenses to generally available commercial software). There are no outstanding and to Company’s Knowledge, no threatened disputes or disagreements with respect to any such contract. Included in Company Disclosure Schedule 3.32 is a list of all items of material Company Intellectual Property which is or has been used or proposed for use in or in connection with, is useful, reasonably necessary, or otherwise related to the business that is licensed by Company or any of its Subsidiaries (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial software). With respect to each item of Licensed Business Intellectual Property set forth on Company Disclosure Schedule 3.32:

(i) the referenced owner or licensee possesses all right, title and interest in and to the item, free and clear of all Liens or licenses, or is otherwise entitled to use the item pursuant to an agreement that is legal, valid, binding, enforceable and in full force and effect and such agreement can be transferred to Buyer immediately subsequent to the Closing;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority;

(iii) no action, suit, proceeding, hearing, charge, complaint, is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

(iv) Company or any of its Subsidiaries have not agreed to indemnify any other Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(g) Company Disclosure Schedule 3.32 contains a complete and accurate list and summary description of all Patents included in the Company Intellectual Property.

Section 3.33. Insurance.

(a) Company Disclosure Schedule 3.33(a) identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined to be prudent in accordance with industry practices and all the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or otherwise has Knowledge that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Company Disclosure Schedule 3.33(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Company SEC Documents in accordance with GAAP. All BOLI is owned solely by Company Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Company’s BOLI. Neither Company nor any of Company’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.34. Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35. Company Information. The information relating to Company and its Subsidiaries that is provided by or on behalf of Company for inclusion in the Proxy Statement-Prospectus and the Registration Statement, or incorporation by reference therein, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will not (with respect to the Proxy Statement-Prospectus as of the date the Proxy Statement-Prospectus is first mailed to Company’s shareholders and, if applicable, as of the date of the Company Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, and with respect to any application or other document filed or submitted to any Governmental Authority, as of the date filed or submitted, as applicable) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to Company and Company’s Subsidiaries and other portions thereof within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.36. Transaction Costs. Company Disclosure Schedule 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Company and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.

Section 3.37. No Knowledge of Breach. Neither Company nor any of its Subsidiaries has any Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach on the date of execution of this Agreement of any representations and warranties of Buyer or Buyer Bank set forth in Article 4.

Section 3.38. No Other Representations and Warranties. Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Company, Company Bank nor any other Person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Company, any of its Subsidiaries or their respective businesses, or (b) except for the representations and warranties made by Company and Company Bank in this Article 3, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Company and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01. Making of Representations and Warranties.

(a) On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4; provided, however, that nothing in the Buyer Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in (i) the Buyer Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risk set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) or (ii) the Buyer Disclosure Schedule (subject to Section 9.12), Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company as follows:

Section 4.02. Organization, Standing and Authority.

(a) Buyer is an Arkansas corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the State of Arkansas and each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

(b) Buyer Bank is an Arkansas state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Buyer Bank has full corporate power and authority to own, lease and operate its properties and to engage in the business and activities now conducted by it. Buyer Bank is duly licensed or qualified to do business in the State of Arkansas and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Dallas.

Section 4.03. Capital Stock.

(a) The authorized capital stock of Buyer consists of (i) 1,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement no shares were outstanding and (ii) 125,000,000 shares of Buyer Common Stock, of which, as of September 30, 2015, 88,264,627 shares were issued and outstanding. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance with and not in violation of applicable federal or state securities Laws. All shares of Buyer’s capital stock issued since January 1, 2012 have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b) Except as set forth in Section 4.03(a) and except for any grants or awards properly issued to officers, directors or employees of Buyer or Buyer Bank pursuant to an equity based plan approved by the board of directors of Buyer, as of the date hereof, there are no outstanding securities of Buyer or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Buyer or any of Buyer’s Subsidiaries.

Section 4.04. Corporate Power.

(a) Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

(b) Neither Buyer nor Buyer Bank is in material violation of any of the terms of their respective Articles of Incorporation, Bylaws or equivalent organizational documents.

Section 4.05. Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank and Buyer and Buyer Bank’s respective boards of directors on or prior to the date hereof. Buyer, as the sole shareholder of Buyer Bank, has approved this Agreement, the Plan of Bank Merger and the Bank Merger. No vote of the shareholders of Buyer is required by Law, the Buyer Articles or the Buyer Bylaws to approve this Agreement and the transactions contemplated hereby. Buyer and Buyer Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06. SEC Documents; Financial Statements.

(a) Buyer has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2014 (the

“Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports.

(b) The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material in nature and amount, and to the absence of footnote disclosure. Except for those liabilities to the extent reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Buyer 2014 Form 10-K”) and, except for liabilities reflected in Buyer Reports filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2014, and except where any such liabilities or obligations have not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(c) Buyer and each of its Subsidiaries, officers and directors are in compliance in all material respects with, and have complied in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Except as has not been and would not reasonably be expected to be material to Buyer, Buyer (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of Buyer’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

Section 4.07. Regulatory Reports. Since January 1, 2012, Buyer and its Subsidiaries have duly filed with the FDIC, the FRB, the Arkansas State Bank Department and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the ordinary course of business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2012 that would reasonably be expected to be material. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries.

Section 4.08. Regulatory Approvals; No Defaults.

(a) Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer and Buyer Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Arkansas State Bank Department, the Florida Office of Financial Regulation, the filing of the Articles of Merger with the Arkansas Secretary of State and the Florida Secretary of State, respectively, the filing of the Articles of Bank Merger with the Arkansas State Bank Department, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement and compliance with the applicable requirements of the Exchange Act, and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer and Buyer Bank do not and will not (i) constitute a breach or violation of, or a default under, the Buyer Articles, Buyer Bylaws or similar governing documents of Buyer, Buyer Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, a Material Adverse Effect on Buyer.

(b) As of the date of this Agreement, Buyer has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 4.09. Buyer Information. The information relating to Buyer and its Subsidiaries that is provided by or on behalf of Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will not (with respect to the Proxy Statement-Prospectus as of the date the Proxy Statement-Prospectus is first mailed to Company’s shareholders and, if applicable, as of the date of the Company Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, and with respect to any application or other document filed or submitted to any Governmental Authority, as of the date filed or submitted, as applicable) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Proxy Statement-Prospectus relating to Buyer and Buyer’s Subsidiaries and other portions thereof within the reasonable control of Buyer and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 4.10. Legal Proceedings. Except as set forth in the Buyer Reports, as of the date of this Agreement:

(a) There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment or decree imposed upon Buyer or any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 4.11. Absence of Certain Changes or Events. Since December 31, 2014 to the date hereof, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.12. Compliance With Laws.

(a) Buyer and each of its Subsidiaries is, and have been since January 1, 2012, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither Buyer nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) Buyer and Buyer Bank have all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer.

(c) Except as would not be reasonably expected to be material, neither Buyer nor Buyer Bank has received, since January 1, 2012 to the date hereof, written or, to Buyer’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 4.13. Brokers. None of Buyer, Buyer Bank or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, for which Company will be liable or have any obligation with respect thereto.

Section 4.14. Tax Matters. Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries currently has any open tax years prior to 2012. Since January 1, 2014, no written claim has been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

Section 4.15. Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.16. No Financing. Buyer has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.17. Buyer Regulatory Agreements. Neither Buyer nor Buyer Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, a “Buyer Regulatory Agreement”) that, in any such case, (a) currently restricts in any material respect the conduct of its business or in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, and, to the Knowledge of Buyer, since January 1, 2014, Company has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Buyer’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.18. Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, neither Buyer nor any of its Subsidiaries has Knowledge of any facts or circumstances that would cause Buyer or Buyer Bank: (a) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 4.19. No Knowledge of Breach. Neither Buyer nor any of its Subsidiaries has any Knowledge of any facts or circumstances that would result in Company or Company Bank being in breach on the date of execution of this Agreement of any representations and warranties of Company or Company Bank set forth in Article 3.

Section 4.20. No Other Representations and Warranties.

(a) Except for the representations and warranties made by Buyer and Buyer Bank in this Article 4, none of Buyer, Buyer Bank nor any other Person makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer and Buyer Bank hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Buyer, Buyer Bank nor any other Person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Buyer, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer and Buyer Bank in this Article 4, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 5

COVENANTS

Section 5.01. Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or the Brazilian Standby Purchase Agreement or as required by applicable Law, or Laws, requirements or official guidance relating to capital adequacy, including but not limited to 12 C.F.R. Parts 217 and 325, or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or the Brazilian Standby Purchase Agreement or as required by applicable Law, or Laws, requirements or official guidance relating to capital adequacy, including but not limited to 12 C.F.R. Parts 217 and 325, or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in all material respects in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed), which for purposes of requesting and giving consent under this Section 5.01, Company’s and Company Bank’s representative shall be Company’s Chief Executive Officer (or such other person or persons designated in writing by such Chief Executive Officer) and Buyer’s representative shall be Buyer’s Director of Mergers and Acquisitions (or such other person or persons designated in writing by such Director of Mergers and Acquisitions); provided, however, that with respect to Section 5.01(q)(i), Section 5.01(r) and Section 5.01(s), if Company sends a written request for Buyer’s consent together with supporting information and Buyer shall not have disapproved within two (2) Business Days upon receipt of such written request from Company, then such request shall be deemed to be approved by Buyer. Except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or the Brazilian Standby Purchase Agreement or as required by applicable Law, or Laws, requirements or official guidance relating to capital adequacy, including but not limited to 12 C.F.R. Parts 217 and 325, or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Company and Company Bank will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and, after the Effective Time, Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and, after the Effective Time, Buyer the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or the Brazilian Standby Purchase Agreement or as required by applicable Law, or Laws, requirements or official guidance relating to capital adequacy, including but not limited to 12 C.F.R. Parts 217 and 325, or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries to:

(a) Stock. (i) Except as set forth in Company Disclosure Schedule 5.01(a), issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any award or grant under the Company Stock Plans or otherwise, or any other securities of Company or its Subsidiaries (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of its stock or any of its Rights issued and outstanding prior to the Effective Time.

(b) Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from Company Bank to Company or from any Subsidiary of Company Bank to Company Bank.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 4% for any individual or 3% in the aggregate for all employees of Company or any of its Subsidiaries other than as disclosed in Company Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer and set forth in Company Disclosure Schedule 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to plans in effect on the date hereof, provided that, such payments shall not exceed the aggregate amount set forth in Company Disclosure Schedule 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring. Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $85,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Company Disclosure Schedule 5.01(e), (iii) as previously disclosed to Buyer and set forth in Company Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business and other than part of the terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business.

(g) Dispositions. Except in the Ordinary Course of Business sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01; provided that, for the avoidance of doubt, Company shall be permitted without Buyer’s prior consent (and nothing in this Article 5 shall prohibit) Company from purchasing business related supplies in the Ordinary Course of Business.

(i) Capital Expenditures. Make any capital expenditures in amounts exceeding $75,000 individually, or $400,000 in the aggregate.

(j) Governing Documents. Amend Company’s Certificate of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable regulatory accounting requirements.

(l) Contracts. Except as set forth in Company Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of such contracts, leases and insurance policies without material adverse changes of terms with respect to Company or any of its Subsidiaries, or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement.

(m) Claims. Other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $100,000 individually and/or would impose any material restriction on the business of Company or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of the Company and its Subsidiaries.

(n) Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation, guidance or policies imposed by any Governmental Authority; or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness of Company or Company Bank or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, FHLB Borrowings and sales of certificates of deposit, which are in each case in the Ordinary Course of Business).

(q) Investment Securities. (i) Acquire (other than (x) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the Company Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320; provided that, for the avoidance of doubt, Company shall be permitted without Buyer’s prior consent (and nothing in this Article 5 shall prohibit) Company from purchasing or holding U.S. treasury securities with maturities of less than or equal to 12 months in the Ordinary Course of Business.

(r) Deposits. Make any increases to deposit pricing, except for (x) increases regarding certificates of deposits with maturities less than 181 days, (y) increases in deposit pricings less than 26 basis points, or (z) immaterial changes on an individual customer basis, consistent with past practices.

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Company Disclosure Schedule 5.01(s), (1) make, renew, renegotiate, increase, extend or modify any (a) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Company or any of its Subsidiaries to such borrower or its Affiliates would be in excess of $100,000, in the aggregate, (b) loan secured by other than a first lien in excess of $200,000, (c) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (d) secured loan over $5,000,000, (e) any loan that is not made in conformity with Company’s ordinary course lending policies and guidelines in effect as of the date hereof, or (f) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Company or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $8,000,000, (2) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price, or (3) except for SBA Loans acquire any servicing rights, or sell or otherwise transfer any loan where the Company or any of its Subsidiaries retains any servicing rights. The limits set forth in this Section 5.01(s) may be increased upon mutual agreement of the parties, provided such adjustments shall be memorialized in writing by all parties thereto.

(t) Investments or Developments in Real Estate. Except for loans or extensions of credit made in compliance with this Agreement, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Company or its Subsidiaries.

(u) Taxes. Except as required by applicable Law, (i) make, in any manner different from Company’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, solely for purposes of this subsection (u), “material” shall mean affecting or relating to $50,000 or more in Taxes or $150,000 or more of taxable income; or (ii) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract and that would result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family 1-4 units residential properties) without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family 1-4 units residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x) Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of Buyer, Company will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(y) Capital Stock Purchase. Except as a result of foreclosure or deficiency judgment settlement, directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility.

(aa) Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(bb) Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

Section 5.02. Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement required by applicable Law, without the prior written consent of Company (which consent will not be unreasonably withheld or delayed), Buyer will not, and will cause each of its Subsidiaries not to:

(i) adopt or propose to adopt a plan of complete or partial liquidation or dissolution of Buyer;

(ii) take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (A) prevent, delay or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (B) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(iii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04. Shareholder Approval.

(a) Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the Certificate of Incorporation and Bylaws of Company, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within sixty (60) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.09 and the last sentence of this Section 5.04(a), use its commercially reasonable efforts to solicit such approval by such shareholders. Subject to Section 5.09 and the last sentence of this Section 5.04(a), Company shall use its commercially reasonable efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Meeting are solicited in compliance with the FBCA, the Certificate of Incorporation and Bylaws of Company, Regulation 14A under the Exchange Act and all other applicable legal requirements. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting other than a proposal relating to an advisory vote on executive compensation as may be required under Rule 14a-21(c) under the Exchange Act. If the Company Board changes the Company Recommendation in accordance with Section 5.09, Company shall not be required to use its commercially reasonable efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its commercially reasonable efforts to obtain the Requisite Shareholder Approval to consummate the Merger; provided that, for the avoidance of doubt, nothing in this sentence shall limit Company’s obligation to ensure that the Company Meeting is called, noticed, convened, held and conducted for purposes of considering and voting upon the approval of this Agreement and the transactions contemplated hereby (including the Merger).

(b) Except to the extent provided otherwise in Section 5.09, the Company Board shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not make a Company Subsequent Determination and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company Board reasonably determines in good faith, after consultation with and having considered the advice of counsel that failure to do so would be inconsistent with its fiduciary duties under applicable Law. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

Section 5.05. Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement in connection with the issuance of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Company shall use commercially reasonable efforts to deliver to Buyer such financial statements and related analysis of the Company, including Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company, as may be required in order to file the Registration Statement, and any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to Buyer to review. Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC as promptly as reasonably practicable after the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC (and reasonable good faith consideration shall be given to any comments made by Company and its counsel) prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Buyer shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company shareholders (if required under applicable Law).

(c) Buyer agrees to use commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.06. Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries or continue any portion of any Company Regulatory Agreement against Buyer after the Merger (together, the “Burdensome Conditions”). Subject to applicable Laws, (A) Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, or petition made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement (B) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, (C) Buyer and Company shall each furnish to the other for review a copy of each such filing made solely in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing and (D) Buyer will notify Company promptly and shall promptly furnish Company with copies of any communication from any Governmental Authority received by Buyer with respect to the regulatory applications filed solely in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives); provided, that in no event shall Buyer or Buyer Bank be obligated to provide or otherwise disclose to Company confidential information regarding Buyer, Buyer Bank or any affiliates or any pending merger transaction, other than the Merger.

(b) Company will use commercially reasonable efforts, and Buyer shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Company Disclosure Schedule 3.13(c); provided that neither Company nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith. Each party will, to the extent permitted by applicable Law, notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company will reasonably consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07. Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08. Access; Current Information.

(a) For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, Company agrees to afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Company’s and Company’s Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as Buyer may reasonably request and Company shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and Company’s privacy policy and, during such period, Company shall furnish to Buyer, upon Buyer’s reasonable request, all such other information concerning the business, properties and personnel of Company and its Subsidiaries that is substantially similar in scope to the information provided to Buyer in connection with its diligence review prior to the date of this Agreement.

(b) As soon as reasonably practicable after they become available, to the extent permitted by applicable Law, Company will furnish to Buyer copies of the board packages distributed to the Company Board or board of directors of Company Bank, or any of their respective Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of Company.

(c) During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, Company agrees to provide to Buyer, (i) to the extent permitted by applicable Law, a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority reasonably promptly following the filing thereof, (ii) a copy of Company’s monthly loan trial balance within five (5) Business Days of the end of the month, and (iii) a copy of Company’s monthly statement of condition and profit and loss statement within fifteen (15) calendar days of the end of the month and, if requested by Buyer, a copy of Company’s daily statement of condition and daily profit and loss statement, which shall be provided within two (2) Business Days of such request.

(d) No investigation by Buyer or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of Company or Company Bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby. Any investigation pursuant to this Section 5.08, Section 5.13 and Section 5.18 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of Company or any of its Subsidiaries.

(e) Notwithstanding anything in this Section 5.08(e) to the contrary, Company shall not be required to provide Buyer with any documents that disclose confidential discussions or information relating to this Agreement or the transactions contemplated hereby or any other matter that Company’s or Company Bank’s board of directors has been advised by counsel that such distribution of which to Buyer may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of Company’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(e) shall apply, Company shall use commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the parties will use commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09. No Solicitation by Company; Superior Proposals.

(a) Subject to Section 5.09(b), Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Company or any of Company’s Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly, (i) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) any non-public information or data with respect to Company or any of its Subsidiaries in connection with an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party except if the Company Board reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or Company Bank that, in any such case, results in any Person (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring 20% or more of any class of equity of Company or Company Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the consolidated assets of Company or Company Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Company or Company Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Company or Company Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.09, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger.

(b) Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Company Meeting, Company may take any of the actions described in Section 5.09(a) if, but only if, (A) Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.09; (B) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (1) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (2) the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; and (C) prior to furnishing or affording access to any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Company receives from such Person a confidentiality agreement with terms no less favorable to Company than those contained in the confidentiality agreement with Buyer (it being understood that nothing therein shall have the effect of a standstill provision). Company shall promptly provide to Buyer any non-public information regarding Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c) Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 5.09(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Buyer, in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other public statement inconsistent with, the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a request by Buyer, or make any public statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (iii) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii) or (iii) a “Company Subsequent Determination”); or (iv) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.09(d), prior to the date of the Company Meeting, the Company Board may make a Company Subsequent Determination after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.09) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause (i) will not be considered a Company Subsequent Determination), (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f) Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to Company’s shareholders at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination with respect to a Superior Proposal, then the Company Board may recommend approval of such Superior Proposal by the shareholders of Company and may submit this Agreement to Company’s shareholders without recommendation, in which event the Company Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to Company’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(g) Nothing contained in this Section 5.09 shall prohibit Company or the Company Board from complying with Company’s obligations required under Rule 14d-5 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than issuing a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a Company Subsequent Determination.

Section 5.10. Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iii), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank or any of their respective subsidiaries occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such persons have the right to be indemnified pursuant to the Certificate of Incorporation and Bylaws of Company in effect on the date of this Agreement, to the extent permitted by applicable Law and in connection with any such Claim promptly advance expenses from time to time as incurred, to the same extent as such persons have the right to expense advancement pursuant to the Certificate of Incorporation and Bylaws of Company in effect on the date of this Agreement, to the extent permitted by applicable Law, provided, the person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Buyer would create an actual or potential conflict of interest (in which case, Buyer shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), and (B) the Indemnified Parties will cooperate in the defense of any such matter, (ii) Buyer shall not be liable for any settlement effected without its prior written consent and Buyer shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) and (iii) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c) For a period of six (6) years following the Effective Time, Buyer will use its commercially reasonable efforts to purchase and provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Parties, as that coverage currently provided by Company, provided that, if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premium paid by Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the aggregate cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an aggregate cost not exceeding the Maximum D&O Tail Premium for, in the case of a tail insurance policy, the aggregate Maximum D&O Tail Premium for the 6-year period). At the option of Company, prior to the Effective Time and in lieu of the foregoing insurance coverage, Company may, purchase a tail policy for directors’ and officers’ liability insurance on the terms described in this Section 5.10(c) (including subject to the aggregate Maximum D&O Tail Premium, except if one or more directors elects to pay for any excess over such amount) and fully pay for such 6-year policy prior to the Effective Time, in which event Buyer’s obligations under this Section 5.10(c) shall be fully satisfied. If such prepaid tail policy has been obtained by Company prior to the Effective Time, Buyer will not, and will not permit any of its Affiliates to, take any action that would reasonably be expected to result in the cancellation or modification of such policy.

(d) If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

(e) These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Buyer under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.10 that is denied by Buyer, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Buyer or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against Buyer.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11. Employees; Benefit Plans.

(a) Employees of Company and Company Bank shall be retained as “at will” employees after the Effective Time as employees of Buyer or Buyer Bank. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company Employees shall be coordinated by Company or Company Bank.

(b) Company Employees (other than those listed in Company Disclosure Schedule 5.11 who are parties to an employment, change-of-control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by Company or any of its Subsidiaries or Controlled Group Members as of the Effective Time, who become employees of Buyer Bank at the Effective Time and whose employment is terminated by Buyer or Buyer Bank (absent termination for cause as determined by the employer) within one hundred eighty (180) days after the Effective Time shall receive severance pay in accordance with Buyer’s standard practices (which may include a severance agreement and general release of claims to be provided by the terminated employee) equal to one (1) week of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with Company or any of its Subsidiaries or Controlled Group Members and ending with such employee’s termination date with Buyer, with a minimum payment equal to four (4) weeks of base pay and a maximum payment equal to twelve (12) weeks of base pay (unless otherwise agreed in a separate written agreement between such employee and Buyer Bank). Subject to the terms and execution of the severance agreement and general release of claims by such employee, such severance payment will be made in accordance with the terms stated in the severance document and such severance payments will be in lieu of any severance pay plans that may be in effect at Company or any of its Subsidiaries or Controlled Group Members prior to the Effective Time. No officer or employee of Company or any of its Subsidiaries or Controlled Group Members is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change-of-control plan; (iii) this Section 5.11; or (iv) any other program or arrangement.

(c) Except as otherwise provided in this Agreement, not later than ten (10) Business Days prior to the Closing Date, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants, to be fully funded to the extent required under applicable Law; (ii) terminate all such plans effective immediately prior to Closing (unless directed otherwise by Buyer or Buyer Bank); and (iii) commence the process to pay out any vested benefits thereunder to participating and eligible Company Employees in such form or forms as Company or Company Bank elects and as permitted or required under applicable Law. Distributions of benefits under any profit sharing plan of Company or Company Bank shall occur in accordance with such plan’s terms, and a participant in such plan will be allowed to take, at the participant’s option: (x) a direct distribution from such plan, (y) a rollover to an Individual Retirement Account, or (z) a rollover to a tax qualified retirement plan of Buyer or Buyer Bank to the extent the plan sponsored by Buyer or Buyer Bank accepts rollover contributions, if such participant is employed by Buyer or Buyer Bank.

(d) For any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees who are retained by Buyer or Buyer Bank shall be entitled to participate in Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent allowable under any of such plans, Company Employees shall be given credit for prior service or employment with Company or Company Bank (as well as service with any predecessor employer) for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (other than benefit accrual under a defined benefit pension plan); provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(e) Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) subject to approval from Buyer’s insurance carrier, if required, provide full credit under such plans for any deductible incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(f) Except to the extent otherwise expressly provided in this Section 5.11, Buyer shall honor, and Buyer shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Company or Company Bank, but only if such obligations, rights, agreements, plans or policies are set forth in Company Disclosure Schedule 5.11(f). Buyer acknowledges that the consummation of the Merger and Bank Merger will constitute a “change-in-control” of Company and Company Bank for purposes of any benefit plans, agreements and arrangements of Company and Company Bank. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans.

(g) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries or Controlled Group Members, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan, (iii) interfere with Buyer’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with Buyer’s indemnification obligations set forth in Section 5.10.

Section 5.12. Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, which reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.12, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.

Section 5.13. Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer after the Closing Date, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company on request for any reasonable and documented out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action prior to the Effective Time to facilitate the Informational Systems Conversion. Company shall have no obligation to take any action under this Section 5.13 that, after consultation with Buyer regarding Company’s concerns in the matter, would reasonably be expected to materially and adversely impact it if the Effective Time does not occur.

Section 5.14. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.15. Environmental Assessments.

(a) No later than forty-five (45) Business Days after the date hereof, Company shall cooperate with and grant access to an environmental consulting firm selected and paid for by Company and reasonably acceptable to Buyer (the “Environmental Consultant”), during normal business hours (or at such other times as may be agreed to by Company), to any owned property set forth in Company Disclosure Schedule 3.31(a), for the purpose of conducting an ASTM Phase I and an asbestos and lead base paint survey as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM; provided, that with respect to commercial OREO property, Company shall be obligated to obtain a Phase I only as may be specifically requested by Buyer after Buyer shall have had an opportunity to perform reasonable diligence with respect to such commercial OREO property. Each Phase I (including the asbestos and lead base paint surveys) shall be delivered in counterpart copies to Buyer and Company, and will include customary language allowing both Buyer and Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to Company and Buyer for review and comment prior to the finalization of such report. If Company or Company Bank has ASTM Phase I reports for any property set forth in Company Disclosure Schedule 3.31(a) that are dated as of a date that is within one (1) year before the date of this Agreement, then Company or Company Bank may deliver such reports to Buyer in lieu of the obligations set forth in this Section 5.15(a) with respect to that property.

(b) To the extent the final version of any Phase I identifies any “recognized environmental condition,” Company shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Company), to the property covered by such Phase I for the purpose of conducting a Phase II limited site assessment, including subsurface investigation of soil, soil vapor, and groundwater, designed to further investigate and evaluate any “recognized environmental condition” identified in the Phase I, the cost of which shall be shared equally between Buyer and Company.

(c) Where any Phase I, asbestos or lead base paint survey identifies the presence or potential presence of radon, asbestos containing materials, mold, microbial matter, or polychlorinated biphenyls (“Non-scope Issues”), Company shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Company) to the property covered by such Phase I, for the purpose of conducting surveys and sampling of indoor air and building materials designed to investigate such identified Non-scope Issue, paid for by Company.

(d) Any work conducted by the Environmental Consultant pursuant to subsections (b) and (c) (“Additional Environmental Assessment”) will be pursuant to a scope of work prepared by the Environmental Consultant and reasonably acceptable to Company and Buyer. The reports of any Additional Environmental Assessment will be given directly to Buyer and to Company by the Environmental Consultant.

(e) To the extent that Buyer identified any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws, Company shall use commercially reasonable efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), Company shall include the amount of the costs expected to be incurred by the Surviving Entity on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining its Closing Consolidated Net Book Value.

Section 5.16. Certain Litigation. Company shall promptly advise Buyer orally and in writing of any actual or threatened shareholder litigation against Company and/or the members of the Company Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Company shall: (i) permit Buyer to review and discuss in advance, and consider in good faith the views of Buyer in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish Buyer’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with Buyer regarding the defense or settlement of any such shareholder litigation, shall give due consideration to Buyer’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Company shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of Buyer (such consent not to be unreasonably withheld or delayed) unless the payment of any such damages by Company is reasonably expected by Company, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Company) under Company’s existing director and officer insurance policies, including any tail policy.

Section 5.17. Director Resignations. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.18. Coordination.

(a) Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company

Bank with Buyer and Buyer Bank, respectively. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied, on a basis that is consistent with that of Buyer. In order to promote a more efficient and orderly integration of operation of Company Bank with Buyer Bank, Company shall use commercially reasonable efforts to cause Company Bank, or any of its Subsidiaries, to sell or otherwise divest itself of such Company Investment Securities and loans as are identified by Buyer and agreed to in writing between Company and Buyer from time to time prior to the Closing Date, such identification to include a statement as to Buyer’s business reasons for such divestitures, if requested. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.18(b) need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(c) Company shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to adjust, at Buyer’s reasonable request, internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(d) Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Company Material Contracts that Buyer may request, including but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with Buyer and use commercially reasonable efforts to negotiate specific provisions that may be requested by Buyer in connection with any such amendment, modification or termination.

(e) Subject to Section 5.18(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations.

(f) From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by Company and no discussions, meetings or communications between Buyer and Company’s customers and suppliers shall occur without the presence of a representative of, or the prior written approval of, the Company.

(g) Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

(h) Company shall have no obligation to take any action under this Section 5.18 that, after consultation with Buyer regarding Company’s concerns in the matter, would reasonably be expected to materially and adversely impact it if the Effective Time does not occur.

Section 5.19. Transactional Expenses. Company has provided in Company Disclosure Schedule 3.36 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained, and to be retained, representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Company shall use its commercially reasonable efforts to cause the aggregate amount of all Company Expenses to not exceed the total expenses disclosed in Company Disclosure Schedule 3.36. Company shall promptly notify Buyer if or when it determines that it expects to materially exceed its budget for Company Expenses. Notwithstanding anything to the contrary in this Section 5.19, Company shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Company Disclosure Schedule 3.36.

Section 5.20. Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Buyer, and their respective subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article 5 in accordance with the terms of Company’s confidentiality and non-disclosure agreement, dated as of September 8, 2015 and/or Buyer’s confidentiality and non-disclosure agreement, dated as of October 6, 2015 between the parties, as applicable.

Section 5.21. Tax Matters. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Effective Time, each of Buyer and Company shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.22. Section 16 Matters. Prior to the Effective Time, Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act any disposition of equity securities of Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of Company who is subject to Section 16 of the Exchange Act in order to exempt such dispositions under Rule 16b-3.

Section 5.23. Exchange Matters. Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.24. Brazilian Loans. Promptly after the execution of this Agreement, Buyer has entered into the Brazilian Standby Purchase Agreement with the Brazilian Standby Purchaser. Promptly following the date of this Agreement, Company shall use commercially reasonable efforts to hire a broker and conduct a marketing process to solicit offers for the purchase for cash of the Brazilian Loans for aggregate consideration equal to or in excess of the Brazilian Standby Purchase Price and on terms and conditions no less favorable to the Company and Company Bank (or Buyer and Buyer Bank, as successor in interest) than the terms of the Brazilian Standby Purchase Agreement. Buyer agrees that if prior to Closing one or more Persons other than the Brazilian Standby Purchaser, and reasonably acceptable to Buyer and Company, agree to purchase the Brazilian Loans for an aggregate purchase price equal to or in excess of the Brazilian Standby Purchase Price and on terms and conditions no less favorable than the terms of the Brazilian Standby Purchase Agreement, Company Bank shall promptly enter into one or more Brazilian Purchase Agreements with such purchaser(s). If such third party purchaser(s) for any reason fails to consummate the purchase of the Brazilian Loans as contemplated hereby, the Brazilian Standby Purchaser shall continue to be obligated under the Brazilian Standby Purchase Agreement to purchase the Brazilian Loans pursuant to the terms and conditions of the Brazilian Standby Purchase Agreement.

Section 5.25. Closing Date Share Certification. At least two (2) Business Days prior to the Closing Date, Company shall deliver to Buyer the Closing Date Share Certification.

Section 5.26. Company Bank Approval. Immediately following execution of this Agreement, Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01. Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.

(e) Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Kutak Rock LLP and Davis Polk & Wardwell LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Kutak Rock LLP and Davis Polk & Wardwell LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such counsel.

(f) Listing. The shares of Buyer Common Stock to be issued to the holders of Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

Section 6.02. Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer. Buyer and Buyer Bank shall have performed and complied with all of their obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect on Buyer and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in a Material Adverse Effect on Buyer.

Section 6.03. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company and its Subsidiaries set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company and its Subsidiaries by Company’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(b) Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by the Chief Executive Officer, Chief Financial Officer and the President of Company Bank, to such effect.

(c) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered by Company Bank.

(d) Other Actions. Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any

Acquisition Proposal, or (iii) allowed Company or any Company Representative to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal (except as permitted in Section 5.09(b)); provided, that clauses (i) and (ii) shall not apply to this condition after approval of the Merger by Company shareholders. Company and Company Bank shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer may reasonably request.

(e) No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has resulted in a Material Adverse Effect on Company and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have a Material Adverse Effect on Company or Company Bank.

(f) Retention and Non-Compete Agreement. The Retention and Non-Compete Agreement shall have been executed and delivered by the Company’s Chief Executive Officer to be effective at the Closing.

(g) Brazilian Purchase Agreement. (i) All necessary consents and approvals, including any applicable Regulatory Approvals, have been obtained in order to effectuate the sale of the Brazilian Loans, including the assignment of all obligations thereunder; and (ii) either (x) the third party purchaser(s) under the Brazilian Purchase Agreement(s) shall, prior to the Closing, consummate the purchase of the Brazilian Loans in accordance with the terms of such Brazilian Purchase Agreement or (y) Buyer shall be reasonably satisfied that the Brazilian Standby Purchaser will, immediately after the Effective Time and the Dividend, consummate the purchase of the Brazilian Loans in accordance with the terms of the Brazilian Standby Purchase Agreement.

(h) Tax Report Related to the Retention and Non-Compete Agreement. Buyer shall have received the report from 280G Consultants dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such report, the amounts payable under the Retention and Non-Compete Agreement as consideration for the restrictive covenants contained therein are reasonable and will not be deemed an “excess parachute payments” within the meaning of Section 280G of the Code.

Section 6.04. Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations hereunder.

ARTICLE 7

TERMINATION

Section 7.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company if the board of directors of Buyer and the Company Board each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By Buyer or Company, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of such representations or warranties by the other party which breach of any of such representations or warranties by the other party, either individually or in the aggregate with other breaches by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) or Section 6.03(a) as the case may be, to be satisfied, which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the party committing such breach from the other party hereto or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) or Section 6.03(b) as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before the one year anniversary of the date of this Agreement (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e) by Buyer prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.09 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (ii) the Company Board (A) makes a Company Subsequent Determination, (B) materially breaches its obligations to call, give notice of and commence the Company Meeting under Section 5.04, and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (C) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

Section 7.02. Termination Fee; Liquidated Damages.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer a termination fee equal to $10.0 million (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay Buyer the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of Company or has been made directly to its shareholders generally (and not withdrawn) or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Buyer pursuant to Section 7.01(d) or Section 7.01(e), and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into any agreement to consummate, or consummates an Acquisition Transaction (whether or not the Acquisition Transaction relates to the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%”.

(b) The parties hereto agree and acknowledge that if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e) by reason of Company’s or Company Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(d) or Section 7.01(e) that is not timely cured as provided in such sections, the actual damages sustained by Buyer, including the expenses incurred by Buyer preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Buyer being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Company shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $1,000,000 (the “Liquidated Damages Payment”), as liquidated damages to Buyer, which payment is not intended as a penalty, within two (2) Business Days after Buyer’s notification of such termination. Any payment made under this Section 7.02(b) shall reduce on a dollar-for-dollar basis any payment that may be due under Section 7.02(a).

(c) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee in accordance with Section 7.02(a), or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(b), neither Company nor Company Bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Buyer’s sole and exclusive remedy against Company, Company Bank and their respective Affiliates, Representatives or successors in interest. For the avoidance of doubt, the parties agree that the fee payable under Section 7.02(a) shall not be required to be paid more than once.

Section 7.03. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(d); provided that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.03 and Sections 5.20, 7.02, 9.03 and 9.04 shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8

DEFINITIONS

Section 8.01. Definitions. The following terms are used in this Agreement with the meanings set forth below:

“ABCA” means the Arkansas Business Corporation Act of 1987, as amended.

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Additional Environmental Assessment” has the meaning set forth in Section 5.15(d).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Bank Merger” has the meaning set forth in Section 1.05(b).

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.

“ASTM” has the meaning set forth in Section 5.01(w).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Book-Entry Share” means any non-certificated share held by book entry in the Company’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of Company Common Stock.

“Brazilian Adjustment” means the Brazilian Delta multiplied by .61425.

“Brazilian Delta” has the meaning set forth in the definition of “Brazilian Purchase Agreement”.

“Brazilian Loans” means the loans set forth on Company Disclosure Schedule 8.01(b).

“Brazilian Purchase Agreement” means either (i) the agreement between the Buyer and the Brazilian Standby Purchaser substantially in the form attached as Exhibit D and entered into promptly after the execution of this Agreement, whereby the Brazilian Standby Purchaser will purchase the Brazilian Loans immediately after the Effective Time and the Dividend (the “Brazilian Standby Purchase Agreement”), or (ii) if the Brazilian Loans are to be sold to one or more persons other than the Brazilian Standby Purchaser, one or more agreements, pursuant to the terms of which such person(s) agree to purchase for cash the Brazilian Loans for an aggregate purchase price equal to or in excess of the Brazilian Standby Purchase Price (the excess of such purchase price over the Brazilian Standby Purchase Price, being the “Brazilian Delta”) on terms and conditions no less favorable to Company and Company Bank (or Buyer and Buyer Bank, as successor in interest) than the terms of the Brazilian Standby Purchase Agreement.

“Brazilian Standby Purchase Agreement” has the meaning set forth in the definition of “Brazilian Purchase Agreement”.

“Brazilian Standby Purchase Price” means the amount payable for the purchase of the Brazilian Loans in accordance with the Brazilian Standby Purchase Agreement before such amount is converted into Buyer Common Stock.

“Brazilian Standby Purchaser” means CBM Holdings Qualified Family, L.P., or a wholly-owned subsidiary thereof.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“Buyer 2014 Form 10-K” has the meaning set forth in Section 4.06(b).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Articles” has the meaning set forth in Section 4.02(a).

“Buyer Average Stock Price” means the average closing price of Buyer Common Stock on NASDAQ, as reported by Bloomberg L.P. for the ten (10) consecutive trading days ending on the second (2nd) Business Day prior to the Closing Date (the “Measurement Period”), rounded to three decimal places; provided, that the Buyer Average Stock Price shall be not less than $39.79 nor greater than $66.31, in either of which case the Exchange Ratio shall be fixed based upon such upper or lower level, as the case may be.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

“Buyer Bylaws” has the meaning set forth in Section 4.02(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.17.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Company Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Closing Consolidated Net Book Value” means the unaudited consolidated net shareholders’ equity of Company as of the Determination Date, determined in accordance with GAAP, but without giving effect to the after-tax impact of the following items: (i) any negative provision for loan and lease losses for the period between June 30, 2015 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from (A) the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of June 30, 2015 and which specific allowance is set forth in Company Disclosure Schedule 8.01(a), where the resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan or (B) recoveries or payoffs in excess of the carrying value of a loan, which carrying value is the amount the loan is recorded in the books and records of Company Bank in accordance with GAAP, including any accrued but unpaid interest and excluding any allowance for loan and lease losses or other valuation accounts for such loan, shall be reflected in the Closing Consolidated Net Book Value; provided, however, that such adjustment is limited to the lesser of (x) the actual amount of the reduction of such specific allowance determined in (A) above plus the recoveries or payoff in excess of the carrying value determined in (B) above, or (y) the actual negative provision recorded by Company Bank, determined in accordance with GAAP, during the fiscal quarter in which such resolution or recovery occurs; (ii) any of the actions or changes taken only to comply with coordination procedures pursuant to Section 5.18 which would otherwise not have been taken or required to be taken, all as mutually agreed between Company and Buyer; (iii) increases in Company’s consolidated net shareholders’ equity resulting from the issuance of Company Common Stock after June 30, 2015; or (iv) the amount paid by Company prior to Closing in the event Company purchases a tail policy for directors’ and officers’ liability insurance on the terms described in Section 5.10(c) (including subject to the aggregate Maximum D&O Tail Premium) to the extent such amount is fully expensed prior to the Effective Time. For purposes of calculating the Closing Consolidated Net Book Value, Company shall include, without duplication, reductions for: (A) the after-tax amount of any fees and commissions payable by Company or any Company Subsidiary to any broker, finder, financial advisor or investment banking firm in connection with the Merger, the Bank Merger, this Agreement and the transactions contemplated hereby; (B) the after-tax amount of any legal and accounting fees incurred by Company or any Company Subsidiary in connection with the Merger, this Agreement, the Bank Merger and the transactions contemplated hereby and any related SEC and regulatory filings, including any printing expenses and SEC filing fees; (C) the after-tax amount of the costs expected to be incurred by the Surviving Entity on or after the Closing Date to fully complete all Unresolved Response Actions in accordance with Section 5.15(e); (D) the after-tax amount of any compensation, bonus, severance, or payments payable by Company or any Company Subsidiary and triggered in connection with the change-of-control or Merger, or other similar payment(s) payable by Company or any Company Subsidiary; (E) the after-tax amount of the projected loss from the sale of the Brazilian Loans, the projected loss shall be calculated based on the projected net proceeds to be received pursuant to the Brazilian Purchase Agreement subtracted from the net book value of the Brazilian Loans included on Company Bank’s general ledger (net book value shall include unpaid principal balance, net of any unamortized, discounts, premiums or deferrals of costs or fees; accrued but uncollected interest; related contra account; and related allowance for loan and lease losses consistent with the presentation set forth in Company Disclosure Schedule 8.01(c)); and (F) the after-tax amounts resulting from the accruals of (1) $3.5 million of costs associated with the termination of data processing services and related vendor contracts, (2) $3.5 million of costs associated with real estate appraisals, changes of signage, and write offs of leasehold improvements, and (3) $2.5 million of costs associated with employee training and relocation. With respect to items (F)(1), (2) and (3) above, the amounts set forth therein shall be used for this purpose regardless of whether the actual or subsequent projected cost is different. The Closing Consolidated Net Book Value may be further adjusted upon the mutual agreement of the parties, provided such adjustment shall be memorialized in a writing signed by all of the parties thereto. Beginning on December 31, 2015, within five (5) Business Days of the end of each calendar month, Company shall prepare a sample calculation of the Closing Consolidated Net Book Value as of the end of such calendar month and provide such sample calculation to Buyer for the parties to discuss in good faith. Company shall deliver the final calculation of the Closing Consolidated Net Book Value to Buyer no later than three (3) Business Days after the Determination Date. In the event there is a dispute related to the final calculation of the Closing Consolidated Net Book Value, which the parties are unable to resolve within three (3) Business Days after the date Company submits such calculation to Buyer, Company and Buyer shall submit the calculation of the Closing Consolidated Net Book Value to an independent accounting firm as shall be mutually agreed in writing by the parties for review and resolution of any and all matters which remain in dispute. The independent accounting firm shall reach a final resolution of all matters and shall furnish such resolution in writing to Company and Buyer as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm, and to the extent necessary, the Closing Date shall be extended to the second (2nd) Business Day after the resolution is delivered in writing by the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon Company and Buyer. The resolution reached by Buyer and Company, or absent agreement by Buyer and Company, by the independent accounting firm, will constitute the final calculation of the Closing Consolidated Net Book Value for purposes of this Agreement and shall be completed prior to the Closing Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by Company and Buyer.

“Closing Date Share Certification” has the meaning set forth in the definition of “Company Stock Price”.

“Code” has the meaning set forth in Section 2.04.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 2014 Form 10-K” has the meaning set forth in Section 3.08(a).

“Company 401(a) Plan” has the meaning set forth in Section 3.16(c).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Bank Shareholder Approval” has the meaning set forth in Section 3.06.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board” means the Board of Directors of Company.

“Company Common Stock” means the common stock, $1.00 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Expenses” has the meaning set forth in Section 5.19.

“Company Financial Advisor” has the meaning set forth in Section 3.15.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Investment Securities” or “Investment Securities” means the investment securities of the Company, Company Bank and their respective Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(d).

“Company Loan Property” means any real property (including buildings or other structures) in which Company or any of its Subsidiaries holds a security interest or Lien in connection with a Loan.

“Company Material Contracts” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Recommendation” has the meaning set forth in Section 5.04(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Representatives” has the meaning set forth in Section 5.09(a).

“Company SEC Documents” has the meaning set forth in Section 3.08(a).

“Company Stock Plans” means all equity plans of Company or any Subsidiary, including the 2014 Omnibus Incentive Plan, and any sub-plans adopted thereunder, each as amended to date.

“Company Stock Price” means a cash value, rounded to three decimal places, equal to the quotient of (i) the Purchase Price, divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time as certified by an officer of Company on behalf of Company at the Closing (such certificate, the “Closing Date Share Certification.”

“Company Subsequent Determination” has the meaning set forth in Section 5.09(d).

“Controlled Group Members” has the meaning set forth in Section 3.16(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the Business Day that is closest to ten (10) Business Days prior to the Closing Date; provided that if the parties disagree with respect to the amount of Closing Consolidated Net Book Value and the Closing Date is delayed in connection therewith, the Determination Date shall be determined as if the Closing were occurring on the date the Closing would have occurred but for such disagreement.

“Dividend” has the meaning set forth in the Brazilian Standby Purchase Agreement.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Consultant” has the meaning set forth in Section 5.15(a).

“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by Buyer (which shall be Buyer’s transfer agent), and reasonably acceptable to Company appointed prior to the Effective Time pursuant to an agreement in form and substance reasonably acceptable to Company (the “Exchange Agent Agreement”), to act as agent for purposes of conducting the exchange procedures described in Article 2.

“Exchange Agent Agreement” has the meaning set forth in the definition of “Exchange Agent”.

“Exchange Fund” has the meaning set forth in Section 2.06(a).

“Exchange Ratio” means the quotient (rounded to the fourth decimal place) of the Company Stock Price divided by the Buyer Average Stock Price.

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FBCA” means the Florida Business Corporation Act.

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that have a negative impact on the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” has the meaning set forth in Section 2.05.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means with regard to a Person all intellectual property of that person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Company Disclosure Schedule 3.01(b), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Buyer Disclosure Schedule 4.01(a).

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Letter of Transmittal” has the meaning set forth in Section 2.05.

“Licensed Business Intellectual Property” has the meaning set forth in Section 3.32(f).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Change” or “Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, the following alone or in combination, shall not constitute a Material Adverse Effect, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a Material Adverse Effect (A) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which it operates or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (B) changes in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and

Buyer operate, in which case only the disproportionate effect will be taken into account), (C) changes in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (D) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Company or Buyer to meet any internal or published industry analyst projections, forecasts or estimates of revenues or earnings or other financial or operating metrics for any period (it being understood and agreed that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of Buyer Common Stock or Company Common Stock, (G) the impact of the Agreement and the transactions contemplated hereby, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement) and (H) any material write-down or write-off or reclassification by Company or Company Bank of the Brazilian Loans.

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Measurement Period” has the meaning set forth in the definition of “Buyer Average Stock Price”.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the number of shares of Buyer Common Stock to be issued in the Merger in respect of each share of Company Common Stock held by a holder of Company Common Stock of record immediately prior to the Effective Time, determined on the basis of the Exchange Ratio.

“NASDAQ” means The NASDAQ Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-scope Issues” has the meaning set forth in Section 5.15(c).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“NYSE” means the New York Stock Exchange.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and Company’s Subsidiaries consistent with past practice, including with respect to frequency and amount in all material respects.

“OREO” has the meaning set forth in Section 3.23(c).

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.

“Phase I” has the meaning set forth in Section 5.01(w).

“Plan of Bank Merger” means that certain plan of bank merger between Company Bank and Buyer Bank pursuant to which Company Bank will be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in the Financial Institutions Code of Florida, as well as Arkansas Code Annotated §§ 23-48-503, 23-48-902 et seq. and Subchapter 11 of the Arkansas Business Corporation Act, with the effect provided in Arkansas Code Annotated § 4-27-1110.

“Proxy Statement-Prospectus” means Company’s proxy statement and Buyer’s prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Purchase Price” shall mean $402,525,000, subject to (i) a decrease, on a dollar-for-dollar basis, by the amount, if any, that the Closing Consolidated Net Book Value, determined in accordance with this Agreement, is less than $174,000,000 and (ii) an increase, on a dollar-for-dollar basis, by the amount, if any, of the Brazilian Adjustment.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Retention and Non-Compete Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Requisite Company Shareholder Approval” means the adoption of this Agreement by a vote of the majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

Any reference in this Agreement to a Subsidiary of Company means, unless the context otherwise requires, any current or former Subsidiary of Company and any Subsidiary of Company Bank. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unresolved Response Action” has the meaning set forth in Section 5.15(e).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.

Section 9.02. Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by Law requires further approval by the shareholders of Buyer or Company without obtaining such approval.

Section 9.03. Governing Law; Choice of Forum; Jurisdiction; Waiver of Right to Trial by Jury; Process Agent.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except for mandatory effects of Florida or Arkansas law relating to the Merger or the Bank Merger, as applicable), without regard to the conflicts of law rules of such state.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04. Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Section 9.05. Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank: Bank of the Ozarks, Inc. 17901 Chenal Parkway Little Rock, Arkansas 72223 Attn: Executive Vice President and Director of Mergers and Acquisitions	With a copy (which shall not constitute notice) to: Kutak Rock LLP 124 W. Capitol Ave., Suite 2000 Little Rock, Arkansas 72201 Attn: H. Watt Gregory, III Email: watt.gregory@kutakrock.com

If to Company or Company Bank: C1 Financial, Inc. 100 5th Street South St. Petersburg, Florida 33701 Attn: President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10011

Attn: Manuel Garciadiaz; William L. Taylor

Email: manuel.garciadiaz@davispolk.com;

william.taylor@davispolk.com

With a copy (which shall not constitute notice) to:

Shutts & Bowen LLP

1500 Miami Center

201 South Biscayne Boulevard

Miami, FL 33131

Attn: Bowman Brown; Alfred Smith

Email: bbrown@shutts.com; ASmith@shutts.com

Section 9.06. Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10 and shareholders of Company with respect to Article 2, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any courts of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09. Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties acknowledge and agree that if an unreasonable condition is imposed on a consent, such consent will be deemed to have been withheld.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d) Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”,

“hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.

Section 9.10. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 9.12. Disclosure Schedules. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding Section of this Agreement and any other representations, warranties or covenants of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties and covenants would be readily apparent to a reasonable person who has read that reference and such representations, warranties or covenants without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Buyer Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK OF THE OZARKS, INC.

By:	/s/ Dennis James
Name:	Dennis James
Title:	Executive Vice President and Director of Mergers and Acquisitions

BANK OF THE OZARKS

By:	/s/ Dennis James
Name:	Dennis James
Title:	Executive Vice President and Director of Mergers and Acquisitions

C1 FINANCIAL, INC.

By:	/s/ Trevor Burgess
Name:	Trevor Burgess
Title:	President and Chief Executive Officer

C1 BANK

By:	/s/ Trevor Burgess
Name:	Trevor Burgess
Title:	President and Chief Executive Officer

Exhibit A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of November 9, 2015, by and between the undersigned holder (“Shareholder”) of common stock, $0.01 par value per share, of C1 Financial, Inc., a Florida corporation (“Company”), and Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer’s wholly owned bank subsidiary, Bank of the Ozarks, an Arkansas state banking corporation (“Buyer Bank”), Company and Company’s wholly owned bank subsidiary, C1 Bank (“Company Bank”), a Florida state bank, are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, and on the terms and conditions set forth therein, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”) and (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity, and at the Effective Time each outstanding share of Company Common Stock (except as provided in Section 2.01(c) of the Merger Agreement) will be converted into the right to receive the Merger Consideration in accordance with Article 2 of the Merger Agreement;

WHEREAS, Shareholder beneficially owns and/or has, directly or indirectly, [the sole voting power with respect to] the number of shares of Company Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of Company Common Stock Subject to this Agreement” (such shares, together with any additional shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval relating to the Merger, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	appear at each such meeting in person or by proxy, or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Company and adopted in accordance with the terms thereof and hereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) in favor of any proposal relating to an advisory vote on executive compensation, as may be required under Rule 14a-21(c) under the Exchange Act; (iv) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (v) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will, intestacy or operation of Law (as such term is defined in the Merger Agreement), in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation of Shareholder or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of (or is the trustee that is the record holder of Shares in a trust whose beneficiaries are the beneficial owners of such Shares), and has good title to all of the Shares, [and except as previously disclosed to Buyer] the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder in such capacity authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to, (a) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, Company’s officers, directors, employees and advisers or Buyer) regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than, for the avoidance of doubt, Company’s officers, directors, employees and advisers or Buyer) any non-public information or data with respect to Company or in connection with an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal or otherwise knowingly encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal. For the avoidance of doubt, nothing herein shall restrict any action by Company or Company’s Board of Directors permitted under Section 5.09 of the Merger Agreement.

Section 5. Proxy. Shareholder hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing Buyer with full power of substitution, as the Shareholder’s attorney-in-fact and proxy, for and in the Shareholder’s name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by Section 1 as such proxy or its proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Shareholder pursuant to this Section 5 is granted in consideration of Buyer entering into this Agreement and the Merger Agreement and incurring the obligations therein. If the Shareholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of Section 1 (or anticipatorily breaches such section), then Buyer shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of Section 1. Notwithstanding the foregoing, the holder of such proxy shall not exercise such proxy on any matter other than as set forth in Section 1. This proxy shall automatically terminate upon the termination of this Agreement in accordance with its terms.

Section 6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (i) the Effective Time, (ii) termination of the Merger Agreement or (iii) the amendment of the Merger Agreement in any manner materially adverse to Shareholder. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and intentional breach of this Agreement prior to such termination and the provisions of this Section 7 and Section 12 and 13 shall survive any termination of this Agreement.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. If Shareholder is an individual, this Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Company and it shall not apply in any manner to Shareholder in his or her capacity, if any, as a director or officer of Company. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the Shareholder’s actions in his or her capacity, if any, as a director or officer of Company.

Section 11. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except for mandatory effects of Florida or Arkansas law relating to the Merger or the Bank Merger, as applicable), without regard to the conflicts of law rules of such state.

Section 12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. Each of the parties hereto certifies and acknowledges that (i) no representative, agent or other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each of the parties makes this waiver voluntarily and (iv) each of the parties has been induced to enter into this agreement or any of the transactions contemplated hereby by, among other things, the mutual waivers and certifications in this Section 12.

Section 13. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement to be taken by Shareholder. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 14. Disclosure. Shareholder hereby authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument

Section 16. No Partnership. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANK OF THE OZARKS, INC.

By:
Name:
Title:

SHAREHOLDER

By:
Name:
Title:

(NOTE: If Other than an Individual Shareholder, Print or Type Name of Individual Signing the Voting Agreement and Representative Capacity)

Total Number of Shares of Company Common Stock Subject to this Agreement:

Exhibit B

RETENTION AND NON-COMPETE AGREEMENT

This Retention and Non-Compete Agreement (this “Agreement”) is made and entered into as of November 9, 2015 by and between Bank of the Ozarks (the “Bank”), an Arkansas state banking corporation and wholly-owned subsidiary of Bank of the Ozarks, Inc., an Arkansas corporation (“Ozarks”), and Trevor R. Burgess (the “Executive”).

WHEREAS, Ozarks has agreed to acquire C1 Financial, Inc., a Florida corporation (“C1”), pursuant to that certain Agreement and Plan of Merger being entered concurrently among Ozarks, the Bank, C1, and C1 Bank, a Florida state bank and wholly-owned subsidiary of C1 (such agreement, as may be amended from time to time in accordance with its terms, but not taking into account for purposes hereof any amendment that would adversely affect the rights or obligations of the Executive hereunder, the “Merger Agreement”, and such acquisition, the “Transaction”).

WHEREAS, the Executive currently serves as the Chief Executive Officer, President and Director of C1; and

WHEREAS, the Bank desires to employ the Executive and the Executive desires to render his services to the Bank after the acquisition;

WHEREAS, the Bank desires to protect its confidential and trade secret information and to prevent unfair competition; and

WHEREAS, the Bank and the Executive desire to enter into a retention and non-compete arrangement the terms and conditions of which are set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, the Bank and the Executive hereby agree as follows:

1. Effectiveness; Employment. This Agreement shall become effective upon the closing of the Transaction (the day of such closing, the “Effective Date”); provided, that this Agreement shall be null and void ab initio and of no force and effect in the event the Transaction is not consummated for any reason. Effective as of the Effective Date, the Bank (or a subsidiary thereof) shall employ the Executive and the Executive shall accept employment with the Bank (or such subsidiary) upon the terms and conditions hereinafter set forth.

2. Duties. During the Retention Period (as defined below in Section 3), the Executive shall be employed as an employee of the Bank to serve as Chief Innovation Officer of Ozarks and the Bank and Florida Market President of the Bank and will have the duties, responsibilities, functions and authority commensurate with those positions. During the Retention Period, the Executive shall render his services in St. Petersburg, Florida.

3. Service Payment. The Bank shall pay the Executive $5,700,000 (the “Service Payment”) as consideration for the Executive’s (i) employment by the Bank for the one-year period following the Transaction (the “Retention Period”) and (ii) compliance with the restrictive covenants set forth in Sections 5 and 6 of the Agreement for the three-year period commencing upon the Executive’s termination of employment on the earlier of (x) the expiration of the Retention Period and (y) if the employment of the Executive terminates for any reason during the Retention Period, other than by the Bank for Cause (as defined in Section 8(b)) or by the Executive without Good Reason (as defined in Section 8(c)), the effective date of such termination of employment (the “Non-Competition Period” and, together with the Retention Period, the “Relevant Period”). Subject to compliance with the restrictive covenants set forth in Sections 5 and 6(a), the Service Payment shall vest and be paid in quarterly installments commencing on the three-month anniversary of the Effective Date and ending on the four-year anniversary thereof. For the avoidance of doubt, the Service Payment shall be in addition to any payments made to the Executive by C1 pursuant to the Change of Control Agreement entered into between the Executive and C1, dated as of November 9, 2015.

4. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Bank, the Bank shall reimburse the Executive for reasonable and customary business expenses, including, but not limited to, travel, cellular phone, professional dues and fees that are approved in advance, and other business expenses reasonably incurred in the performance of his duties under this Agreement.

5. Confidentiality/Trade Secrets. The Executive acknowledges his position with the Bank will be one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information, including, but not limited to, data, plans, budgets and customer lists, of the Bank. Both during the Retention Period and thereafter (but, for the avoidance of doubt, not before the Effective Date), the Executive therefore covenants and agrees as follows:

(a) He shall use his best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and/or confidential and proprietary information of the Bank, including, but not limited to, the identity of its current or prospective customers, suppliers and licensors, its arrangements with its customers, suppliers and licensors, and its technical, financial and marketing data, records, compilations of information, processes, programs, methods, techniques and specifications relating to its customers, suppliers, licensors, products and services;

(b) He shall not disclose any of such trade secrets and/or confidential and proprietary information, except as may be required in the course of his employment with the Bank or by law; and

(c) He shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and/or confidential and proprietary information.

All files, records, documents, drawings, specifications, memoranda, notes or other documents relating to the business of the Bank, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Bank and shall be delivered to the Bank and not reproduced and/or retained by the Executive upon termination of his employment for any reason whatsoever or at any other time upon request of the Bank. Notwithstanding the foregoing, nothing stated herein or otherwise prohibits the Executive from reporting a possible violation of law to a governmental entity or law enforcement, making a disclosure that is protected under the whistleblower protections of applicable law and/or participating in a governmental investigation.

6. Non-Competition; Non-Solicitation and Non-Disparagement.

(a) The Executive agrees that, during the Non-Competition Period, the Executive will not, within the state of Florida, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in the business of commercial banking, within the state of Florida, in any commercial banking business or other venture which competes, directly or indirectly, with the Bank, Ozarks or their affiliates; provided, however, that the Executive may, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a company whose capital stock is traded publicly. For purposes of this Agreement, “commercial banking” means the business of taking deposits, making secured or unsecured loans or engaging in any substantial activities in support of or related to such business.

(b) The Executive agrees that during the Non-Competition Period he will not, directly or indirectly, solicit, induce or attempt to induce, or cause any individual who, on the date of this Agreement or any time thereafter, is an officer, manager or employee of the Bank or C1 to leave the employ of the Bank or C1, or in any way materially interfere with the relationship between the Bank or C1, on the one hand, and any such officer, manager or employee, on the other hand. In addition, during the Non-Competition Period, the Executive shall not, directly or indirectly, induce or attempt to induce any customer, supplier, licensee or other business relation of C1, or of the Bank, to cease doing business with the Bank, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Bank.

(c) The Executive agrees that during the Non-Competition Period he will not make any false, defamatory or disparaging statements about the Bank, Ozarks or any of their respective affiliates or the banking business of the Bank. The Bank agrees to, and will cause its affiliates to, instruct, promptly after the execution of this Agreement, its directors and officers not to make any disparaging statements or communications about the Executive.

7. Remedies for Breach of Covenants of the Executive.

(a) The Bank and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 5 and 6 are reasonable in content and scope and are given by the Executive and the Bank knowingly, willingly and voluntarily and for adequate consideration. The Bank and the Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants only so far as necessary to be enforceable.

(b) The covenants set forth in Sections 5 and 6 shall continue to be binding upon the Executive and the Bank, notwithstanding the termination of his employment with the Bank for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Bank and the Executive. The existence of any claim or cause of action by the Executive against the Bank, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Bank of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate, injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof and that the party bringing the claim shall not be required to post bond in pursuit of such claim. For any such claim, the prevailing party shall be entitled to recover its or his attorneys’ fees and costs incurred in pursuit of such claim to the extent permitted by law.

8. Termination. This Agreement (other than Sections 5 and 6, which shall survive any termination hereof for any reason) may be terminated as follows:

(a) The Bank may terminate this Agreement and the Executive’s employment hereunder at any time, with or without Cause, and if without Cause, upon at least thirty (30) days prior written notice to the Executive. The Executive may terminate this Agreement and his employment hereunder at any time, for Good Reason or no reason, upon at least thirty (30) days’ prior written notice to the Bank.

(b) For purposes of this Agreement, “Cause” shall mean (i) the Executive’s willful and repeated refusal to perform his duties or responsibilities following written notice from the Bank; it being understood that the failure to achieve specified results or generally poor Bank performance will not constitute Cause; (ii) commission by the Executive of embezzlement or actual fraud in the performance of his duties to the Bank; or (iii) the Executive’s indictment for, conviction of, guilty plea or plea of nolo contendere to, a felony or any other criminal charge involving moral turpitude. Whether “Cause” exists shall be determined in the sole and good faith discretion of the board of directors of the Bank (the “Board”); provided that any such determination (other than as relating to the conduct described in clause (iii) above) shall be made pursuant to a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct that constitutes “Cause”, and specifying the particulars thereof in detail.

(c) For purposes of this Agreement, “Good Reason” shall mean (i) the Bank breaches this Agreement in any material respect and fails to cure such breach within thirty (30) days after Executive delivers written notice and a written description of such breach to the Bank; (ii) the Bank reduces the Executive’s base annual salary; (iii) the Bank materially diminishes the Executive’s authority, duties, or responsibilities; or (iv) the Executive is transferred to an office greater than fifteen (15) miles from the current location of the Executive’s office. The Executive shall not be deemed to have resigned for Good Reason unless and until there is delivered to the Bank’s Director of Human Resources written notice of the Executive’s ground for resignation fully explaining his contention that Good Reason exists for his resignation and the Director of Human Resources has been provided at least thirty (30) days following the receipt of this written notice to respond to the Executive’s stated concerns and attempt to cure the same (the “Cure Period”). In the event that the Bank fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder (the “Code”)) must occur, if at all, within sixty (60) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. Notwithstanding anything to the contrary in this Agreement, a temporary suspension of the Executive’s duties, authorities, employment or other roles hereunder not in excess of thirty (30) days by the Board based upon the Board’s good faith judgment that such suspension is warranted pending investigation of any material allegations relating to the conduct of the Executive or the conduct of the Bank, which may implicate the Executive, shall not give rise to Good Reason.

(d) In the event that the Bank terminates the Executive’s employment with Cause or the Executive voluntarily terminates his employment without Good Reason, the Bank shall pay the Executive the Service Payment (subject to Section 8(f)), all accrued and unpaid base annual salary up to the date of termination, and shall reimburse the Executive for all unreimbursed but reimbursable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its officers similarly situated to the Executive, and the Executive shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at his own expense.

(e) In the event that the Bank terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, in either case during the Retention Period, the Bank shall pay the Executive (i) the Service Payment (subject to Section 8(f)) and (ii) solely in exchange for Executive’s execution and delivery of the Bank’s then standard separation agreement, which includes, among other obligations, a full release of claims against the Bank and related entities and persons, within the time period specified therein, and upon such agreement becoming effective by its terms, an amount equal to his accrued vacation, all accrued but unpaid base annual salary and the base annual salary for the remaining period of the Retention Period in one lump sum as soon as administratively feasible after the termination. In addition, the Bank shall pay the Executive all unreimbursed but reimbursable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its officers similarly situated to the Executive. The Executive shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at his own expense.

(f) If a termination of Executive’s employment with the Bank occurs for any reason (including, for the avoidance of doubt, due to (i) the Executive’s death or permanent disability, (ii) a termination by the Bank with or without Cause or (iii) a termination by the Executive for Good Reason or without Good Reason) during the Retention Period, the Bank will pay the Executive the remainder of the Service Payment pursuant to the vesting schedule described in Section 3 and in consideration of the Executive’s fulfillment of his obligations under Sections 5 and 6; provided that, upon the Executive’s material violation of his obligations under Sections 5 or 6(a) at any time during the Relevant Period, the Executive shall reimburse all previously paid amounts of the Service Payment and shall not be entitled to receive any of the remaining amounts of the Service Payment.

9. Section 280G of the Code.

(a) If any payment or benefit received by Executive pursuant to this Agreement (or any payments that the Executive would receive from the Bank or otherwise in connection with the Transaction) is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

(b) It is possible that, after the determinations and selections made pursuant to this Section 9, the Executive will receive payments and benefits (including a Gross-Up Payment) that are, in the aggregate, either more or less than the limitations provided in Section 9(a) (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall refund the Excess Payment to the Bank promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Executive’s receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (x) by a court of competent jurisdiction or (y) by the Accounting Firm (as defined in Section 9(c) below) upon request by the Executive or the Bank, that an Underpayment has occurred, the Bank shall pay an amount equal to the Underpayment to the Executive within ten (10) days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

(c) For purposes of making all determinations required to be made under this Section 9, (i) the value of any noncash benefits or any deferred payment or benefit shall be determined by accounting firm or tax counsel selected by the Bank and reasonably acceptable to the Executive (the “Accounting Firm”) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and applicable guidance under Treasury Regulation Section 1.280G-1, and U.S. Treasury Department rulings and releases; and (ii) for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All determinations made by the Accounting Firm under this Section 9 shall be final and binding on the Bank and its successors. All fees and expenses of the Accounting Firm shall be borne solely by the Bank.

10. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

If to the Bank:

Bank of the Ozarks

17901 Chenal Parkway

Little Rock, Arkansas 72223

Attention: Chief Executive Officer

If to the Executive:

At the address last on the records of the Bank.

Either party may change its address for notice by giving notice in accordance with the terms of this Section 10.

11. Best Efforts of Executive. The Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Bank.

12. Employment Policies and Procedures. The Executive agrees to abide by all of the Bank’s employment policies and procedures that apply generally to other senior employees of the Bank. Such policies and procedures may be revised from time to time.

13. General Provisions.

(a) Law Governing. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the state of Arkansas, without regard for the law or principles of conflict of laws.

(b) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

(c) Section 409A of the Code. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.

(d) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings between the Bank, its predecessors and the Executive, whether written or oral, with respect to the subject matter hereof. The Executive has no oral representations, understandings or agreements with the Bank, or its affiliates, officers, directors or representatives covering the same subject matter as this Agreement. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

(e) Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive, but may be assigned by the Bank to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Bank.

(f) Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

(g) Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph or provision of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE:		BANK OF THE OZARKS:

By:		By:
Name:	Trevor R. Burgess	Name:	Dennis James
		Title:	Executive Vice President and Director of Mergers and Acquisitions

Exhibit C

AGREEMENT AND PLAN OF BANK MERGER BY AND BETWEEN

C1 BANK AND BANK OF THE OZARKS

THIS AGREEMENT AND PLAN OF BANK MERGER (this “Plan of Bank Merger”) is made and entered into as of the             day of             ,             , by and between Bank of the Ozarks (“Buyer Bank”) an Arkansas state banking corporation and wholly-owned subsidiary of Bank of the Ozarks, Inc. (“Buyer”), and C1 Bank (“Company Bank”), a Florida state-chartered bank and wholly-owned subsidiary of C1 Financial, Inc. (“Company”).

PREAMBLE

Each of the Boards of Directors of Company Bank and Buyer Bank deems it advisable and in the best interest of each of their respective institutions and, subject to the merger of Company with and into Buyer (the “Holding Company Merger”) as contemplated in that certain Agreement and Plan of Merger dated as of November 9, 2015 by and among Buyer, Buyer Bank, Company and Company Bank (the “Holding Company Merger Agreement”), for Company Bank to be merged with and into Buyer Bank (the “Bank Merger”) on the terms and conditions provided in this Plan of Bank Merger. At the Effective Time (as defined below) of the Bank Merger, the outstanding shares of common stock of Company Bank shall be cancelled, and Buyer Bank shall continue to conduct its business and operations as a wholly-owned, first-tier subsidiary of Buyer. It is intended that the Bank Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company Bank and Buyer Bank hereby make, adopt and approve this Plan of Bank Merger in order to set forth the terms and conditions of the merger of Company Bank with and into Buyer Bank.

ARTICLE ONE

TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Plan of Bank Merger, at the time the Bank Merger becomes effective under applicable law (the “Effective Time”), Company Bank shall be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in the Financial Institutions Code of Florida, as well as Arkansas Code Annotated §§ 23-48-503, 23-48-902 et seq. and Subchapter 11 of the Arkansas Business Corporation Act, with the effect provided in Arkansas Code Annotated § 4-27-1110. Buyer Bank shall be the surviving bank resulting from the Bank Merger (the “Surviving Bank”) and shall continue to be a state bank governed by the laws of the state of Arkansas. The Bank Merger shall be consummated pursuant to the terms of this Plan of Bank Merger. The Bank Merger shall not be consummated unless and until the Holding Company Merger has been consummated and all required regulatory approvals and shareholder approvals have been received.

1.2 Business of Surviving Bank. The business of the Surviving Bank from and after the Effective Time shall be that of a state banking corporation organized under the laws of the state of Arkansas. The business of the Surviving Bank shall be conducted from its main office and at its legally established branches, which shall also include all branches, whether in operation or approved but unopened, at the Effective Time.

1.3 Charter. The Articles of Incorporation of Buyer Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank immediately following the Effective Time, until otherwise amended or repealed.

1.4 Bylaws. The bylaws of Buyer Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank immediately following the Effective Time, until otherwise amended or repealed.

1.5 Directors and Officers.

(a) The directors of the Surviving Bank from and after the Effective Time shall consist of the incumbent directors of Buyer Bank, who shall serve as directors of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank.

(b) The principal officers of the Surviving Bank upon the Effective Time shall be the incumbent principal officers of Buyer Bank, who shall serve as officers of the Surviving Bank from and after the Effective Time in accordance with the bylaws and at the pleasure of the board of directors of the Surviving Bank.

ARTICLE TWO

MANNER OF CONVERTING SHARES

2.1 Conversion of Shares. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, the shares of the constituent banks shall be converted as follows:

(a) Each share of Buyer Bank common stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of Company Bank common stock issued and outstanding at the Effective Time shall be cancelled upon the Effective Time, and no consideration shall be delivered in exchange therefor.

2.2 Exchange Procedures. Promptly after the Effective Time, the sole shareholder of Company Bank shall surrender the certificate or certificates representing the common stock of Company Bank owned by it to the Surviving Bank.

ARTICLE THREE

TERMINATION

3.1 Termination. Notwithstanding any other provision of this Plan of Bank Merger, and notwithstanding the approval of this Plan of Bank Merger by the shareholders of Buyer Bank and Company Bank, this Plan of Bank Merger shall be terminated and the Bank Merger shall be abandoned automatically and without the necessity of any further action by any party in the event of the termination of the Holding Company Merger Agreement, and this Plan of Bank Merger may be terminated and the Bank Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of Buyer Bank and the Board of Directors of Company Bank; or

(b) By the Board of Directors of either Buyer Bank or Company Bank in the event that the Bank Merger shall not have been consummated by November 9, 2016; or

(c) By the Board of Directors of either Buyer Bank or Company Bank in the event that any of the conditions precedent to the consummation of the Bank Merger cannot, through no fault of the terminating party, be satisfied or fulfilled by November 9, 2016.

3.2 Effect of Termination. In the event of the termination and abandonment of this Plan of Bank Merger pursuant to Section 3.1 immediately preceding, this Plan of Bank Merger shall become void and have no effect.

IN WITNESS WHEREOF, Company Bank and Buyer Bank have entered into this Plan of Bank Merger as of the date first set forth above.

C1 BANK, a Florida chartered bank		BANK OF THE OZARKS, an Arkansas banking corporation

By:		By:
	Name:		Name:
	Title:		Title:

Exhibit D

FORM OF BRAZILIAN STANDBY PURCHASE AGREEMENT

STANDBY PURCHASE AGREEMENT

between

BANK OF THE OZARKS, INC.,

as Seller

and

                                             ,

as Standby Purchaser

Dated                     , 2015

STANDBY PURCHASE AGREEMENT

THIS STANDBY PURCHASE AGREEMENT (this “Agreement”) is made as of                     , 2015, by and between BANK OF THE OZARKS, INC., an Arkansas corporation (“Seller”), and                     , a/an                     (“Standby Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller, Bank of the Ozarks (“Bank”), C1 Financial, Inc. (“Company”) and C1 Bank (“Company Bank”) are entering into the Agreement and Plan of Merger dated as of November 9, 2015 (the “Merger Agreement”);

WHEREAS, this Agreement is a condition subsequent to Seller and Bank executing the Merger Agreement and condition precedent to completing the Merger and the Bank Merger (as defined in the Merger Agreement);

WHEREAS, Company Bank has entered into the Loan Documents pursuant to which Company Bank has made the Loans to the applicable Debtors;

WHEREAS, upon consummation of the Bank Merger, Bank, as surviving entity and successor in interest to Company Bank, will be the owner of the Loans, and will simultaneously dividend such Loans to Seller (the “Dividend”);

WHEREAS, Seller and Bank have required, and Standby Purchaser has agreed to purchase from Seller, on the terms set forth herein, the Assigned Property immediately after the Effective Time and the Dividend;

WHEREAS, in connection herewith, CBM Holdings Qualified Family, L.P. will, among other things, guaranty the obligations of Standby Purchaser pursuant to a Guaranty;

NOW, THEREFORE, in consideration of the premises, the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Defined Terms. Except as otherwise specified herein or as the context may otherwise require, the following terms have the meanings set forth below:

“Assigned Payments” means all amounts payable with respect to the Loans, including (without limitation) Scheduled Payments due on or after the Assignment Time, the principal and interest portions and the premium portion of any prepayment, proceeds from claims on any physical damage insurance, condemnation awards, late fees or charges, rights to indemnification, rights against third parties and any amount received as a result of the exercise of remedies under or with respect to the Loans upon the occurrence of an Event of Default.

“Assigned Property” means all of Seller’s right, title, interest, obligations, estate, claims and demands in, to and under (a) the Loans, (b) the Loan Documents, (c) the Assigned Payments, (d) the Collateral and (e) all of Seller’s beneficial interest in the Loans, including to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Seller against any Person, whether known or unknown, arising under or in connection with the Loan Documents, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to this Agreement.

“Assignment Time” means the time immediately succeeding the Effective Time and the Dividend.

“Brazilian Standby Purchase Price” means an amount equal to 75.14% of the aggregate “Net Book Value” of all Loans on Company Bank’s general ledger immediately prior to the Effective Time. For purposes hereof, “Net Book Value” means (a) net active principal balance, net of any unamortized, discounts, premiums or deferrals of costs or fees; (b) accrued but uncollected interest; related contra account; and (c) related allowance for loan and lease losses. For the purpose of this calculation, “Net Book Value” at the Effective Time shall exclude (i) any changes to the allowance for loan losses and (ii) any charge offs, in each case between the date of the Merger Agreement and Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“Buyer Average Stock Price” has the meaning set forth in the Merger Agreement.

“Buyer Common Stock” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code”means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property, rights, security interests, and guarantees granted to or received by Company Bank under or in relation to the Loan Documents, as well as all substitutions therefor and additions thereto.

“Consideration” means the number of shares of Buyer Common Stock that are equivalent to the aggregate Brazilian Standby Purchase Price for the Loans determined on the basis of the Buyer Average Stock Price.

“Debtors” means LDC, Usina and Resisul and any successor borrower or exporter, as applicable, under the Loan Documents.

“Dividend”has the meaning set forth in the recitals hereto.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Event of Default” means the occurrence of a default or an event which with the giving of notice or passage of time or both would constitute a default under any Loan.

“Governmental Authority” means the government of the United States of America, Brazil, Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“knowledge” means, for purposes of Sections 3 and 4, the actual knowledge of the chief executive officer, president or chief financial officer of Seller.

“Lien” means a security interest, lien, charge, pledge, equity or encumbrance of any kind, other than liens for taxes which are not yet due and payable, and liens of mechanics and materialmen and other similar liens arising in the ordinary course of business for sums not yet due and payable.

“LDC” means LDC-Sev Bioenergia S.A.

“LDC Loan” means the loan and other financial accommodations to LDC pursuant to the Export Prepayment Facility Agreement dated as of July 14, 2011 among LDC, Usina Continental S.A., LDC Bioenergia S.A., the lenders a party thereto, and The Bank of New York Mellon, as Administrative Agent and U.S. Collateral Agent, including all amendments thereto and together with the Loan Documents relating thereto and the Company Bank’s participation interest therein.

“Loan” means each of the LCD Loan, the Resisul Loan, the Usina Export Loan and the Usina Loan.

“Loan Documents” means, collectively, the documents listed on Schedule A hereto, together with all other documents now or hereafter delivered pursuant to or in connection with the transactions contemplated thereby, in each case, as amended, restated or supplemented.

“Merger” has the meaning set forth in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in the Merger Agreement.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Resisul” means Resisul Fortaleza Ltda.

“Resisul Loan” means the loan and other financial accommodations to Resisul pursuant to the Loan Agreement (with Guaranty) dated as of June 24, 2013 among Resisul Fortaleza Ltda., as borrower, Bernardo Ernesto Simões Moniz Da Maia and Resinas Yser Ltda., as guarantors, and C1 Bank, as lender, as amended by the First Amendment to the Loan Agreement (with Guaranty) dated as of May 11, 2015 among such parties and Yser S.G.P.S. S.A., as an additional guarantor, including all amendments thereto and together with the Loan Documents relating thereto.

“Scheduled Payment” means, with respect to each Loan, any payment of interest, principal or principal and interest required to be made by a Debtor thereunder in accordance with the terms of such Loan and due to Seller.

“Securities Act” means the Securities Act of 1933, as amended.

“Usina” means Usina Goianésia S.A.

“Usina Export Loan” means the loan and other financial accommodations to Usina pursuant to the Export Prepayment Agreement (with Guaranty) dated as of May 21, 2013 among Usina, as exporter, Energética São Simão S.A., as a guarantor, Madam Agropecuária Ltda., as a guarantor, Bruno Bachmann Maranhão, as a guarantor, Felipe Maranhão Nader, as a guarantor, and the Company Bank, as lender, including all amendments thereto and together with all Loan Documents relating thereto.

“Usina Loan” means the loan and other financial accommodations to Usina pursuant to the Loan Agreement (with Guaranty) dated as of December 10, 2012 among Usina, as exporter, Energética São Simão S.A., as a guarantor, Madam Agropecuária Ltda., as a guarantor, Bruno Bachmann Maranhão, as a guarantor, Felipe Maranhão Nader, as a guarantor, and the Company Bank, as lender, including all amendments thereto, including the amendment changing certain terms and conditions thereof and the name thereof to an Export Prepayment Agreement (with Guaranty), including all amendments thereto and together with all Loan Documents relating thereto.

Section 2. Assignment; Payment of Purchase Price.

(a) Subject to the conditions precedent set forth on Schedule B hereto and the other provisions hereof, effective as of the Assignment Time, Seller hereby absolutely and unconditionally sells, transfers, conveys and assigns, without recourse (except with respect to a breach of its representations and warranties contained herein and subject to Section 6(h)), to Standby Purchaser, its successors and assigns, forever, and Standby Purchaser does hereby purchase and accept, the Assigned Property for the Consideration for each Loan, and hereby assumes all obligations and liabilities under, in regard to, or in connection with the Loan Documents, whether arising or accruing before or after the Assignment Time.

(b) It is intended that the conveyance of Seller’s right, title, interest and obligations in, to and under the Assigned Property pursuant to this Agreement shall constitute a purchase and sale and not a loan for federal and relevant state tax, bankruptcy and other purposes. After the Assignment Time, Seller shall have no right, title, interest, or obligation in, to and under the Assigned Property, and in the event of a bankruptcy of Seller, such Assigned Property shall not be included in Seller’s bankruptcy estate. No arrangement exists whereby Seller is to protect Standby Purchaser against (i) the risk of fluctuations in the market value of the Assigned Property or (ii) the risk of nonpayment by any Debtor.

(c) In satisfaction of the Consideration for the Assigned Property, Standby Purchaser agrees that Seller shall withhold the number of shares of Buyer Common Stock equal to the Consideration payable to Standby Purchaser pursuant to Section 2.07 of the Merger Agreement.

Section 3. Seller’s Representations and Warranties. Seller hereby makes each of the following representations and warranties to Standby Purchaser as of the date hereof (except as noted below) and the Assignment Time:

(a) Seller is an Arkansas corporation, with corporate powers and authority to own its properties and carry on its operations as now being conducted.

(b) Seller has full power, authority and legal right to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement (i) have been duly authorized by all necessary action on the part of Seller, (ii) do not contravene any provisions of law applicable to Seller, (iii) do not contravene the certificate of incorporation or bylaws of Seller and (iv) do not and will not result in any breach of, constitute a default under, any material indenture, mortgage, contract, agreement or instrument to which Seller is a party or by which it or its property is bound.

(c) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect any remedies for breaches hereof.

(d) There are no pending or, to the knowledge of Seller, threatened actions or proceedings before any court, administrative agency, or other governmental body that would materially and adversely affect the condition, business or operation of Seller or bring into question the validity of, or might in any way impair, the execution, delivery or performance by Seller of this Agreement.

(e) As of the Assignment Time, (i) no amendment or modification to the Loans has been executed by Seller and (ii) Seller has not assigned, sold, transferred, pledged or otherwise granted an interest in the Assigned Property to anyone other than Standby Purchaser.

Section 4. Seller’s Representations and Warranties Regarding the Assigned Property. Seller hereby makes each of the following representations and warranties as of the Assignment Time, in each case subject to Section 6(h):

(a) Each Loan:

(i) is a contract executed and delivered by a Debtor;

(ii) to the knowledge of Seller, based solely upon the closing certificates delivered on the date of Loan (if any), has been fully and properly authorized and executed by each Debtor and, to the knowledge of Seller, is in full force and effect; and

(iii) is not more than 30 days past due as of the Assignment Time.

(b) To the knowledge of Seller, no Loan is subject to any pending action or proceeding before any court, administrative agency, or other governmental body contesting the validity of such Loan.

(c) The full amount of each Loan has been funded; and no Loan contains a requirement on behalf of the holder thereof to extend additional financing to the related Debtor.

(d) No amendment or modification to the Loans not otherwise disclosed to Standby Purchaser has been executed by Bank.

(e) Bank has not assigned, sold, transferred, pledged or otherwise granted an interest in the Assigned Property, other than the Dividend.

(f) After giving effect to the Dividend and immediately prior to the sale provided for by this Agreement, Seller was the sole owner of the Assigned Property free and clear of Liens created by, through or under Seller and had the right to sell and assign all of its right, title and interest in and to all of the Assigned Property free and clear of Liens created by, through or under Seller. This Agreement vests in Standby Purchaser the Assigned Property free and clear of all Liens created by, through or under Seller, and the Assigned Property shall be and will remain free of all Liens created by, through or under Seller. Seller will take no action inconsistent with, and is estopped from challenging, Standby Purchaser’s ownership of the Assigned Property.

Section 5. Standby Purchaser’s Warranties and Representations. Standby Purchaser hereby warrants and represents to Seller as of the date hereof and the Assignment Time that:

(a) Standby Purchaser is                     , with corporate powers and authority to own its properties and carry on its operations as now being conducted.

(b) Standby Purchaser has full power, authority and legal right to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement (i) have been duly authorized by all necessary action on the part of Standby Purchaser, (ii) do not contravene any provisions of law applicable to Standby Purchaser, (iii) do not contravene any of the organizational documents of Standby Purchaser and (iv) do not and will not result in any breach of, constitute a default under, any material indenture, mortgage, contract, agreement or instrument to which Standby Purchaser is a party or by which it or its property is bound.

(c) This Agreement constitutes the legal, valid and binding obligation of Standby Purchaser, enforceable against Standby Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect any remedies for breaches hereof.

(d) There are no pending or, to the knowledge of Standby Purchaser, threatened actions or proceedings before any court, administrative agency, or other governmental body that would materially and adversely affect the condition, business or operation of Standby Purchaser or bring into question the validity of, or might in any way impair, the execution, delivery or performance by Standby Purchaser of this Agreement.

(e) It understands that the conveyance of the Assigned Property, to the extent it may involve the sale of a security, is being offered and sold without registration under the Securities Act and applicable state securities laws in reliance upon an exemption from the registration requirements of the Securities Act and applicable state securities laws. It has such knowledge and experience in business and financial matters necessary to evaluate the merits and risks of an investment in the Assigned Property and is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. It is experienced in making investments in transactions similar to the Assigned Property and that it is financially able to undertake the risks involved in such an investment.

(f) It understands that the conveyance of the Assigned Property may be subject to restrictions on transferability and resale under the terms of the Loans.

(g) It has independently and without reliance upon Seller conducted its own credit evaluation, reviewed such information as it has deemed adequate and appropriate and made its own analysis of the Assigned Property. It has not relied upon any investigation or analysis conducted by, advice or communication from, nor any warranty or representation by, Seller or any agent or employee of Seller, express or implied, concerning the financial condition of any Debtor or the value of the Loans, or the tax or economic benefits of an investment in the Assigned Property and has received no legal, tax or accounting advice from Seller.

(h) It has had access to all financial and other information that it deems necessary to evaluate the merits and risks of an investment in the Assigned Property including the opportunity to ask questions, receive answers and obtain additional information from Seller. Standby Purchaser acknowledges that Seller takes no responsibility for any information regarding any Debtor whether furnished by Seller or obtained by Standby Purchaser from another source.

(i) As of the Assignment Time, Standby Purchaser was the sole owner of the Buyer Common Stock delivered to satisfy the Consideration (the “Stock”) free and clear of Liens and had the right to sell and assign all of its right, title and interest in and to all of such Stock free and clear of Liens. This Agreement vests in Seller such Stock free and clear of all Liens.

Section 6. Covenants and Obligations.

(a) Promptly following the date of this Agreement, Standby Purchaser shall assist the Company and the Company Bank in marketing the sale of all Loans to one or more third party purchasers reasonably acceptable to Seller for net cash consideration equal to or in excess of the Brazilian Standby Purchase Price and on terms and conditions (i) that are no less favorable than the terms of this Agreement, except as reasonably agreed to by Seller or as needed to accurately reflect the parties and eliminate provisions relating to the Merger and Merger Agreement (including the conditions set forth on Schedule B and the provisions of Section 6(a) and (h) and Section 7 hereof) and may include customary conditions to the closing obligations of the third party purchaser(s) so long as those conditions do not create rights or liabilities other than the right of the third party purchaser(s) not to close or (ii) set forth under customary assignment documentation reasonably requested by such purchasers and reasonably acceptable to Seller. The Company shall be authorized to make the changes referenced in clauses (i) and (ii) above to the third party purchase agreement(s) and shall be a third party beneficiary of this sentence. Any sale of the Loans to a third party purchaser shall result in the purchase of all Loans and shall occur prior to the Closing (as defined in the Merger Agreement) of the transactions contemplated by this Agreement and the Merger Agreement.

(b) Promptly following the date of this Agreement, Standby Purchaser shall seek and obtain, and shall assist the Company and the Company Bank in seeking and obtaining, prior to the Closing Date and at Standby

Purchaser’s sole cost and expense, all consents necessary or desirable to transfer the Assigned Property from Seller to Standby Purchaser, including, without limitation, consents from the Federal Reserve System, BNY Mellon, the Debtors and such other Persons as described on Schedule A hereto.

(c) All amounts received by Seller in respect of amounts due under or on account of the Assigned Property on and after the Assignment Time shall be held by Seller in trust for Standby Purchaser, and Seller shall promptly transfer any amounts so received to Standby Purchaser. All amounts received by Standby Purchaser in respect of amounts due under or on account of the Assigned Property prior to the Assignment Time shall be held by Standby Purchaser in trust for Seller, and Standby Purchaser shall promptly transfer any amounts so received to Seller.

(d) Seller, from time to time, at the reasonable request and reasonable cost and expense of Standby Purchaser, shall execute and deliver such further acknowledgments, agreements and instruments of assignment, transfer and assurance and do all such further acts and things as may be reasonably necessary or appropriate to give effect to the provisions hereof and to further confirm the rights, titles and interests hereby sold, assigned and transferred to Standby Purchaser. Pursuant to the above, Seller shall, upon Standby Purchaser’s reasonable request, (i) cooperate in communications providing for the transfer of each Loan’s ownership on the register of the bond registrar, and (ii) execute and deliver to Standby Purchaser such additional assignments, endorsements, financing statements and other documents as shall be required to convey or perfect Standby Purchaser’s right, title and interest in any of the Loans, Loan Documents, Assigned Property or security instruments.

(e) Within five Business Days after the Assignment Time, Seller shall deliver to Standby Purchaser the original executed Limited Power of Attorney in the form of Schedule D hereto and the executed notice of assignment in the form of Schedule C hereto.

(f) Within 30 days after the Assignment Time, Seller shall deliver to Standby Purchaser the original Loan Documents in Seller’s or Bank’s possession relating to the Assigned Property (copies of which have been provided to Standby Purchaser prior to the Assignment Time).

(g) The parties hereto agree that except as set forth in Sections 3 and 4 hereof, Seller has not heretofore made, nor does it make by this Agreement, any representations or warranties, and Seller assumes no liabilities or responsibilities, with respect to the due execution by any Debtor or the legality, validity, sufficiency, enforceability of or collectability under any Loan or any document related thereto. Except as set forth in Sections 3 and 4 hereof (subject to Section 6(h), SELLER CONVEYS THE ASSIGNED PROPERTY WITH ALL FAULTS AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

(h) The parties hereto agree that each of the representations and warranties by the Seller in Section 4 (i) are based solely on, and are made assuming the truth and accuracy of, the representations and warranties of Company and Company Bank made, in writing, to Seller in the Merger Agreement or any certificate thereunder, and (ii) in each case, are made as of the date of such representations and warranties of Company and Company Bank.

(i) Seller will mark its electronic and written records to indicate that the Assigned Property has been sold to Standby Purchaser and Seller will treat the sale of the Assigned Property as a sale for accounting purposes. For tax reporting purposes, Seller will treat the sale from Seller in a manner that is consistent with the treatment for accounting purposes. Seller has no right to repurchase Assigned Property, and Seller retains no interest whatsoever in the Assigned Property.

Section 7. Indemnification. From and after the Effective Time, the Standby Purchaser shall indemnify, defend, and hold Seller, Bank and its officers, directors, agents, partners, members, controlling entities, and employees (collectively, “Seller Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that any Seller Indemnitee incurs or suffers as a result of or arising out of a breach of any of Standby Purchaser’s representations, warranties, covenants or agreements in this Agreement. If the Loans are transferred to a third party pursuant Section 6(a), the foregoing indemnity shall not apply; otherwise, the foregoing indemnity is a continuing obligation, separate and independent from the other obligations of the Standby Purchaser hereunder and survives closing of the transfer of the Loans to Standby Purchaser hereunder. It is not necessary for any Seller Indemnitee to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

Section 8. Severability. If any part of this Agreement shall be contrary to any law that Standby Purchaser might seek to apply or enforce or should otherwise be defective, the other provisions hereof shall not be affected thereby but shall continue in full force and effect, to which end they are hereby declared severable.

Section 9. Notices. Any notice required or permitted to be given by Seller or Standby Purchaser to the other shall be deemed to have been given if personally delivered or sent by overnight delivery or by telecopy confirmed by a writing addressed to the party at such address or addresses as shown beneath such party’s signature on the execution page hereof or at such other address as one party shall hereafter furnish to the other in writing.

Section 10. Headings. The headings of the paragraphs of this Agreement are for convenience only and shall not be used to interpret or construe this Agreement.

Section 11. Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 12. Entirety; Amendments. This Agreement contains the entire agreement between Seller and Standby Purchaser with respect to the subject matter hereof and supersedes all prior agreements and understandings relating thereto. No other agreement will be effective to change, modify or terminate this Agreement in whole or in part unless such agreement is in writing and duly executed by Seller and Standby Purchaser. No representations, inducements, promises or agreements, oral or otherwise, that are not embodied herein (or any other written instrument or document delivered pursuant hereto or in connection herewith) will be of any force or effect.

Section 13. Assignment. This Agreement inures to the benefit of, and is binding upon, the successors and assigns of the parties hereto.

Section 14. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflict of laws principles of such State that would apply the laws of another jurisdiction) shall govern the validity, construction, enforcement and interpretation of this Agreement and the rights of the parties hereunder.

Section 15. Waiver of Jury Trial. SELLER AND STANDBY PURCHASER HEREBY UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE ASSIGNED PROPERTY, ANY DEALINGS BETWEEN SELLER AND STANDBY PURCHASER RELATING TO THE SUBJECT MATTER HEREOF, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN SELLER AND STANDBY PURCHASER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 16. Consent to Jurisdiction; Service of Process.

(a) In connection with any issue or controversy arising in relation to this Agreement, the Loan Documents, the Assigned Property or the transaction contemplated thereby, the parties consent to the nonexclusive jurisdiction of the state courts of the State of New York and the United States District Court for the Southern District of New York.

(b) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9. Standby Purchaser hereby irrevocably and unconditionally (i) agrees that service of all writs, process and summonses in any suit, action or proceeding brought with respect to this Agreement may be made upon                     , presently located at                     (the “Process Agent”) and Standby Purchaser hereby confirms and agrees that the process agent has been duly and irrevocably appointed as its respective agent to accept such service for a period ending on two years after the termination of this Agreement of any and all such writs, processes and summonses, and agrees that the failure of the process agent to give any notice of any such service of process to Standby Purchaser shall not impair or affect the validity of such service or of any judgment based thereon. If the Process Agent shall cease to serve as agent for Standby Purchaser to receive service of process hereunder, Standby Purchaser shall promptly appoint a successor agent satisfactory to Seller. Standby Purchaser hereby further consents to the service of process in any suit, action or proceeding by the mailing thereof by Seller by registered or certified mail, postage prepaid, at its notice address set forth in this agreement, and (ii) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law, or shall limit the right to sue in any other jurisdiction.

[Remainder of page intentionally left blank; execution page follows.]

IN WITNESS WHEREOF, Seller and Standby Purchaser have executed this Agreement by one of their respective duly authorized officers, as of the date first above written.

SELLER:

BANK OF THE OZARKS, INC.

By:
Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

STANDBY PURCHASER:

[NAME OF STANDBY PURCHASER]

By:
Name:
Title:

Address:

Attention:
Telephone:
Facsimile:
Email:

[EXECUTION PAGE OF STANDBY PURCHASE AGREEMENT]

Appendix B

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

November 9, 2015

Board of Directors

C1 Financial, Inc.

100 Fifth Street, South

Saint Petersburg, FL 33701

Ladies and Gentlemen:

C1 Financial, Inc. (“Company”), C1 Bank (“Company Bank”), Bank of the Ozarks, Inc. (“Ozarks”) and Bank of the Ozarks, a wholly owned subsidiary of Ozarks (“Ozarks Bank”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will merge with and into Ozarks (the “Merger”), with Ozarks surviving the Merger. Pursuant to the terms of the Agreement, upon the effective time of the Merger, each share of Company Common Stock (except for certain shares of Company Common Stock, as specified in the Agreement), shall be converted into the right to receive, without interest, the Merger Consideration. The Merger Consideration is the number of shares of Ozarks common stock to be issued in the Merger in respect of each share of Company Common Stock held by a Holder immediately prior to the Effective Time, as determined on the basis of the Exchange Ratio. The Exchange Ratio is the quotient of (i) the Company Stock Price divided by (ii) the average closing price of Ozark’s common stock on NASDAQ for the ten consecutive trading days ending on the second business day prior to the Closing Date, subject to certain adjustments as set forth in the Agreement. For purposes of calculating the Exchange Ratio, the average closing price of Ozark’s common stock is subject to a cap of $66.31 and floor of $39.79. Each holder of Company Common Stock who would otherwise be entitled to a fractional share of Ozark common stock, or would receive fewer than 10 shares of Ozark common stock, will instead receive an amount in cash that is equal to the fractional share interest, or the full number of shares, as applicable to which a holder of Company Common Stock would otherwise be entitled to receive multiplied by the Buyer Average Stock Price, as adjusted. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement, dated November 7, 2015; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Ozark that we deemed relevant; (iv) publicly available earnings per share estimates for Company for the years ending December 31, 2015 through December 31, 2017 and an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Company; (v) publicly available earnings estimates for Ozark for the years ending December 31, 2015 through December 31, 2017 and an estimated long term earnings per share growth rate for the years 2018 and 2019, as provided by the senior management of Ozark; (vi) the pro forma financial impact of the Merger on Ozark based on assumptions relating to the market price of Ozark’s common stock, transaction expenses, certain accounting adjustments and cost savings, as well as assumptions relating to the sale of the Brazilian Loans and Ozark’s recently announced acquisition of Community & Southern Holdings, Inc., as provided by the senior management of Ozark; (vii) the publicly reported historical price and trading activity for Company and Ozark common stock, including a comparison of certain stock market information for Company and Ozark and similar publicly available information for certain other similar companies the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Ozark with similar institutions for which publicly available information is available; (ix) the financial terms of certain recent business combinations in the commercial banking industry (on a regional and national basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of senior management of Ozark regarding the business, financial condition, results of operations and prospects of Ozark.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Ozark or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied, at the direction of Company, without independent verification or investigation, on the assessments of the management of Company as to its existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of Company and Ozark that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Ozark or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Ozark. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Ozark, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Company or Ozark.

In preparing its analyses, Sandler O’Neill used publicly available earnings per share estimates and an estimated long-term earnings per share growth rate, as provided by the senior management of Company, as well as publicly available earnings per share estimates and an estimated long term earnings per share growth rate provided by senior management of Ozark. Sandler O’Neill also received and used in its analyses certain assumptions relating to the market price of Ozark’s common stock, transaction expenses, certain accounting adjustments and cost savings, as well as assumptions relating to the sale of the Brazilian Loans and Ozark’s recently announced acquisition of Community & Southern Holdings, Inc., as provided by the senior management of Ozark. With respect to those estimates and judgments, the respective managements of Company and Ozark confirmed to us that those estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Company and Ozark, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Ozark’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Ozark will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Ozark or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Ozark common stock after the date of this opinion or what the value of Ozark common stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. Such fee includes a fixed fee for rendering this opinion. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement. In the two years preceding the date of this opinion, we have provided certain other investment banking services to Company and received fees for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company and Ozark and their respective affiliates. We may also actively trade the equity and debt securities of Company and/or Ozark or their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger and/or other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any Company or Ozark officer, director or employee, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. Except as set forth in the letter agreement dated August 14, 2015 between Company and Sandler O’Neill, this opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

VOTE BY INTERNET - www.proxyvote.com

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
1.

To adopt and approve the Agreement and Plan of Merger dated as of November 9, 2015, by and among Bank of the Ozarks, Inc. and its wholly-owned bank subsidiary, Bank of the Ozarks, and C1 and C1’s wholly-owned bank subsidiary, C1 Bank, and the transactions contemplated by such agreement, including the merger.

	☐	☐	☐
NOTE: The proxies may vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

C1 FINANCIAL, INC. Special Meeting of Shareholders March 3, 2016 This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Trevor R. Burgess and Phillip L. Burghardt or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of Common Stock of C1 FINANCIAL, INC. (“C1”) that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 a.m., Eastern Time on March 3, 2016 (the “Special Meeting”) at 100 5th Street South, St. Petersburg, Florida 33701, and at any adjournment or postponement thereof, as hereinafter specified with respect to the following proposal as more fully described in the Notice of the Special Meeting and Proxy Statement/Prospectus for the Special Meeting, receipt of which is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the following proposal.

This proxy card is valid only when signed and dated.

Continued and to be marked, signed and dated on reverse side